Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 17, 2018 by and among Ultra Resources, Inc., a Delaware corporation (the “Issuer”), the Obligors (as defined herein) and the holders, or investment advisors for the account of holders of the Old Notes (as defined below), named in Schedule I hereto (each, a “Holder” and, collectively, the “Holders”) of the Issuer’s (i) 6.875% Senior Notes due 2022 (the “2022 Notes”) and (ii) 7.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Old Notes”), which were issued pursuant to the indenture, dated as of April 12, 2017 (the “Old Indenture”), among the Issuer, Ultra Petroleum Corp., a company incorporated under the laws of the territory of Yukon, Canada (the “Company”), the subsidiary guarantors party thereto (the “Guarantors” and together with the Company and the Issuer, the “Obligors”) and Wilmington Trust, National Association, as trustee (the “Old Notes Trustee”).

RECITALS

WHEREAS, $700,000,000 aggregate principal amount of the 2022 Notes are issued and outstanding and $500,000,000 aggregate principal amount of the 2025 Notes are issued and outstanding;

WHEREAS, subject to the terms and conditions and other limitations set forth herein, the Issuer and the Company desire to issue to the Holders in exchange for the Exchanged Notes (as defined herein), (a) new Senior Secured Second Lien PIK Notes due 2024 of the Issuer (the “New Notes”), which will be issued pursuant to an indenture to be dated the Closing Date (as defined herein), by and among the Issuer, the Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (the “New Notes Trustee”), substantially in the form attached hereto as Exhibit A (the “New Indenture”) and (b) new warrants of the Company entitling each holder thereof to purchase one common share of the Company, at a price of $0.01 per share (the “Warrants”), in accordance with the terms of a warrant agreement to be dated the Closing Date by and between the Company, Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”), substantially in the form attached hereto as Exhibit B (the “Warrant Agreement”);

WHEREAS, the New Notes will be secured by a second priority lien on all of the Collateral (as such term is defined in the Term Loan Agreement) pursuant to the Security Documents (as defined herein) listed on Exhibit C, by and among the grantors thereunder, the Company and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”) and in accordance with an intercreditor agreement to be dated the Closing Date by and among the Issuer, Bank of Montreal, as Revolving Administrative Agent and as Collateral Agent for the Senior Secured Parties, Barclays Bank plc, as Term Loan Administrative Agent, Wilmington Trust, National Association, as Second Lien Notes Trustee and Second Lien Collateral Trustee for the Junior Priority Parties, and the other Grantors party thereto, substantially in the form attached hereto as Exhibit D (the “Intercreditor Agreement);

WHEREAS, subject to the terms and conditions of this Agreement, the Company and Avenue Capital Management II, L.P., Capital Research and Management Company, Oaktree Opportunities Fund X Holdings (Delaware), L.P., Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. and J.P. Morgan Investment Management Inc. (the “Ad Hoc Group of Holders”) desire to enter into an agreement on the Closing Date providing for the nomination by the Ad Hoc Group of Holders of one member to the Board of Directors of the Company at the Company’s annual meeting, in the form attached hereto as Exhibit E (the “Director Nomination Agreement”); and

WHEREAS, the payment by the Issuer of all amounts due on or in respect of the New Notes and the performance of the Issuer under the New Indenture will be initially guaranteed (the “New Guarantees” and, together with the New Notes and the Warrants, the “Securities”) by the Company and each of the Guarantors.

NOW, THEREFORE, subject to the premises and other conditions contained herein, the Obligors and the Holders hereby agree as follows:

Article I:

EXCHANGE

Section 1.1 Exchange of Exchanged Notes. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) each of the Holders shall assign, transfer and deliver to the Issuer all of its right, title and interest in and to all of the Old Notes held by the Holders (or certain funds and/or accounts for which the Holders act as investment advisor) as of the date hereof, as set forth on Schedule I hereto (the “Exchanged Notes”), free and clear of any Lien, and the Issuer and the Company, as applicable, shall issue and deliver to each Holder, which shall be in full satisfaction of all obligations of the Issuer under the Exchanged Notes (including in respect of any accrued and unpaid interest), of:

(a) for each $1,000 aggregate principal amount of 2022 Notes validly exchanged pursuant to this Section 1.1 and Section 5.1, (i) $720 aggregate principal amount of New Notes issued by the Issuer and (ii) 14.0 Warrants issued by the Company;

(b) for each $1,000 aggregate principal amount of 2025 Notes validly exchanged pursuant to Section 1.1 and Section 5.1, (i) $660 aggregate principal amount of New Notes issued by the Issuer and (ii) 14.0 Warrants issued by the Company; and

(c) in cash by wire transfer of immediately available funds to the bank account specified in writing by such Holder, all accrued and unpaid interest on the Exchanged Notes held by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor) to, but excluding, the Closing Date.

Notwithstanding the foregoing, (x) the aggregate principal amount of New Notes to be issued to any Holder pursuant to this agreement shall not be in an amount less than $2,000 and shall be rounded down to the nearest integral multiple of $1,000, (y) the number of Warrants to be issued to any Holder pursuant to this Agreement shall be rounded down to the nearest whole number and (z) no interest shall accrue on the Exchanged Notes after the Closing Date.

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Section 1.2 Withholding. The Issuer is entitled to deduct and withhold from the consideration otherwise payable by or deliverable by the Issuer to any Holder in connection with the transactions contemplated by this Agreement such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law. Any amount properly deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. The Issuer shall notify each relevant Holder its intention to withhold or deduct from the consideration payable or deliverable to such Holder at least five Business Days prior to the date of the applicable payment or delivery, which notice shall include a statement of the amounts it intends to withhold or deduct in respect of the applicable payment or delivery and the applicable provision of law requiring such withholding or deduction. To the extent any such withholding or deduction is required by law, the parties hereto shall cooperate in good faith to reduce or otherwise eliminate any such withholding or deduction.

Article II:

CLOSING

Section 2.1 Closing. The closing of the Exchange described in Section 1.1 (the “Closing”) hereof will take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 9:00 a.m., Houston time, on the second Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), unless another date, time or place is agreed to in writing by the parties hereto (such date being referred to herein as the “Closing Date”).

Section 2.2 Closing Deliverables.

(a) Closing Actions and Deliverables of the Obligors. At the Closing, the Obligors shall:

(i) deliver to the New Notes Trustee:

(A) a duly executed counterpart of the New Notes Indenture;

(B) a duly executed counterpart of one or more global certificates representing the New Notes; and

(C) the opinion of Kirkland & Ellis, LLP, substantially in the form attached hereto as Exhibit G;

(ii) deliver to the Warrant Agent:

(A) a duly executed counterpart of the Warrant Agreement; and

(B) a duly executed counterpart of the global warrant certificate; and

(iii) deliver to the Holders:

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(A) all definitive documentation in respect of the Old Notes Indenture, the New Indenture and the Intercreditor Agreement, including, without limitation:

(1) customary closing and security documentation (together with the Intercreditor Agreement, the “Security Documents”), including: (I) executed copies of each security document listed on Exhibit C-1 that the Obligors are to execute in connection with the issuance of the New Notes, in each case in form and substance substantially similar to the forms attached as Exhibit C-2, with such changes as are otherwise reasonably satisfactory to the Trustee, the Holders and the Company (but in any case in form and substance substantially similar to the corresponding security documents delivered under or in connection with the Credit Facility), together with (x) subject to the Intercreditor Agreement, certificates representing the capital stock pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank, or evidence that such certificates and related stock powers were delivered to the First Lien Agent, (y) proper financing statements, duly prepared for filing under the Uniform Commercial Code of all relevant jurisdictions of incorporation or formation, and (z) completed lien searches, dated on or as of a recent date before the Closing, listing all effective financing statements filed in the relevant jurisdictions of each Obligor’s jurisdiction of incorporation or formation that name any Obligor as debtor, together with copies of such financing statements, and not evidencing any liens not permitted by the New Indenture, the Security Documents and the Intercreditor Agreement and (II) executed mortgages and deeds of trust, in each case in form and substance substantially similar to the forms attached as Exhibit C-3 with such changes that are otherwise reasonably acceptable to the Trustee, the Holders and the Company (but in any case in form and substance substantially similar to the corresponding mortgages and deeds of trust delivered under or in connection with the Credit Facility) (with such modifications thereto as are appropriate to reflect the second lien nature of the liens created thereunder or as reasonably requested by the Trustee), covering the value of the oil and gas properties required to be pledged pursuant to the New Indenture and the Security Documents (except as otherwise set forth in Section 11.2 of the New Indenture, in connection with the execution and delivery of the Security Documents, the Holders shall be reasonably satisfied that the Liens under the Security Documents will, upon the recording of the Security Documents, be second priority, perfected Liens (subject only to Permitted Liens) on all other property purported to be pledged as Collateral pursuant to the Indenture and the Security Documents);

(2) customary closing documentation relating to the amendment of the Old Indenture and the cancelation of the Old Notes, including the Supplemental Indenture, duly executed and delivered by the Obligors and the Old Notes Trustee, and customary evidence as to the consent of the requisite percentage of holders of the 2022 Notes and the 2025 Notes, respectively, pursuant to the Old Indenture to the amendments pursuant to the Supplemental Indenture; and

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(3) customary closing documentation relating to the entry into the New Indenture and the issuance of the New Notes, including: (I) the New Indenture, duly executed and delivered by the Obligors and the New Notes Trustee; (II) one or more global certificates representing the New Notes being issued in the Exchange, issued in the name of The Depository Trust Company or its nominee (as applicable, “DTC”) and duly executed and delivered by the Issuer and duly authenticated by the New Notes Trustee;

(B) evidence of the receipt of the Credit Facility Consent;

(C) evidence of the receipt of the Term Loan Consent;

(D) to such Holder’s custodian (or the custodian of certain funds and/or accounts for which such Holder acts as investment advisor), as set forth on Schedule I hereto, by means of book-entry transfer through the facilities of DTC, (1) New Notes representing the aggregate principal amount of New Notes issuable to such Holder as determined pursuant to Section 1.1 and (2) Warrants representing the aggregate number of Warrants issuable to such Holder as determined pursuant to Section 1.1, each, in the cases of clauses (1) and (2), without any restricted securities legend and bearing an unrestricted CUSIP;

(E) a duly executed counterpart of the Director Nomination Agreement;

(F) the opinions of Kirkland & Ellis, LLP, substantially in the form attached hereto as Exhibit F and Exhibit G;

(G) the opinions of Lackowicz & Hoffman LLP, Yukon counsel for the Company, substantially in the form attached hereto as Exhibit H-1 and Exhibit H-2; and

(H) the opinion of Bennett Jones LLP, Canadian counsel for the Company, substantially in the form attached hereto as Exhibit I.

(b) Closing Actions and Deliverables of the Holders. Each Holder shall:

(i) on the Closing Date, effect by book entry, in accordance with the applicable procedures of DTC, the delivery to the Issuer (or its trustee or designee) of the Exchanged Notes held by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor) and all other documents and instruments reasonably requested by the Issuer to effect the transfer of such Exchanged Notes to the Issuer in accordance with the terms hereof;

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(ii) at least two Business Days prior to the Closing Date, deliver to the Issuer, through DTC’s “Demand and Dissent” procedures, its consent, in the form set forth on Exhibit J, with respect to all Exchanged Notes held by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor), to the entry into the Supplemental Indenture; provided, that, if DTC instructs that such consent to the entry into the Supplemental Indenture be delivered or made through some other procedure, each Holder shall deliver such consent through any such other procedure in accordance with DTC’s instructions;

(iii) at the Closing, deliver to the Company a duly executed counterpart of the Director Nomination Agreement; and

(iv) at the Closing, deliver to the Company and the Issuer a Qualification Certificate, substantially in the form attached hereto as Exhibit K.

Notwithstanding the foregoing, the obligation of MacKay Shields LLC (“MacKay”) shall not cover Old Notes or Exchanged Notes for which, as of the Closing Date, MacKay no longer has discretionary management authority for such securities or where, as of the Closing Date, such securities are on loan pursuant to a securities lending program, in which case the aggregate principal amount of Exchanged Notes for MacKay will be automatically decreased by the aggregate principal amount of such securities.

Section 2.3 Consummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

Section 2.4 No Transfer of Exchanged Notes after the Closing; no Further Ownership Rights in Exchanged Notes. Upon consummation of the Closing, all Exchanged Notes (or interests therein) exchanged pursuant to this Agreement will cease to be transferable and there shall be no further registration of any transfer of any such Exchanged Notes or interests therein. From and after the Closing, the Holders will cease to have any rights with respect to such Exchanged Notes, including in respect of any accrued and unpaid interest, except as otherwise provided for herein or by applicable law. Upon consummation of the Closing the Exchanged Notes will be deemed cancelled and no longer outstanding.

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Article III:

REPRESENTATIONS AND WARRANTIES OF OBLIGORS

Each of the Obligors represents and warrants to each of the Holders, jointly and severally, as follows:

Section 3.1 Organization and Good Standing. Each of the Obligors (i) has been duly incorporated or formed and is validly existing as a corporation or other business entity in good standing under the laws of its respective jurisdiction of incorporation or formation, with power and authority (corporate, limited liability company or other) to own its properties and conduct its business and (ii) has been duly qualified as a foreign corporation or other business entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of clause (ii) only, where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, operations or prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

Section 3.2 Due Authorization. Each of the Obligors has all requisite power and authority (corporate, limited liability company and other) to execute, deliver and perform its obligations under the New Notes, the New Guarantees, the New Indenture, the Security Documents, the Warrants, the Warrant Agreement, the Supplemental Indenture, the Director Nomination Agreement and this Agreement (collectively, the “Transaction Documents”). This Agreement has been duly and validly authorized, executed and delivered by the Obligors, and, assuming the due authorization, execution and delivery of the Holders, constitutes a valid and legally binding obligation of each Obligor enforceable against, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts. The execution, delivery and performance by each Obligor of the Transaction Documents to which it is a party and, subject to the satisfaction of the conditions to closing set forth in Section 6.3(a) and Section 6.3(b), and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the grant of the security interest in the Collateral securing the New Notes and the delivery of shares upon exercise of the Warrants) will not (i) conflict with or result in a breach, violation or failure of (A) any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (B) the provisions of the Articles of Incorporation, as amended, By-laws or equivalent organizational document of the Obligors, or (C) any law, rule, regulation or statute, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Obligors or any of their properties and assets, except for, with respect to clauses (A) and (C), any such conflict, breach, violation or failure which would not, individually or in the aggregate, have a Material Adverse Effect; or (ii) result in or require the creation or imposition of any Lien (as defined in the New Indenture) upon any of the properties or assets of any Obligor (other than any Liens created under any of the Transaction Documents (as defined herein) in favor of the Collateral Agent, for the benefit of the Holders).

Section 3.4 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the Exchange, the execution, delivery and performance by the Obligors of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the grant of the security interest in the Collateral securing the New Notes and the delivery of shares upon exercise of the Warrants), except for such

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consents, approvals, authorizations, registrations or qualifications (i) as may be required under state securities or “blue sky” laws in connection with the Exchange; (ii) that have already been obtained; and (iii) as may be required under the securities laws of each of the provinces and territories of Canada where the Securities are offered and sold and the Yukon and the respective regulations and rules under such laws, together with applicable published rules, policy statements, blanket rulings and orders, instruments, and notices of the regulatory authorities in such provinces and territories (“Canadian Securities Laws”) (with which the Obligors shall comply) in respect of the filing of a report of exempt distribution under National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators (“NI 45-106”) with payment of applicable filing fees and, if applicable, delivery of an offering memorandum to the securities regulatory authorities in one or more Canadian provinces or territories in which such delivery is required.

Section 3.5 New Notes. The New Notes have been duly and validly authorized by the Issuer and, assuming the due authorization, execution and delivery of the New Indenture by the New Notes Trustee, when the New Notes are executed by the Issuer, authenticated by the New Notes Trustee and delivered in exchange for Old Notes pursuant to the Exchange, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer, subject to the Enforceability Exceptions, and will be entitled to the benefits of and be in the form contemplated by the New Indenture. The New Guarantees contained in the New Indenture have been duly and validly authorized by each of the Company and the Guarantors and, assuming the due authorization, execution and delivery of the New Indenture by the New Notes Trustee, when the New Notes are executed by the Issuer, authenticated by the New Notes Trustee and delivered in exchange for Old Notes pursuant to the Exchange, the New Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors, subject to the Enforceability Exceptions, and will be entitled to the benefits of the New Indenture. The New Indenture has been duly and validly authorized by the Issuer, the Company and the Guarantors and, as of the Closing Date, will have been duly executed and delivered by the Issuer, the Company and the Guarantors and, assuming the due authorization, execution and delivery of the New Indenture by the New Notes Trustee, will constitute a valid and legally binding obligations of the Issuer, the Company and the Guarantors, enforceable against the Issuer, the Company and the Guarantors in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.6 Warrants. The Warrants have been duly and validly authorized by the Company and, assuming the due authorization, execution and delivery of the Warrant Agreement by the Warrant Agent, when the Warrants are executed by the Company, authenticated by the Warrant Agent and delivered in exchange for Old Notes pursuant to the Exchange, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable against the Company, subject to the Enforceability Exceptions, and will be entitled to the benefits of and be in the form contemplated by the Warrant Agreement. The Warrant Agreement has been duly and validly authorized by the Company and, as of the Closing Date, will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Warrant Agreement by the Warrant Agent, will constitute a valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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Section 3.7 Underlying Shares. Upon issuance and delivery of the Warrants in accordance with this Agreement and the Warrant Agreement, the Warrants will be exercisable at the option of the Holder thereof into the Company’s common shares in accordance with their terms and the terms of the Warrant Agreement; the shares underlying the Warrants (the “Underlying Shares”) have been duly authorized and reserved and, when issued upon exercise of the Warrants in accordance with their terms and the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable, and the issuance of the Underlying Shares will not be subject to any preemptive or similar rights.

Section 3.8 Supplemental Indenture. The supplemental indenture to the Old Indenture giving effect to proposed amendments to the Old Indenture, substantially in the form attached hereto as Exhibit L (the “Supplemental Indenture”), has been duly and validly authorized by each Obligor and, as of the Closing Date, will have been duly executed and delivered by each Obligor party thereto and, assuming the due authorization, execution and delivery of the Supplemental Indenture by the Old Notes Trustee, will constitute a valid and legally binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.9 Security Documents. Each of the Security Documents has been duly and validly authorized by the Obligors party thereto and, as of the Closing Date, will have been duly executed and delivered by each Obligor party thereto and, assuming the due authorization, execution and delivery of each Security Documents by each other party thereto, will constitute a valid and legally binding obligation of such Obligors, enforceable against such Obligors in accordance with its terms, subject to the Enforceability Exceptions. As of the Closing Date, the provisions of the Second Lien Guaranty and Collateral Agreement (the “Collateral Agreement”) will create legal and valid Liens (as defined in the New Indenture) on all the Collateral (as defined in the Collateral Agreement) in favor of the Collateral Trustee, for the benefit of the Secured Parties (as defined in the New Indenture), and so long as such filings and other actions required to be taken hereby, by the New Indenture or by the applicable Security Documents, have been taken, such Liens constitute perfected and continuing Liens on the Collateral (to the extent that a Lien thereon can be perfected by the foregoing actions), securing the Secured Obligations (as defined in the Collateral Agreement), enforceable against each Obligor party thereto subject to Permitted Liens (as defined in the New Indenture), except as may be limited by the effect of rules of law governing the availability of equitable remedies and subject to the Enforceability Exceptions.

Section 3.10 Collateral. Each Obligor confirms that each of the representations and warranties of such Obligor set forth in each Security Document to which it is a party are true and correct as of the Closing Date.

Section 3.11 Director Nomination Agreement. The Director Nomination Agreement has been duly and validly authorized and, as of the Closing Date, will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Director Nomination Agreement by the other parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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Section 3.12 DTC Eligibility. As of the Closing Date, the New Notes and the Warrants will have been declared eligible for clearance and settlement through The Depository Trust Company and will have been, at the Closing Date, delivered to the custodian for The Depository Trust Company for distribution to the accounts of applicable Depository Trust Company participants for each Holder.

Section 3.13 Arm’s Length. Each Obligor acknowledges and agrees that (i) each of the Holders is acting solely in the capacity of an arm’s length contractual counterparty to such Obligor with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, such Obligor or any of its subsidiaries and (ii) no Holder is advising any Obligor or any of such Obligor’s subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 3.14 Material Adverse Change. Neither the Company nor any of its subsidiaries has sustained since June 30, 2018 any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since June 30, 2018, except as disclosed in filings made with the U.S. Securities and Exchange Commission prior to the date of this Agreement, neither the Company nor any of its subsidiaries has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock, and since June 30, 2018, there has not been any change in the capital stock, membership interests or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity (or members’ interests) or results of operations of the Company and its subsidiaries, taken as a whole.

Section 3.15 Investment Company Act. None of the Obligors is, nor after giving effect to the Exchange, will be, an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended.

Section 3.16 No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its Articles of Incorporation, as amended, or By-laws or equivalent organizational document, (ii) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties and assets, except for, with respect to clauses (ii) and (iii), any such violation or default which would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 3.17 Insurance. The Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties. All policies of insurance of the Company and its subsidiaries are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 No Restrictions on Subsidiaries. Except as set forth in the Old Indenture, the Credit Facility, the Term Loan Agreement or the Intercreditor Agreement, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company.

Section 3.19 Permits. The Company and each of its subsidiaries have such permits, licenses, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are required under applicable law, including Environmental Laws (as defined herein), to own their properties and conduct their businesses, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect. None of the Obligors has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.

Section 3.20 Environmental Matters. Except for such matters that would not, individually or in the aggregate, result in a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries has violated any federal, state, provincial, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products or asbestos containing materials (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) none of the Company and its subsidiaries has released, disposed of, or arranged to dispose of Hazardous Materials at any location, and Hazardous Materials do not otherwise contaminate any facility owned or operated by the Company or any of its subsidiaries, in each instance in a manner or condition that would reasonably be expected to result in liability of the Company or any of its subsidiaries under

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Environmental Law; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, written demands, claims, liens, notices of noncompliance or violation, investigation or proceedings arising pursuant to any Environmental Law asserted against the Company or any of its subsidiaries; and (iv) to the knowledge of the Obligors, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws or the violation of any Environmental Laws.

Section 3.21 Intellectual Property. (i) The Company and each of its subsidiaries own or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source identifiers, copyrights and copyrightable works, licenses, know-how, software, systems and technology (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems, methods or procedures) and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses; (ii) the Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person and no claim, action, suit or proceeding, including requests for indemnification (each, an “Action”), is pending, or to the knowledge of the Obligors, threatened in writing, alleging same; (iii) to the knowledge of the Obligors, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person; (iv) no Action is pending, or to the knowledge of the Obligors, threatened in writing, challenging the validity, enforceability, scope, registration, ownership or use of any Intellectual Property of the Company or its subsidiaries (with the exception of ordinary course office actions in connection with applications for the registration or issuance of such Intellectual Property), and the Company is unaware of any facts which could form a reasonable basis for any such Action; and (v) the Company and its subsidiaries take all reasonable measures to maintain and protect their material Intellectual Property, except in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22 ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any person, trade or business which is a member of a controlled group of corporations within the meaning of Section 414 of the Code or is treated as a single employer under “common control” within the meaning of Section 4001(b)(1) of ERISA) would have any liability (each, a “Plan”) has been maintained and administered in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); (v) the fair market value

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of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; and (viii) neither the Company nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA), except in each case with respect to the events or conditions set forth in clauses (i) through (viii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.23 Legal Proceedings. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Obligors, threatened that (i) would reasonably be expected to have a material adverse effect on the performance by any Obligor of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect.

Section 3.24 No Labor Disputes. Except as would not reasonably be expected to have a Material Adverse Effect, no labor disturbance by, or dispute with, the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Obligors, is imminent.

Section 3.25 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries have (i) filed all federal, provincial, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions and (ii) paid all material taxes due except those being contested in good faith and for which adequate reserves have been established in accordance with accounting principles generally accepted in the United States or the International Financial Reporting Standards. No unresolved tax deficiencies have been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.26 Compliance with Anti-Bribery Laws. None of the Company nor any of its subsidiaries, nor, to the knowledge of the Obligors, after due inquiry, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of any offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (iv) violated or is in violation of any provision of the

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Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), the Bribery Act 2010 of the United Kingdom (the “Bribery Act”), or any other applicable anti-bribery or anti-corruption laws; or (v) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or improper benefit. The Company and its subsidiaries and, to the knowledge of the Obligors, the Company’s Affiliates, have conducted their respective businesses in compliance with the FCPA, the CFPOA, the Bribery Act and all other applicable anti-corruption and anti-bribery statutes and regulations, and have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure, and which are reasonably expected to promote and ensure, continued compliance therewith.

Section 3.27 Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the money laundering statutes of all jurisdictions (including the USA PATRIOT Act of 2011), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company or any of its subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Obligors, threatened.

Section 3.28 Compliance with Sanctions Laws. None of the Company, any of its subsidiaries or, to the knowledge of the Obligors, after due inquiry, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Canadian government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”). For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 3.29 General Solicitation. None of the Obligors, nor any of their Affiliates or any person acting on their behalf, has offered New Notes or Warrants in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.30 No Integration. None of the Obligors or their Affiliates or any person acting on its or their behalf, directly or indirectly has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of the New Notes or the Warrants and require the issuance of the New Notes or the Warrants, as applicable, to be registered under the Securities Act.

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Section 3.31 Offering. Assuming the accuracy of the representations and warranties of each Holder contained in Article IV hereof, the offer, issue, and delivery of the New Notes and the Warrants in exchange for Exchanged Notes pursuant to the Exchange are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws; and it is not necessary to qualify the New Indenture under the Trust Indenture Act of 1939, as amended. Assuming the accuracy of the representations and warranties of each Holder contained in Article IV hereof, the New Notes and the Warrants issued pursuant to the Exchange will, at the Closing, be eligible to be resold pursuant to Rule 144 under the Securities Act without restriction thereunder by persons that are not affiliates of the Obligors.

Section 3.32 Solvency. Immediately after the consummation of the Exchange, the Obligors, when taken together (the “Consolidated Entity”), will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Consolidated Entity are not less than the total amount required to pay the probable liabilities of the Consolidated Entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Consolidated Entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) the Consolidated Entity is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) the Consolidated Entity is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Consolidated Entity is engaged, (v) none of the Obligors is a defendant in any civil action that would result in a judgment that such Obligor is or would become unable to satisfy, (vi) the Obligors are otherwise solvent within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances and (vii) none of the Obligors is otherwise an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.33 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Obligors nor any Affiliate or representative of any Obligor has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Obligors, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and the Obligors hereby severally disclaim any reliance on any representation or warranty of any Holder or any Affiliate or representative thereof except for the representations and expressly set forth in Article IV.

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Article IV:

REPRESENTATIONS AND WARRANTIES OF HOLDERS

Each Holder represents and warrants, severally but not jointly, to the Obligors as follows; provided, that, where a Holder is an investment advisor for the account of holders of the Old Notes, the representations and warranties made by such Holder will be deemed qualified to the best of such Holder’s knowledge:

Section 4.1 Organization and Good Standing. Such Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation or formation and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.2 Due Authorization. Such Holder has all requisite power and authority (corporate, limited liability company and other) to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Holder and will constitute a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions.

Section 4.3 No Conflicts. The execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach, violation or failure of (i) any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Holder is a party or by which such Holder is bound or to which any of the property or assets of such Holder, (ii) the provisions of the Articles of Incorporation, as amended, By-laws or equivalent organizational document of such Holder, or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Holder or any of its properties and assets, except for, with respect to clauses (i) and (iii), any for any such conflict, breach, violation or failure which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, operations, financial condition or results of operations of such Holder and its subsidiaries, taken as a whole.

Section 4.4 Ownership. Such Holder is (i) the sole beneficial owner and/or the investment advisor, authorized representative or manager for the beneficial owners of the Exchanged Notes (as defined herein), the principal amount of which is set forth on its signature page attached hereto, having the power to vote and dispose of such Exchanged Notes on behalf of such beneficial owners and (ii) entitled (for its own account or for the account of certain funds and/or accounts for which it acts as investment advisor) to all of the rights and economic benefits of such Exchanged Notes. There are no outstanding agreements, arrangements or understandings under which such Holder, its nominee or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor may be obligated to transfer any of the Exchanged Notes, other than this Agreement. On the Closing Date, such Holder will be (i) the sole beneficial owner and/or the investment advisor, authorized representative or manager for the beneficial owners of the Exchanged Notes being exchanged by such Holder and (ii) entitled (for its own account or for the account of certain funds and/or accounts for which it acts as investment advisor) to all of the rights and economic benefits of such Exchanged Notes.

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Section 4.5 Transfers. Such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant or otherwise transfer (except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer), in whole or in part, any portion of its right, title or interests in such Holder’s Exchanged Notes, subject to this Agreement, that is inconsistent with the representations and warranties made in Section 4.4 hereof or that would render such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) otherwise unable to comply with its obligations under this Agreement.

Section 4.6 No Liens. The Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) are not subject to any lien, pledge, mortgage, security interest, charge, option or other encumbrance of adverse claim of any kind (a “Lien”), except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer. The execution and delivery of, and the performance by such Holder of its obligations under, this Agreement, will not result in the creation of any Lien upon the Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be). Upon the consummation of the Exchange, the Issuer will acquire the Exchanged Notes to be exchanged by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) free and clear of any Lien.

Section 4.7 Investment Experience. Such Holder has such knowledge and experience in financial and business affairs that such Holder is capable of evaluating the merits and risks of an investment in the Securities. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) is an “accredited investor,” within the meaning of Rule 501 under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and, if a resident in a province of territory of Canada, it is purchasing or deemed to be purchasing the Securities as principal and is an “accredited investor”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will acquire the Securities for its own account (or for the account of certain funds and/or accounts for which such Holder acts as investment advisor), for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that the Securities are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and Canadian Securities Laws and that the Obligors are relying upon the truth and accuracy of, and each Holder’s compliance (and the compliance of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) with, the representations, warranties, agreements, acknowledgments and understandings of such Holder (on its own behalf and on behalf of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) set forth herein in order to determine the availability

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of such exemptions and the eligibility of such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) to acquire the Securities. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) acknowledges that no representations, express or implied, are being made with respect to the Obligors, the Securities, or otherwise, other than those expressly set forth herein. In making its decision to invest in the Securities hereunder, such Holder has relied upon independent investigations made by such Holder and, to the extent believed by such Holder to be appropriate, such Holder’s representatives, including such Holder’s own professional, tax and other advisors. Such Holder and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Issuer and its representatives concerning the terms and conditions of the investment in the Securities. Such Holder has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for such Holder to evaluate the financial risks inherent in an investment in the Securities and has had sufficient time to evaluate the Exchange. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that its investment in the Securities involves a high degree of risk and that no governmental agency or body having jurisdiction over each Holder or any of its subsidiaries or any of their properties and assets has passed on or made any recommendation or endorsement of the Securities.

Section 4.8 Securities Law Matters. Each Holder has been advised by the Issuer and acknowledges that: (i) the offer and sale of the Securities has not been registered under the Securities Act or Canadian Securities Laws; (ii) the offer and sale of the Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) under the Securities Act and under Canadian Securities Laws; (iii) there is currently no established market for the Securities; (iv) the Issuer is not, and currently has no intention of becoming, a reporting issuer in any province or territory of Canada; (v) the Securities will be subject to restrictions on trading in Canada and may only be traded in Canada under limited exemptions under applicable Canadian Securities Laws with the Notes acquired by a Holder in Canada being subject to an indefinite hold period under Applicable Canadian Securities Laws; and (vi) the Holder is acquiring the Securities for investment purposes, not for the purpose of further distribution. None of the Holders is an Affiliate of the Issuer or has been an Affiliate of the Issuer within the three-month period prior to the date hereof.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Holders nor any Affiliate or representative of any Holder has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Holders, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and the Holders hereby severally disclaim any reliance on any representation or warranty of any Obligor or any Affiliate or representative thereof except for the representations and expressly set forth in Article III.

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Article V:

CERTAIN COVENANTS

Section 5.1 Restrictions on Transfer.

(a) From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, each Holder agrees that it shall not, with respect to the securities listed in Schedule I hereto, except pursuant to the terms of this Agreement, directly or indirectly (x) sell, deliver, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition (including by operation of law) of any Old Notes (or any rights or interests of any nature whatsoever in or with respect to any Old Notes), except for in respect of (A) sales, deliveries, transfers, gifts, pledges, assignments or other dispositions to another Holder of any Exchanged Notes (in which case the aggregate principal amount of Exchanged Notes for the transferor will be automatically decreased by the aggregate principal amount of such Exchanged Notes that are transferred pursuant to this clause (A) and the aggregate principal amount of Exchanged Notes for the transferee will be automatically increased by an equivalent amount), (B) liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer, or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any other action whatsoever with respect to, the Old Notes and/or the Old Indenture or (C) sales, deliveries, transfers, gifts, pledges, assignments or other dispositions to any person or entity that agrees in writing, in substantially the form attached hereto as Exhibit M (a “Transferee Joinder”), to be bound by the terms of this Agreement (each such transferee, a “Transferee Holder”) (in which case the aggregate principal amount of Exchanged Notes for the transferor Holder will be automatically decreased by the aggregate principal amount of such Exchanged Notes that are transferred pursuant to this clause (C) and the aggregate principal amount of Exchanged Notes for the Transferee Holder will be automatically increased by an equivalent amount) and provided that the Transferee Holder provides the Company and its counsel with a copy of any Transferee Joinder executed by such Transferee Holder within three (3) business days following such execution; or (y) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (x) of this Section 5.1, in each case, except pursuant to or as otherwise contemplated by this Agreement.

(b) In the case of any transfers permitted by clause (C) of Section 5.1(a)(x) above, upon execution and delivery of the Transferee Joinder in accordance with such clause (C), (i) the Transferee Holder shall be deemed to be a Holder hereunder with respect to all of its Exchanged Notes and all references to “Holder” in this Agreement shall include any such Transferee Holder, (ii) the transferor Holder shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Exchanged Notes and (iii) such Transferee Holder shall be deemed to make all of the representations and warranties of a Holder set forth in this Agreement with respect to its Exchanged Notes.

Section 5.2 Press Release. The Company and each Holder agree that the Company shall issue a press release and a Form 8-K announcing the transactions contemplated by this Agreement and the other Transaction Documents on the date hereof and otherwise containing all material non-public information and complying with the Confidentiality Agreements, in form and substance reasonably acceptable to the Company and the Holders.

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Section 5.3 Ratings. The Company shall use its best efforts to obtain ratings for the New Notes by each of S&P Global Ratings, a division of S&P Global, Inc., and Moody’s Investor Services, Inc. by December 31, 2018.

Section 5.4 Tax Treatment.

(a) The Issuer intends to treat the exchange of the Exchanged Notes for the New Notes and Warrants as a reorganization pursuant to Section 368 of the Code.

(b) The parties agree to treat the New Notes as a class of interest in the Issuer solely as a creditor for purposes of Sections 897 and 1445 of the Code and the Treasury Regulations thereunder. The Issuer shall file all applicable tax returns in a manner consistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.5 Expenses. The Company shall satisfy the requirements set forth in Section 9.2 hereto on or before the date specified for such requirement.

Article VI:

CLOSING CONDITIONS

Section 6.1 The obligation of each party to effect the transactions contemplated by this Agreement and the other Transaction Documents is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and precludes consummation of the transactions contemplated hereby and by the other Transaction Documents, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby; and

(b) there shall be no pending litigation, action, proceeding, investigation or labor controversy that purports to affect the legality, validity or enforceability of this Agreement or any of the Transaction Documents.

Section 6.2 The obligations of each Holder to effect the transactions contemplated by this Agreement and the other Transaction Documents is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Obligors contained in Article III hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing, with the same force and effect as though made on and as of such date;

(b) the applicable Obligors shall have delivered, in accordance with Section 2.2(a), each of the items required to be delivered by them;

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(c) the Obligors shall have received a consent of the requisite lenders under the Credit Facility to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (the “Credit Facility Consent”);

(d) the Obligors shall have received a consent of the requisite lenders under the Term Loan Agreement to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (the “Term Loan Consent”);

(e) the aggregate principal amount of Old Notes that will remain outstanding upon consummation of the Exchange shall not be less than (i) in the case of the 2022 Notes, $140 million aggregate principal amount of 2022 Notes, and (ii) in the case of the 2025 Notes, $225 million aggregate principal amount of 2025 Notes;

(f) the Company shall have paid in full the reasonable and documented fees and disbursements payable pursuant to Section 9.2 and incurred prior to the Closing Date, as notified by the Holders to the Company at least one Business Day prior to the Closing Date;

(g) each Obligor shall have performed or complied with, in all material respects, its covenants and agreements required to be performed or complied with as of Closing under this Agreement, except for the covenants set forth in Section 2.2(a) hereof which each Obligor shall have performed and complied with in all respects;

(h) an application for the listing of the Underlying Shares shall have been submitted to the NASDAQ, the NASDAQ shall have provided a notification to the Company confirming that its review process has been completed and the NASDAQ shall not have notified the Company of any issues relating to compliance with its listing rules that shall not have been resolved or requested any additional information that shall not have been provided; and

(i) a fully executed side letter to the Director Nomination Agreement among the Ad Hoc Group of Holders and Fir Tree Value Master Fund, LP, Fir Tree Capital Opportunity Master Fund, LP, Fir Tree Capital Opportunity Master Fund III, LP, FT COF (E) Holdings, LLC, FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC and FT SOF VII Holdings, LLC, in form and substance reasonably acceptable to the Ad Hoc Group of Holders, shall have been delivered to the Ad Hoc Group of Holders.

Section 6.3 The obligations of the Obligors to effect the transactions contemplated by this Agreement and the other Transaction Documents is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the Obligors shall have received the Credit Facility Consent, which shall be in form and substance satisfactory to the Obligors;

(b) the Obligors shall have received the Term Loan Consent, which shall be in form and substance satisfactory to the Obligors;

(c) the representations and warranties of the Holders contained in Article IV hereof shall be true and correct in all respects as of the date of this Agreement (or the date of the relevant Transferee Joinder, as applicable) and as of the Closing, with the same force and effect as though made on and as of such date;

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(d) each of the Holders shall have delivered, in accordance with Section 2.2(b), each of the items required to be delivered by them; and

(e) each Holder shall have performed or complied with, in all material respects, its covenants and agreements required to be performed or complied with as of Closing under this Agreement, except for the covenants set forth in Section 2.2(b) hereof which each Holder shall have performed and complied with in all respects.

Article VII:

TERMINATION

Section 7.1 Termination. This Agreement may be terminated:

(a) by either the Company, on the one hand, or the Holders owning at least a majority in aggregate principal amount of each series of Old Notes, on the other hand, on behalf of the Holders, upon written notice of termination to the other parties, if the Closing has not occurred on or before November 15, 2018, (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(a) shall not be available to a party if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such party to perform any of its obligations under this Agreement;

(b) by the Holders owning at least a majority in aggregate principal amount of each series of Old Notes, upon written notice of termination to the Company, if (A) any of the Obligors has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 6.2(g) would not be satisfied, (B) there exists a breach of any representation or warranty of any of the Obligors contained in Article III of this Agreement such that the Closing condition set forth in Section 6.2(a) would not be satisfied, and in the case of each of clauses (A) and (B) above, such breach, failure to perform or failure to satisfy such Closing condition, as applicable, (x) has not been waived by the Holders or cured on or before the earlier of 30 days after receipt by the Obligors of written notice thereof or the Outside Date or (y) is incapable of being cured by the Obligors by the Outside Date, or (C)(1) the Company shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, manager, trustee, examiner or other custodian for all or a substantial part of its property or shall make any assignment for the benefit of creditors, or (2) the Company shall be unable, or shall fail generally, or shall admit in writing its inability, generally to pay its debts or obligations when due;

(c) by the Company, upon written notice of termination to the Holders, if (A) a Holder has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 6.3(e) would not be satisfied, (B) there exists a breach of any representation or warranty of a

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Holder contained in Article IV of this Agreement such that the Closing condition set forth in Section 6.3(a) would not be satisfied, and in the case of each of clauses (A) and (B) above, such breach, failure to perform or failure to satisfy such Closing condition, as applicable, (x) has not been waived by the Company or cured on or before the earlier of 30 days after receipt by the Holders of written notice thereof or the Outside Date or (y) is incapable of being cured by the Holders by the Outside Date; or

(d) by any Holder with respect to itself only upon written notice of termination to the Company if the Closing has not occurred on or before December 31, 2018; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a Holder if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such Holder to perform any of its obligations under this Agreement.

Section 7.2 Survival. Notwithstanding the provisions of Section 7.1, the provisions of Section 3.33, Section 4.9, Section 5.5, Article VIII and Article IX hereof shall survive the termination of this Agreement indefinitely.

Article VIII:

INDEMNIFICATION

Section 8.1 Indemnification. The Obligors agree to indemnify each of the Holders and their respective directors, officers, partners, employees, members, managers and agents (each, a “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against any costs, losses, liabilities, damages, or expenses, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel and all other reasonable and documented expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them) (collectively, “Losses”), as a result of, arising out of, or resulting from any Third-Party Claim (as defined herein) asserted against such Indemnified Party arising from or in any way related to, or as a result of any action taken or purported to have been taken by such Indemnified Party in connection with the consummation of, the transactions contemplated by this Agreement and the other Transaction Documents.

Section 8.2 Indemnification Procedures. Promptly after any Indemnified Party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person (other than the Company and its Affiliates or any other Holder or its Affiliates) (each a “Third-Party Claim”), which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the Company prompt written notice of such Third-Party Claim or the commencement of such action, suit or proceeding, but failure to so notify the Company will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Company is prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Company shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter

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as long as the Company pursues the same diligently and in good faith. If the Company undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Company and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Company with any books, records and other information reasonably requested by the Company and in the Indemnified Party’s possession or control; provided, that such disclosure would not affect any privilege relating to the Indemnified Party or result in a violation of law or any confidentiality obligation; provided, further, that such requesting party shall, if reasonably requested by the Indemnified Party, enter into a reasonably and customary confidentiality agreement relating to such request. Such cooperation of the Indemnified Party shall be at the reasonable cost of the Company, including the reasonable and documented fees and disbursements of counsel to assist the Indemnified Party in connection with such cooperation. After the Company has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Company diligently pursues such defense, the Company shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if the Company has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall have the right to select its own counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such counsel (in addition to local counsel) and other reasonable expenses related to such participation to be reimbursed by the Company as incurred. Notwithstanding any other provision of this Agreement, (x) the Company shall not settle any indemnified Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party and (y) the Indemnified Party shall not settle any indemnified Third-Party Claim without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.3 Limitation on Indemnity. Notwithstanding anything to the contrary in this Agreement, none of the Company nor its Affiliates shall be required to indemnify or hold harmless any Indemnified Party if a court of competent jurisdiction shall have finally determined that any Losses resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party, from a willful and material breach by a Holder of its obligations under this Agreement or from a claim solely among the Indemnified Parties. To the extent that the Company or its Affiliates have provided indemnification pursuant to this Article VIII prior to any such determination by a court of competent jurisdiction, each Indemnified Party so determined to have suffered Losses as a result of bad faith, gross negligence or willful misconduct shall promptly refund to the Company, by wire transfer of immediately available funds, any amounts so advanced by the Company or its Affiliates.

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Article IX:

MISCELLANEOUS

Section 9.1 Severability. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.

Section 9.2 Expenses. The Company shall reimburse the Holders for all reasonable and documented fees and disbursements of Davis Polk & Wardwell LLP, primary counsel to the Holders, and Osler, Hoskin & Harcourt LLP, primary Canadian counsel to the Holders. The Company shall reimburse the Holders for all such costs and expenses (i) on the Closing Date, if incurred prior to the Closing Date, (ii) within 90 days of the Closing Date, if incurred on or after the Closing Date or (iii) within 90 days of the termination of this Agreement if this Agreement is terminated and the Closing does not occur.

Section 9.3 Governing Law; Jurisdiction. This Agreement will in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding will be heard and determined exclusively in any state court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 9.4 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.5 Headings. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of, or affect the interpretation of, this Agreement.

Section 9.6 Certain Definitions. Capitalized terms in this Agreement shall have the meanings specified below, or as specified elsewhere in this Agreement, for all purposes hereof. The following terms, as used in this Agreement, shall have the meanings as set forth below:

(a) “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided, that the Obligors, Affiliates of the Obligors, any portfolio company of the Holders or any Affiliates of any portfolio company of the Holders (which entities are not otherwise Affiliates of the Holders and would only be deemed Affiliates pursuant to their relationship with one or more portfolio companies of the Holders) shall not be deemed an Affiliate of any Holder.

(b) “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

(c) “Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

(d) “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e) “Credit Facility” means the Credit Agreement, dated as of April 12, 2017, among the Company and UP Energy Corporation, as parent guarantors, the Issuer, as borrower, Bank of Montreal, as administrative agent, and the lenders and other parties party thereto, as amended and supplemented to date.

(f) “Exchange” means the exchange of Old Notes for New Notes and Warrants as described in Section 1.1 of this Agreement in accordance with the terms hereof.

(g) “First Lien Agent” means the agent under the Credit Facility and the Term Loan Agreement.

(h) “Confidentiality Agreements” mean the Confidentiality Agreements, dated September 25, 2018, between the Company and certain of the Holders, as amended and supplemented to date.

(i) “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or the Issuer, as applicable.

(j) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

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(k) “Term Loan Agreement” means the Senior Secured Term Loan Agreement dated as of April 12, 2017, among the Company and UP Energy Corporation, as parent guarantors, the Issuer, as borrower, Barclays Bank PLC, as administrative agent and the lenders and other parties party thereto.

Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

Section 9.8 Assignment; Binding Effect. Each Holder shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Issuer, and none of the Obligors shall convey, assign or otherwise transfer any of its rights and obligations under this Agreement without the express written consent of each Holder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9 Waiver; Remedies. No delay on the part of any Holder or the Issuer in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Holder or the Issuer of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.

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Section 9.12 Notice. Any notice or communications hereunder shall be in writing and will be deemed to have been given if delivered in person or by electronic transmission or by registered or certified first-class mail or courier service to the following addresses, or such other addresses as may be furnished hereafter by notice in writing:

if to the Issuer:

116 Inverness Drive East, Suite 400,

Englewood, Colorado 80112

Attention:    Chief Executive Officer

 Chief Financial Officer

with copies to:

116 Inverness Drive East, Suite 400,

Englewood, Colorado 80112

Attention:    Legal Department

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:    Matthew R. Pacey

Brooks Antweil

Facsimile:   (713) 836-3786

Email:         matt.pacey@kirkland.com

brooks.antweil@kirkland.com

if to the Holders:

As set forth on each Holder’s signature page hereto.

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Damian S. Schaible

Eli J. Vonnegut

Email:         damian.schaible@davispolk.com

eli.vonnegut@davispolk.com

Section 9.13 Disclosure of Personal Information. Each Holder acknowledges that this Agreement requires the Holder to provide certain personal information to the Company. That information is being collected by the Company for the purposes of completing this private placement, which includes, without limitation, determining the Subscriber’s eligibility to acquire the Securities under the Securities Act and applicable Canadian Securities Laws and completing filings required by any securities regulatory authority. The Holder’s personal information may be disclosed by the Company to: (a) securities regulatory authorities; (b) the Company’s registrar and

28

transfer agent and the Trustee; (c) any government agency, board or other entity; and (d) the Company’s legal counsel, and may be included in record books in connection with the transactions contemplated hereby. By executing this Agreement, each Holder is deemed to be consenting to the foregoing collection, use and disclosure of the Holder’s personal information. If the Holder is resident in the Province of Ontario, the Holder is notified by the Company that the Company is required to provide information (“personal information”) pertaining to the Holder required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including the Holder’s name, residential address, telephone number, number of Securities acquired, purchase price therefor, statutory exemption relied on and date of distribution), which Form 45-106F1 is required to be filed by the Company under NI 45-106; the personal information will be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106; such personal information is being collected indirectly by the OSC under the authority granted to it in securities legislation; such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. By executing this Agreement, the Holder hereby authorizes the indirect collection of such personal information by the OSC.

Section 9.14 Judgment Currency. Each of the Issuer and the Guarantors, jointly and severally, agree to indemnify each Holder, its directors, officers, affiliates and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (each, a “Holder Indemnified Party”), against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person; provided that neither the Issuer nor any Guarantor (including the Company) shall have any obligation to indemnify any Holder Indemnified Party against any such loss if the judgment or order is being made pursuant to an action brought by the Issuer, the Company, any Guarantor or any of their respective Affiliates against such Holder Indemnified Party. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

ULTRA RESOURCES, INC.

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

ULTRA PETROLEUM CORP.

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	Interim Chief Executive Officer

UP ENERGY CORPORATION

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

KEYSTONE GAS GATHERING, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

ULTRA WYOMING, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

UPL PINEDALE, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

[Signature Page to Exchange Agreement]

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

ULTRA WYOMING LGS, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

[Signature Page to Exchange Agreement]

NAME OF HOLDER:

[HOLDER], on behalf of funds and/or accounts managed and/or advised by it and/or its affiliates

By:	/s/ Holder Representative
Name:
Title:	Authorized Signatory

Address:

Email:

[Signature Page to Exchange Agreement]

NAME OF HOLDER:

[HOLDER], on behalf of funds and/or accounts managed and/or advised by it and/or its affiliates

By:	/s/ Holder Representative
Name:
Title:	Authorized Signatory

Address:

Email:

[Signature Page to Exchange Agreement]

Exhibit A

Form of New Indenture

ULTRA RESOURCES, INC.,

ULTRA PETROLEUM CORP.

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

INDENTURE

Dated as of [October] [DAY], 2018

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

This INDENTURE dated as of [October] [DAY], 2018, is among ULTRA RESOURCES, INC., a Delaware corporation (the “Issuer”), ULTRA PETROLEUM CORP., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors (as defined herein, together with the Parent Guarantor, the “Guarantors”) party hereto and Wilmington Trust, National Association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) and collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary, (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition or (iii) secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) or (iii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any properties or assets to be used by the Parent Guarantor or a Restricted Subsidiary in the Oil and Gas Business;

(2) capital expenditures by the Parent Guarantor or a Restricted Subsidiary in the Oil and Gas Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or a Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess, if any, of (A) the present value at such time of (1) the redemption price of such Note on [October] [DAY], 2021 plus (2) all required interest payments (excluding accrued and unpaid interest to such Redemption Date) due on such Note through [October] [DAY], 2021, computed using a discount rate equal to the Treasury Rate with respect to such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day calendar months), over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Approved RBL Lender” means a commercial bank or other financial institution that customarily provides reserve based revolving credit financing to companies operating in the Oil and Gas Business in the ordinary course of its business.

“Asset Disposition” means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) any Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.2 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Parent Guarantor or any Restricted Subsidiary outside of the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Parent Guarantor or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Parent Guarantor and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions in accordance with Section 4.1;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to a Restricted Subsidiary;

(7) the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by Section 3.3;

(8) an Asset Swap;

(9) [reserved];

(10) Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Parent Guarantor and its Restricted Subsidiaries;

(13) foreclosure on assets;

(14) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(15) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(16) the abandonment, farmout, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business; and

(17) a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Parent Guarantor or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with Section 3.5 as if the Asset Swap were an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors, including Canadian Insolvency Laws.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrowing Base” means the maximum amount in United States dollars determined or re-determined by the lenders under the Revolving Credit Facility as the aggregate lending value in the aggregate under the Revolving Credit Facility and the Term Loan Credit Agreement to be ascribed to the Oil and Gas Properties of the Issuer and the Guarantors against which such lenders are prepared to provide loans or other Indebtedness to the Issuer and the Guarantors under the Revolving Credit Facility, using customary practices and standards for Approved RBL Lenders in determining borrowing base loans and which are generally applied at such time by the Approved RBL Lenders under the Revolving Credit Facility to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be provided for by the Revolving Credit Facility, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Parent Guarantor and its Restricted Subsidiaries.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or a place of payment are authorized or required by law to close.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the CCAA and the Winding-Up and Restructuring Act (Canada), and any proceeding under applicable federal or provincial corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. Notwithstanding the preceding, (1) obligations under the LGS Lease shall not constitute Capitalized Lease Obligations and (2) any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from any of S&P, Moody’s or Fitch;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent thereof by Fitch, and having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent thereof by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if each of the three named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Cash Management Obligations” means, with respect to the Parent Guarantor or any Restricted Subsidiary, any obligations of such Person to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit.

“CCAA” means Companies’ Creditors Arrangement Act (Canada).

“Change of Control Triggering Event” means, with respect to the Notes:

(1) (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Parent Guarantor held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity) and (B) a Rating Decline with respect to the Notes occurs within 90 days after the earlier of (x) the occurrence of the event set forth in clause (A) and (y) public notice of the intention to effect the event set forth in clause (A) (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by S&P or Moody’s (or any other Rating Agency substituted therefor));

(2) (A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) and (B) a Rating Decline with respect to the Notes occurs within 90 days after the earlier of (x) the occurrence of the event set forth in clause (A) and (y) public notice of the intention to effect the event set forth in clause (A) (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by S&P or Moody’s (or any other Rating Agency substituted therefor));

(3) the adoption by the Board of Directors of the Parent Guarantor of a plan or proposal for the liquidation or dissolution of the Parent Guarantor; or

(4) the Parent Guarantor shall cease to beneficially own at least 80% of the Voting Stock of the Issuer.

Notwithstanding the preceding, a conversion of the Parent Guarantor or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control Triggering Event, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Parent Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of this Indenture by the Issuer or any Guarantor as to which a Lien is granted, or purported to be granted, under the Note Security Documents to secure the Notes or any Note Guarantee.

“Collateral Agent” means the collateral agent for all holders of Parity Lien Obligations. Wilmington Trust, National Association will initially serve as the Collateral Agent.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of the Parent Guarantor for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Parent Guarantor or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such calculation, in each case, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility as provided in clause (b)); or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

(2) if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Guarantor and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent Guarantor or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under this Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(4) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Parent Guarantor, the interest rate shall be calculated by applying such optional rate chosen by the Parent Guarantor. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Guarantor may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Tax Expense;

(3) consolidated depletion and depreciation expense of the Parent Guarantor and its Restricted Subsidiaries;

(4) consolidated amortization expense or impairment charges of the Parent Guarantor and its Restricted Subsidiaries recorded in connection with the application of FASB Accounting Standards Codification (“ASC”) Topic No. 350, Intangibles — Goodwill and Others, and FASB ASC Topic No. 360, Property, Plant and Equipment”;

(5) other non-cash charges of the Parent Guarantor and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(6) consolidated exploration (including all drilling, completion, geological and geophysical costs) and abandonment expense of the Parent Guarantor and its Restricted Subsidiaries; and

(7) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary that is not included or deducted (and not added back) in calculating such Consolidated Net Income, but excluding cash distributions made in respect of such non-controlling interests, if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains, including cancellation of debt income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of the Parent Guarantor will be added to Consolidated Net Income to compute Consolidated EBITDAX of the Parent Guarantor only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Parent Guarantor and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent Guarantor by such Restricted Subsidiary (unless it is the Issuer or a Subsidiary Guarantor) without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes) of the Parent Guarantor and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense (less interest income) of the Parent Guarantor and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is guaranteed by the Parent Guarantor or one of its Restricted Subsidiaries or secured by a Lien on assets of the Parent Guarantor or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such Lien becomes subject to foreclosure;

(6) cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of the Parent Guarantor and its Restricted Subsidiaries that was capitalized during such period; and

(8) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Parent Guarantor or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Parent Guarantor or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar-Denominated Production Payments.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

“Consolidated Net Debt” means, at any date, the positive remainder (if any) of (a) Consolidated Total Debt minus (b) the unrestricted and unencumbered cash and Cash Equivalents of the Parent Guarantor and its Restricted Subsidiaries on such date; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet solely because such cash or Cash Equivalents are subject to a control agreement shall be deemed to be unrestricted and unencumbered for purposes hereof.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) attributable to the Parent Guarantor and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than the Parent Guarantor) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3) and (4) below, the Parent Guarantor’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Parent Guarantor’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Parent Guarantor or a Restricted Subsidiary during such period;

(2) any net income (but not loss) of any Restricted Subsidiary (other than the Issuer or a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Parent Guarantor’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent Guarantor or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5) the cumulative effect of a change in accounting principles;

(6) any asset impairment writedowns and any non-cash charges associated with full cost ceiling test impairments or other similar tests resulting in non-cash charges on Oil and Gas Properties under GAAP or SEC guidelines;

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging) and any cash gains or losses in respect of Hedging Obligations outside of the ordinary course of business;

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness; and

(10) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

“Consolidated Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDAX for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available.

“Consolidated Total Debt” means, at any date, the principal amount of all Indebtedness (without duplication) of the Issuer and its Restricted Subsidiaries (a) described in clauses (1), (3), (4) and (5) of the definition of “Indebtedness” herein, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn and (b) described in clause (8) of the definition herein of “Indebtedness” to the extent such Indebtedness is comprised of guaranty obligations in respect of Indebtedness of others of the type described in clauses (1), (3), (4 or (5) of the definition herein of “Indebtedness.”

“Credit Facility” means, with respect to the Parent Guarantor or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreements), indentures or commercial paper facilities providing for revolving credit loans, term loans, capital markets financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Secured Credit Agreements or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances, in each case, customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means the Notes substantially in the form attached hereto as Exhibit A (but without the Global Notes Legend thereon and without the “Schedule of Increases and Decreases in Global Note” attached thereto).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of such Person or a Subsidiary thereof);

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part; or

(4) has mandatory cash dividends, distributions or payments,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent Guarantor or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Parent Guarantor and its Restricted Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with Section 3.5 and Section 3.9 and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with Section 3.3.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Parent Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Parent Guarantor (or any direct or indirect parent company of the Parent Guarantor to the extent such cash is received by or contributed to the Parent Guarantor) of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20.0 million shall be determined by the Board of Directors of the Parent Guarantor acting in good faith, whose determination shall be conclusive and evidenced by a Board Resolution, and any lesser Fair Market Value may be determined by an officer of the Parent Guarantor acting in good faith.

“First Lien Collateral Agent Controlled Account” has the meaning set forth in Section 11.2(c).

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary, and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP. If there occurs a change in generally accepted accounting principles in the United States of America occurring after the Issue Date (including with respect to the treatment of leases and revenue recognition) and such change would cause a change in the method of calculation of standards or terms used in this Indenture (an “Accounting Change”), then the Parent Guarantor may elect, as evidenced by a written notice to the Trustee, that such standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“Global Note” means one or more permanent global notes that are substantially in the form attached hereto as Exhibit A, bearing the Global Notes Legend, and which are deposited with DTC or its custodian and registered in the name of DTC or its nominee.

“Global Notes Legend” means the legend set forth in Section 2.1(d)(2).

“Grantor” means, for purposes of the Intercreditor Agreement and the Third Lien Intercreditor Agreement, the Parent Guarantor, the Issuer and each Subsidiary Guarantor that has granted any Lien in favor of any of the Priority Lien Agent, the Collateral Agent or the Junior Lien Agent on any of its assets or properties to secure any of the Priority Lien Obligations, the Parity Lien Obligations or the Junior Lien Obligations.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such guarantees.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” has the meaning ascribed to it in the first introductory paragraph of this Indenture.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is unsecured, expressly subordinated in right of payment to the Notes pursuant to a written agreement or secured by a Lien on Collateral that is junior in priority to the Liens on the Collateral securing the Notes. For the avoidance of doubt, the Subsidiary Guarantors’ Guarantee of the Senior Notes and Permitted Third Lien Indebtedness shall be deemed Guarantor Subordinated Obligations.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” or “Noteholder” means a Person in whose name a Note is registered in the Securities Register.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of the end of the most recent month for which internal financial statements are available, are less than $1,000,000 and whose total revenues for the most recent 12-month period for which internal financial statements are available do not exceed $1,000,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Parent Guarantor, the Issuer or any Subsidiary Guarantor; provided further, that (i) the aggregate total assets of all Immaterial Subsidiaries as of the end of the most recent month for which internal financial statements are available and (ii) the aggregate total revenues of all Immaterial Subsidiaries for the most recent 12-month period for which internal financial statements are available shall not, in each case of (i) and (ii), exceed 5.0% of the Parent Guarantor’s consolidated total assets as of such date or Parent Guarantor’s consolidated total revenues for such 12-month period, as the case may be.

“Incur” means issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable, and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(4) the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (8) of the penultimate paragraph of this definition of “Indebtedness”), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1) Production Payments and Reserve Sales;

(2) any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of such Person or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of such Person, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of such Person or its Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of such Person or its Subsidiaries Incurred without violation of this Indenture;

(4) any obligation arising from agreements of such Person or a Subsidiary providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of such Person or any Subsidiary;

(5) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(6) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(7) all contracts and other obligations, agreements, instruments or arrangements described in clause (19), (20), (21) or (28)(a) of the definition of “Permitted Liens”;

(8) accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(9) any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(10) obligations under the LGS Lease and any guarantee thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary of such Person (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Subsidiaries.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” means the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 issued under the Indenture on [October] [DAY], 2018, in an aggregate principal amount of $[                     ].

“Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of [October] [DAY], 2018, by and among Bank of Montreal, as Revolving Administrative Agent and as Collateral Agent for the Senior Secured Parties, Barclays Bank PLC, as Term Loan Administrative Agent, Wilmington Trust, National Association, as the Second Lien Collateral Agent for the Junior Priority Parties, and acknowledged and agreed to by the Issuer and the other Grantors (as defined therein) from time to time party therein.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by such Person or a Subsidiary for consideration to the extent such consideration consists of Common Stock of such Person.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 3.3,

(1) “Investment” will include the portion (proportionate to the Parent Guarantor’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such re-designation less (b) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Parent Guarantor or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Parent Guarantor, then the Parent Guarantor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such former Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s;

(2) BBB- (or the equivalent) with a stable or better outlook by S&P; or

(3) BBB- (or the equivalent) with a stable or better outlook by Fitch;

or, if any such entity ceases to make a rating on the Notes publicly available for reasons outside of the Parent Guarantor’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from any two of the three named Rating Agencies, and no Default has occurred and is then continuing under this Indenture.

“Issue Date” means the first date on which the Notes are issued under this Indenture.

“Issuer” means, as applicable, the Person named as the “Issuer” in the first introductory paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Junior Lien Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, if applicable.

“Junior Lien” means a Lien, junior to the Priority Liens and junior to the Parity Liens as provided in the Third Lien Intercreditor Agreement, granted by any Issuer or any Guarantor in favor of holders of Junior Lien Debt (or any collateral agent or representative in connection therewith), at any time, upon any Property of any Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Debt” means the Indebtedness Incurred in accordance with this Indenture (including Section 3.2) secured by a Junior Lien that is permitted to be Incurred under this Indenture; provided that the holders of such Junior Lien Debt shall be subject to the Third Lien Intercreditor Agreement.

“Junior Lien Document” means, collectively, any indenture, credit agreement, intercreditor agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred, the documents pursuant to which Junior Lien Obligations are granted and the Junior Lien Security Documents, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Security Documents” means all security agreements, pledge agreements, intercreditor agreements, collateral assignments, mortgages, deeds of trust, collateral trust or collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Junior Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“LGS Lease” means the lease agreement pursuant to which the Parent Guarantor or a Subsidiary leases the liquids gathering system used for the purposes of gathering, separating, collecting, and delivering for sale or transport, condensate and water, together with associated natural gas, produced from natural gas and oil wells located in the Pinedale field in Sublette County, Wyoming, as amended, restated, modified, renewed or replaced in whole or in part from time to time.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Midstream, Disposal and Electrical Assets” means (i) assets used primarily for gathering, transmission, storage, processing or treatment of natural gas, natural gas liquids or other hydrocarbons or carbon dioxide, (ii) assets used primarily for the gathering, processing and disposal of saltwater, including disposal wells, gathering pipelines, processing and disposal facilities, well connections and related infrastructure, (iii) assets used primarily for transmission and delivery of electricity, including electrical substations, power lines and other electrical infrastructure assets, and (iv) equity interests of any Person (including an Unrestricted Subsidiary) that has no substantial assets other than assets referred to in clauses (i) through (iii).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form), including consideration deemed to be cash pursuant to the Section 3.5(g), in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness (including any Hedging Obligation but excluding Permitted Third Lien Debt and Junior Lien Debt) which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets that is a Permitted Lien, or which must by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition; and

(5) all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Parent Guarantor or any of its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Parent Guarantor nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), except for Customary Recourse Exceptions;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have no recourse against any of the assets of the Parent Guarantor or its Restricted Subsidiaries, except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means, collectively, this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement.

“Note Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Notes” means the Initial Notes, any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes. The Initial Notes, any increase in the aggregate principal amount of the Notes in connection with the PIK Payments and PIK Notes will be treated as a single class under the Indenture and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Parent Guarantor, the Issuer or any other Person, as the case may be.

“Officers’ Certificate” means a certificate signed by two Officers on behalf of the Parent Guarantor (where specified), another Guarantor (where specified) or the Issuer.

“Oil and Gas Business” means:

(1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons; and

(3) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) and (2) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, a Guarantor or the Trustee.

“Parent Guarantor” means Ultra Petroleum Corp., a Yukon, Canada corporation, and parent of the Issuer.

“Parity Lien” means a Lien granted by the Parent Guarantor, the Issuer or any Subsidiary Guarantor in favor of the Collateral Agent pursuant to a Note Security Document, at any time, upon any property of the Parent Guarantor, the Issuer or any Subsidiary Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means the Notes, any increase in the aggregate principal amount of the Notes in connection with PIK Payments, PIK Notes, and any related Guarantees and any Refinancing Indebtedness in respect thereof.

“Parity Lien Document” means, collectively, the Note Security Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing any other Parity Lien Debt.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Parent Guarantor or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary that was not incurred in contemplation of such acquisition; or

(2) of a Person that was merged, consolidated or amalgamated with or into the Parent Guarantor or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Parent Guarantor or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) (i) the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be at least 2.00 to 1.00 and in any event no lower than the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries prior to the consummation of such transaction and (ii) no Default would occur as a consequence of, and no Default or Event of Default would be continuing following such Person becoming a Restricted Subsidiary or such Person being merged, consolidated and amalgamated with or into the Parent Guarantor or a Restricted Subsidiary, as applicable, or

(b) the Consolidated Coverage Ratio for the Parent Guarantor would be greater than the Consolidated Coverage Ratio for the Parent Guarantor immediately prior to such transaction.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment;

in each case, excluding (i) Investments in publicly traded corporations or publicly traded limited partnerships and (ii) Investments in Unrestricted Subsidiaries, Foreign Subsidiaries or any Subsidiary that is not a Subsidiary Guarantor; provided, that Investments in publicly traded corporations and publicly traded limited partnerships that do not own material assets other than Midstream, Disposal and Electrical Assets shall be permitted.

“Permitted Investment” means an Investment by the Parent Guarantor or any Restricted Subsidiary in:

(1) the Parent Guarantor, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2) another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Parent Guarantor or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8) any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5;

(9) Investments in existence on the Issue Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2;

(11) guarantees issued in accordance with Section 3.2;

(12) Permitted Business Investments in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $25 million;

(13) any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(15) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business; and

(16) Investments in the Notes.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under (a) the Term Loan Credit Agreement incurred in accordance with clause (1)(i) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof, (b) the Revolving Credit Facility incurred in accordance with clause (1)(ii) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof and (c) the Notes, including any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes, Guarantees and other obligations under this Indenture, in each case incurred in accordance with clause (1)(iv) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other Hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries;

(9) prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Parent Guarantor or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and the products thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent Guarantor in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Parent Guarantor or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code or PPSA financing statement filings regarding operating leases entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Parent Guarantor or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto and the proceeds and the products thereof);

(15) Liens on property at the time the Parent Guarantor or any of its Restricted Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Parent Guarantor or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto and the proceeds and the products thereof);

(16) Liens securing Permitted Third Lien Indebtedness in an aggregate amount not to exceed $240,000,000 incurred in accordance with clause (10) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof; provided that the Liens securing such Indebtedness are junior in priority to the Liens on the Collateral securing the Notes;

(17) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder; provided further that such Liens are pari passu with or junior in priority to the Liens securing the Indebtedness being refinanced;

(18) any interest or title of a lessor under the LGS Lease or any Capitalized Lease Obligation or operating lease;

(19) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(20) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(21) Liens on pipelines or pipeline facilities that arise by operation of law;

(22) [reserved];

(23) Liens in favor of the Issuer or any Guarantor;

(24) deposits made in the ordinary course of business to secure liability to insurance carriers;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 3.3; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(29) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(30) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(31) Liens arising from the deposit of funds or securities in trust for the purpose of satisfaction and discharge or defeasance of Indebtedness so long as such deposit of funds or securities and such satisfaction and discharge or defeasance of Indebtedness are permitted under Section 3.3; and

(32) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Parent Guarantor or any Subsidiary of the Parent Guarantor on deposit with or in possession of such bank.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof) and may include accrued interest on Indebtedness permitted to be secured by such Permitted Lien.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Parent Guarantor shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Third Lien Indebtedness” means any Indebtedness of the Issuer or its Restricted Subsidiaries issued in exchange for or the net proceeds of the issuance of which are used solely to refinance the Indebtedness under the Senior Notes, including any accrued and unpaid interest on such Senior Notes; provided (i) that the annual aggregate cash interest expense payable with respect to any Permitted Third Lien Indebtedness shall not exceed the annual aggregate cash interest expense that would have been payable with respect to the Indebtedness under the Senior Notes refinanced thereby during the 12-month period preceding such refinancing and (ii) the Liens securing such Permitted Third Lien Indebtedness shall be junior and subordinated to the Liens securing the Notes pursuant to the Third Lien Intercreditor Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“PIK Notes” means additional Notes issued in certificated form in connection with a payment of PIK Interest.

“PIK Payment” means, in connection with a payment of PIK Interest, any increase in the outstanding aggregate principal amount of the Notes or any issuance of PIK Notes.

“PPSA” means the Personal Property Security Act (Yukon); provided, however, if attachment, perfection, priority or opposability of the Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than the Province of the Yukon, “PPSA” shall include those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection, priority or opposability.

“Preferred Stock” as applied to the Capital Stock of any corporation or other Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or other Person, over Capital Stock of any other class of such corporation or other Person.

“Priority Lien” means a Lien granted by the Parent Guarantor, the Issuer or any Subsidiary Guarantor in favor of the Priority Lien Agent at any time, upon any property of any Subsidiary Guarantor to secure Priority Lien Obligations.

“Priority Lien Agent” means the administrative agent under the Revolving Credit Facility (or other Person designated by the administrative agent under the Revolving Credit Facility), or if the Revolving Credit Facility ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.

“Priority Lien Debt” means Indebtedness under the Term Loan Credit Agreement and Revolving Credit Facility and any Refinancing Indebtedness in respect thereof.

“Priority Lien Document” means, collectively, the Revolving Credit Facility, the Term Loan Credit Agreement, the Priority Lien Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Credit Facility pursuant to which any Priority Lien Debt is Incurred.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof and any Refinancing Indebtedness in respect thereof.

“Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral trust or collateral agency agreements, control agreements or grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Agent, in each case, as amended, modified, renewed, restated or replaced in whole or in part from time to time.

“Production Payments and Reserve Sales” means the grant or transfer by the Parent Guarantor or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Parent Guarantor or a Restricted Subsidiary.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agency” means each of S&P, Moody’s and Fitch, or if any of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Guarantor (as certified by a Board Resolution of the Parent Guarantor) which shall be substituted for S&P, Moody’s or Fitch, or any combination, as the case may be.

“Rating Decline” means the occurrence of a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by either S&P or Moody’s (or any Rating Agency substituted therefor).

“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.

“Redomestication Transaction” means a bona fide redomestication of the Parent Guarantor from a corporation incorporated under the Yukon Business Corporations Act to a corporation organized under the laws of the United States of America, any State of the United States or the District of Columbia; provided that such redomestication does not adversely affect the Collateral or would not be reasonably expected to have material adverse U.S. federal income tax consequences to a significant portion of the Noteholders.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Parent Guarantor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent Guarantor or another Restricted Subsidiary, but excluding Indebtedness of an Unrestricted Subsidiary that refinances Indebtedness of the Parent Guarantor or a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Issuer or any Guarantor), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is the same as or earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); provided that any Refinancing Indebtedness in respect of Priority Lien Debt shall also be subject to the Intercreditor Agreement;

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) such Refinancing Indebtedness shall not (a) be secured by a Lien on or otherwise have recourse to any assets that did not secure the Indebtedness being refinanced (unless, in the case of a refinancing of any Priority Lien Debt, such asset also becomes Collateral substantially concurrently therewith), (b) be secured by a Lien unless the Indebtedness being refinanced is secured and such Lien is pari passu with or junior in priority to the Lien securing the Indebtedness being refinanced and subject to the Intercreditor Agreement or Third Lien Intercreditor Agreement, (c) be guaranteed by or otherwise have recourse to any obligors not obligated on the Indebtedness being refinanced (unless, in the case of a refinancing of any Priority Lien Debt, such obligors also become Guarantors substantially concurrently therewith) or (d) otherwise have a payment priority senior in any way to the Indebtedness being refinanced.

“Regulation S” means Regulation S under the Securities Act.

“Reporting Failure” means the failure of the Parent Guarantor to file with the SEC and make available or otherwise deliver to the Trustee and each Holder of the Notes, within the time periods specified in Section 3.10, the periodic reports, information, documents or other reports which the Parent Guarantor may be required to file with the SEC pursuant to such provision.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Notes bearing the Restricted Notes Legend substantially in the form attached hereto as Exhibit A of this Indenture.

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Notes” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary, including, for the avoidance of doubt, the Issuer.

“Revolving Credit Facility” means the Credit Agreement, dated as of April 12, 2017, as the same has been or may be amended, supplemented or modified, among the Issuer, as borrower, the Parent Guarantor and UP Energy Corporation, as parent guarantor, Bank of Montreal, as administrative agent, and the lenders and other parties party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments and amounts outstanding thereunder, including any such replacement, refunding or refinancing facility or indenture; provided that the commitments and amounts outstanding thereunder, along with any increase in borrowings, shall not exceed the amount of borrowings that are permitted under Section 3.2(b)(1)(b); provided further that (a) the Borrower shall not consent to any assignment of a lender’s rights and obligations under the Revolving Credit Facility to a lender that is not an Approved RBL Lender, (b) in any event the lenders holding at least 75% of the aggregate principal amount of the loans under the Revolving Credit Facility shall at all times be Approved RBL Lenders and (c) at all times the Revolving Credit Facility shall be a single credit facility.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Parent Guarantor or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Senior Notes” means the 6.875% Senior Notes due 2022 and the 7.125% Senior Notes due 2025, in each case issued by the Issuer on April 12, 2017, in an initial aggregate principal amount of $1,200,000,000.

“Senior Secured Credit Agreements” means the Revolving Credit Facility and Term Loan Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Parent Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is unsecured, expressly subordinated in right of payment to the Notes pursuant to a written agreement or secured by a Lien on Collateral that is junior in priority to the Liens on the Collateral securing the Notes. For the avoidance of doubt, the Senior Notes and Permitted Third Lien Indebtedness shall be deemed Subordinated Obligations.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, that is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified in this Indenture or the context indicates otherwise, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Parent Guarantor that is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to Section 3.11, in each case until a successor replaces such Person pursuant to the applicable provisions of this Indenture and, thereafter, means such successor; provided that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Term Loan Credit Agreement” means the Senior Secured Term Loan Agreement, dated as of April 12, 2017, as the same has been or may be amended, supplemented or modified, among the Issuer, as borrower, the Parent Guarantor and UP Energy Corporation, as parent guarantor, Barclays Bank PLC, as administrative agent, and the lenders and other parties party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments and amounts outstanding thereunder; provided that the commitments and amounts outstanding thereunder, along with any increase in borrowings, shall not exceed the amount of borrowings that are permitted under Section 3.2(b)(1)(a); provided further that the initial principal amount of any Refinancing Indebtedness Incurred to refinance the Term Loan Credit Agreement shall be no less than the lesser of (a) $250 million and (b) the aggregate principal amount outstanding under the Term Loan Credit Agreement at such time.

“Third Lien Intercreditor Agreement” means an Intercreditor Agreement among Bank of Montreal, as Collateral Agent for the Senior Secured Parties (as defined in the Priority Lien Debt Documents) and as Administrative Agent under the Revolving Credit Facility, Barclays Bank PLC, as Administrative Agent under the Term Loan Credit Agreement, the Collateral Agent, and the authorized representative named therein for the lenders of any Permitted Third Lien Indebtedness, substantially in the form of Exhibit C.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in the manner provided below; and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent Guarantor may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, the Parent Guarantor or any other Subsidiary of the Parent Guarantor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) on the date of such designation, such designation and the Investment of the Parent Guarantor or a Restricted Subsidiary in such Subsidiary complies with Section 3.3;

(4) such Subsidiary is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Capital Stock of such Person;

(5) there is a bona fide business reason for such Subsidiary to be designated as an Unrestricted Subsidiary and such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or a material portion of the business of the Parent Guarantor and its Subsidiaries; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary and at all times thereafter, any agreement, contract, arrangement or understanding such Subsidiary is party to with the Parent Guarantor or any Restricted Subsidiary shall comply with Section 3.8.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. Notwithstanding anything herein to the contrary, the Issuer shall not be designated as an Unrestricted Subsidiary at any time.

The Board of Directors of the Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be at least 2.00 to 1.00 on a pro forma basis taking into account such designation and in any event no lower than the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries prior to the consummation of such transaction.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent Guarantor or another Wholly-Owned Subsidiary.

SECTION 1.2 Other Definitions.

Term	Defined in Section
Accounting Change	1.1
Additional Amounts	2.18(b)
Agent Members	2.1(e)(iii)
Alternate Offer	3.9
Asset Disposition Offer	3.5
Asset Disposition Offer Amount	3.5
Asset Disposition Offer Period	3.5
Asset Disposition Purchase Date	3.5
Authenticating Agent	2.2
Change of Control Offer	3.9
Change of Control Payment	3.9(b)(1)
Change of Control Payment Date	3.9(b)(2)
covenant defeasance option	8.1(b)
cross acceleration provision	6.1(6)(b)
Defaulted Interest	2.14
Eliminated Covenants	3.18
Event Default	6.1
Excess Proceeds	3.5
Excluded Holder	2.18(b)
General Partner	1.1
Issuer Order	2.2
Joint Venture	1.1
judgment currency	12.18

judgment default provision	6.1(8)
legal defeasance option	8.1(b)
Legal Holiday	12.8
Notice of Default	6.1(5), 6.1(4)
Paying Agent	2.3
payment default	6.1(6)(a)
protected purchaser	2.10
Registrar	2.3
Reimbursed Payment	2.18(d)
Restricted Payment	3.3(4)
Securities Register	2.3
Special Interest Payment Date	2.14(a)
Special Record Date	2.14(a)
Successor Company	4.1(a)(1)
Taxes	2.18(a)
Taxing Authority	2.18(a)

SECTION 1.3 Incorporation by Reference of Trust Indenture Act. The Issuer and the Guarantors, if any, shall not be required to qualify this Indenture under the Trust Indenture Act, and this Indenture shall not be governed by the Trust Indenture Act, except as specifically provided for herein. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following TIA term has the following meanings:

“obligor” means the Issuer, the Guarantors and any other obligor on the Notes and the Guarantees.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) all references to “interest” shall also be deemed to be references to PIK Interest, if any, unless the context otherwise requires; and

(9) all references to “second lien” or “second priority” Liens means Liens that may be junior in priority to the Liens securing Priority Lien Obligations, to the extent permitted to be Incurred or to exist under the Intercreditor Agreement, and to certain Permitted Liens.

ARTICLE II

THE NOTES

SECTION 2.1 Form, Dating and Terms.

(a) The Initial Notes shall be in an aggregate principal amount of $[ ]. The Initial Notes and any related PIK Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes and any related PIK Notes pursuant to Section 2.2, 2.6, 2.10, 2.12, 5.8 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9. The Notes shall be known and designated as “9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024” of the Issuer.

(b) The Initial Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

All of the Initial Notes are being issued by the Issuer pursuant to an Exchange Agreement, dated October 17, 2018, among the Issuer, the Guarantors and the parties identified on Schedule I thereto, in exchange for Senior Notes. The Notes initially shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture. Except to the extent provided in Section 2.6(c) hereof, all Notes will be represented by one or more Global Notes.

Notes that are Global Notes will bear the Global Notes Legend and the “Schedule of Increases and Decreases in Global Note” attached thereto. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuer, each installment of cash interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register. Payments of principal (and premium, if any) and cash interest in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.

On any interest payment date on which the Issuer pays PIK Interest with respect to a Global Note, upon receipt of an Issuer Order the Trustee or the Custodian at the direction of the Trustee, shall (i) increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and (ii) adjust the books and records of the Trustee with respect to such Global Note to reflect such increase. On any interest payment date on which the Issuer makes a PIK Payment by issuing PIK Notes, the principal amount of any such PIK Note issued to any Holder, for the relevant interest period as of the relevant record date for such interest payment date, shall be rounded up to the nearest $1.00.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication, and the Trustee’s certificate of authentication shall be substantially in the form set forth on Exhibit A. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and any integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

(d) Legends.

(1) Notes that are Restricted Notes shall bear the following legend on the face thereof (the “Restricted Notes Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A NOTES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) OR 40 DAYS (IN THE CASE OF REGULATION S NOTES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE PARENT GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, OR TRANSFER PURSUANT TO CLAUSE (D), (E), OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THE HOLDER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE ISSUER ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION AND HOLDING OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED AND AGREED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE (OR ANY INTEREST IN THIS NOTE) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY GOVERNMENTAL

PLAN, CHURCH PLAN, NON-U.S. PLAN, OR OTHER PLAN SUBJECT TO OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR ANY INTEREST IN THIS NOTE) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) [OCTOBER] [DAY], 2018 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

(2) Each Global Note shall bear the following legend on the face thereof (the “Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(3) Each Note issued hereunder that has a de minimis amount or more of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OR BENEFICIAL OWNER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: ULTRA RESOURCES, INC., 116 INVERNESS DRIVE EAST, SUITE 400, ENGLEWOOD, COLORADO 80112, ATTENTION: CHIEF FINANCIAL OFFICER.

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as Securities Custodian.

(ii) Each Global Note initially shall (x) be registered in the name of Cede & Co. as the nominee of DTC and (y) be delivered to the Trustee as Securities Custodian. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or their respective nominees, except as set forth in Sections 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (A) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (B) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the Securities Custodian or under such Global Note, and DTC may be treated by the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to Beneficial Owners who are required to hold Definitive Notes, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to Beneficial Owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, to each Beneficial Owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes.

(i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, Beneficial Owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice or (B) the Issuer, in its sole discretion, executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A) or (B) of the preceding sentence, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

(ii) [Reserved].

(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(g) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in any Global Note that is held by participants through Euroclear or Clearstream.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) the Initial Notes for original issue on the Issue Date in an aggregate principal amount of $[ ] in the form of unrestricted Global Notes and (2) subject to the terms of this Indenture, PIK Notes for original issue in accordance with Section 2.4 and paragraph 1 of the form of Note set forth in Exhibit A, in each case upon a written order of the Issuer signed by one Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, whether the Notes will be Initial Notes or PIK Notes and the date on which such Notes are to be authenticated.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for delivery of notices and demands.

In case the Issuer or any Guarantor shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee in accordance with Article IV, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person (in the case of Global Notes, subject to the applicable procedures of DTC) with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3 Registrar and Paying Agent. The Issuer shall maintain in the continental United States an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Securities Register”). The Parent Guarantor or any of its Restricted Subsidiaries may act as Registrar or Paying Agent. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Parent Guarantor or any of its wholly-owned Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar for the Notes at its corporate trust office in the United States, and as Paying Agent for the Notes at its corporate trust office in the United States. The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4 Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, cash interest amount, and increase the principal amount of the Notes to pay PIK Interest or issue PIK Notes to pay PIK Interest pursuant to an Issuer Order delivered to the Trustee specifying the PIK Note amount to be issued or the increase in the amount of principal, as applicable, on the applicable interest payment date, when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Parent Guarantor or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Parent Guarantor or a Restricted Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer or the Parent Guarantor, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, each of the Issuer and the Parent Guarantor, on its own behalf and on behalf of each of the Subsidiary Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee shall promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and (f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC. Subject to Section 2.6(h), the Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6(a).

(b) [Reserved].

(c) [Reserved].

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Securities Legend, the Registrar shall deliver Notes that do not bear a Restricted Securities Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Securities Legend, the Registrar shall deliver only Notes that bear a Restricted Securities Legend unless (i) a Note is being transferred pursuant to an effective registration statement or (ii) there is delivered to the Issuer and the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Registrar to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. The Initial Notes shall not be required to bear the Restricted Securities Legend.

(e) [Reserved].

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6 in accordance with its customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.12, 3.5, 3.9, 5.8 or 9.5).

(iii) The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period (1) of 15 days before a selection of Notes to be redeemed or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, any Guarantor, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) [Reserved].

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee (in each of its capacities) shall have no responsibility or obligation to any Beneficial Owner of a Global Note, Agent Member or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, Beneficial Owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any Beneficial Owners. The Trustee (in each of its capacities) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Issuer agrees to give notice to the Issuer, the Trustee and the Registrar of the acquisition of such interest and its Affiliate status.

SECTION 2.7 [Reserved].

SECTION 2.8 [Reserved].

SECTION 2.9 [Reserved].

SECTION 2.10 Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met, such that the Noteholder (a) satisfies the Issuer or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Noteholder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other customary requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee and the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or wrongfully taken Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuer may require that such Holder pay a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section 2.10 in lieu of any mutilated, destroyed, lost or wrongfully taken Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or wrongfully taken Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.11 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.11 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. (New York City time) on a Redemption Date or other maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or otherwise maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Issuer may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC or the Securities Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

SECTION 2.14 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest in cash at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date, and shall cause notice of the proposed payment of such Defaulted Interest and the

Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15 Computation of Interest.

(a) Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Solely for the purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days, multiplied by (ii) the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, divided by (iii) 360. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Indenture; all interest payments to be made under this Indenture shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after demand, default and judgment. The rates of interest specified in this Indenture are intended to be nominal rates and not effective rates, and any interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

SECTION 2.16 CUSIP, Common Code and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

SECTION 2.17 Trustee, Paying Agent, Registrar Not Responsible for Depositary. None of the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Trustee, any Paying Agent and the Registrar shall be entitled to deal with any depositary, and any nominee thereof, that is the Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of any such depositary with respect to any Global Note, for the records of any depositary, including records in respect of beneficial ownership interests in respect of any Global Note, for any transactions between such depositary and any participant in such depositary or between or among any such depositary, any such participant or any holder or owner of a beneficial interest in any Global Note or for any transfers of beneficial interests in any Global Note.

SECTION 2.18 Payment of Additional Amounts.

(a) All payments made (or deemed to be made) to a holder of the Notes by a Guarantor pursuant to any Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any Canadian government (or, with respect to any Guarantor (or any successor thereof) incorporated or organized outside the United States or Canada, the government of the country in which such Guarantor (or any successor thereof) is incorporated, organized or a tax resident) or political subdivision or territory or authority or agency therein or thereof having the power to tax (each a “Non-U.S. Taxing Authority”), unless the obligor thereon is required to withhold or deduct Taxes under any law or by the interpretation, application or administration thereof.

(b) If any such obligor is so required to withhold or deduct any amount of or on account of Taxes imposed by a Non-U.S. Taxing Authority from any payment made with respect to any Guarantee, such obligor shall pay, as additional interest, to each Holder or beneficial owner of the Notes that are outstanding on the date of the required payment such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder or beneficial owner (including the Additional Amounts) after such withholding or deduction (including withholdings and deductions on Additional Amounts) shall not be less than the amount such Holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts shall be payable with respect to a payment made to a Holder or beneficial owner of the Notes (an “Excluded Holder”):

(1) which is subject to such Taxes by reason of the fact that it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Parent Guarantor or any other Guarantor resident in Canada for tax purposes at the time of payment, if such payment is made by the Parent Guarantor or such other Canadian Guarantor;

(2) which is subject to such Taxes by reason of its being or having been connected with any Non-U.S. Taxing Authority other than by the mere holding or ownership, or deemed holding or ownership of the Notes or the receipt of payments thereunder or under any Guarantee or the enforcement of rights under the Notes, this Indenture or any Guarantee (as a matter of, for example, citizenship, nationality, residence, domicile, or existence of a business or permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Non-U.S. Taxing Authority);

(3) where such Taxes are on account of any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the forgoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(4) which failed to duly and timely comply with a timely request of the Issuer or any Guarantor in writing to provide information, documents or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits or identity, if and to the extent that (i) such Holder and/or beneficial owner was legally able to comply with such request and (ii) due and timely compliance with such request is required by applicable law or administrative policy as a precondition to reduction or elimination of, and would have reduced or eliminated, any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner but for this clause;

(5) which is a fiduciary or a partnership or not the sole beneficial owner of the relevant Note, if and to the extent that any beneficiary or settlor with respect to such fiduciary, any partner with respect to such partnership or any beneficial owner of such Note (as the case may be) would not have been entitled to receive Additional Amounts with respect to the payment in question had such beneficiary, settlor, partner or beneficial owner been the actual Holder of such Note;

(6) in respect of any estate, gift, inheritance, value added, excise, transfer, or similar tax; or

(7) any combination of the above clauses in this proviso.

For the avoidance of doubt, no Additional Amounts will be owed for Taxes imposed by the United States government or any political subdivision or territory or authority or agency therein or thereof having the power to tax.

(c) The applicable obligor on the Notes, this Indenture or any Guarantee, as the case may be, shall also be entitled to make any withholding or deduction required by a Non-U.S. Taxing Authority or other taxing authority and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The applicable obligor on the Notes, this Indenture or any Guarantee, as the case may be, shall furnish to the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, copies of tax receipts, if any, evidencing that such payment has been made by such obligor, as applicable.

(d) In addition, the Issuer and the Guarantors shall jointly and severally indemnify and hold harmless each Holder or beneficial owner (without duplication) of the Notes that are outstanding on the date of the required payment and upon written request reimburse each such Holder or beneficial owner for the amount of: (i) any Taxes so levied or imposed by a Non-U.S. Taxing Authority and paid by such Holder or beneficial owner (without duplication) as a result of payments made under or with respect to the Notes, this Indenture or any Guarantee (including, for greater certainty, any Taxes payable under Section 803 of the regulations under the Income Tax Act (Canada)), but excluding any Taxes with respect to which such Holder or beneficial owner is an Excluded Holder; and (ii) any Taxes imposed on such Holder or beneficial owner by a Non-U.S. Tax Authority (other than any Taxes with respect to which such Holder or beneficial owner is an Excluded Holder) with respect to any reimbursement under clause (i) immediately above (collectively, a “Reimbursement Payment”).

(e) At least 30 days prior to each date on which any payment under or with respect to any Note is due and payable, if any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, such Guarantor shall deliver to the Trustee (or other applicable paying agent) an Officers’ Certificate stating the fact that such Additional Amounts shall be payable and the amounts so payable and shall set forth such other information as is necessary to enable the Trustee (or other applicable paying agent) to pay such Additional Amounts to Holders on the payment date.

(f) Whenever in this Indenture there is mentioned, in any context, (i) the payment of principal (and premium, if any), (ii) purchase prices in connection with a repurchase or a redemption of the Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Notes, this Indenture or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts and Reimbursement Payments provided for in this Section 2.18 to the extent that, in such context, Additional Amounts or Reimbursement Payments are, were or would be payable in respect thereof.

(g) The Issuer and the Guarantors will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that are imposed by any Non-U.S. Taxing Authority from the execution, delivery, issuance, initial resale, registration or enforcement of any Notes, this Indenture, the Guarantee or any other document or instrument in relation thereto (other than a transfer of the Notes). The obligations described in this Section 2.18 shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any successor person to the Issuer or any Guarantor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and cash interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and cash interest, and any increased principal amount of Notes or PIK Notes sufficient to pay PIK Interest, shall be considered paid on the date due if by 11:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and cash interest then due, and upon any increased principal amount of the applicable Global Notes and delivery of an Issuer Order to the Trustee to authenticate any PIK Notes or increase the principal amount of Global Notes, as applicable, sufficient to pay all PIK Interest then due, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, and subject to Section 2.18, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Limitation on Indebtedness and Preferred Stock.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), and the Parent Guarantor will not permit any of its Restricted Subsidiaries to issue Preferred Stock.

(b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness under (i) the Term Loan Credit Agreement in an aggregate amount not to exceed $975,00,000 and Refinancing Indebtedness in respect thereof; provided that such amount shall decrease on a dollar-for-dollar basis for any payments or prepayments, including in connection with any sales of assets and excluding only payments with the proceeds of permitted Refinancing Indebtedness; (ii) the Revolving Credit Facility in an aggregate amount not to exceed the greater of (A) the Borrowing Base then in effect minus the principal amount outstanding under the Term Loan Credit Agreement at such time (but in no event to exceed $425,000,000) and (B) $325,000,000 and Refinancing Indebtedness in respect thereof; (iii) Senior Notes in an aggregate amount not to exceed $[                     ] and Refinancing Indebtedness in respect thereof; and (iv) the Notes, the Guarantees and other obligations under this Indenture in an aggregate

amount not to exceed $[                     ], plus any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes and Refinancing Indebtedness in respect thereof; provided that in no event shall the Parent Guarantor (and the Parent Guarantor shall not permit any Restricted Subsidiary to) enter into, cause or permit to exist or become effective any amendment, restatement, supplement, modification or refinancing (or successive amendments, restatements, supplements, modifications or refinancings) of any Senior Secured Credit Agreement that increases (1) the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate (including to provide for additional compounded or PIK Interest), through original issue discount or by modifying the method of computing interest, or (2) a letter of credit, commitment, facility, utilization, makewhole or similar fee (but excluding any customary consent, amendment, arrangement or similar fees) so that the combined interest rate and fees are increased by more than 1.25% per annum with respect to such Senior Secured Credit Facility as in effect as of the date hereof, in each instance in the aggregate at any level of pricing, but excluding increases from (A) increases in an underlying reference rate not caused by a modification or refinancing of such Senior Secured Credit Agreement, (B) accrual of interest at the “default rate” defined in such Senior Secured Credit Agreement at the date hereof or, for a refinancing, a rate that corresponds to the default rate, or (C) application of a pricing grid set forth in such Senior Secured Credit Agreement at the date hereof;

(2) guarantees of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantee to at least the same extent as the Indebtedness being guaranteed, as the case may be;

(3) Indebtedness of the Parent Guarantor owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent Guarantor or any other Restricted Subsidiary; provided, however, that (i)(a) if the Issuer is the obligor on such Indebtedness and the obligee is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (b) if a Guarantor is the obligor of such Indebtedness and the obligee is neither the Issuer nor another Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee, and (ii)(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 3.2(b)(3);

(4) Indebtedness represented by (i) any Indebtedness (other than the Indebtedness of the type described in Section 3.2(b)(1), (2) and (4)) outstanding on the Issue Date and (ii) any Refinancing Indebtedness Incurred in respect of any Indebtedness of the type described in Section 3.2(b)(1), this Section 3.2(b)(4) or Section 3.2(b)(5) or (7);

(5) (i) Permitted Acquisition Indebtedness and (ii) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (ii) of Section 3.2(b)(5) and any outstanding Indebtedness under Section 3.2(b)(4) incurred to refinance Indebtedness initially incurred in reliance on this clause (ii) of Section 3.2(b)(5), not to exceed $25 million as of the date of Incurrence of such Indebtedness, after giving effect to such Incurrence and the application of the proceeds therefrom;

(6) Indebtedness Incurred in respect of (i) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (ii) obligations represented by letters of credit for the account of the Parent Guarantor or a Restricted Subsidiary in order to provide security for workers’ compensation claims (in the case of clauses (i) and (ii) other than for an obligation for money borrowed);

(7) Indebtedness of the Parent Guarantor or any Restricted Subsidiary represented by Capitalized Lease Obligations (whether or not incurred pursuant to Sale/Leaseback Transactions) or other Indebtedness Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Parent Guarantor or its Restricted Subsidiaries; provided that the outstanding Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary pursuant to this Section 3.2(b)(7), and any outstanding Indebtedness under Section 3.2(b)(4) incurred to refinance Indebtedness initially incurred in reliance on this Section 3.2(b)(7), shall not exceed $25 million; and provided further that the principal amount of any Indebtedness permitted under this Section 3.2(b)(7) did not in each case at the time of incurrence exceed the Fair Market Value, as determined in accordance with the definition of such term, of the acquired or constructed asset or improvement or development so financed;

(8) Preferred Stock (other than Disqualified Stock) of the Issuer and any Subsidiary Guarantor that is either issued in exchange for outstanding Indebtedness of the Issuer or a Restricted Subsidiary or the proceeds of which is reinvested in the Issuer or a Restricted Subsidiary;

(9) Cash Management Obligations of the Issuer or any Guarantor in an aggregate amount not to exceed $15 million as of the date of Incurrence of such Indebtedness, after giving effect to such Incurrence and the application of proceeds therefrom; and

(10) Permitted Third Lien Indebtedness in an aggregate principal amount not to exceed $240.0 million and any Refinancing Indebtedness in respect thereof plus any increase to such principal amount resulting from interest that is paid-in-kind on such Indebtedness.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(b), the Parent Guarantor, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to Section 3.2(c)(2) below, may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 3.2;

(2) all Indebtedness outstanding on the date of this Indenture or subsequently Incurred under the Senior Secured Credit Agreements, the Senior Notes and the Notes shall be deemed Incurred on the Issue Date or the date of such Incurrence, respectively, under Section 3.2(b)(1);

(3) guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 3.2(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging) will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

The Parent Guarantor will not permit any of its Foreign Subsidiaries, Subsidiaries that are not Subsidiary Guarantors or Unrestricted Subsidiaries to Incur any Indebtedness (including to issue any Disqualified Stock) other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Parent Guarantor shall be in Default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that any Person may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 3.3 Limitation on Restricted Payments.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any payment or distribution on or in respect of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) except:

(A) dividends or distributions by the Parent Guarantor payable solely in Capital Stock of the Parent Guarantor (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Parent Guarantor); and

(B) dividends or distributions payable to the Parent Guarantor or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Parent Guarantor or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor held by Persons other than the Parent Guarantor or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent Guarantor (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under Section 3.2(b)(3) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”).

(b) The provisions of Section 3.3(a) will not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Parent Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Parent Guarantor from its shareholders; provided, however, that such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or Capital Stock of the Parent Guarantor or any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 3.2; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement for value will be excluded from subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Parent Guarantor or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement for value will be excluded from subsequent calculations of the amount of Restricted Payments;

(4) dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this Section 3.3; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

(5) so long as no Default has occurred and is continuing, (a) the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Parent Guarantor held by any existing or former employees, management or directors of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate management, employees or directors, in each case approved by the Parent Guarantor’s Board of Directors; provided that such repurchases or other acquisitions pursuant to this subclause (a) during any calendar year will not exceed $2.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years without limitation); provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Parent Guarantor from the sale of Capital Stock of the Parent Guarantor to members of management or directors of the Parent Guarantor and its Restricted Subsidiaries that occurs after the Issue Date, plus (B) the cash proceeds of key man life insurance policies received by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or other acquisition under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments; and (b) loans or advances to employees or directors of the Parent Guarantor or any Subsidiary of the Parent Guarantor, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Parent Guarantor, or to refinance loans or advances made pursuant to this clause (5)(b), in an aggregate principal amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be excluded in subsequent calculations of the amount of Restricted Payments;

(6) purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Triggering Event in accordance with provisions similar to Section 3.9; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer as provided in such Section 3.9 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such acquisitions or retirements will be included in subsequent calculations of the amount of Restricted Payments;

(8) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (8) will be excluded in subsequent calculations of the amount of Restricted Payments;

(9) cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) will be excluded in subsequent calculations of the amount of Restricted Payments;

(10) on or after September 1, 2019, (a) Restricted Payments by the Parent Guarantor pursuant to Section 3.3(a)(2), if at the time the Parent Guarantor makes such Restricted Payment, the Consolidated Net Leverage Ratio is less than 2.25 to 1.00 and (b) purchases, repurchases, redemptions or other acquisitions or retirements of the Senior Notes or Permitted Third Lien Indebtedness at a price in cash equal to no greater than 35% of the principal amount such Senior Notes or Permitted Third Lien Indebtedness to be purchased, repurchased, redeemed, acquired or retired, if at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment, the

Consolidated Net Leverage Ratio is less than 3.25 to 1.00; provided the amount of any Restricted Payments made at any time pursuant to this clause (10) shall not exceed the excess of (i) the amount of cash offered by the Issuer to all Holders within the 180 days prior to the applicable Restricted Payments to purchase the Notes at an offer price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest over (ii) the amount of cash used by the Issuer within the 180 days prior to the applicable Restricted Payments to purchase the Notes; and

(11) purchases, repurchases, redemptions or other acquisitions or retirements of the Senior Notes with the proceeds of or in exchange for (x) Permitted Third Lien Indebtedness or (y) Equity Interests in the Parent Guarantor.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution made within 60 days after the date of declaration shall be determined as of such date. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment in excess of $5.0 million that will be included in subsequent calculations of the amount of Restricted Payments, the Parent Guarantor shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.3 were computed.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (11) above, the Parent Guarantor shall, in its sole discretion, classify or reclassify such Restricted Payment.

The Parent Guarantor shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Guarantor and its Restricted Subsidiaries (except to the extent such Investments are repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.”

SECTION 3.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent Guarantor or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Parent Guarantor or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Parent Guarantor or any Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture as in effect on such date;

(2) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Parent Guarantor or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Parent Guarantor or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property of such acquired Person;

(3) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Parent Guarantor and the Restricted Subsidiaries to realize the value of, property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or any Restricted Subsidiary;

(4) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(5) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (1) the encumbrance or restriction applies to such Foreign Subsidiary and its Subsidiaries only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (2) the Parent Guarantor determines that any such encumbrance or restriction will not materially affect the Parent Guarantor’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Parent Guarantor, whose determination shall be conclusive;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (1) through (5) or clause (12) of this Section 3.4(b) or this clause (6) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (5) or clause (12) of this Section 3.4(b) or this clause (6); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(7) in the case of Section 3.4(a)(3), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Parent Guarantor or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) contained in any agreement creating Hedging Obligations permitted from time to time under this Indenture;

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Guarantor or any Restricted Subsidiary;

(E) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(F) provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(8) any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in Section 3.4(a)(3) on the property so acquired;

(9) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(10) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(11) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(12) encumbrances or restrictions contained in agreements governing Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 3.2; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Parent Guarantor taken as a whole, as determined by the Board of Directors or a responsible financial officer of the Parent Guarantor in good faith, than the provisions contained in the Senior Secured Credit Agreements and in this Indenture as in effect on the Issue Date;

(13) the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 3.2 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(14) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(16) any encumbrance or restriction contained in the Senior Secured Credit Agreements and the Senior Notes as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings shall not modify such encumbrances or restrictions contained in the Senior Secured Credit Agreements and the Senior Notes as in effect on the Issue Date.

SECTION 3.5 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Parent Guarantor or any of its Restricted Subsidiaries receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Capital Stock or other assets subject to such Asset Disposition;

(2) except in the case of an Asset Swap, at least 75% of the consideration (determined on the date of contractually agreeing to such Asset Disposition) received by the Parent Guarantor or any of its Restricted Subsidiaries from such Asset Disposition and all other Asset Dispositions since the Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents, or any combination thereof; provided that any consideration other than cash or Cash Equivalents received by the Parent Guarantor or any of its Restricted Subsidiaries from such Asset Disposition shall only be permitted if it consists solely of the right to receive earnout payments, production payments, overrides or drilling participation arrangements or in seller notes (or a similar form of customary seller financing);

(3) except as provided in Section 3.5(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Parent Guarantor or such Restricted Subsidiary, as the case may be:

(A) to prepay, repay, redeem or purchase Indebtedness under the Senior Secured Credit Agreements;

(B) to prepay, repay, redeem or purchase Notes by, at its option, (x) redeeming Notes as provided under paragraph 5 of the form of Note set forth in Exhibit A, (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which shall be at or above par) and/or (z) making an offer (in accordance with the provisions set forth in this Section 3.5 for an Asset Disposition Offer) to all Holders to purchase their Notes (which offer shall be deemed to be an Asset Disposition Offer for purposes hereof); or

(C) to invest in Additional Assets; provided that without limitation to the provisions described in Section 11.3, to the extent any Additional Assets received by the Company or such Restricted Subsidiary in such Asset Sale consists of assets of a type that would constitute Collateral under the Note Security Documents, such Additional Assets, including Capital Stock of any Person that becomes a Restricted Subsidiary as a result of such transaction, are added to the Collateral within the time periods set forth in Section 11.3 or the applicable Note Security Documents; and

(4) without limitation to the provisions described in Section 11.3, to the extent any consideration received by the Company or such Restricted Subsidiary in such Asset Sale consists of assets of a type that would constitute Collateral under the Note Security Documents, such assets, including assets of any Person that becomes a Guarantor as a result of such transaction, are added to the Collateral within the time periods set forth in Section 11.3 or the applicable Note Security Documents;

provided that pending the final application of any such Net Available Cash in accordance with clauses (A), (B) or (C) above, the Parent Guarantor and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture. The requirement of clause (C) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Parent Guarantor or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 3.5(a)(3) will be deemed to constitute “Excess Proceeds.” Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will be required to make an offer (“Asset Disposition Offer”) to all Holders (with a copy to the Trustee) to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Section 3.5 in integral multiples of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment), provided that the unpurchased portion of each Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment). If the aggregate principal amount of the Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. To the extent that the aggregate principal amount of the Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Parent Guarantor and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of the Notes required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

(d) If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender the Notes pursuant to the Asset Disposition Offer.

(e) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment), provided that the unpurchased portion of each Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.5. The Issuer or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of the Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Issuer Order and Officers’ Certificate from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.5, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

(g) For the purposes of Section 3.5(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Parent Guarantor (other than Subordinated Obligations, Guarantor Subordinated Obligations or Disqualified Stock of the Parent Guarantor) or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations, Guarantor Subordinated Obligations of any Subsidiary Guarantor or Disqualified Stock of any Restricted Subsidiary) and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Parent Guarantor will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 3.5(a)(3);

(2) with respect to any Asset Disposition of Oil and Gas Properties by the Parent Guarantor or any of its Restricted Subsidiaries in which the Parent Guarantor or such Restricted Subsidiary still retains an interest, any agreement by the transferee (or any Affiliate thereof) to pay all or a portion of the costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto; and

(3) securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days after receipt thereof.

(h) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) in the event such Asset Swap involves the transfer by the Parent Guarantor or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Parent Guarantor.

(i) Other than as specifically provided in this Section 3.5, any purchase pursuant to this Section 3.5 shall be made pursuant to the applicable provisions of Article V.

SECTION 3.6 Limitation on Liens. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of this Indenture or acquired after that date.

SECTION 3.7 Stay, Extension and Usury Laws. The Parent Guarantor and each of its Restricted Subsidiaries covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Parent Guarantor and each of its Restricted Subsidiaries (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.8 Limitation on Affiliate Transactions.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) either:

(A) if such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million but not greater than $10.0 million, the Parent Guarantor delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above; or

(B) if such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Parent Guarantor delivers to the Trustee a Board Resolution adopted by a majority of the members of the Board of Directors of the Parent Guarantor having no personal stake in such transaction approving the terms of such transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above.

(b) Section 3.8(a) will not apply to:

(3) any Restricted Payment permitted to be made pursuant to Section 3.3 or any Permitted Investment;

(4) any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Parent Guarantor, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors or properly designated committee of the Board of Directors of the Parent Guarantor;

(5) loans or advances to employees, officers or directors in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries;

(6) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries;

(7) any transaction between the Parent Guarantor and a Restricted Subsidiary or between Restricted Subsidiaries, and guarantees issued by the Parent Guarantor or a Restricted Subsidiary for the benefit of the Parent Guarantor or a Restricted Subsidiary, as the case may be, in accordance with Section 3.2;

(8) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

(9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Parent Guarantor to an Affiliate, or the receipt by the Parent Guarantor of any capital contribution from its shareholders;

(10) indemnities of officers, directors and employees of the Parent Guarantor or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Parent Guarantor or any of its Restricted Subsidiaries;

(11) the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Parent Guarantor or any Restricted Subsidiary;

(12) the performance of obligations of the Parent Guarantor or any of its Restricted Subsidiaries under the terms of any agreement to which the Parent Guarantor or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders than the terms of the agreements in effect on the Issue Date;

(13) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that in the reasonable determination of the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor, such transactions are on terms not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent Guarantor;

(14) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

(15) transactions between the Parent Guarantor or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor, and such director is the sole cause for such Person to be deemed an Affiliate of the Parent Guarantor or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Parent Guarantor or such direct or indirect parent, as the case may be, on any matter involving such other Person.

SECTION 3.9 Purchase of Notes Upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless one of the three exceptions described in Section 3.9(f) applies, each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Within 30 days following any Change of Control Triggering Event, unless one of the three exceptions described below in Section 3.9(f) applies, the Issuer will send a notice (the “Change of Control Offer”) to each Holder of the Notes, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date may be delayed, in the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent (subject to the applicable procedures of DTC)) as any or all such conditions referred to in clause (9) below shall be satisfied;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Definitive Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes in certificated form completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is repurchasing a portion of the Note of any Holder, the Holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment);

(8) the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(9) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control Triggering Event) will not be satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer and not properly withdrawn, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment);

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes accepted for payment; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of the Notes being purchased by the Issuer.

(d) The Paying Agent will promptly mail or deliver to each Holder of the Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

(e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuer is not required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) any other Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with this Section 3.9 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer, (ii) notice of redemption of all outstanding Notes has been given pursuant to Section 5.5 of this Indenture, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

(g) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

(h) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

(i) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any other Person making a Change of Control Offer or Alternate Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(j) The Issuer’s obligation to make a Change of Control Offer with respect to the Notes pursuant to this Section 3.9 may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control Triggering Event.

(k) Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the applicable provisions of Article V.

SECTION 3.10 Provision of Financial Information.

(a) Whether or not the Parent Guarantor is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Parent Guarantor will file with the SEC, and deliver to the Trustee and make available to the Holders without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to a non-accelerated filer. In the event that the Parent Guarantor is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Parent Guarantor will nevertheless deliver such Exchange Act information to the Trustee and make available to the Holders without cost to any Holder as if the Parent Guarantor were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to a non-accelerated filer.

(b) If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in any accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) Any direct or indirect parent entity of the Parent Guarantor may satisfy the obligations of the Parent Guarantor set forth in this Section 3.10 by providing the requisite financial and other information of such parent entity instead of the Parent Guarantor so long as (i) the Parent Guarantor is a Wholly-Owned Subsidiary of such parent entity and (ii) such parent entity does not conduct any business other than the holding of Equity Interests of the Parent Guarantor, does not have any material liabilities other than liabilities of the Parent Guarantor, does not own any material assets other than the Equity Interests of the Parent Guarantor and does not generate or derive any material revenues other than the revenues of the Parent Guarantor; provided that to the extent such parent entity holds assets (other than its direct or indirect interest in the Parent Guarantor) that exceeds the lesser of (x) 0.5% of the total assets of such parent entity and (y) 0.5% of the total revenue for the preceding fiscal year of such parent entity, then such information related to such parent entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such parent entity, on the one hand, and the information relating to the Parent Guarantor and its Subsidiaries on a stand-alone basis, on the other hand.

(d) The availability of the foregoing materials on the SEC’s website or on the Parent Guarantor’s (or its parent entity’s) website shall be deemed to satisfy the foregoing delivery obligations to the Holders.

(e) For so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, if the Parent Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent Guarantor will furnish to the Holders, and to securities analysts and bona fide prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 3.10(a) (or customary earnings releases in respect thereof), the Parent Guarantor (or its parent entity) shall also hold live quarterly conference calls (which may be the same call held by the Parent Guarantor (or its parent entity) for its public equity holders).

(g) The Trustee shall have no obligation to determine if and when the reports, information and documents of the Parent Guarantor are filed with the SEC via the EDGAR system and available on the SEC’s EDGAR website or available on the Issuer’s website.

(h) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

SECTION 3.11 Future Subsidiary Guarantors.

(a) The Parent Guarantor will cause (i) each of its Wholly-Owned Subsidiaries (other than a Foreign Subsidiary formed in connection with a Redomestication Transaction) formed or acquired after the Issue Date and (ii) any other Domestic Subsidiary (other than the Issuer) that is not already a Subsidiary Guarantor that guarantees any of the Parent Guarantor’s or the Issuer’s Indebtedness or any Indebtedness of a Subsidiary Guarantor, in each case to execute and deliver to the Trustee within 30 days a supplemental indenture (in substantially the form specified in Exhibit B to this Indenture) pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis; provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.

(b) Each Person that becomes a Subsidiary Guarantor after the Issue Date shall also become a party to the applicable Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, if applicable, and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of any such documents to be delivered after the Issue Date) as may be necessary to vest in the Collateral Agent a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Note Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

SECTION 3.12 Maintenance of Office or Agency. The Issuer shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made. The corporate trust office of the Trustee indicated in Section 2.3 shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee indicated in Section 12.2, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. Notwithstanding the foregoing, no service of legal process may be made on the Issuer at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13 Corporate Existence. Except as otherwise provided in Article IV, the Parent Guarantor shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory), licenses and franchises; provided, however, that the Parent Guarantor and its Restricted Subsidiaries shall not be required to preserve any such right, license or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor.

SECTION 3.14 Payment of Taxes. The Parent Guarantor shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Parent Guarantor or any Subsidiary or upon the income, profits or property of the Parent Guarantor or any Subsidiary; provided, however, that the Parent Guarantor and its Restricted Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

SECTION 3.15 Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date a statement (which need not be an Officers’ Certificate) signed by the principal executive officer, the principal accounting officer or the principal financial officer of the Issuer, stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and each of its Restricted Subsidiaries has performed their respective obligations under this Indenture, and further stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.16 Further Instruments and Acts. Upon request of the Trustee, the Parent Guarantor and its Restricted Subsidiaries will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17 Statement by Officers as to Default. The Issuer shall, so long as any Note is outstanding, deliver to the Trustee within 10 Business Days after the occurrence of a Default, a written notice setting forth the details of such Default, or Events of Default, and what action the Issuer is taking or proposing to take with respect thereto.

SECTION 3.18 Covenant Termination.

(a) From and after the occurrence of an Investment Grade Rating Event, the Parent Guarantor and its Restricted Subsidiaries will no longer be subject to the provisions of this Indenture described above in Sections 3.2, 3.3, 3.4, 3.5, 3.8 and Section 4.1(a)(3) hereof (collectively, the “Eliminated Covenants”).

(b) After the Eliminated Covenants have been terminated, the Parent Guarantor may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.” After the Eliminated Covenants have been terminated, the Parent Guarantor and its Restricted Subsidiaries shall be entitled to incur Liens permitted under Section 3.6 (including, without limitation, Permitted Liens). To the extent Section 3.6 and any Permitted Liens refer to one or more Eliminated Covenants, such Section 3.6 or definition shall be interpreted as though such applicable Eliminated Covenant(s) continued to be applicable following such termination (but solely for purposes of Section 3.6 and the “Permitted Liens” definition and for no other section of this Indenture).

(c) On the date of the occurrence of an Investment Grade Rating Event, the Issuer shall deliver an Officers’ Certificate to the Trustee, specifying (i) that a termination of the foregoing covenants under this Section 3.18 has occurred and (ii) the date of the commencement of any termination of the foregoing covenants under this Section 3.18. The Trustee shall not have any duty to monitor the ratings of the Notes or whether or not an Investment Grade Rating Event or the termination of the foregoing covenants has occurred, nor any duty to notify the Noteholders of any of the foregoing.

SECTION 3.19 Limitation on Layering. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, or suffer to exist any Lien that is (a) senior to the Liens on the Collateral securing the Notes and junior to any other Lien or (b) junior to the Liens on the Collateral securing the Notes (other than Liens securing Permitted Third Lien Indebtedness incurred under Section 3.2(b)(10) and clause (16) of the definition of “Permitted Liens”).

SECTION 3.20 Subsidiaries. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign or otherwise dispose of any Equity Interests in the Issuer or any Restricted Subsidiary except (a) to the Issuer or another Restricted Subsidiary or (b) in compliance with Section 3.5. None of the Parent Guarantor, the Issuer nor any Restricted Subsidiary will have any Foreign Subsidiaries, other than Foreign Subsidiary formed in connection with a Redomestication Transaction. Parent Guarantor and the Issuer will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Issuer or another Restricted Subsidiary. Parent Guarantor shall not permit any Subsidiary that is not owned by the Issuer to own any Oil and Gas Property.

SECTION 3.21 Nature of Business; International Operations. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, undertake or allow any material change in the character of its business as a company engaged in the Oil and Gas Business. From and after the date hereof, Parent Guarantor, the Issuer and the Restricted Subsidiaries will not acquire or commit to acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America. Parent Guarantor shall not directly own any interest in any Oil and Gas Property. Any Oil and Gas Properties of the Issuer or any of its subsidiaries will at all times be owned by the Issuer or a Subsidiary Guarantor that is a Restricted Subsidiary.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1 Merger and Consolidation.

(a) Neither the Parent Guarantor nor the Issuer will consolidate with or merge with or into or amalgamate or wind up into (whether or not it is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions to, any Person, unless:

(1) (A) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; provided that in the case where the Successor Company of the Issuer is not a corporation, a co-issuer of the Notes is a corporation; and (B) the Successor Company (if not the Parent Guarantor or the Issuer, as the case may be) will expressly assume, by supplemental indenture, joinder or other documents or instruments, executed and delivered to the Trustee, all the obligations of the Parent Guarantor or the Issuer, as the case may be, under this Indenture, the Notes, the Priority Lien Security Documents, the Note Security Documents, the Junior Lien Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the relevant Guarantee, as applicable, and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided further that, notwithstanding the foregoing, the Parent Guarantor may consummate a Redomestication Transaction if all other conditions of this Section 4.1(a) are satisfied;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Parent Guarantor is equal to or greater than the Consolidated Coverage Ratio of the Parent Guarantor immediately before such transaction;

(4) if the Successor Company of the Issuer is not the Issuer, each Guarantor (unless it is the other party to the transactions, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company’s obligations in respect of this Indenture and the Notes and that its Guarantee shall continue to be in effect; and

(5) the Parent Guarantor or the Issuer, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture; and

(6) any Collateral owned by or transferred to the Successor Company formed by or surviving any such consolidation or merger or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made continues to constitute Collateral under the Indenture and the Note Security Documents, subject to the Liens on the Collateral securing Priority Obligations, except as permitted by the Indenture or the Note Security Documents.

For purposes of this Section 4.1, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Parent Guarantor or the Issuer, as the case may be, which assets, if held by the Parent Guarantor or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the assets of the Parent Guarantor or the Issuer, as applicable, on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets of the Parent Guarantor or the Issuer, as applicable.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor or the Issuer, as the case may be, under this Indenture and the other Notes Documents; and its predecessor, except in the case of a lease of all or substantially all its assets, will be released from all obligations under this Indenture, the other Notes Documents, the Notes or the relevant Guarantee, as applicable.

Notwithstanding Section 4.1(a)(3), (x) any Restricted Subsidiary may consolidate with, merge with or into, amalgamate or wind up into, or dispose of all or part of its assets to, the Parent Guarantor, and the Parent Guarantor may consolidate with, merge into, amalgamate or wind up into, or dispose of all or part of its assets to, the Issuer or a Subsidiary Guarantor and (y) the Parent Guarantor and the Issuer may merge with or into an Affiliate incorporated solely for the purpose of reorganizing the Parent Guarantor or the Issuer, as the case may be, in a State of the United States or the District of Columbia or other jurisdiction; provided that, in the case of a Restricted Subsidiary that consolidates with, merges with or into, amalgamates or winds up into or disposes of all or part of its properties and assets to the Parent Guarantor or the Issuer, the Parent Guarantor or the Issuer, as the case may be, will not be required to comply with the preceding Section 4.1(a)(5).

(b) In addition, the Parent Guarantor will not permit any Subsidiary Guarantor to consolidate with, merge with or into, amalgamate or wind up into, and will not permit the disposition of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Parent Guarantor, the Issuer or another Subsidiary Guarantor) unless:

(1) (i) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under this Indenture, the Notes, the Priority Lien Security Documents, the Note Security Documents, the Junior Lien Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the relevant Guarantee, as applicable, and the surviving Person shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or

(2) the transaction results in the release of the Subsidiary Guarantor from its obligations under this Indenture and its Guarantee after and in compliance with the provisions of Section 10.2 and

(3) the Parent Guarantor will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1 Redemption. The Notes may be redeemed (a) as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, or (b) as a whole, and not less than as a whole, subject to the conditions and at the redemption price specified in Section 3.9(i) or Section 5.9, as applicable, in each case together with accrued and unpaid interest to the Redemption Date.

SECTION 5.2 Applicability of Article. Redemption of Notes at the election of the Issuer, as permitted by any provision of this Indenture, shall be made in accordance with such provision and this Article V.

SECTION 5.3 Election to Redeem; Notice to Trustee. The election of the Issuer to redeem any Notes pursuant to Section 5.1 shall be evidenced by an Officers’ Certificate of the Issuer. In case of any redemption at the election of the Issuer, the Issuer shall, not later than five Business Days prior to giving notice of any redemption pursuant to Section 5.5 (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed and, in the case of any redemption of less than all Notes, shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

SECTION 5.4 Selection by Trustee of Notes to Be Redeemed. If less than all Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements, as set forth in an Officers’ Certificate delivered by the Issuer to the Trustee, of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (or, in the case of Global Notes, the Trustee will select Notes for redemption based on such method as DTC may prescribe); provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000 (or $1.00 after a PIK Payment).

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5 Notice of Redemption.

(a) Notice of redemption shall be given in the manner provided for in Section 12.2, not less than 15 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, except that that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or except as set forth in the penultimate sentence of Section 5.5(b). At the Issuer’s request, the Trustee shall give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall deliver to the Trustee, at least five Business Days prior to the giving of such notice (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice at the Issuer’s expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price, if then determinable, and otherwise the method for its determination and the amount of accrued interest to the Redemption Date payable as provided in Section 5.7, if any,

(3) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date, the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(6) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(9) the CUSIP, Common Code and ISIN numbers, if applicable, and that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Notes,

(10) the Section of this Indenture or the paragraph of the Notes pursuant to which the Notes are to be redeemed, and

(11) if in connection with any conditional notice of redemption pursuant to the Issuer’s right to redeem all of the Notes upon a Change of Control Triggering Event, and in compliance with Section 5.5(b), that such redemption is conditional upon such Change of Control Triggering Event occurring.

(b) Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the Net Cash Proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission (subject to the applicable procedures of DTC)) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.6 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer or any of the Issuer’s Restricted Subsidiaries is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient (as determined by the Issuer) to pay the redemption price of and accrued and unpaid cash interest together with an amount of cash equal to all accrued and unpaid PIK Interest on, all Notes which are to be redeemed on that date (including any PIK Notes or any increased principal amount of Notes in connection with a PIK Payment), other than Notes or portions of Notes called for redemption that are beneficially owned by the Issuer and have been delivered by the Issuer to the Trustee for cancellation.

SECTION 5.7 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed without a condition precedent shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the redemption price and, subject to the next sentence, unpaid interest on such Notes to the Redemption Date. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued interest, if any, to, but not including, the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such as of the relevant record date.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 5.8 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 3.12 (with, if the Issuer or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

SECTION 5.9 Tax Redemption.

(a) The Issuer may, at its option, upon providing not less than 30 days’ notice to the Trustee and the Holders, redeem, in whole but not in part, the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption if any Guarantor has become or would become obligated to pay any Additional Amounts or any Reimbursement Payments in respect of any Guarantee as a result of:

(1) any change in or amendment to the laws (or regulations promulgated thereunder) of any Non-U.S. Taxing Authority, or

(2) any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations, rulings, technical interpretations, income tax folios, interpretation bulletins, information circulars or equivalent documents issued by a Non-U.S. Taxing Authority (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective after the Issue Date (without regard to whether the Issuer or any Guarantor is or has been making any payments under the Notes prior to, at or after the time such change or amendment is announced or effective).

(b) It shall be a condition to the Issuer’s right to redeem the Notes pursuant to the provisions of Section 5.9(a) that, prior to giving any notice of redemption of the Notes, the Issuer shall have delivered to the Trustee (i) an Officers’ Certificate stating that the Issuer has determined in its reasonable judgment that the obligations to pay such Additional Amounts or Reimbursement Payments cannot be avoided by such Guarantor taking reasonable measures available to it and (ii) an Opinion of Counsel that such Guarantor has or will become obligated to pay Additional Amounts or Reimbursement Payments as a result of an amendment or change described in Section 5.9(a).

(c) No such notice of redemption may be given more than 60 days before or more than 180 days after any Guarantor first becomes liable (or, if later, the earlier of the date on which such Guarantor first becomes aware of its liability or the date on which it reasonably should have become aware of its liability) to pay any Additional Amounts or Reimbursement Payments as a result of a change or amendment described in Section 5.9(a).

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events in relation to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Issuer or any Guarantor to comply with its obligations under Article IV;

(4) failure by the Parent Guarantor or any Restricted Subsidiary to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice has been given, by registered or certified mail, to the Parent Guarantor by the Trustee or to the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder with Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21 (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with Article IV which is covered by clause (3));

(5) failure by the Parent Guarantor or any Restricted Subsidiary to comply with any agreement in this Indenture or the Notes (other than an agreement, a default in or failure to comply with that is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Parent Guarantor by the Trustee or to the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent Guarantor or any of its Restricted Subsidiaries), other than Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary, whether such Indebtedness or guarantee existed at the Issue Date, or was created thereafter, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law (including any Canadian Insolvency Law) or (B) a decree or order adjudging the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, compromise, adjustment or composition of or in respect of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8) the commencement by the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law (including any Canadian Insolvency Law) or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief or in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law (including any Canadian Insolvency Law) or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a

Significant Subsidiary or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary in furtherance of any such action;

(9) failure by the Parent Guarantor, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”); or

(10) any Guarantee of the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or its Guarantee; or

(11) (x) any Note Security Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Note Security Documents) for a period of 30 days after the Parent Guarantor, the Issuer or any Guarantor receives notice thereof, (y) any of the Note Security Documents ceases to give the Holders a valid, perfected security interest (except as permitted by the terms of the Indenture or the Note Security Documents) for a period of 30 days after the Parent Guarantor, the Issuer or any Guarantor receives notice thereof or (z) the Parent Guarantor, the Issuer or any Guarantor fails to grant and perfect any security interest required by the Note Security Documents to be so granted and perfected, in each case with respect to Collateral having a fair market value in excess of $50.0 million in the aggregate with respect to clauses (x), (y) and (z) above.

(b) However, a default under clauses (4) and (5) of Section 6.1(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Parent Guarantor in writing and, in the case of a notice given by the Holders, the Trustee of the default and the Parent Guarantor does not cure such default within the time specified in clauses (4) and (5) of Section 6.1(a) after receipt of such notice.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clauses (7) and (8) of Section 6.1(a) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer (and the Trustee in the case of a notice provided by the Holders), may declare the principal of, premium (including the Applicable Premium) and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium (including the Applicable Premium) and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in clauses (7) and (8) of Section 6.1(a), all outstanding Notes will become immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If the Notes are accelerated or otherwise become due prior to July 12, 2024 for any reason (including the acceleration of claims by operation of law), in each case, as a result of an Event of Default prior to [October] [DAY], 2021, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes redeemed plus the Applicable Premium in effect on the date of such acceleration, plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption of the Notes pursuant to paragraph 5 of the Notes accelerated. If the Notes are accelerated or otherwise become due prior to July 12, 2024, in each case, as a result of an Event of Default on or after [October] [DAY], 2021, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes pursuant to paragraph 5, in effect on the date of such acceleration, plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption pursuant to paragraph 5 of the Notes accelerated.

Without limiting the generality of the foregoing, in the event the Notes are accelerated or otherwise become due prior to July 12, 2024, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in clauses (7) and (8) of Section 6.1(a) (including the acceleration of claims by operation of law)), the premium (including the Applicable Premium) payable with respect to an optional redemption pursuant to paragraph 5 of the Notes will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium (including the Applicable Premium) payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium (including the Applicable Premium) shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM (INCLUDING THE APPLICABLE PREMIUM) IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium (including the Applicable Premium) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium (including the Applicable Premium) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium (including the Applicable Premium); and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium (including the Applicable Premium) to Holders as herein described is a material inducement to Holders to purchase the Notes.

In the event of any Event of Default specified in clause (6) of Section 6.1(a), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the requisite number of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium) or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Guarantees with respect to such Notes.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee (with a copy to the Issuer, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Noteholder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Guarantees or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification or security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused or that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. Subject to Section 6.7, a Noteholder may not pursue any remedy with respect to this Indenture, the Note Security Documents or the Notes unless:

(1) such Holder has previously given to the Trustee written notice stating that an Event of Default with respect to the Notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested that the Trustee pursue the remedy;

(3) such Holders have offered to the Trustee security or indemnity, reasonably satisfactory to the Trustee, against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request during such 60-day period.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relative to the Issuer, the Parent Guarantor or the Subsidiary Guarantors or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall, subject to the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, pay out the money in the following order:

FIRST: to the Collateral Agent and the Trustee for amounts due to it under Section 7.7, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent the costs and expenses of collection;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Parent Guarantor or its Subsidiaries, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes or the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes or the Guarantees, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity or security satisfactory to the Trustee against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties under the Indenture.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes or the Guarantees shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes or the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 12.2, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including without limitation as Collateral Agent), and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes or the Guarantees at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered (and if requested, provided) to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities which may be incurred therein or thereby.

(i) Whenever in the administration of this Indenture, the Notes or the Guarantees the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate.

(j) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The parties hereto acknowledge, in accordance with Section 326 of the Patriot Act, that the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Issuer and the Guarantors agree that they will provide the Trustee with all such information as it may reasonably request in order to satisfy the requirements or its obligations under the Patriot Act.

(l) Any discretion, permissive right or privilege in favor of the Trustee, if any, shall not be construed as a duty or obligation.

(m) [Reserved].

(n) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default or Event of Default with respect to the Notes occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send to each Noteholder in the manner provided in Section 12.02, notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Noteholders.

SECTION 7.6 Reports by Trustee to Holders.

A copy of each report at the time it is sent to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.7 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Notes and the Guarantees as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and sending of notices to Noteholders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The

Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee (including its officers, directors, agents and employees) against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct or gross negligence on its part (as determined by a final non-appealable order of a court of competent jurisdiction) in connection with the administration of this trust and the performance of its duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Noteholder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture or the earlier resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law. “Trustee” for purposes of this Section 7.7 shall include any predecessor Trustee; provided, however, the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof or TIA § 310;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any other reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Noteholder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 7.12 Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1 Discharge of Liability on Notes; Defeasance.

(a) Subject to Section 8.1(c), when (i) either (x) all Notes that have been authenticated (other than Notes replaced or paid pursuant to Section 2.10 and such Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust), have been delivered to the Trustee for cancellation or (y) all outstanding Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of final maturity or redemption (provided that if such redemption is made as provided in the fifth paragraph of paragraph 5 of the form of Note attached hereto as Exhibit A, (1) the amount of cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (2) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the

Applicable Premium as determined by such date); (ii) in respect of clause (i)(y), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either the Issuer or any Guarantor is a party or by which either the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); (iii) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and (iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at final maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer (accompanied by an Officers’ Certificate and an Opinion of Counsel, which may be subject to customary assumptions and exclusions, stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Issuer. If U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.2(1).

(b) Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”), and Liens on the Collateral securing the Notes will be released, and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21, and clause (a)(3) of Section 4.1, and the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply with such Sections shall no longer constitute a Default or an Event of Default under Section 6.1(a)(3) (as it relates to Section 4.1(a)(3) only), Section 6.1(a)(4) (to the extent applicable to such other defeased covenants), Section 6.1(a)(6), Section 6.1(a)(7) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(a)(8) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(a)(9) and Section 6.1(a)(10) (other than with respect to the Guarantee of the Parent Guarantor), and the events specified in such Sections shall no longer constitute an Event of Default and the Liens on the Collateral securing the Notes will be released (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance or its covenant defeasance option, the Guarantees in effect at such time shall terminate.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(3) (as it relates to Section 4.1(a)(3) only), Section 6.1(a)(4) (to the extent applicable to Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21), Section 6.1(a)(6), Section 6.1(a)(7) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(a)(8) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(9) or Section 6.1(10) (other than with respect to the Guarantee of the Parent Guarantor).

Upon satisfaction of the conditions set forth herein and upon request and expense of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a satisfaction and discharge or a legal defeasance, the Issuer’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12, 2.13, 2.18, 7.7 and 7.8 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2 Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option with respect to Notes only if:

(1) in accordance with Section 8.1, the Issuer irrevocably deposits with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, and premium, if any, and interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to Stated Maturity or to a particular Redemption Date (provided that if such redemption is made as provided in the fifth paragraph of paragraph 5 of the form of Note attached hereto as Exhibit A, (x) the amount of cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the Applicable Premium as determined on such date);

(2) in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Beneficial Owners of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) confirming that the Beneficial Owners of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the grant of any Lien securing such borrowings);

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries are bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the respective outstanding Notes over the creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with; and

(8) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust all money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Notes to the Holders of all sums due in respect of the payment of principal of, premium, if any, and accrued interest on the Notes.

SECTION 8.4 Repayment to the Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money, U.S. Government Obligations or other Notes held by them upon payment of all the Obligations under this Indenture.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal of or premium, if any, or interest on the Notes that remains unclaimed by the Holders thereof for two years, and, thereafter, Noteholders entitled to the money must look to the Issuer for payment as unsecured general creditors unless an abandoned property law designates another Person and the Trustee and the Paying Agent shall have no further liability with respect to such money.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or the Guarantors have made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuer or Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX

AMENDMENTS

SECTION 9.1 Without Consent of Holders. The Issuer, the Guarantors (in the case of the Subsidiary Guarantors, with respect to its Guarantee), the Collateral Agent (if applicable) and the Trustee may amend or supplement this Indenture, the Notes, the Note Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the related Guarantees without notice to or consent of any Noteholder:

(1) to cure any ambiguity, omission, defect, mistake or inconsistency;

(2) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or the applicable Guarantee in accordance with Article IV;

(3) to provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided, however, that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) to add Guarantors with respect to the Notes, or release a Guarantor from its Guarantee and terminate such Guarantee; provided that the release and termination is in accordance with the applicable provisions of this Indenture;

(5) to provide additional collateral securing the Notes or the related Guarantees;

(6) to add covenants of the Issuer or a Guarantor for the benefit of, or to make changes that would provide additional rights to, the Holders or to surrender any right or power herein conferred upon the Issuer or a Guarantor;

(7) to make any change that does not adversely affect the rights under this Indenture of any Noteholder;

(8) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA;

(9) to evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee, or under this Indenture and the Note Security Documents of a successor Collateral Agent; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) to provide for the issuance of PIK Notes in accordance with the provisions of this Indenture;

(11) to modify this Indenture solely for the purpose of providing the removal of the Restricted Securities Legend, if any, on any Note and to allow for the transfer of a Definitive Note or a beneficial interest in a Global Note to a Note that has an unrestricted CUSIP number, in each case in accordance with applicable securities laws.

(12) to make, complete or confirm any grant of Liens on Collateral permitted or required by this Indenture or any of the Note Documents or the Intercreditor Agreement; or

(13) to release or subordinate Liens on Collateral in accordance with this Indenture, the Note Security Documents and the Intercreditor Agreement.

After an amendment, supplement, or waiver under this Section 9.1 becomes effective, the Parent Guarantor shall send to Noteholders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section.

In addition, the Holders will be deemed to have consented to, and shall be deemed to have directed the Trustee and/or the Collateral Agent (as applicable), to execute and deliver any of the following amendments, waivers and other modifications to the Note Security Documents, in each case, as evidenced by an Officers’ Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent pursuant to Section 12.4 and Section 12.5 hereof:

(1) to add other parties (or any authorized agent thereof or trustee therefor) holding Priority Obligations that are incurred in compliance with the Revolving Credit Facility, this Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Priority Obligations shall rank equally under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Senior Secured Credit Agreements and senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment;

(2) to establish that the Liens on any Collateral securing any Indebtedness replacing the Senior Secured Credit Agreements permitted to be Incurred under Section 3.2 that represent Priority Obligations shall be senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral; and

(3) upon any cancellation or termination of the Senior Secured Credit Agreements and all other Priority Obligations without a replacement thereof, to establish that the Collateral securing the Notes and the Guarantees shall become first priority Collateral, except as set forth below under Section 11.5.

SECTION 9.2 With Consent of Holders. The Issuer, the Guarantors, the Collateral Agent (as applicable) and the Trustee may amend or supplement this Indenture, the Notes, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and any other Note Security Documents and the related Guarantees without notice to any Noteholder but with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Except as provided in Section 6.4, any past default or compliance with the provisions of this Indenture, the Notes or the related Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Noteholder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) (i) reduce the premium payable upon the redemption of any Note as described in Article V hereof or paragraph 5 of any Note, (ii) change the time at which any Note may be redeemed as described in Article V hereof or paragraph 5 of any Note (except provisions relating to minimum required notice of optional redemption) or (iii) make any change relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event as described in Section 3.9 after (but not before) the occurrence of such Change of Control Triggering Event; provided that the Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of any Notes for or as an inducement to any consent, waiver or amendment relating to the obligations set forth in clause (iii) of this Section 9.2(5) unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment;

(6) make any Note payable other than that stated in such Note;

(7) amend the contractual right expressly set forth in this Indenture with respect to the Notes or any Note of any Holder to institute a suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(8) make any change to this Section 9.2 which requires the consent of each Holder of the Notes;

(9) modify the Guarantees in any manner adverse to the Holders of Notes; or

(10) make any change to or modify the ranking or the priority of the Liens securing the Notes that would adversely affect the Holders of such Notes.

In addition, notwithstanding anything to the contrary in this Section 9.2, the consent of Holders representing at least 66 2⁄3% of outstanding Notes will be required to release the Liens for the benefit of the holders of the Notes on all or substantially all of the Collateral, other than in accordance with this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (as applicable).

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment, supplement, or waiver under this Section becomes effective, the Parent Guarantor shall send to Noteholders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.2.

SECTION 9.3 [Reserved].

SECTION 9.4 Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee and the Issuer receive the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder unless it makes a change described in any of clauses (1) through (10) of Section 9.2, and in that case the amendment, supplement, waiver or other action shall bind each Noteholder who has consented to it and every subsequent Noteholder that evidences the same debt as the consenting Holder’s Notes. An amendment, supplement or waiver under Section 9.2 shall become effective upon receipt by the Issuer of the requisite number of consents, and in relation to any Notes evidenced by Global Notes, such consents need not be in written form and may be evidenced by any electronic transmissions that comport with the applicable procedures of DTC.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer or the Trustee may require the Holder of the Note to deliver it to the Trustee. The Issuer may instruct the Trustee to place a notation designated by the Issuer on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.6 Trustee to Sign Amendments. The Trustee or the Collateral Agent (as applicable) shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent (as applicable). If it does, the Trustee or the Collateral Agent (as applicable) may but need not sign it. In signing any amendment, supplement or waiver the Trustee or the Collateral Agent (as applicable) shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an

Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Collateral Agent and the Trustee the full and punctual payment when due, whether at final maturity, by acceleration, by redemption or otherwise, of the Obligations under this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder. Each Guarantor agrees that the Obligations will rank equally in right of payment with all other existing and future Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Obligations. Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Guarantor is released from its Guarantee upon the merger or the sale of all the Capital Stock or assets of the Guarantor or otherwise in compliance with Article IV, Section 10.2 or Article VIII, as applicable. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at final maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Collateral Agent or the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreements) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Upon the sale or disposition of a Subsidiary Guarantor, whether by merger, consolidation, the sale of a sufficient amount of its Capital Stock so that it no longer qualifies as a “Subsidiary” of the Issuer or the sale of all or substantially all of its assets (other than by lease) and whether or not such Subsidiary Guarantor is the surviving entity in such transaction, to a Person which is not the Parent Guarantor or a Restricted Subsidiary, such Subsidiary Guarantor will be released from all its obligations under this Indenture and its Guarantee if the sale or other disposition does not violate Section 3.5.

(c) [Reserved].

(d) Each Subsidiary Guarantor will be released from its obligations under this Indenture and its Guarantee if the Parent Guarantor designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(e) Each Subsidiary Guarantor will be deemed released from all its obligations under this Indenture and its Guarantee, and such Guarantee will terminate, upon any covenant defeasance of the Notes.

(f) Each Guarantor will be deemed released from all its obligations under this Indenture and its Guarantee, and such Guarantee will terminate, upon any legal defeasance or upon satisfaction and discharge of this Indenture, in each case pursuant to the provisions of Article VIII hereof.

(g) The release of any Guarantor from its obligations pursuant to this Section 10.2 shall be conditioned upon such Guarantor delivering to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Indenture relating to the transactions specified in clauses (b), (c), (d) (e), or (f) of this Section 10.2 have been complied with.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1 Security Interest.

(a) The due and punctual payment of the Obligations on the Notes and the Obligations of the Guarantors under the Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes, the Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders of Notes, the Collateral Agent or the Trustee under the Note Security Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured, as provided in the Note Security Documents. The Issuer and each of the Guarantors consent and agree to be bound by the terms of the Note Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders and the other holders of Parity Lien Obligations.

(b) Each Holder, by its acceptance thereof and of the Guarantees, consents and agrees to the terms of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Note Security Documents) as the same may be in effect or may be amended or otherwise modified from time to time in accordance with their terms and authorizes and appoints Wilmington Trust, National Association (and its successors and assigns) as the Trustee and as the Collateral Agent. Each Holder directs the Collateral Agent to enter into the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof. The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Guarantees of the Guarantors, acknowledges that, as more fully set forth in the Note Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Parity Lien Obligations, subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the Collateral Agent and the Trustee, and the Lien of this Indenture and the Note Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents and actions that may be taken thereunder.

SECTION 11.2 Post-Issue Date Collateral Requirements.

(a) (i) On or prior to the Issue Date, the Issuer shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, such mortgages or other Note Security Documents, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgages or other Note Security Documents in the proper recorders’ offices or appropriate public records (and payment of any recording taxes or fees in connection therewith) as may be necessary to create a valid, perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) against proven Oil and Gas Properties that are subject to Liens under the Priority Debt Documents, but in any event constituting not less than 95% of the total discounted present value of proved reserves attributable to the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries, as evaluated in the Parent Guarantor’s most recent consolidated reserve report (which such total discounted present value shall, during any such time as any Priority Lien Obligations are outstanding or commitments therefor remain outstanding, be determined using the total discounted present value methodology then in effect under the Priority Lien Debt Documents, and, at any time thereafter, using the total discounted present value methodology in effect under the Term Loan Credit Agreement in place on the Issue Date during a Term Loan Exclusive Period (as such term is defined in the Term Loan Credit Agreement on the Issue Date), after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such reserve report and (ii) on the date that each such mortgage is so filed or recorded, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties are located to execute and deliver to the Collateral Agent a favorable legal opinion with respect thereto in form and substance substantially consistent with the opinion delivered pursuant to the applicable Priority Lien Debt Documents.

(b) Any Note Security Documents entered into on or after the Issue Date shall be substantially in the form of the corresponding security document securing the Priority Lien Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes as are reasonably necessary to reflect the terms of the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Agent pursuant to an Officers’ Certificate of the Issuer (and upon which the Collateral Agent may conclusively rely).

(c) Within 60 days of the Issue Date (or as such period may be extended by the Credit Facility Agent but in no event later than 90 days of the Issue Date), the Issuer and the Guarantors shall execute and deliver, and cause all other required parties thereto to execute and deliver, to the Collateral Agent the control agreements required by the Note Security Documents, and shall otherwise comply with the requirements of all Note Security Documents with respect to control agreements; provided that, (i) at any time prior to the Discharge of Senior Obligations (as defined in the Intercreditor Agreement), with respect to any account for which a control agreement with the First Lien Collateral Agent (as defined in the Intercreditor Agreement) is in effect (any such account, a “First Lien Collateral Agent Controlled Account”), the Issuer shall only be required to use commercially reasonable efforts to execute and deliver and cause all other required parties to execute and deliver such control agreements and otherwise comply with such requirements within such time period and (ii) with respect to any such First Lien Collateral Agent Controlled Account, upon the Discharge of Senior Obligations or such account otherwise ceasing to be a First Lien Collateral Agent Controlled Account, the Issuer shall execute and deliver, and cause all other required parties thereto to execute and deliver, such control agreements and otherwise comply with such requirements within 60 days of the date of the Discharge of Senior Obligations or such account otherwise ceasing to be a First Lien Collateral Agent Controlled Account.

(d) [Reserved].

(e) Each Subsidiary that becomes a Guarantor shall become a party to all Note Security Documents as a “Debtor” thereunder by thereupon executing a supplemental agreements substantially in the form attached to the Note Security Documents.

(f) Within 60 days of the Issue Date, the Issuer will use commercially reasonable efforts to cause the Collateral Agent to be named as an additional insured on all liability insurance policies of the Issuer and the Guarantors that insure the Collateral, and at any time after the Discharge of Senior Obligations (as defined in the Note Security Documents) the Collateral Agent to be named as loss payee on all property and casualty insurance policies of the Issuer and the Guarantors that insure the Collateral.

SECTION 11.3 Further Assurances; Liens on Additional Property.

(a) The Issuer and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected second priority Liens (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) upon the Collateral (including any acquired property or other property required by any Parity Lien Document to become, Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents, and in connection with any merger, consolidation or sale of assets of any Issuer or any Guarantor, the property and assets of the Person which is consolidated or merged with or into any Issuer or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Note Security Documents, shall be treated as after-acquired property and such Issuer or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Parity Lien Documents.

(b) Each Issuer and each of the Guarantors shall promptly execute, acknowledge and deliver such Note Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent or any Parity Lien Representative may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations and, prior to the Discharge of Senior Obligations, only if delivered pursuant to the applicable Priority Lien Debt Documents, cause its counsel to deliver a favorable legal opinion with respect thereto in form and substance substantially consistent with the opinions delivered pursuant to the applicable Priority Lien Debt Documents; provided, that no such Note Security Document, instrument or other document shall be materially more burdensome upon the Issuer and the Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the date of this Indenture by the Issuer and the Guarantors in connection with the issuance of the Notes on or about the Issue Date).

(c) In addition to the Collateral, from and after the Issue Date, if any Issuer or any Guarantor acquires any property that constitutes collateral for the Priority Lien Debt or Junior Lien Debt, if and to the extent that any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Issuer shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Agent appropriate Note Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) on such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) on such Collateral to the Collateral Agent, for the benefit of the Holders of the Notes and holders of any other Parity Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if any Issuer or any Guarantor creates any additional Lien upon any property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, after the Issue Date, such Issuer or such Guarantor, as applicable, must, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Representative or Junior Lien Agent, as applicable, in each case as security for the Notes Obligations. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession of such Collateral, and if such Collateral is in fact in the possession of the Priority Lien Representative or of bailees of the Priority Lien Representative, the perfection actions and related deliverables described in this clause (c) shall not be required.

(d) Notwithstanding anything herein or in the Note Documents to the contrary, neither the Issuer nor the Guarantors will be required to grant a security interest in, and the Collateral shall not include, any collateral securing Priority Lien Obligations that is or may be provided to certain issuers or providers of Hedging Obligations or cash management services pursuant to the Priority Lien Documents rather than generally to the holders of Priority Lien Obligations or to the Priority Lien Collateral Agent for the benefit of the holders of Priority Lien Obligations as a whole.

(e) The Issuer will deliver to the Collateral Agent semi-annually on or before [April] 1 and [October] 1 in each calendar year, beginning [April] 1, 2019, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes proven Oil and Gas Properties that include not less than 95% of the total discounted present value of proved reserves attributable to the Oil and Gas Properties of the Parent Guarantor, on a consolidated basis, as evaluated in the Parent Guarantor’s most recent consolidated reserve report (which such total discounted present value shall, during any such time as any Priority Lien Obligations are outstanding or commitments therefor remain outstanding, be determined using the total discounted present value methodology then in effect under the Priority Lien Debt Documents, and, at any time thereafter, using the total discounted present value methodology in effect under the Term Loan Credit Agreement in place on the Issue Date during a Term Loan Exclusive Period (as such term is defined in the Term Loan Credit Agreement on the Issue Date), after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such reserve report (the “minimum mortgage requirement”). In the event that the Collateral does not represent the minimum mortgage requirement and, in any event, at any time at which a mortgage for Oil and Gas Properties is delivered pursuant to or in connection with the Priority Lien Debt Documents, then the Company shall, or shall cause the applicable Guarantor to, at the time of delivery of such mortgage or within 30 days of delivery of the certificate required under this clause (e) (or as such period may be extended by the Credit Facility Agent but in no event later than 90 days after delivery of the certificate required under this clause (e)), as applicable, execute and deliver to the Collateral Agent: (i) such executed mortgages or amendments or supplements to prior mortgages naming the Collateral Agent, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied and (ii) satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any recording taxes or fees in connection therewith).

(f) The Issuer will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Note Security Documents.

SECTION 11.4 Intercreditor Agreement and Third Lien Intercreditor Agreement. This Article XI and the provisions of each other Note Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. Each Issuer and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent on behalf of each Holder to enter into the Intercreditor Agreement as Parity Lien Collateral Agent (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes as Parity Lien Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt, or Permitted Refinancing Indebtedness constituting Secured Debt, and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt (if any) or Junior Lien Debt (if any), as applicable. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit to the Company and certain of its Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

In connection with the incurrence by the Issuer or any Guarantor thereof of any Junior Lien Debt or Permitted Third Lien Indebtedness permitted to be incurred pursuant to the terms hereof and of any other then outstanding Priority Lien Documents, Parity Lien Documents and Junior Lien Documents, Holders, by their acceptance of the Notes, authorize and direct the Collateral Agent on behalf of each Holder to enter into the Third Lien Intercreditor Agreement substantially in the form attached hereto as Exhibit C of this Indenture. In addition, each Holder (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Third Lien Intercreditor Agreement, (b) authorizes and instructs the Collateral Agent to, without the consent of any Holder or the Trustee, enter into any supplements, joinders or confirmations to the Third Lien Intercreditor Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Document to add additional Indebtedness as Third Lien Indebtedness, or Permitted Refinancing Indebtedness constituting Secured Debt, and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks third in priority with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt (if any) or Junior Lien Debt (if any), as applicable, and (c) to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Issuer to be necessary or reasonably desirable for any Lien on the assets of the Issuer or any Subsidiary permitted to secure such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Issuer, the relevant Guarantor or Subsidiary, to the extent such priority is permitted by the Note Documents) pursuant to the Security Documents being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise, and, in each case, as set forth in an Officers’ Certificate delivered to the Collateral Agent.

SECTION 11.5 Release of Liens in Respect of Notes. The Collateral Agent’s other Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations, and the right of the Holders of the Notes to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture in accordance with Article VIII hereof;

(2) upon a legal defeasance or covenant defeasance of the Notes in accordance with Article VIII hereof;

(3) upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full and discharged;

(4) as to any Collateral of an Issuer or a Guarantor that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Guarantor in a transaction or other circumstance that complies with Section 3.5 hereof and is permitted by the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Agent’s Liens upon the Collateral will not be released if the sale, transfer or disposition is subject to Section 4.1 hereof;

(5) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article IX hereof;

(6) with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee in accordance with Section 10.2;

(7) if and to the extent required by Section 5.01 of the Intercreditor Agreement; or

(8) the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Disposition Offer conducted in accordance with Section 3.5.

With respect to any release of Collateral, upon receipt of (a) an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture and the Note Security Documents and the Intercreditor Agreement, if any, to such release have been met and (b) any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver, authorize or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Note Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Note Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

SECTION 11.6 Insurance.

(a) The Issuer and the Guarantors shall:

(1) maintain insurance with respect to their properties and business at all times by financially sound and reputable insurers, to such extent and against such risks as is customarily insured against by Persons in the same or similar businesses operating in the same or similar locations, and of such types and in such amounts as are customarily carried under similar circumstances; and

(2) maintain such other insurance as may be required by law.

(b) Upon the request of the Collateral Agent, the Issuer and the Guarantors will furnish to the Collateral Agent information as to their property and liability insurance carriers.

SECTION 11.7 Suits to Protect the Collateral. Subject to the provisions of Article VI and the Note Documents, the Trustee may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Note Security Documents; and

(b) Subject to the provisions of the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.7 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 11.8 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XI to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.9 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XI; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 11.10 Collateral Agent.

(a) The Issuer, the Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and the Issuer, the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), and consents and agrees to the terms of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and each Note Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent hereby accepts such designation and appointment and agrees to act as such on the express conditions contained in this Section 11.10. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture or the other Note Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon, any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care, but such receiver, agent, employee, attorney-in-fact or Related Person shall be liable to the Issuer for any losses caused by their gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction)) or under or in connection with any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) or the transactions contemplated thereby (except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction)), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or for any failure of any Grantor or any other party to this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) to perform its obligations hereunder or thereunder. None of the Trustee, the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act solely pursuant to the instructions of the Holders and the Trustee with respect to the Notes Security Documents and the Collateral. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the

Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in the Note Security Documents, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice of such Default or Event of Default from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Section 6.1 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.10), subject to the terms of the Note Security Documents.

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation, which date shall not be earlier than 20 Business Days following the date on which such notice is delivered to the Issuer), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing payment or bankruptcy Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of Section 7.7 and this Section 11.10 shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) Except as otherwise explicitly provided herein or in the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(h) The Collateral Agent is authorized and directed to (i) enter into the Note Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), (iii) make the representations of the Holders set forth in the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), (iv) bind the Holders on the terms as set forth in the Note Security Documents and the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and (v) perform and observe its obligations under the Note Documents the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable).

(i) Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Note Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes accompanied by indemnity satisfactory to the Collateral Agent in its sole discretion or as otherwise provided in the Note Security Documents.

(j) No provision of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or any Note Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or the Note Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the

Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient. The Collateral Agent shall be entitled to the same protections as the Trustee specified in Article VII.

(k) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith in reliance upon the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(l) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(m) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Note Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or any Note Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and any Note Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents. The Collateral Agent shall have no obligation to any Holder or any other

Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and any Note Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders (with indemnities) with respect to the administration of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable).

(n) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable), the Note Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Note Security Documents, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(o) Subject to the provisions of the applicable Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as otherwise provided in the Note Security Documents, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or the Note Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(p) After the occurrence and continuance of an Event of Default, the Trustee, acting in accordance with the terms of the Indenture at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable).

(q) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(r) In each case that the Collateral Agent may or is required hereunder or under any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(s) Notwithstanding anything to the contrary in this Indenture or in any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) (including without limitation the filing or continuation of any Uniform Commercial Code or PPSA financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Note Security Documents or the security interests or Liens intended to be created thereby.

(t) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.5. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(u) Notwithstanding anything to the contrary contained herein but subject to the Note Security Documents, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Note Security Documents and the Collateral.

(v) The Collateral Agent, in executing and performing its duties under the Note Security Documents, shall be entitled to all of the rights, protections, immunities and indemnities granted to it hereunder.

(w) The Issuer and each Guarantor, jointly and severally, will pay to the Collateral Agent such compensation, reimburse the Collateral Agent for expenses, and indemnify the Collateral Agent, all as set forth in Section 7.7 hereof (as though references to the Trustee therein were references to the Collateral Agent).

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 [Reserved].

SECTION 12.2 Notices. Any notice or communication shall be in writing in the English language and delivered in person, sent by facsimile, other electronic means, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Ultra Resources, Inc.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

Attention: Chief Financial Officer

Telecopy: [                 ]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

Attention: Matthew R. Pacey

Telecopy: (713) 836-3600

if to the Trustee or the Collateral Agent, at its corporate trust office in the United States, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association

15950 N. Dallas Parkway, Suite 550

Dallas, Texas 75248

Attention: Ultra Resources, Inc. Notes Administrator

Telecopy: (888) 316-6238

The Issuer, any Guarantor, the Trustee or the Collateral Agent by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by U.S. Postal Service registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon actual receipt by a Trust Officer. Notices given by publication will be deemed given on the first date on which publication is made.

Any notice or communication sent to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears in the Securities Register and shall be sufficiently given if so mailed within the time prescribed; provided, however, that in any case where DTC or its nominee is the Noteholder, any notice or communication sent to it shall be given in accordance with the applicable procedures of DTC, notwithstanding any contrary indication in this Indenture.

Failure to send a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon actual receipt by a Trust Officer.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 12.3 Communication by Holders with other Holders. Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture (except for an Opinion of Counsel in connection with the original issuance of Notes on the date hereof), the Issuer shall furnish to the Trustee or the Collateral Agent:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.6 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Noteholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.8 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or a place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.9 GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.13 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.14 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.16 Consent to Jurisdiction. Each party agrees that any suit or proceeding arising in respect of this Indenture will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and each party agrees to submit to the jurisdiction of, and to venue in, such courts. Each party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding each party, as applicable, and may be enforced in any court to the jurisdiction of which each party, as applicable, is subject by a suit upon such judgment. The Issuer and the Guarantors irrevocably appoint CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to such party by the person serving the same to the address provided in this Section 12.16, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Issuers and the Guarantors represent and warrant that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Issuers and the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of eight years from the date of this Indenture.

SECTION 12.17 Waiver of Immunity. To the extent that any party has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) Canada, or any political subdivision thereof, (ii) the United States or the State of New York, (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to such party’s property and assets or this Indenture, each party hereby irrevocably waives such immunity in respect of each of their obligations under this Indenture to the fullest extent permitted by applicable law.

SECTION 12.18 Judgment Currency. Each of the Issuer and the Guarantors, jointly and severally, agree to indemnify each Holder, its directors, officers, affiliates and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

SECTION 12.19 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

Issuer:

ULTRA RESOURCES, INC.

By:
Name:
Title:

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:
Name:
Title:

Subsidiary Guarantors:

UP ENERGY CORPORATION

Name:
Title:

KEYSTONE GAS GATHERING, LLC

By:
Name:
Title:

ULTRA WYOMING, LLC

By:
Name:
Title:

[Signature Page to Indenture]

UPL PINEDALE, LLC

By:
Name:
Title:

UPL THREE RIVERS HOLDINGS, LLC

By:
Name:
Title:

ULTRA WYOMING LGS, LLC

By:
Name:
Title:

[Signature Page to Indenture]

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

GLOBAL NOTE

[Restricted Securities Legend, if applicable]

[Global Notes Legend, if applicable]

[Original Issue Discount Legend, if applicable]

No. [ ]	Principal Amount $[ ][, as revised by the Schedule of Increases and Decreases in Global Note attached hereto] CUSIP NO1: ISIN[2]:

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

Ultra Resources, Inc., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of [    ] Dollars[, as revised by the Schedule of Increases and Decreases in Global Note attached hereto,] on July 12, 2024.

Interest Payment Dates: [April] [DAY] and [October] [DAY]

Record Dates: [April] [DAY] and [October] [DAY]

Additional provisions of this Note are set forth on the other side of this Note.

ULTRA RESOURCES, INC.

By:
Name:
Title:

[1]	to be inserted as appropriate: unrestricted Note – 90400G AE1
[2]	to be inserted as appropriate: unrestricted Note – US90400G AE17

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: __________________________________ Authorized Officer	Dated: _______________________

[FORM OF REVERSE SIDE OF NOTE]

ULTRA RESOURCES, INC.

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

1. Interest

Ultra Resources, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note (including any PIK Notes and increases in principal amount as a result of the payment of PIK Interest) at the rate per annum shown above.

The Issuer will pay interest semiannually on [April] 15 and [October] 15 of each year commencing [April] 15, 2019. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from [October] [DAY], 2018. The Issuer shall pay interest on overdue principal, and on overdue premium (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay Additional Amounts or Reimbursement Payments with respect to payments on the Notes in the circumstances set forth in Section 2.18 of the Indenture.

Interest on the Notes will accrue at (1) the annual rate of 9.00% and be payable in cash (“Cash Interest”), and (2) an annual rate of 2.00% (the “PIK Interest”) payable by increasing the principal amount of the outstanding Notes represented by one or more book entry Notes or Global Notes or, with respect to Notes represented by individual certificates, if any, by issuing additional “PIK Notes” in certificated form, in each case by rounding up to the nearest $1.00.

Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. Following an increase in the principal amount of the outstanding Securities as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. References herein and in the Indenture to the “principal amount” of the Notes include any increases in the principal amount of the outstanding Notes as a result of a PIK Payment.

2. Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the [April] 1 and [October] 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Issuer will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association, as trustee (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Noteholder. The Parent Guarantor or any of its wholly-owned Restricted Subsidiaries organized in the United States may act as Paying Agent or Registrar.

At all times, PIK Interest on Notes will be payable, without the consent of the Holders: (i) with respect to book entry Notes or Notes represented by one or more Global Notes registered in the name of, or held by, DTC (or any successor depositary) or its nominee on the relevant record date, by increasing the principal amount of the outstanding book entry Notes or Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) (“PIK Payment”) and the Trustee shall, at the request and direction of the Issuer set forth in an Issuer Order, authenticate or increase the principal amount of the book entry Note or Global Notes by the amount of the PIK Payment and (ii) with respect to Notes represented by individual certificates, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee shall, at the request and direction of the Issuer set forth in an Issuer Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of [October] [DAY], 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. The Issuer is not be required to offer to exchange the Notes for notes registered under the Securities Act or otherwise register or qualify by prospectus the Notes for resale under the Securities Act. The Indenture will not be qualified under the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (as in effect on the date of the Indenture, the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Noteholders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of this Note and the Indenture, the terms of the Indenture shall govern and control.

The Notes are senior obligations of the Issuer. This Note is one of the 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 referred to in the Indenture. The Notes include $[     ] aggregate principal amount of the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 issued under the Indenture on [October] [DAY], 2018 (herein called “Initial Notes”). The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, the entering into of affiliate transactions, the entering into of agreements that restrict distribution from certain restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

The Initial Notes issued on the Issue Date, any increase in the aggregate principal amount of the Initial Notes in connection with PIK Payments and PIK Notes will be treated as a single class for all purposes under the Indenture.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior basis pursuant to the terms of the Indenture.

5. Redemption

Except as set forth below or in Section 3.9(i) or Section 5.9 of the Indenture, the Notes will not be redeemable at the option of the Issuer prior to [October] [DAY], 2021. On and after such date, the Notes will be redeemable, at the Issuer’s option, in whole or in part, at any time upon notice as provided in the Indenture, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid Cash Interest together with an amount of cash equal to all accrued and unpaid PIK Interest on the Notes to be redeemed to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on [October] [DAY] of the years set forth below:

Period	Redemption Price
2021	105.500%
2022	102.750%
2023 and thereafter	100.000%

In addition, at any time and from time to time on or prior to [October] [DAY], 2021, upon notice as provided in the Indenture, the Issuer may redeem in the aggregate up to 35% of the original principal amount of the Notes (calculated after giving effect to any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes), but in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that:

(1) at least 65% of the original principal amount of the Notes (calculated after giving effect to any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes) must remain outstanding after each such redemption; and

(2) each such redemption occurs within 180 days of the date of closing of such Equity Offering.

The amount of Net Cash Proceeds from an Equity Offering being used to effect any redemption of the Notes pursuant to the immediately preceding paragraph shall not exceed the aggregate Net Cash Proceeds from such Equity Offering.

In addition, at any time prior to [October] [DAY], 2021, upon notice as provided in the Indenture, the Issuer may redeem the Notes (which includes any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes, if any), in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus Cash Interest together with an amount of cash equal to all accrued and unpaid interest and PIK Interest on the Notes to be redeemed, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess, if any, of (A) the present value at such time of (1) the redemption price of such Note on [October] [DAY], 2021 (such redemption price being described in the first paragraph of this paragraph 5) plus (2) all required interest payments (excluding accrued and unpaid interest to such Redemption Date) due on such Note through [October] [DAY], 2021, computed using a discount rate equal to the Treasury Rate with respect to such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day calendar months), over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to [October] [DAY], 2021; provided, however, that if the period from the Redemption Date to [October] [DAY], 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to [October] [DAY], 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Issuer will (a) calculate the Treasury Rate as of a date no later than the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

The Notes are also subject to tax redemption at the Issuer’s option as set forth in Section 5.9 of the Indenture.

6. Repurchase Provisions

The Notes may be the subject of a Change of Control Offer and/or an Asset Disposition Offer, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemptions or sinking fund payments with respect to the Notes.

7. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Issuer or the Registrar need not register the transfer of or exchange any Note (A) for a period (1) of 15 days before a selection of Notes to be redeemed or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

8. Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

9. Amendment, Supplement, Waiver

The Indenture, the Notes and the related Guarantees may be amended or supplemented as provided in the Indenture.

10. Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions in the Indenture.

11. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

12. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

13. CUSIP, Common Code and ISIN Numbers

The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

14. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture. Requests may be made to:

Ultra Resources, Inc.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year (or 40 days in the case of any Regulation S Notes) after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase/ decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

☐             ☐

3.5            3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or Section 3.9 of the Indenture, state the amount in principal amount (any remaining portion of such Note must be in minimum denominations of $2,000 or an integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment)): $                 and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): $             .

Date:	Your Signature: Sign exactly as your name appears on the other side of this Note.

Signature Guarantee: (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B

FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

This [            ] Supplemental Indenture, dated as of [                     ], 20     (this “Supplemental Indenture” or “Guarantee”), is among [name of future Subsidiary Guarantor] (the “Guaranteeing Subsidiary”), Ultra Resources, Inc. (together with its successors and assigns, the “Issuer”), Ultra Petroleum Corp. (the “Parent Guarantor” and together with the existing Subsidiary Guarantors under the Indenture referred to below, the “Guarantors”), and Wilmington Trust, National Association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) and collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of [October] [DAY], 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $[ ] million of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 of the Issuer (the “Notes”);

WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date the Issuer is required to cause (a) each Wholly-Owned Subsidiary of the Issuer (other than a Foreign Subsidiary) formed or acquired after the Issue Date and (b) any other Domestic Subsidiary that is not already a Subsidiary Guarantor that guarantees any Indebtedness of the Issuer or a Subsidiary Guarantor, in each case to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, the Parent Guarantor, the Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Noteholder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Be Bound; Guarantee

SECTION 2.1. Agreement to Be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1. Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to any Guarantor, at its address set forth therein.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

SECTION 3.7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

SECTION 3.8. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING SUBSIDIARY], as a Subsidiary Guarantor

By:
Name:
Title:

[Address]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

ULTRA RESOURCES, INC.

By:
Name:
Title:

ULTRA PETROLEUM CORP.

By:
Name:
Title:

EXHIBIT C

Form of Third Lien Intercreditor Agreement

[FORM OF]

THIRD LIEN INTERCREDITOR AGREEMENT

Dated as of [ 🌑 ],

among

BANK OF MONTREAL,

as Revolving Administrative Agent and as Collateral Agent for the

First Lien Secured Parties,

BARCLAYS BANK PLC,

as Term Loan Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Lien Collateral Agent for the

Second Lien Parties

and

[ 🌑 ],

as Third Lien [Agent][Trustee] and Collateral [Agent][Trustee] for the Third Lien Parties

and acknowledged and agreed to by

ULTRA RESOURCES, INC.,

as the Borrower

and the other Grantors referred to herein

THIRD LIEN INTERCREDITOR AGREEMENT dated as of [    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF MONTREAL, as Collateral Agent for the First Lien Secured Parties referred to below (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”) and as Administrative Agent under the First Lien Revolving Credit Agreement (in such capacity and together with its successors in such capacity, the “Revolving Administrative Agent”), BARCLAYS BANK PLC, as Administrative Agent under the First Lien Term Loan Credit Agreement (in such capacity and together with its successors in such capacity, the “Term Loan Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent for the Second Lien Parties (in such capacity and together with its successors in such capacity, the “Second Lien Collateral Agent”), [•], as Collateral [Agent][Trustee] for the Third Lien Parties (in such capacity and together with its successors in such capacity, the “Third Lien Collateral [Agent][Trustee]”) and as [Agent][Trustee] under the Third Lien Debt Agreement (in such capacity and together with its successors in such capacity, the “Third Lien [Agent][ Trustee]”) and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”) and the other Grantors (as defined below) from time to time party hereto.

WITNESSETH:

WHEREAS, the Borrower, UP Energy Corporation, a Delaware corporation (the “Parent Guarantor”), the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Revolving Administrative Agent and the other parties thereto have entered into that certain Revolving Credit Agreement, dated as of April 12, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement (as defined below), the “Revolving Credit Agreement”);

WHEREAS, the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Term Loan Administrative Agent and the other parties thereto have entered into that certain Term Loan Credit Agreement, dated as of April 12, 2017 (as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement, the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “First Lien Facilities”);

WHEREAS, the Borrower is the issuer of [    ] Notes due [    ] (the “Second Lien Notes”) under that certain Indenture, dated as of [    ], among the Borrower, as Issuer, the Parent Guarantor, the other guarantors from time to time party thereto, and [    ], as trustee (as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement, the “Second Lien Notes Indenture”);

WHEREAS, [Insert recitals with respect to Third Lien Obligations]; and

WHEREAS, the First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the other the Second Lien Parties, have agreed as to their respective rights and remedies with respect to the Shared Collateral and certain other matters in a separate First Lien/Second Lien Intercreditor Agreement, dated as of [    ] (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with its terms, the “First Lien/Second Lien Intercreditor Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Secured Parties), the Second Lien Collateral Agent (for itself and on behalf of the Second Lien Parties) and the Third Lien Collateral [Agent][Trustee] (for itself and on behalf of the Third Lien Parties) agree as follows:

ARTICLE I

Definitions

Section 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Revolving Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Documents” means the First Lien Collateral Documents, the Second Lien Collateral Documents and the Third Lien Collateral Documents.

“Debt Documents” means the First Lien Debt Documents, the Second Lien Debt Documents and the Third Lien Debt Documents.

“Designated Priority Agent” means (i) until the Discharge of First Lien Obligations, the First Lien Collateral Agent, (ii) from and after the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, the Second Lien Collateral Agent and (iii) from and after the Discharge of Second Lien Obligations and until the Excess Senior Obligations have been paid in full in cash, the First Lien Collateral Agent.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of First Lien Obligations” has the meaning assigned to the term “Discharge of Senior Obligations” in the First Lien/Second Lien Intercreditor Agreement.

“Discharge of Priority Obligations” means the date on which each of the following has occurred:

(a) the Discharge of First Lien Obligations;

(b) the Discharge of Second Lien Obligations; and

(c) the payment in full in cash of all Excess Senior Obligations.

“Discharge of Second Lien Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Shared Collateral, or otherwise exercise or enforce remedial rights with respect to Shared Collateral under the Debt Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Shared Collateral, conduct the liquidation or disposition of Shared Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Shared Collateral;

(c) receive a transfer of Shared Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Shared Collateral at law, in equity, or pursuant to the First Lien Debt Documents, Second Lien Debt Documents or Third Lien Debt Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Shared Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Shared Collateral); or

(e) effectuate or cause the sale or other disposition of Shared Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Debt Documents, the Second Lien Debt Documents or Third Lien Debt Documents with the consent of the First Lien Collateral Agent (or the First Lien Secured Parties), the Second Lien Collateral Agent (or the Second Lien Parties) or the Third Lien Collateral [Agent][Trustee] (or the Third Lien Parties).

“Excess Senior Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Lien Collateral” means any “Collateral” (or similar term) as defined in any First Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a First Lien Collateral Document as security for any First Lien Obligations.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Collateral Agency Agreement.

“First Lien Collateral Documents” means the “Security Instruments” as defined in the Revolving Credit Agreement and/or the Term Loan Credit Agreement and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any First Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement.

“First Lien Debt Documents” means the Revolving Loan Documents and the Term Loan Documents, in each case, as may be amended, restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement.

“First Lien” means the Liens on the First Lien Collateral in favor of the First Lien Secured Parties under the First Lien Collateral Documents.

“First Lien Facilities” has the meaning assigned to such term in the recitals to this Agreement.

“First Lien Obligations” means the Revolving Credit Agreement Obligations and the Term Loan Credit Agreement Obligations.

“First Lien Secured Parties” means the Revolving Credit Agreement Secured Parties and the Term Loan Credit Agreement Secured Parties.

“Grantors” means the Borrower, the Parent Guarantor, the other Guarantors, and each of their respective Subsidiaries and each direct or indirect parent company of the Borrower, in each case that has granted a security interest pursuant to any Collateral Documents to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” means the Parent Guarantor and each other Subsidiary of the Borrower that guarantees the Secured Obligations.

“Insolvency or Liquidation Proceeding” means:

(1) a voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Borrower or any other Grantor;

(2) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to the Borrower or any other Grantor or a material portion of the property of the Borrower or any other Grantor;

(3) a liquidation, dissolution, reorganization, or winding up of the Borrower or any other Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Majority Third Lien Parties” means the Third Lien Parties holding of a majority in principal amount of the Third Lien Obligations issued under the Third Lien Debt Agreement then outstanding.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Parent Guarantor” has the meaning assigned to such term in the recitals to this Agreement.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Priority Agents” means the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Priority Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Priority Debt Documents” means the First Lien Debt Documents, the Second Lien Debt Documents and the First Lien/Second Lien Intercreditor Agreement.

“Priority Facilities” means the First Lien Facilities and the Second Lien Notes.

“Priority Lien” means (a) the Liens on the First Lien Collateral in favor of the First Lien Secured Parties under the First Lien Collateral Documents and (b) the Liens on the Second Lien Collateral in favor of the Second Lien Parties under the Second Lien Collateral Documents.

“Priority Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Priority Secured Parties” means the First Lien Secured Parties and the Second Lien Parties.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Priority Agent or any other Priority Secured Party from a Third Lien Party in respect of Shared Collateral pursuant to this Agreement and all other Proceeds (as defined in the New York UCC) of Shared Collateral.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee].

“Revolving Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Revolving Credit Agreement Obligations” means the “Obligations” as defined in the Revolving Credit Agreement and any equivalent term in any Refinancing thereof.

“Revolving Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien” means the Liens on the Second Lien Collateral in favor of Second Lien Parties under Second Lien Collateral Documents.

“Second Lien Collateral” means any “Collateral” (or similar term) as defined in any Second Lien Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Lien Collateral Document as security for any Second Lien Obligation.

“Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Trustee under the [Second Lien Security Agreement].

“Second Lien Collateral Documents” means the “Note Security Documents” as defined in the Second Lien Notes Indenture and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Debt Documents” means the Second Lien Notes Indenture and the other “Note Documents” as defined in the Second Lien Notes Indenture, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes” has the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Notes Indenture” has the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Obligations” means the “Secured Obligations” (or similar term) as defined in the Second Lien Security Agreement and any equivalent term in any Refinancing thereof.

“Second Lien Parties” means the “Secured Parties” as defined in the Second Lien Security Agreement.

“Second Lien Security Agreement” means the Second Lien Guaranty and Collateral Agreement, dated as of October [    ], 2018, by and among the Grantors party thereto and the Second Lien Collateral Agent,, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Secured Obligations” means the Priority Obligations and the Third Lien Obligations.

“Secured Parties” means the First Lien Secured Parties, the Second Lien Parties and the Third Lien Parties.

“Shared Collateral” means the First Lien Collateral, Second Lien Collateral and Third Lien Collateral.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” will be deemed to refer to a Subsidiary of the Parent Guarantor (other than the Borrower).

“Term Loan Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Term Loan Credit Agreement Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement and any equivalent term in any Refinancing thereof.

“Term Loan Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien” means the Liens on the Third Lien Collateral in favor of Third Lien Parties under Third Lien Collateral Documents.

“Third Lien [Agent][Trustee]” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Trustee under the Second Lien Notes Indenture.

“Third Lien Collateral” means any “Collateral” (or similar term) as defined in any Third Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Third Lien Collateral Document as security for any Third Lien Obligation.

“Third Lien Collateral [Agent][Trustee]” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral [Agent][Trustee] under the Third Lien Security Agreement.

“Third Lien Collateral Documents” means the [“Security Instruments”] as defined in the Third Lien Notes Indenture and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Third Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Debt Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [    ], among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, and [•], as [trustee][administrative agent], as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Debt Documents” means the Third Lien Debt Agreement and the other “[Debt Documents]” as defined in the Third Lien Debt Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Obligations” means the “[Obligations]” as defined in the Third Lien Debt Agreement and any equivalent term in any Refinancing thereof.

“Third Lien Parties” means the “[Secured Parties]” as defined in the Third Lien Debt Agreement.

“Third Lien Priority Enforcement Date” means, with respect to the Third Lien Collateral [Agent] [Trustee], the date which is 365 days after the occurrence of both (i) an Event of Default (under and as defined in the Third Lien Debt Agreement) and (ii) the Designated Priority Agent’s receipt of written notice from the Third Lien Collateral [Agent] [Trustee] that (x) an Event of Default (under and as defined in the Third Lien Debt Agreement) has occurred and is continuing, (y) the Third Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof, at final maturity thereof or otherwise) in accordance with the terms of the Third Lien Debt Documents and (z) the Third Lien Collateral [Agent] [Trustee] intends to exercise any rights or remedies; provided that the Third Lien Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time any Priority Agent has commenced and is actively pursuing in a commercially reasonable manner any enforcement action with respect to all or any material portion of such Shared Collateral or (2) at any time with respect to enforcement actions against any Grantor that has granted a security interest in such Shared Collateral, if such Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Third Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrower, the Third Lien Collateral [Agent][Trustee] and the other parties thereto, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Debt Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

Section 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Parties on the Shared Collateral or of any Liens granted to any Priority Agent or any other Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any applicable jurisdiction, any applicable law, any Third Lien Debt Document or any Priority Debt Document or any other circumstance whatsoever, the Third Lien Collateral Trustee, on behalf of itself and each other Third Lien Party, hereby agrees that (a) any Lien on the Shared Collateral securing any Priority Obligations now or hereafter held by or on behalf of any Priority Agent or any other Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Third Lien Obligations and (b) any Lien on the Shared Collateral securing any Third Lien Obligations now or hereafter held by or on behalf of the Third Lien Collateral [Agent][Trustee], any Third Lien Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Priority Obligations. All Liens on the Shared Collateral securing any Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Third Lien Obligations for all purposes, whether or not such Liens securing any Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

Section 2.02 Nature of Senior Lender Claims. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges that (a) a portion of the Revolving Credit Agreement Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Priority Debt Documents and the Priority Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Priority Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) the aggregate amount of the Priority Obligations may be increased, in each case, without notice to or consent by the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Priority Obligations or the Third Lien Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Third Lien Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Third Lien Debt Document with respect to the incurrence of additional Priority Obligations.

Section 2.03 Prohibition on Contesting Liens. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Priority Obligations held (or purported to be held) by or on behalf of any Priority Agent or any of the other Priority Secured Parties or other agent or trustee therefor in any First Lien Collateral or Second Lien Collateral, as applicable, and that each Priority Agent, for itself and on behalf of each other Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Third Lien Obligations held (or purported to be held) by or on behalf of the Third Lien Collateral Trustee or any of the other Third Lien Parties in the Third Lien Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent, Second Lien Collateral Agent or Third Lien Collateral [Agent][Trustee] to enforce this Agreement (including the priority of the Liens securing the Priority Obligations as provided in Section 2.01) or any of the First Lien Debt Documents, Second Lien Debt Documents or Third Lien Debt Documents.

Section 2.04 No Other Liens. The parties hereto (including the Borrower, on behalf of the Grantors) agree that it is their intention that the First Lien Collateral, Second Lien Collateral and Third Lien Collateral be identical, except to the extent otherwise expressly set forth herein. The parties hereto further agree that, so long as the Discharge of Priority Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Third Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Priority Obligations (however, the refusal or failure of any Priority Agent to accept such Lien will not prevent the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties from taking the Lien), and (b) if the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall hold any Lien on any assets or property of any Grantor securing any Third Lien Obligations that are not also subject to the Liens securing all Priority Obligations under the Priority Collateral Documents, the Third Lien Collateral [Agent][Trustee] or Third Lien Party (i) shall notify each Priority Agent promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Priority Agent, for the benefit of the Priority Secured Parties, as security for the Priority Obligations, shall assign such Lien to each Priority Agent as security for the Priority Obligations for the benefit of the Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Priority Agent (however, the refusal or failure of any Priority Agent to accept such Lien will not prevent the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties from taking the Lien), shall be deemed to hold and have held such Lien for the benefit of each Priority Agent and the other Priority Secured Parties as security for the Priority Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Priority Agents or any other Priority Secured Party, the Third Lien Collateral Agent agrees, for itself and on behalf of the other Third Lien Debt Parties, that any amounts received by or distributed to any Third Lien Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02. The parties hereto further agree that, so long as the Discharge of Third

Lien Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Priority Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Third Lien Obligations (however, the refusal or failure of the Third Lien Collateral [Agent][Trustee] to accept such Lien will not prevent any Priority Agent or the other Priority Secured Parties from taking the Lien), and (b) if any Priority Agent or any other Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Priority Obligations that are not also subject to the Liens securing all Third Lien Obligations under the Third Lien Collateral Documents, such Priority Agent or Priority Secured Party shall notify the Third Lien Collateral [Agent][Trustee] promptly upon becoming aware thereof and such Grantor shall promptly grant a similar Lien on such assets to the Third Lien Collateral [Agent][Trustee] (except with respect to any Lien with respect to which the Third Lien Collateral [Agent][Trustee] has declined or failed to accept such grant on behalf of the Third Lien Parties) for the benefit of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties as security for the Third Lien Obligations. The First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral [Agent][Trustee] each agrees that the documents and agreements creating or evidencing the First Lien Collateral, Second Lien Collateral and Third Lien Collateral and guarantees for the Priority Obligations and the Third Lien Obligations shall be in all material respects the same forms of documents other than with respect to the relative seniority of the Obligations thereunder.

Section 2.05 Perfection of Liens. Except for the limited agreements of the Priority Agents pursuant to Section 5.05 hereof, none of the Priority Agents or the other Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the Priority Secured Parties on the one hand and the Third Lien Parties on the other hand, and shall not impose on any Priority Agent, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee], the other Third Lien Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Priority Debt Documents or Third Lien Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Revolving Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.08(j) of the Revolving Credit Agreement (or any corresponding successor provisions) shall be applied as specified in the Revolving Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

Section 3.01 Exercise of Remedies.

(a) So long as the Discharge of Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither the Third Lien Collateral [Agent][Trustee] nor any Third Lien Party will (w) file or commence any Insolvency or Liquidation Proceeding against the Borrower or any other Guarantor, (x) exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action, (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other First Lien Collateral or Second Lien Collateral by any Priority Agent or any other Priority Secured Party in respect of any Priority Obligations, the exercise of any right by any Priority Agent or any other Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Priority Agent or any other Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under any Priority Debt Documents or otherwise in respect of the First Lien Collateral or Second Lien Collateral or the Priority Obligations, or (z) object to the forbearance by any Priority Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Priority Obligations and (ii) except as otherwise expressly provided for herein, the Priority Agents and the Priority Secured Parties shall have the exclusive right to take an Enforcement Action or otherwise enforce rights, exercise remedies (including the rights to set off or credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Third Lien Collateral [Agent][Trustee] may file a claim, proof of claim, or statement of interest with respect to the Third Lien Obligations, (B) the Third Lien Collateral [Agent][Trustee] may take any action (not adverse to the prior Liens on the Shared Collateral securing the Priority Obligations or the rights of any Priority Agent or the other Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties may exercise their rights and remedies as unsecured creditors, solely to the extent provided in Section 5.04, (D) the Third Lien Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Third Lien Parties or the avoidance of any Third Lien to the extent not inconsistent with the terms of this Agreement, (E) the Third Lien Parties may vote with respect to any Plan of Reorganization in a manner that is consistent with and otherwise in accordance with this Agreement (including without limitation, Section 6.10(b)), and (F) subject to the following proviso, from and after the Third Lien Priority

Enforcement Date, the Third Lien Collateral [Agent] [Trustee] may exercise or seek to exercise Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person instituting) any action or proceeding with respect to such Enforcement Action; provided that, notwithstanding the occurrence of the Third Lien Priority Enforcement Date, any any time prior to the commencement by the Third Lien Collateral [Agent] [Trustee] of the exercise of any such rights or remedies with respect to all or a material portion of the Shared Collateral following the Third Lien Priority Enforcement Date, in the event that any of the Priority Agents is commenced and is actively pursuing in a commercially reasonable manner any Enforcement Action with respect to all or a material portion of such Shared Collateral, the Third Lien Collateral [Agent] [Trustee] shall not be permitted to exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action (in each case of (A) through (F) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement). In exercising rights and remedies with respect to the First Lien Collateral or Second Lien Collateral, as applicable, the Priority Agents and the other Priority Secured Parties may enforce the provisions of the Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all of the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Priority Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will not, in any context, including without limitation in its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Third Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the sole right of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Third Lien Obligations pursuant to the Third Lien Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that neither the Third Lien Collateral [Agent][Trustee] nor any other Third Lien Party will take any action that would hinder any exercise of remedies undertaken by any Priority Agent or any other Priority Secured Party with respect to the Shared Collateral under the Priority Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby waives any and all rights it or any Third Lien Party may have as a junior lien creditor or otherwise to object to the manner in which any Priority Agent or the other Priority Secured Parties seek to enforce or collect the Priority Obligations or the Liens granted on any of the First Lien Collateral or Second Lien Collateral, as applicable, regardless of whether any action or failure to act by or on behalf of any Priority Agent or any other Priority Secured Party is adverse to the interests of the Third Lien Parties.

(d) The Third Lien Collateral [Agent][Trustee] hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Third Lien Debt Document shall be deemed to restrict in any way the rights and remedies of any Priority Agent or the other Priority Secured Parties with respect to the First Lien Collateral or Second Lien Collateral, as applicable, as set forth in this Agreement and the Priority Debt Documents.

(e) Subject to Section 3.01(a), the Priority Agents shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Priority Obligations, the Third Lien Collateral [Agent][Trustee] shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral, and the Third Lien Collateral [Agent][Trustee] shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Third Lien Parties with respect to the Shared Collateral, or of exercising or directing the exercise of any trust or power conferred on the Third Lien Collateral [Agent][Trustee], or for the taking of any other action authorized by the Third Lien Collateral Documents.

Section 3.02 [Reserved].

Section 3.03 Actions upon Breach. Should the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Priority Agent or other Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower or any other Grantor may obtain relief against the Third Lien Collateral [Agent][Trustee] or such other Third Lien Party by injunction, specific performance or other appropriate equitable relief. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, hereby (i) agrees that the Priority Secured Parties’ damages from the actions of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages, (ii) agrees that the Borrower’s and the other Grantors’ damages from the actions of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower or any other Grantor cannot demonstrate damage or be made whole by the awarding of damages, and (iii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Priority Agent, any other Priority Secured Party, or the Borrower or any other Grantor.

ARTICLE IV

Payments

Section 4.01 Application of Proceeds. After an event of default under any Priority Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Priority Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral or upon the exercise of any other remedies shall be applied by the Designated Priority Agent to the Priority Obligations in such order as specified in the relevant Priority Debt Documents until the Discharge of Priority Obligations has occurred. Upon the Discharge of Priority Obligations, the Designated Priority Agent shall deliver promptly to the Third Lien Collateral [Agent][Trustee] any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Third Lien Collateral [Agent][Trustee] to the Third Lien Obligations in such order as specified in the relevant Third Lien Debt Documents until the Third Lien Obligations have been paid in full in cash. Upon the payment in full in cash of the Third Lien Obligations, any Shared Collateral or Proceeds thereof shall be distributed to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed.

Section 4.02 Payments Over. Subject to Article VI hereof, unless and until the Discharge of Priority Obligations has occurred, (a) regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, and (b) any distributions received by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party with respect to its secured claims pursuant to an Insolvency or Liquidation Proceeding, shall, in the case of clauses (a) and (b), be segregated and held in trust for the benefit of and forthwith paid over to the Designated Priority Agent for the benefit of the Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Priority Agent is hereby authorized to make any such endorsements as agent for the Third Lien Collateral [Agent][Trustee] or any such other Third Lien Party. This authorization is coupled with an interest and is irrevocable. For the avoidance of doubt, this Agreement provides for Lien priorities as between the Priority Secured Parties with respect to the Priority Obligations, on the one hand, and the Third Lien Parties with respect to the Third Lien Obligations, on the other hand, and does not subordinate the Third Lien Obligations to the Priority Obligations in right of payment.

ARTICLE V

Other Agreements

Section 5.01 Releases and Related Matters.

(a) The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that, in the event of (i) a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Parent Guarantor) or (ii) a termination and release of a Subsidiary Guarantor from its obligations under its guaranty of Priority Obligations, in each case, (A) by, or with the consent of, the Priority Agents and the Third Lien Collateral [Agent] [Trustee], (B) permitted under the Priority Debt Documents and the Third Lien Debt Documents or (C) pursuant to an Enforcement Action, the Liens granted to the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties upon such Shared Collateral to secure Third Lien Obligations and/or the obligations of such Subsidiary Guarantor under its guaranty of the Third Lien Obligations, as applicable, shall (whether or not any Insolvency or Liquidation Proceeding is pending at such time) terminate and be released, immediately and automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Priority Obligations and/or the termination and release of all obligations of such Subsidiary Guarantor under its guaranty of Priority Obligations, as applicable; provided that the Liens securing the Priority Obligations and the Third Lien Obligations will attach to the Proceeds of the sale, transfer or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Priority Obligations rank to the Liens on the Shared Collateral securing the Third Lien Obligations pursuant to this Agreement. Upon delivery to a Third Lien Collateral [Agent][Trustee] of an executed certificate of a responsible officer stating that any such termination and release of Liens on the Shared Collateral securing the Priority Obligations and/or such termination and release of such Subsidiary Guarantor from its obligations under its guaranty of Priority Obligations, as the case may be, has become effective and is in compliance with this Agreement (or shall become effective concurrently with such termination and release of the Liens granted to the Third Lien Parties and the Third Lien Collateral [Agent][Trustee] and/or such termination and release of such Subsidiary Guaranty under its guaranty of Third Lien Obligations, as applicable, and will be in compliance with this Agreement), and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, the Third Lien Collateral [Agent][Trustee] will promptly execute, deliver or acknowledge, at the Borrower’s or the other applicable Grantor’s sole cost and expense, such instruments necessary or proper to evidence such termination and release of the Liens or of such Subsidiary Guarantor from its obligations under its guaranty of Third Lien Obligations. Nothing in this Section 5.01(a) will be deemed to affect any agreement of the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, to release the Liens on the Third Lien Collateral as set forth in the relevant Third Lien Debt Documents.

(b) Other than for purposes of clause (A) of Section 5.01(a), the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby irrevocably constitutes and appoints the Designated Priority Agent and any officer or agent of the Designated Priority Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Third Lien Collateral

[Agent][Trustee] or other Third Lien Party or in the Designated Priority Agent’s own name, from time to time in the Designated Priority Agent’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release. The Designated Priority Agent hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) Unless and until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby consents to the application, whether prior to or after an event of default under any Priority Debt Document, of proceeds of Shared Collateral to the repayment of Priority Obligations pursuant to the Priority Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties to receive proceeds in connection with the Third Lien Obligations not otherwise in contravention of this Agreement; provided further, that the immediately preceding proviso shall not apply and such proceeds shall be subject to Section 4.02 in the event the Third Lien Collateral [Agent][Trustee] or any Third Lien Party receives proceeds of Shared Collateral in connection with the exercise by the Third Lien Collateral [Agent][Trustee] of its rights under Section 3.01(a)(ii)(F).

(d) Notwithstanding anything to the contrary in any Third Lien Collateral Document, in the event the terms of a Priority Collateral Document and a Third Lien Collateral Document each require any Grantor to (i) make any payments in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, any Priority Agent or any other Priority Secured Party, on the one hand, and the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, on the other hand, such Grantor may, until the Discharge of Priority Obligations has occurred, comply with such requirement under any applicable Third Lien Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the applicable Priority Agent or other Priority Secured Party; provided, notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or event of default to exist under any Priority Debt Document or any Third Lien Debt Document.

Section 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Priority Obligations has occurred, the Designated Priority Agent and the other Priority Secured Parties under the Priority Facility shall have the sole and exclusive right, subject to the rights of the Grantors under the Priority Debt Documents, to (a) adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Priority Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Priority Obligations, to the Designated Priority Agent for the benefit of Priority Secured Parties pursuant to the terms of the Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Priority Obligations, to the Third Lien Collateral [Agent][Trustee] for the benefit of the Third Lien Parties pursuant to the terms of the applicable Third Lien Debt Documents, and (iii) third, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Priority Agent in accordance with the terms of Section 4.02 to be applied in accordance with the immediately preceding sentence.

Section 5.03 Amendments to Debt Documents.

(a) The Priority Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured and/or otherwise modified in accordance with their terms and the Indebtedness under the Priority Facilities may be Refinanced or replaced, in whole or in part, in each case, without the consent of the Third Lien Parties, so long as permitted by the Third Lien Debt Documents, all without affecting the Lien priorities provided for herein and the other provisions of this Agreement; ; provided, however, without the consent of the Majority Third Lien Parties, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall (i) contravene the provisions of this Agreement or (ii) contractually restrict or otherwise directly and adversely affect the payment at or following (and, for the avoidance of doubt, solely at or following, and not prior to) maturity of the Third Lien Debt.

(b) Without the prior written consent of each Priority Agent, no Third Lien Debt Document may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, or otherwise modified, or entered into, and no Third Lien Obligations may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Third Lien Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled (other than mandatory prepayments) dates for payment of principal (including the final maturity date) on Indebtedness under such Third Lien Debt Document or cause any additional scheduled payments (other than mandatory prepayments) of principal on indebtedness to be paid, in each case, only to the extent such payment is scheduled to be paid prior to the final maturity date of any applicable Priority Obligation, (iii) modify any covenants, defaults or events of default to make them materially more restictive as to any Grantor or its property, than the corresponding covenants, defaults, or events of default in any Priority Lien Document or (iv) reduce the capacity to incur indebtedness for borrowed money constituting Priority Obligations to an amount less than the amount of such

Priority Obligations permitted to be incurred in accordance with the terms of the Third Lien Debt Documents in effect on the date hereof or such later date to the extent such amount has been increased. No Third Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Third Lien Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(c) The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that the Borrower shall cause each Third Lien Collateral Document to include the following language (or language to similar effect reasonably approved by the Priority Agents and reasonably acceptable to the Third Lien Collateral [Agent][Trustee]):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Third Lien Collateral [Agent][Trustee]] pursuant to this Agreement are expressly subject and subordinate to the liens and security interest granted in favor of the Priority Secured Parties (as defined in the Third Lien Intercreditor Agreement referred to below), including liens and security interests granted to (A) Bank of Montreal, as collateral agent (or permitted successor collateral agent), pursuant to or in connection with (1) the Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Bank of Montreal, as Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (2) the Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (B) Wilmington Trust, National Association, as collateral agent (or permitted successor collateral trustee) pursuant to or in connection with that certain Indenture, dated as of [    ] among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and collateral agent and (ii) the exercise of any right or remedy by the [Third Lien Collateral [Agent][Trustee]] hereunder is subject to the limitations and provisions of the Third Lien Intercreditor Agreement dated as of [    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Third Lien Intercreditor Agreement”), among Bank of Montreal, as First Lien Collateral Agent, [    ], as Second Lien Collateral Agent, [    ], as Third Lien Collateral [Agent][Trustee], the Borrower, the Parent Guarantor and the Subsidiaries of the Parent Guarantor from time to time party thereto and affiliated and other entities from time to time party thereto. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Third Lien Intercreditor Agreement shall govern.”

(d) In the event that any Priority Agent and/or the Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Priority Collateral Document or changing in any manner the rights of the Priority Agents, the other Priority Secured Parties, the Borrower or any other Grantor thereunder (excluding any amendment, waiver or consent resulting in the release of any Liens in First Lien Collateral and/or Second Lien Collateral or having a substantially similar effect of a release), then such amendment, waiver or consent shall, unless such amendment, waiver or consent would be prejudicial to the rights of the Third Lien Parties to a greater extent than to the rights of the Priority Secured Parties (other than with respect to the Lien priorities with respect to the Third Lien Parties and the Priority Secured Parties set forth herein), apply automatically to any comparable provision of each comparable Third Lien Collateral Document without the consent of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party and without any action by the Third Lien Collateral [Agent][Trustee], the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Third Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a release of the corresponding Priority Liens, (B) amend, modify or otherwise affect the rights or duties of the Third Lien Collateral [Agent][Trustee] in its role as Third Lien Collateral [Agent][Trustee] without its prior written consent or (C) permit any additional Liens on any Shared Collateral that are not permitted under the terms of the Third Lien Debt Documents or ARTICLE VI of this Agreement, and (ii) written notice of such amendment, waiver or consent shall have been given by the Borrower to the Third Lien Collateral [Agent][Trustee] within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(e) The Borrower agrees to deliver to each of the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] copies of (i) any amendments, supplements or other modifications to the Priority Debt Documents or the Third Lien Debt Documents and (ii) any new Priority Debt Documents or Third Lien Debt Documents promptly after effectiveness thereof.

Section 5.04 Rights as Unsecured Creditors. Except as otherwise expressly provided for herein, or prohibited, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties may exercise their rights and remedies, if any, as unsecured creditors they may have against the Borrower and any other Grantor in accordance with the terms of the Third Lien Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party of the required payments of principal, premium, interest, fees, indemnities, expenses and other amounts due under the Third Lien Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Third Lien Collateral [Agent][Trustee] or any other Third Lien Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement or is not otherwise subject to turnover pursuant to Section 4.02. In the event the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Third Lien Obligations, such judgment lien shall be subordinated to the Liens securing Priority Obligations and any DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to such Liens securing Priority Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Priority Agents or the other Priority Secured Parties may have with respect to the First Lien Collateral or Second Lien Collateral, as applicable.

Section 5.05 Gratuitous Bailee for Perfection.

(a) Each Priority Agent acknowledge and agree that if it shall at any time hold a Lien securing any Priority Obligations on any Shared Collateral (including for avoidance of doubt, deposit accounts subject to control agreements) that can be perfected by the possession, control (including as defined in Section 9-104 of the UCC) or notation of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notated in the name of, such Priority Agent, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such Priority Agent shall also hold, control or notate such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the Third Lien Collateral [Agent][Trustee], in each case solely for the purpose of perfecting the Liens granted under the Third Lien Collateral Documents or granting rights or access to any Shared Collateral subject to such landlord waiver or bailee’s letter or any similar agreement or arrangement and subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Priority Obligations has occurred, the Priority Agents and the Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Priority Debt Documents as if the Liens under the Third Lien Collateral Documents did not exist. The rights of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c) The Priority Agents and the other Priority Secured Parties shall have no obligation whatsoever to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Priority Agents under this Section 5.05 shall be limited solely to holding, controlling or being notated on the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the Third Lien Collateral [Agent][Trustee] for purposes of perfecting the Lien held by the Third Lien Collateral [Agent][Trustee] on behalf of the Third Lien Parties.

(d) No Priority Agent shall have, by reason of the Third Lien Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, and the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby waives and releases the Priority Agents from all claims and liabilities arising pursuant to the Priority Agents’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Priority Obligations, the Designated Priority Agent shall, at the Grantors’ sole cost and expense, (i)(A) deliver to the Third Lien Collateral [Agent][Trustee], to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Designated Priority Agent or any of its agents or bailees, including the transfer of possession and control, or the notation of, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements or notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Third Lien Collateral [Agent][Trustee] is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated Priority Agent for any loss or damage suffered by the Designated Priority Agent as a result of such transfer, except for any loss or damage suffered by any such Person that is determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Person or (to the extent involved in or aware of such transfer) any of its Controlling Persons or Controlled Affiliates or any of the officers, directors, employees, partners or agents of any of the foregoing. The Designated Priority Agent shall have no obligations to follow instructions from the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party in contravention of this Agreement.

(f) None of the Priority Agents nor any of the other Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to the Priority Agent or any other Priority Secured Party under the Priority Debt Documents or any assurance of payment in respect thereof or to any Third Lien Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising. Without limiting any of the foregoing, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each Third Lien Party, hereby agrees that it will not, and hereby waives any right to, assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

Section 5.06 When Discharge of Priority Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Priority Obligations, the Borrower or any Subsidiary consummates any Refinancing of or incurs any Priority Obligations, then such Discharge of Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such consummation or incurrence as a result of the occurrence of such first Discharge of Priority Obligations) and the applicable agreement governing such Priority Obligations shall automatically be treated as a Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein, and the agent, representative or trustee for the holders of such Priority Obligations shall be a Priority Agent for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Priority Agent) from the Borrower and the new Priority Agent under the agreement governing such Priority Obligations, the Third Lien Collateral [Agent][Trustee] shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Priority Agent shall reasonably request in writing in order to provide the new Priority Agent the rights of a Priority Agent contemplated hereby, (b) deliver to such Priority Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Third Lien Collateral [Agent][Trustee] or any of its agents or bailees, including the transfer of possession and control, or the notation, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, (c) notify any applicable insurance carrier that the new Priority Agent is entitled to be the loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Priority Agent is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.01 Financing Issues. Until the Discharge of Priority Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Priority Agent or any other Priority Secured Party shall consent (or not object) to the use of cash or the sale or use of other collateral or consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that it will raise no objection to and will not otherwise contest (a) such use of such cash or other collateral, unless the Priority Agents shall oppose or object to such use of cash collateral (in which case, no Third Lien Collateral [Agent][Trustee] nor any other Third Lien Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Priority Secured Parties); (b) such DIP Financing, so long as the Third Lien Collateral [Agent][Trustee] retains its Liens on the Third Lien Collateral, for the benefit of the Third Lien Parties, with the same priority relative to the Priority Obligations as is set forth in Section 2.01 (provided that the foregoing shall not prevent the Third Lien Parties from proposing, subject to the final sentence of this Section 6.01, any other DIP Financing to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Priority Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Third Lien Obligations are so subordinated to Liens securing Priority Obligations under this Agreement, (y) any adequate protection Liens provided to the Priority Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Collateral Agent; (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Priority Obligations or the Shared Collateral made by any Priority Agent or any other Priority Secured Party; (d) any exercise by any Priority Secured Party of the right to credit bid Priority Obligations at any sale in foreclosure of First Lien Collateral and/or Second Lien Collateral or under Section 363(k) of the Bankruptcy Code or other applicable law; (e) any other request for judicial relief made in any court by any Priority Secured Party relating to the lawful enforcement of any Lien on First Lien Collateral or Second Lien Collateral; or (f) any order (including orders to retain professionals or set bid procedures) relating to a sale or other disposition of any Shared Collateral of any Grantor to which any Priority Agent has consented or not objected; provided that (1) the Liens securing the Priority Obligations and the Third Lien Obligations will attach to the Proceeds of the sale or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Priority Obligations rank to the Liens on the Shared Collateral securing the Third Lien Obligations pursuant to this Agreement and (2) in the event that the proceeds of any such sale or other disposition shall not be applied (to the extent applicable) in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, may object to or contest such use of proceeds to the extent applied other than in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing (but not, for the avoidance of doubt, to such sale or disposition itself); provided, however, that the Third Lien Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Priority Obligations. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice. Notwithstanding anything herein to the contrary, the Third Lien Parties shall be permitted to offer, propose and provide to the Borrower or any other Grantor any DIP Financing as long as (x) no Priority Secured Party shall have offered to provide DIP Financing on or before the date of the hearing to approve such DIP Financing, (y) no then existing liens held by or on behalf of any Third Lien Party on any of the Shared Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, may be “rolled up” or shall have a ranking in priority that is pari passu or higher in ranking to the liens securing the Second Lien Obligations, and shall have the same relative priority with respect to such liens as existed prior to the commencement of the case under the Bankruptcy Code (unless the proceeds of such DIP Financing are used to Discharge of Priority Obligations) and (z) the receipt by the Priority Secured Parties of adequate protection subject to Section 6.03 below.

Section 6.02 Relief from the Automatic Stay. Until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Priority Agents; provided that in the event that the Priority Agents, for themselves and on behalf of the other Priority Secured Parties, are granted relief from the automatic stay or any other such stay, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, may seek relief from such stay, solely on terms substantially identical to those granted to the Priority Agents and subject to the terms of this Agreement (including without limitation, Section 3.01(a)).

Section 6.03 Adequate Protection. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Priority Agent or any other Priority Secured Parties for adequate protection in any form, (b) any objection by any Priority Agent or any other Priority Secured Parties to any motion, relief, action or proceeding based on such Priority Agent’s or other Priority Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Priority Agent or any other Priority Secured Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Shared Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing all Priority Obligations and all adequate protection Liens granted to the Priority Secured Parties, on the same basis as the other Liens securing the Third Lien Obligations are subordinated to the Liens securing Priority Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Priority Secured Parties on the same basis as the other claims of the Third Lien Parties are subordinated to the claims of the Priority Secured Parties under this Agreement; provided that each Third Lien Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any Plan of Reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agree that each Priority Agent shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the Priority Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the Third Lien Obligations shall be subordinated to the Liens on such collateral securing the Priority Obligations and any other Liens granted to the Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Third Lien

Obligations are subordinated to such Liens securing Priority Obligations under this Agreement (and, to the extent the Priority Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Third Lien Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Third Lien Parties shall be subject to Section 4.02), and/or (iii) in the event the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agree that each Priority Agent shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Third Lien Parties (and, to the extent the Priority Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Third Lien Party pursuant to or as a result of any such superpriority claim so granted to the Third Lien Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition interest, fees and expenses, and/or other cash payments, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Third Lien Parties.

Section 6.04 Preference Issues. If any Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Priority Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05 Separate Grants of Security and Separate Classifications. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, acknowledges and agrees that (a) the grants of Liens pursuant to the Priority Collateral Documents and the Third Lien Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Third Lien

Obligations are fundamentally different from the Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Priority Secured Parties and the Third Lien Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of first lien, second lien and third lien secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Third Lien Parties), the Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Third Lien Obligations, and the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby acknowledges and agrees to turn over to the Designated Priority Agent amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Third Lien Parties.

Section 6.06 No Waivers of Rights of Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Priority Agent or any other Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Third Lien Party, including the seeking by any Third Lien Party of adequate protection or the assertion by any Third Lien Party of any of its rights and remedies under the Third Lien Debt Documents or otherwise.

Section 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights set forth herein as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08 Other Matters. To the extent that the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees not to assert any such rights, except as expressly provided in this Agreement, without the prior written consent of the Priority Agents, provided that if requested by the Designated Priority Agent, the Third Lien Collateral [Agent][Trustee] shall timely exercise such rights in the manner requested by the Designated Priority Agent, including any rights to payments in respect of such rights.

Section 6.09 506(c) Claims. Until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Priority Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10 Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization, on account of both the Priority Obligations and the Third Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Obligations and on account of the Third Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Except as otherwise provided in Section 6.03, no Third Lien Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the lien priorities set forth in this Agreement or in violation of any express provision of this Agreement, other than with the prior written consent of the Priority Agents or to the extent any such plan (i) pays off, in cash, in full, the Priority Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) or (ii) is proposed or supported by the number of Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code.

Section 6.11 Section 1111(b) of the Bankruptcy Code. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, shall not object to, oppose, support any objection to, or take any other action to impede, the right of any Priority Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

Section 6.12 Post-Petition Interest.

(a) None of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall oppose or seek to challenge any claim by any Priority Agent or any other Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims held by the Third Lien Parties).

(b) None of the Priority Agents or any or other Priority Secured Party shall oppose or seek to challenge any claim by the Third Lien Collateral [Agent] [Trustee] or any other Third Lien Party for allowance in any Insolvency or Liquidation Proceeding of Third Lien Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Third Lien Collateral [Agent][Trustee] on behalf of the Third Lien Parties on the Shared Collateral (after taking into account the Priority Obligations).

ARTICLE VII

Reliance; Etc.

Section 7.01 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges that it and such other Third Lien Parties have, independently and without reliance on the Priority Agents or other Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Third Lien Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Third Lien Debt Documents or this Agreement; provided, that the foregoing shall not impose any obligation on the Second Lien Collateral Agent [and the Third Lien Collateral [Agent][Trustee]] to make any such credit analysis.

Section 7.02 No Warranties or Liability. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges and agrees that no Priority Agent nor any other Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Priority Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Third Lien Collateral [Agent][Trustee] and the Third Lien Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. No Priority Agent nor any other Priority Secured Party shall have any duty to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Third Lien Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Priority Obligations, the Third Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Priority Debt Document or any Third Lien Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Priority Obligations or Third Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Priority Facilities or any other Priority Debt Document or of the terms of the Third Lien Debt Agreement or any other Third Lien Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Priority Obligations or Third Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Priority Obligations (other than the Discharge of Priority Obligations subject to Sections 5.06 and 6.04) or (ii) the Third Lien Collateral [Agent][Trustee] or other Third Lien Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.01 Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Priority Debt Document or any Third Lien Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Priority Agents and the other Priority Secured Parties (as amongst themselves) with respect to the Shared Collateral shall be governed by the terms of the First Lien/Second Lien Intercreditor Agreement and in the event of any conflict between the First Lien/Second Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of this First Lien/Second Lien Intercreditor Agreement shall control.

Section 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Priority Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Priority Secured Parties may continue, at any time and without notice to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Priority Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the Revolving Credit Agreement, Term Loan Credit Agreement, the Second Lien Notes or the Third Lien Debt Agreement, as applicable) and the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Priority Secured Parties, the Third Lien Parties and the Grantors and their respective successors and assigns[;provided that any such amendment, supplement or waiver which is materially adverse to the interests of the Borrower or which by the terms of this Agreement expressly requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower.]

Section 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries. Without imposing any duty on any Representative beyond what is set forth in the applicable Debt Documents, the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Guarantor, the Borrower and the Subsidiaries and all endorsers or guarantors of the Priority Obligations or the Third Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Priority Obligations or the Third Lien Obligations. The Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Priority Agent, any other Priority Secured Party, the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Priority Agents, the other Priority

Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05 Subrogation. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Priority Obligations has occurred.

Section 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Priority Obligations as the Priority Secured Parties, in their sole discretion, deem appropriate and consistent and in accordance with the terms of the Priority Debt Documents. Except as otherwise provided herein, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, assents to any such extension or postponement of the time of payment of the Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07 Additional Grantors. The Borrower agrees that, if any Restricted Subsidiary that is not an Excluded Subsidiary shall become a Grantor after the date hereof pursuant to the requirements set forth in Section 8.14 of the Revolving Credit Agreement, Section 8.14 of the Term Loan Credit Agreement, Section 3.11 of the Second Lien Notes Indenture and Section [•] of the Third Lien Debt Agreement, it will promptly cause such Restricted Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Restricted Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral [Agent][Trustee]. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.08 Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the reasonable written request of such Representative, such Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of a Responsible Officer stating that all conditions precedent, if any, expressly provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with or waived, except (a) that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished or (b) for conditions that require the approval or satisfaction of any other Person or require actions not in the Borrower’s or any Grantor’s control.

Section 8.09 [Reserved.]

Section 8.10 [Reserved].

Section 8.11 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the other Secured Parties for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided that nothing in this Agreement shall affect any right that any Representative or Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any Collateral Document against any Grantor or its properties in the courts of any jurisdiction;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any other Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

Section 8.12 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)     if to any Borrower or any other Grantor, to the Borrower, at its address at:

Ultra Resources, Inc.

116 Inverness Drive E. #400

Englewood, CO 80112

Attention: Garrett Smith

Email: gsmith@ultrapetroleum.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Mary Kogut Brawley

Email: mary.kogut@kirkland.com

(ii)     if to the First Lien Collateral Agent, to it at:

Bank of Montreal

700 Louisiana Street, Suite 200

Houston, Texas 77002

Attention: Gumaro Tijerina

Email: gumaro.tijerina@bmo.com

if to the Second Lien Collateral Agent to it at:

Wilmington Trust, National Association

15950 North Dallas Parkway, Suite 550

Dallas, Texas 75248

Attention: Ultra Resources Second Lien Administrator

Facsimile: (888) 316-6238

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible

      Eli J. Vonnegut

Email:       damian.schaible@davispolk.com

      eli.vonnegut@davispolk.com

and (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Attention: Marie C. Pollio, Esq.

Fax: (860) 251-5212

Email: mpollio@goodwin.com

(iii) if to the Third Lien Collateral [Agent][Trustee], to it at:

[    ]

[    ]

Attention: [    ]

Email: [    ]

With copies to:

[    ]

[    ]

Fax: [    ]

Attention: [    ]

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).

Section 8.13 Further Assurances. Each Priority Agent, on behalf of itself and each other Priority Secured Party, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested), at the Borrower’s sole cost and expense, as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.14 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.15 Binding on Successors and Assigns. This Agreement shall be binding upon the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee], the other Third Lien Parties, the Borrower, the other Grantors party hereto, and their respective successors and assigns.

Section 8.16 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.17 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.18 Authorization. By its signature, each Person (other than an individual) executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement, and by accepting the benefits of this Agreement, each Priority Secured Party and Third Lien Party shall be deemed to have authorized the First Lien Collateral Agent, the Second Lien Collateral Agent or the Third Lien Collateral [Agent][Trustee], as applicable, to enter into this Agreement and perform its obligations hereunder. Each Priority Agent represents and warrants that this Agreement is binding upon the Priority Secured Parties. The Third Lien Collateral [Agent][Trustee] represents and warrants that this Agreement is binding upon the Third Lien Parties.

Section 8.19 No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties, the Grantors, and their respective permitted successors and assigns, and no other Person (including any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the rights or obligations of the Borrower or any other Grantor, which obligations are absolute and unconditional, to pay the Priority Obligations and the Third Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 8.20 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.21 Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Revolving Credit Agreement and collateral agent for the Priority Secured Parties and the provisions of Article XI of the Revolving Credit Agreement and Article XI of the Term Loan Credit Agreement applicable to the Agents (as defined in the Revolving

Credit Agreement) thereunder shall also apply to the First Lien Collateral Agent hereunder, (b) the Second Lien Collateral Agent is entering into this Agreement in its capacity as collateral agent under the Second Lien Debt Documents and the provisions of Article VII and Article XI of the Second Lien Notes Indenture applicable to the [Trustees] (as defined therein) thereunder shall also apply to the Second Lien Collateral Agent hereunder, and (c) the Third Lien Collateral [Agent][Trustee] is entering into this Agreement in its capacity as [agent][trustee and collateral trustee] under the Third Lien Debt Documents and the provisions of Section [    ] of the Third Lien Debt Agreement applicable to the [Agents][Trustees] (as defined therein) thereunder shall also apply to the Third Lien Collateral [Agent][Trustee] hereunder. It is understood that any determination, request, direction, consent or election, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any right or duty under this Agreement to be made by the Second Lien Collateral Agent [and the Third Lien Collateral [Agent][Trustee] shall be pursuant to written direction from the Second Lien Notes Trustee or the requisite percentage of holders of Second Lien Obligations under the Second Lien Notes Indenture [or the Third Lien [Trustee] or the requisite percentage of holders of Third Lien Obligations, as applicable].

Section 8.22 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Priority Facilities, any other Priority Debt Document, the First Lien/Second Lien Intercreditor Agreement, the Third Lien Debt Agreement or any other Third Lien Debt Documents, (b) change the relative priorities of the Priority Obligations or the Liens granted under the Priority Collateral Documents or the First Lien/Second Lien Intercreditor Agreement on the Shared Collateral (or any other assets) as among the Priority Secured Parties, (c) otherwise change the relative rights of the Priority Secured Parties in respect of the Shared Collateral as among such Priority Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Priority Facilities, any other Priority Debt Document, the Third Lien Debt Agreement or any other Third Lien Debt Document.

Section 8.23 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF MONTREAL, as Revolving Administrative Agent and First Lien Collateral Agent

By:
Name:
Title:

BARCLAYS BANK PLC, as Term Loan Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Collateral Agent

By:
Name:
Title:

[•], as Third Lien [Agent][Trustee] and Third Lien Collateral [Agent][Trustee]

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

Acknowledged and Agreed to by: ULTRA RESOURCES, INC., as a Grantor

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

Acknowledged and Agreed to by: [ ] as a Grantor

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:
[ ], as Grantor

By:
Name:
Title:
[ ], as Grantor

By:
Name:
Title:
[ ], as Grantor

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

ANNEX I

SUPPLEMENT NO. [     ] (“Supplement”) dated as of [                    ], 20[    ], to the THIRD LIEN INTERCREDITOR AGREEMENT dated as of [•] (the “Third Lien Intercreditor Agreement”), among BANK OF MONTREAL, as Revolving Administrative Agent and as First Lien Collateral Agent under the First Lien Facilities, BARCLAYS BANK PLC, as Term Loan Administrative Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Collateral Agent under the Second Lien Debt Documents, [    ], as Third Lien [Agent][Trustee] and as Third Lien Collateral [Agent][Trustee] under the Third Lien Debt Documents and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”), UP ENERGY CORPORATION, a Delaware corporation (the “Parent Guarantor”), and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Third Lien Intercreditor Agreement.

B. The Grantors have entered into the Third Lien Intercreditor Agreement. Pursuant to the Revolving Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes Indenture and the Third Lien Debt Agreement, as applicable, certain newly acquired or organized Restricted Subsidiaries that are not Excluded Subsidiaries are required to enter into the Third Lien Intercreditor Agreement. Section 8.07 of the Third Lien Intercreditor Agreement provides that such Restricted Subsidiaries that are not Excluded Subsidiaries may become party to the Third Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary that is not an Excluded Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes Indenture and the Third Lien Debt Agreement, as applicable.

Accordingly, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Third Lien Collateral [Agent][Trustee] and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Third Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Third Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Third Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Third Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Third Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants on the date hereof to the First Lien Collateral Agent, the Second Lien Collateral Agent, the Third Lien Collateral [Agent][Trustee] and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

Annex I - 1

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Third Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Third Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Third Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Third Lien Intercreditor Agreement.

SECTION 8. The New Grantor agrees to reimburse each of the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] for its reasonable out-of-pocket and documented expenses in connection with this Supplement (including the reasonable and out-of-pocket and documented fees, other charges and disbursements of counsel for the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee]), in each case, to the extent required by the applicable Priority Debt Documents and Third Lien Debt Documents, respectively.

[remainder of page intentionally left blank]

Annex I - 2

IN WITNESS WHEREOF, the New Grantor, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] have duly executed this Supplement to the Third Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as First Lien Collateral Agent

By:
Name:
Title:

[ ], as Second Lien Collateral Agent

By:
Name:
Title:

[ ], as Third Lien Collateral [Agent][Trustee]

By:
Name:
Title:

Annex I - 3

Exhibit B

Form of Warrant Agreement

WARRANT AGREEMENT

between

ULTRA PETROLEUM CORP.,

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY N.A.,

as Warrant Agent

Dated as of [October] [DAY], 2018

Warrants to Purchase Common Shares

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12.	Inspection	34

13.	Amendments	34

14.	Waivers	35

15.	Successor to Company	35

16.	Headings	35

17.	Counterparts	36

18.	Severability	36

19.	No Redemption	36

20.	Persons Benefiting	36

21.	Applicable Law; Submission to Jurisdiction; Service of Process; Waiver of Immunity	36

22.	Entire Agreement	37

23.	Force Majeure	37

24.	Further Assurances	38

25.	Information Rights	38

26.	Confidentiality	38

27.	Tax Treatment	38

EXHIBITS

Exhibit A	Form of Warrant Certificate

Exhibit B	Form of Lock-Up Agreement

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WARRANT AGREEMENT

This Warrant Agreement (as may be supplemented, amended or amended and restated pursuant to the applicable provisions hereof, this “Agreement”), dated as of [October] [DAY], 2018, between Ultra Petroleum Corp., a corporation incorporated under the Yukon Business Corporations Act (and any Successor Company that becomes successor to the Company in accordance with Section 15) (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (and any successors of such Warrant Agent appointed in accordance with the terms hereof) (collectively, the “Warrant Agent”). Capitalized terms that are used in this Agreement shall have the meanings set forth in Section 1 hereof.

WITNESSETH THAT:

WHEREAS, the Corporation and the other parties thereto have entered into an Exchange Agreement, dated as of October 17, 2018 (the “Exchange Agreement”), pursuant to which the Company proposes to issue and deliver Warrants (as defined below) to purchase up to an aggregate of 11,800,000 Common Shares (as defined below), subject to adjustment as provided herein, and the Warrant Certificates evidencing such Warrants;

WHEREAS, each Warrant shall entitle the registered owner thereof to purchase one Common Share, subject to adjustment as provided herein; and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, exchange, transfer, substitution and exercise of Warrants.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

1.	Definitions.

“Action” has the meaning set forth in Section 11.2.

“Adjustment Events” has the meaning set forth in Section 5.1.

“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 2.4(b).

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Procedures” means, with respect to any transfer or exchange of, or exercise of any Warrants evidenced by, any Global Warrant Certificate, the rules and procedures of the Depositary that apply to such transfer, exchange or exercise.

“Appropriate Officer” means the Chief Executive Officer, President, Chief Financial Officer and any Vice President, Treasurer or Secretary of the Company.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not (i) a legal holiday in the State of New York or (ii) a day on which banking institutions and trust companies in the state in which the Corporate Agency Office is located or the Depositary are authorized or obligated by law, regulation or executive order to close.

“Cash Transaction” means any Transaction in which the holders of Common Shares receive solely cash in respect of their Common Shares.

“Cashless Exercise” has the meaning set forth in Section 3.7.

“Cashless Exercise Current Market Price” means the Current Market Price of the Common Shares on the Exercise Date with respect to any Cashless Exercise.

“Cashless Exercise Warrant” has the meaning set forth in Section 3.7.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

“Common Shares” means, subject to the provisions of Section 5.1(h), the common shares, no par value, of the Company.

“Company” means the company identified in the preamble hereof.

“Company Order” means a written request or order signed in the name of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any Vice President, its Treasurer, any Assistant Treasurer, its Secretary or any Assistant Secretary, and delivered to the Warrant Agent.

“Company Selected Expert” has the meaning set for in Section 5.1(f)(vi)(B).

“Corporate Agency Office” has the meaning set forth in Section 8.

“corporation” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity.

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“Countersigning Agent” means any Person authorized by the Warrant Agent to act on behalf of the Warrant Agent to countersign Warrant Certificates.

“Current Market Price” means on any date:

(i) if the reference is to the per share price of Common Shares on any date herein specified and if on such date the Common Shares are listed or admitted to trading on any U.S. national securities exchange or traded and quoted in the over-the-counter market in the United States:

(A) for the purpose of any computation under this Agreement (except under Section 5.2), the average of the Quoted Prices for the 30 consecutive Trading Days ending on the Trading Day that is or next precedes the date in question; or

(B) for the purposes of any computation under Section 5.2, the Quoted Price for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or

(ii) if the reference is to the per share price of Common Shares on any date herein specified and if on such date the Common Shares are not listed or admitted to trading on any U.S. national securities exchange or traded and quoted in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one Common Share as determined as of such date by the Board of Directors of the Company in good faith and in a commercially reasonable manner, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the Warrant Agent.

For the avoidance of doubt, no appraisal of any Person or third-party (other than the Board of Directors of the Company as further described in clause (ii)) above shall be permitted or required to determine the Current Market Price.

“Definitive Warrant Certificate” means a Warrant Certificate registered in the name of the Holder thereof that does not bear the Global Warrant Legend and that does not have a “Schedule of Decreases of Warrants” attached thereto.

“Depositary” means DTC and its successors as depositary hereunder.

“DTC” means The Depository Trust Company.

“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the dividend or distribution in question, from the Company or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case, as amended from time to time.

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“Exercise Date” has the meaning set forth in Section 3.2(g).

“Exercise Form” has the meaning set forth in Section 3.2.

“Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.

“Exercise Price” means the exercise price per Common Share, initially set at $0.01, subject to adjustment as provided in Section 5.1.

“Expiration Date” means the earliest to occur of (x) the Scheduled Expiration Date, (y) the date of consummation of a Cash Transaction to which clause (iii) of Section 5.1(h) applies and (z) a Winding Up.

“Funds” has the meaning set forth in Section 3.3.

“Global Warrant Certificate” means a Warrant Certificate deposited with or on behalf of and registered in the name of the Depositary or its nominee, that bears the Global Warrant Legend and that has the “Schedule of Decreases of Warrants” attached thereto.

“Global Warrant Legend” means the legend set forth in Section 2.4(a).

“Holder” means any Person in whose name at the time any Warrant Certificate is registered upon the Warrant Register and, when used with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered in the Warrant Register.

“Independent Financial Expert” means any independent investment banking or financial valuation firm of nationally recognized standing (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates and (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates.

“Lock-Up Agreement” means an agreement signed by a Holder in the form set forth in Exhibit A attached hereto.

“Notice Date” has the meaning set forth in Section 5.1(f)(vi)(B).

“Original Issue Date” means [October] [DAY], 2018, the date on which Warrants are originally issued under this Agreement.

“outstanding” when used with respect to any Warrants, means, as of the time of determination, all Warrants theretofore originally issued under this Agreement except (i) Warrants that have been exercised pursuant to Section 3.2(a), (ii) Warrants that have expired pursuant to Section 3.2(c), Section 4 or Section 5.1(h)(iii) and (iii) Warrants that have otherwise been acquired

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by the Company; provided, however, that in determining whether the Holders of the requisite amount of the outstanding Warrants have given any request, demand, authorization, direction, notice, consent or waiver under the provisions of this Agreement, Warrants held directly or beneficially by the Company or any Subsidiary or Affiliate of the Company or any of their respective employees shall be disregarded and deemed not to be outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, any other entity, unincorporated organization or government or any agency or political subdivision thereof.

“Quoted Price” means, on any Trading Day, with respect to the Common Shares, the VWAP of the Common Shares on such Trading Day on the principal U.S. national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any U.S. national securities exchange, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.

“Recipient” has the meaning set forth in Section 3.2(f).

“Reference Property” has the meaning set forth in Section 5.1(h).

“Required Warrant Holders” means Holders of Warrant Certificates evidencing a majority of the then-outstanding Warrants.

“Scheduled Expiration Date” means July 14, 2025.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Dividend” has the meaning set forth in Section 5.1(d).

“Subsidiary” means a corporation (as defined in this Section 1) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Successor Company” has the meaning set forth in Section 15.

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

“Transaction” has the meaning set forth in Section 5.1(h).

“Trigger Event” has the meaning set forth in Section 5.1(d)(ii).

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“unit of Reference Property” has the meaning set forth in Section 5.1(h)(i)(A).

“VWAP” means the volume-weighted average price for trading hours of the regular trading session (including any extensions thereof), determined without regard to pre-open or after-hours trading or any other trading outside of the trading hours of the regular trading session (including any extensions thereof).

“Warrant Agent” has the meaning set forth in the preamble hereof.

“Warrant Certificates” means those certain warrant certificates evidencing the Warrants, substantially in the form set forth in Exhibit A attached hereto, which, for the avoidance of doubt, are either Global Warrant Certificates or Definitive Warrant Certificates.

“Warrant Register” has the meaning set forth in Section 8.

“Warrants” means those certain warrants to purchase initially up to an aggregate of 11,800,000 Common Shares at the Exercise Price, subject to adjustment pursuant to Section 5, issued hereunder.

“Winding Up” has the meaning set forth in Section 4.

2.	Warrant Certificates.

2.1 Original Issuance of Warrants.

(a) On the Original Issue Date, one or more Global Warrant Certificates evidencing the Warrants shall be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company Order and at the direction of the Company set forth therein, countersign and deliver such Global Warrant Certificates for original issuance to the Depositary, or its custodian, for crediting to the accounts of its participants for the benefit of the holders of beneficial interests in the Warrants on the Original Issue Date pursuant to the Applicable Procedures of the Depositary on the Original Issue Date.

(b) Except as set forth in Section 2.4, Section 3.2(e), Section 6 and Section 8, the Global Warrant Certificates delivered to the Depositary (or a nominee thereof) on the Original Issue Date shall be the only Warrant Certificates issued or outstanding under this Agreement.

(c) Each Warrant Certificate shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase one Common Share, subject to adjustment as provided in Section 5.

(d) Each Warrant Certificate shall at all times bear an unrestricted CUSIP.

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2.2 Form of Warrant Certificates.

The Warrant Certificates evidencing the Warrants shall be in registered form only and substantially in the form set forth in Exhibit A hereto, shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon (which does not impact the Warrant Agent’s rights, duties or immunities) as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed, or to conform to usage.

2.3 Execution and Delivery of Warrant Certificates.

(a) Warrant Certificates evidencing the Warrants which may be countersigned and delivered under this Agreement are limited to Warrant Certificates evidencing 11,800,000 Warrants except for Warrant Certificates countersigned and delivered upon registration of transfer of, or in exchange for, or in lieu of, one or more previously countersigned Warrant Certificates pursuant to Section 2.4, Section 3.2(e), Section 6 and Section 8.

(b) The Warrant Agent is hereby authorized to countersign and deliver Warrant Certificates as required by Section 2.1 or by Section 2.4, Section 3.2(e), Section 6 or Section 8.

(c) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairman (or any Co-Chairman) of the Board of Directors, the Chief Executive Officer, the President or any one of the Vice Presidents of the Company under corporate seal reproduced thereon and attested to by the Secretary, the Treasurer or one of the Assistant Secretaries of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned, either by manual or facsimile signature, by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.

2.4 Global Warrant Certificates.

(a) Any Global Warrant Certificate shall bear the legend substantially in the form set forth in Exhibit A hereto (the “Global Warrant Legend”).

(b) So long as a Global Warrant Certificate is registered in the name of the Depositary or its nominee, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Agreement with respect to the Warrants evidenced by such Global Warrant Certificate held on their behalf by the Depositary or its custodian, and the Depositary may

7

be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Warrants, and as the sole Holder of such Warrant Certificate, for all purposes. Accordingly, any such Agent Member’s beneficial interest in such Warrants will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility or liability with respect to such records maintained by the Depositary or its nominee or its Agent Members. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(c) Any holder of a beneficial interest in Warrants evidenced by a Global Warrant Certificate registered in the name of the Depositary or its nominee shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in the Warrants evidenced by such Global Warrant Certificate may be effected only through a book-entry system maintained by the Holder of such Global Warrant Certificate (or its agent), and that ownership of a beneficial interest in Warrants evidenced thereby shall be reflected solely in such book-entry form.

(d) Transfers of a Global Warrant Certificate registered in the name of the Depositary or its nominee shall be limited to transfers in whole, and not in part, to the Depositary, its successors, and their respective nominees except as set forth in Section 2.4(e). Interests of beneficial owners in a Global Warrant Certificate registered in the name of the Depositary or its nominee shall be transferred in accordance with the Applicable Procedures of the Depositary.

(e) A Global Warrant Certificate registered in the name of the Depositary or its nominee shall be exchanged for Definitive Warrant Certificates only if the Depositary (i) has notified the Company that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (ii) a successor to the Depositary registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within 90 days or the Depositary is at any time unwilling or unable to continue as Depositary and a successor to the Depositary is not able to be appointed by the Company within 90 days. In any such event, each Global Warrant Certificate registered in the name of the Depositary or its nominee shall be surrendered to the Warrant Agent for cancellation in accordance with Section 3.5, and the Company shall execute, and the Warrant Agent shall countersign and deliver, upon the Company’s instruction, to each beneficial owner identified by the Depositary, in exchange for such beneficial owner’s beneficial interest in such Global Warrant Certificate, Definitive Warrant Certificates evidencing, in the aggregate, the number of Warrants theretofore represented by such Global Warrant Certificate with respect to such beneficial owner’s respective beneficial interest. Any Definitive Warrant Certificate delivered in exchange for an interest in a Global Warrant Certificate pursuant to this Section 2.4(e) shall not bear the Global Warrant Legend. Interests in any Global Warrant Certificate may not be exchanged for Definitive Warrant Certificates other than as provided in this Section 2.4(e).

(f) The holder of a Global Warrant Certificate registered in the name of the Depositary or its nominee may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder of a Warrant Certificate is entitled to take under this Agreement or such Global Warrant Certificate.

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(g) Each Global Warrant Certificate will evidence such of the outstanding Warrants as will be specified therein and each shall provide that it evidences the aggregate number of outstanding Warrants from time to time endorsed thereon and that the aggregate number of outstanding Warrants evidenced thereby may from time to time be reduced, to reflect exercises or expirations. Any endorsement of a Global Warrant Certificate to reflect the amount of any decrease in the aggregate number of outstanding Warrants evidenced thereby will be made by the Warrant Agent (i) in the case of an exercise, in accordance with the Applicable Procedures as required by Section 3.2(d) or (ii) in the case of an expiration, in accordance with Section 3.2(c).

(h) The Company initially appoints DTC to act as Depositary with respect to the Global Warrant Certificates.

(i) Every Warrant Certificate authenticated and delivered in exchange for, or in lieu of, a Global Warrant Certificate or any portion thereof, pursuant to this Section 2.4 or Section 6 or Section 8, shall be authenticated and delivered in the form of, and shall be, a Global Warrant Certificate, and a Global Warrant Certificate may not be exchanged for a Definitive Warrant Certificate, in each case, other than as provided in Section 2.4(e). Whenever any provision herein refers to issuance by the Company and countersignature and delivery by the Warrant Agent of a new Warrant Certificate in exchange for the portion of a surrendered Warrant Certificate that has not been exercised, in lieu of the surrender of any Global Warrant Certificate and the issuance, countersignature and delivery of a new Global Warrant Certificate in exchange therefor, the Warrant Agent, on the Company’s instruction, may endorse such Global Warrant Certificate to reflect a reduction in the number of Warrants evidenced thereby in the amount of Warrants so evidenced that have been so exercised.

(j) Beneficial interests in any Global Warrant Certificate may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Warrant Certificate in accordance with the Applicable Procedures.

(k) At such time as all Warrants evidenced by a particular Global Warrant Certificate have been exercised or expired in whole and not in part, such Global Warrant Certificate shall, if not in custody of the Warrant Agent, be surrendered to or retained by the Warrant Agent for cancellation in accordance with Section 3.5.

3.	Exercise and Expiration of Warrants.

3.1 Right to Acquire Common Shares Upon Exercise. Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, for each Warrant evidenced thereby, one Common Share at the Exercise Price, subject to adjustment as provided in this Agreement. The Exercise Price, and the number of Common Shares obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.

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3.2 Exercise and Expiration of Warrants.

(a) Exercise of Warrants. Subject to and upon compliance with the terms and conditions set forth herein, including Section 3.2(b), a Holder of a Warrant Certificate may exercise all or any whole number of the Warrants evidenced thereby, on any Business Day from and after the Original Issue Date until 5:00 p.m., New York time, on the Expiration Date, for the Common Shares obtainable thereunder.

(b) Condition to Exercise of Warrants. No Holder of a Warrant Certificate may exercise any Warrant evidenced thereby until the Current Market Price of the Common Shares has equaled or exceeded $2.50 per share (subject to adjustment in the same manner as the Exercise Price) on any Trading Day. For the avoidance of doubt, the Warrants shall be exercisable from and after any Trading Day on which the Current Market Price of the Common Shares has equaled or exceeded $2.50 per share (subject to adjustment in the same manner as the Exercise Price), regardless of the Current Market Price of the Common Shares on the applicable Exercise Date.

(c) Expiration of Warrants. The Warrants, to the extent not exercised prior thereto, shall automatically expire, terminate and become void as of 5:00 p.m., New York time, on the Expiration Date. No further action of any Person (including by, or on behalf of, any Holder, the Company, or the Warrant Agent) shall be required to effectuate the expiration of Warrants pursuant to this Section 3.2(c).

(d) Method of Exercise. In order for a Holder to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder thereof must (i) (x) in the case of a Global Warrant Certificate, comply with the Applicable Procedures of the Depositary to provide notice of the number of Warrants being exercised and, if applicable, whether Cashless Exercise is being elected with respect thereto, and deliver such Warrants by book-entry transfer through the facilities of the Depositary to the Warrant Agent in accordance with the Applicable Procedures and otherwise comply with the Applicable Procedures in respect of the exercise of such Warrants or (y) in the case of a Definitive Warrant Certificate, at the Corporate Agency Office, (I) deliver to the Warrant Agent an exercise form for the election to exercise such Warrants substantially in the form set forth in Exhibit A hereto (an “Exercise Form”), setting forth the number of Warrants being exercised and, if applicable, whether Cashless Exercise is being elected with respect thereto, and otherwise properly completed and duly executed by the Holder thereof as well as any such other necessary information the Warrant Agent may reasonably require, and (II) surrender to the Warrant Agent the Definitive Warrant Certificate evidencing such Warrants; (ii) pay to the Warrant Agent an amount equal to (x) all taxes required to be paid by the Holder, if any, pursuant to Section 3.4 prior to, or concurrently with, exercise of such Warrants and (y) except in the case of a Cashless Exercise, the aggregate of the Exercise Price in respect of each Common Share into which such Warrants are exercisable, in case of (x) and (y), by wire transfer in immediately available funds, to the account (No. [    ]; ABA No. [    ]; Reference: Ultra Petroleum Corp.; Attention: [    ]) of the Company at the Warrant Agent or such other account of the Company at such banking institution as the Company shall have given notice to the Warrant Agent and such Holder in accordance with Section 11.1(b); and (iii) deliver to the Company, with a copy to the Warrant Agent, a Lock-Up Agreement with respect to the Common Shares to be received on exercise of such Warrants.

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(e) Partial Exercise. If fewer than all the Warrants represented by a Warrant Certificate are exercised, (i) in the case of exercise of Warrants evidenced by a Global Warrant Certificate, the Warrant Agent shall cause the custodian of DTC to endorse the “Schedule of Decreases of Warrants” attached to such Global Warrant Certificate to reflect the Warrants being exercised and (ii) in the case of exercise of Warrants evidenced by a Definitive Warrant Certificate, such Definitive Warrant Certificate shall be surrendered and a new Definitive Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Definitive Warrant Certificate, registered in such name or names, subject to the provisions of Section 8 regarding registration of transfer and payment of governmental charges in respect thereof, as may be directed in writing by the Holder, and shall deliver the new Definitive Warrant Certificate to the Person or Persons in whose name such new Definitive Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Definitive Warrant Certificates duly executed on behalf of the Company for such purpose.

(f) Issuance of Common Shares. Upon due exercise of Warrants evidenced by any Warrant Certificate in conformity with the foregoing provisions of Section 3.2(d), the Warrant Agent shall, when actions specified in Section 3.2(d)(i) have been effected and any payment specified in Section 3.2(d)(ii) is received, deliver to the Company the Exercise Form received pursuant to Section 3.2(d)(i), deliver or deposit all funds, in accordance with Section 3.3, received as instructed in writing by the Company and advise the Company by telephone at the end of such day of the amount of funds so deposited to its account. The Company shall thereupon, as promptly as practicable, and in any event within five (5) Business Days after the Exercise Date referred to below, (i) determine the number of Common Shares issuable pursuant to exercise of such Warrants pursuant to Section 3.6 or, if Cashless Exercise applies, Section 3.7 and (ii) (x) in the case of exercise of Warrants evidenced by a Global Warrant Certificate, deliver or cause to be delivered to the Recipient (as defined below) in accordance with the Applicable Procedures Common Shares in book-entry form to be so held through the facilities of DTC in an amount equal to, or, if the Common Shares may not then be held in book-entry form through the facilities of DTC, duly executed certificates representing, or (y) in the case of exercise of Warrants evidenced by Definitive Warrant Certificates, execute or cause to be executed and deliver or cause to be delivered to the Recipient (as defined below) a certificate or certificates representing, in case of (x) and (y), the aggregate number of Common Shares issuable upon such exercise (based upon the aggregate number of Warrants so exercised), as so determined, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to Section 5.2. The Common Shares in book-entry form or certificate or certificates representing Common Shares so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the applicable Exercise Form and shall be registered or otherwise placed in the name of, and delivered to, the Holder or, subject to Section 3.4, such other Person as shall be designated by the Holder in such Exercise Form (the Holder or such other Person being referred to herein as the “Recipient”). If the Company has a stockholder rights plan in effect upon exercise of the Warrants, each Common Share issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and any certificates representing the Common Shares issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time.

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(g) Time of Exercise. Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which each of the requirements for exercise of such Warrant specified in Section 3.2(d) has been duly satisfied (the “Exercise Date”). At such time, subject to Section 5.1(f)(iv), Common Shares in book-entry form or the certificates for the Common Shares issuable upon such exercise as provided in Section 3.2(f) shall be deemed to have been issued and, for all purposes of this Agreement, the Recipient shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder of record of such Common Shares.

3.3 Application of Funds upon Exercise of Warrants. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for warrant exercises in a given month by the fifth Business Day of the following month by wire transfer to an account designated by the Company.

3.4 Payment of Taxes. The Company shall pay any and all documentary, issuance, registration, stamp and similar taxes that may be payable in respect of the issue or delivery of Common Shares on exercise of Warrants pursuant hereto. The Company or the Warrant Agent shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of Common Shares in book-entry form or any certificates for Common Shares or payment of cash or other property to any Recipient other than the Holder of the Warrant Certificate evidencing the exercised Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any Common Shares in book-entry form or any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s or Warrant Agent’s satisfaction that any such tax or other charge that is or may become due has been paid.

3.5 Cancellation of Warrant Certificates. Any Definitive Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent. All Warrant Certificates surrendered or delivered to or received by the Warrant Agent for cancellation pursuant to this Section 3.5 or Section 2.4(e) or Section 2.4(k) shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy any such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct in writing.

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3.6 Shares Issuable. The number of Common Shares “obtainable upon exercise” of Warrants at any time shall be the number of Common Shares into which such Warrants are then exercisable. The Company will confirm the number of shares issuable if so requested by the Warrant Agent. The number of Common Shares “into which each Warrant is exercisable” shall be one share, subject to adjustment as provided in Section 5.1.

3.7 Cashless Exercise. Notwithstanding any provisions herein to the contrary, if, on the Exercise Date of a Cashless Exercise, the Cashless Exercise Current Market Price of one Common Share is greater than the applicable Exercise Price on the Exercise Date, then, in lieu of paying to the Company the applicable Exercise Price by wire transfer in immediately available funds, the Holder may elect to receive Common Shares equal to the value (as determined below) of the Warrants or any portion thereof being exercised (such portion, the “Cashless Exercise Warrants” with respect to such date) by (i) in the case of Warrants evidenced by a Global Warrant Certificate, providing notice to the Warrant Agent pursuant to the Applicable Procedures; or (ii) in the case of Warrants evidenced by a Definitive Warrant Certificate, providing notice pursuant to the Exercise Form, in the case of (i) or (ii), that the Holder desires to effect a “cashless exercise” (a “Cashless Exercise”) with respect to the Cashless Exercise Warrants, in which event the Company shall issue to the Holder a number of Common Shares with respect to Cashless Exercise Warrants computed using the following formula (it being understood that any portion of the Warrants being exercised on such date that are not Cashless Exercise Warrants will not be affected by this calculation):

X = (Y × (A-B)) ÷ A

Where X =	the number of Common Shares to be issued to the Holder in respect of the Cashless Exercise Warrants

Y=	the number of Common Shares purchasable under the Cashless Exercise Warrants being exercised by the Holder (on the Exercise Date)

A=	the applicable Cashless Exercise Current Market Price of one Common Share (on the Exercise Date)

B=	the applicable Exercise Price (as adjusted through and including the Exercise Date).

The Company shall calculate and transmit to the Warrant Agent the number of Common Shares to be issued on such Cashless Exercise, and the Warrant Agent shall have no obligation under this Agreement to calculate, confirm or verify such amount.

3.8 Cost Basis Information.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares at the time of such exercise in accordance with instructions by the Company. If the Company does not provide such cost basis information to the Warrant Agent, as outlined above, then the Warrant Agent will treat those shares issued hereunder as uncovered securities or the equivalent, and each holder of such shares will need to obtain such cost basis information from the Company.

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(b) In the event of a Cashless Exercise, the Company shall provide cost basis for shares issued pursuant to a Cashless Exercise at the time the Company provides the shares issued pursuant to such Cashless Exercise to the Warrant Agent pursuant to Section 3.7 hereof.

4.	Dissolution, Liquidation or Winding up.

Unless Section 5.1(h) applies, if, on or prior to the Expiration Date, the Company (or any other Person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation or winding up (a “Winding Up”) of the affairs of the Company, the Company shall give written notice thereof to the Warrant Agent and all Holders in the manner provided in Section 11.1(b) prior to the date on which such transaction is expected to become effective or, if earlier, the record date for such transaction. Such notice shall also specify the date as of which the holders of record of the Common Shares shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding up, as the case may be, on which date each Holder of Warrant Certificates shall receive the securities, money or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Shares into which the Warrants were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then-applicable Exercise Price) and the rights to exercise the Warrants shall terminate.

Unless Section 5.1(h) applies, in case of any such voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deposit with the Warrant Agent any funds or other property which the Holders are entitled to receive pursuant to the above paragraph, together with a Company Order as to the distribution thereof. After receipt of such deposit from the Company and after receipt of surrendered Warrant Certificates evidencing Warrants, and any such other necessary information as the Warrant Agent may reasonably require, the Warrant Agent shall make payment in appropriate amount to such Person or Persons as it may be directed in writing by the Holder surrendering such Warrant Certificate. The Warrant Agent shall not be required to pay interest on any money deposited pursuant to the provisions of this Section 4 except such as it shall agree with the Company to pay thereon. Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Section 4 shall be, and are hereby, assigned, transferred and set over to the Warrant Agent in accordance with Section 3.3 hereof; provided, that, moneys, securities or other property need not be segregated from other funds, securities or other property held by the Warrant Agent except to the extent required by law.

5.	Adjustments.

5.1 Adjustments. In order to prevent dilution of the rights granted under the Warrants and to grant the Holders certain additional rights, the Exercise Price shall be subject to adjustment from time to time only as specifically provided in this Section 5.1 (the “Adjustment Events”) and the number of Common Shares obtainable upon exercise of Warrants shall be subject to adjustment from time to time only as specifically provided in this Section 5.1.

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(a) Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Original Issue Date while any Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding Common Shares into a greater number of Common Shares (other than (x) a subdivision upon a Transaction to which Section 5.1(h) applies or (y) a stock split effected by means of a stock dividend or distribution to which Section 5.1(b) applies), then and in each such event the Exercise Price in effect at the opening of business on the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while any Warrants remain outstanding and unexpired in whole or in part, effect a combination (by any reverse stock split or otherwise) of the outstanding Common Shares into a smaller number of Common Shares (other than a combination upon a Transaction to which Section 5.1(h) applies), then and in each such event the Exercise Price in effect at the opening of business on the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 5.1(a) shall become effective immediately after the opening of business on the date upon which the subdivision or combination becomes effective (or, if the subdivision or combination does not become effective until after the opening of business on such date, the adjustment under this Section 5.1(a) shall become effective immediately after the effectiveness of such subdivision or combination).

(b) Common Share Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while any Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its Common Shares a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its capital stock payable in, Common Shares (other than a dividend or distribution upon a Transaction to which Section 5.1(h) applies), then and in each such event the Exercise Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Shares entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the total number of Common Shares issued and outstanding at the close of business on such date for determination; and

(ii) the denominator of which shall be the total number of Common Shares issued and outstanding at the close of business on such date for determination plus the number of Common Shares issuable in payment of such dividend or distribution.

Any adjustment under this Section 5.1(b) shall, subject to Section 5.1(f)(iv), become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Shares entitled to receive such dividend or distribution.

(c) Reclassifications. A reclassification of the Common Shares (other than any such reclassification in connection with a merger or consolidation or sale to which Section 5.1(h) applies) into Common Shares and shares of any other class of stock shall be deemed:

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(i) a Specified Dividend by the Company to the holders of its Common Shares of such shares of such other class of stock for the purposes and within the meaning of Section 5.1(d) (and the effective date of such reclassification shall be deemed to be “the date for the determination of the holders of Common Shares entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 5.1(d)); and

(ii) if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Shares for the purposes and within the meaning of Section 5.1(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective,” as applicable, for the purposes and within the meaning of Section 5.1(a)).

(d) Specified Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while any Warrants remain outstanding and unexpired in whole or in part, make or issue any dividend of cash or other distribution of cash and/or property (including rights, options or warrants), whether in a spin-off transaction or otherwise, to all holders of its Common Shares (other than any dividend or distribution (i) upon a Transaction to which Section 5.1(h) applies or (ii) to which Section 5.1(b) applies) (a “Specified Dividend”), then and in each such event, the Exercise Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Shares entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be (x) the Quoted Price on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution minus (y) the amount of any cash and the fair market value of any non-cash property as of the Ex-Dividend Date for such dividend or distribution (as determined by the Board of Directors in good faith and in a commercially reasonable manner) to be distributed with respect to each Common Share; and

(ii) the denominator of which shall be the Quoted Price on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution.

Any adjustment under this Section 5.1(d) shall, subject to Section 5.1(f)(iv), become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Shares entitled to receive such Specified Dividend.

Rights or warrants issued by the Company to all holders of the Common Shares entitling the holders thereof to subscribe for or purchase Common Shares, which rights or warrants (A) are deemed to be transferred with such Common Shares, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Shares, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall not give rise to an adjustment pursuant to this Section 5.1(d) until the occurrence of the earliest Trigger Event.

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(e) Tender and Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration (as determined by the Board of Directors of the Company acting in good faith and in a commercially reasonable manner) included in the payment per share of the Common Shares exceeds the Quoted Price on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exercise Price in effect immediately prior to the close of business on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the product of (x) the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer) and (y) the Quoted Price on the Trading Day next succeeding the date such tender or exchange offer expires; and

(ii) the denominator of which shall be the sum of (x) aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer and (y) the product of (A) the Quoted Price on the Trading Day next succeeding the date such tender or exchange offer expires and (B) the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer).

Any adjustment under this Section 5.1(e) shall, subject to Section 5.1(f)(iv), become effective immediately prior to the opening of business on the day after the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

(f) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of Common Shares into which each Warrant is exercisable under Section 5.1:

(i) Treasury Stock. The dividend or distribution of any issued Common Shares owned or held by or for the account of the Company shall be deemed a dividend or distribution of Common Shares for purposes of Section 5.1(b). The Company shall not make or issue any dividend or distribution on Common Shares held in the treasury of the Company. For the purposes of Section 5.1(b), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company.

(ii) When Adjustments Are to be Made. The adjustments required by Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Exercise Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e) and not previously made, would result in such minimum adjustment and, in any case, shall be made on any Exercise Date.

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(iii) Fractional Interests. In computing adjustments under Section 5.1, fractional interests in Common Shares shall be taken into account to the nearest one-thousandth of a share.

(iv) Deferral of Issuance Upon Exercise. In any case in which Section 5.1(b), Section 5.1(d) or Section 5.1(e) shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(g) shall require a corresponding increase in the number of Common Shares into which each Warrant is exercisable, the Company may elect to defer, with written notice to the Warrant Agent (but not in any event later than the Expiration Date) until the occurrence of such specified event (A) the issuance to the Holder of the Warrant Certificate evidencing such Warrant (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Shares over and above the Common Shares issuable upon such exercise on the basis of the number of Common Shares obtainable upon exercise of such Warrant immediately prior to such adjustment and to require payment in respect of such number of shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meet any applicable requirements of the principal national securities exchange or other market on which the Common Shares are then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional Common Shares, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional shares).

(v) Adjustment of Prices. Whenever any provision of this Warrant Agreement requires the calculation of the Quoted Price over a span of multiple days (including, without limitation, for purposes of determining the Current Market Price), the Board of Directors shall make appropriate adjustments thereto to account for any adjustment to the Exercise Price that becomes effective, or any event requiring an adjustment to the Exercise Price where the record date, effective date or Ex-Dividend Date, as the case may be, of the event occurs, at any time during the period when the Quoted Price is to be calculated.

(vi) Valuation Determinations.

(A) If the Required Warrant Holders object to any determination by the Board of Directors of the Company of (I) the fair market value of any non-cash property distributed on the Common Shares pursuant to Section 5.1(d), (II) the value of any non-cash consideration payable in a tender or exchange offer pursuant to Section 5.1(e), (III) the Current Market Price pursuant to clause (ii) of the definition thereof or (IV) the value of a unit of Reference Property pursuant to

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Section 5.1(h)(i)(A), the Required Warrant Holders shall have the right to deliver a written notice to the Company within 10 days after the Company delivers written notice to Holders pursuant to Section 11.2 of such determination requesting that an Independent Financial Expert calculate such value as of the date of determination referred to in the applicable provision.

(B) No later than two Business Days after receiving notice from the Required Warrant Holders pursuant to Section 5.1(f)(vi)(A) above, the Company shall provide notice to the Holders of an Independent Financial Expert selected by the Company (the “Company Selected Expert”) to make the related valuation determination (the date on which such notice is delivered, the “Notice Date”). In the event that the Required Warrant Holders object in writing to the Company Selected Expert within seven days of the Notice Date, then the Company and Required Warrant Holders shall jointly select an Independent Financial Expert by no later than the 17th day after the Notice Date. If the Company and the Required Warrant Holders are unable to agree on a jointly selected Independent Financial Expert, the Required Warrant Holders shall select promptly, but no later than the 17th day after the Notice Date, a separate Independent Financial Expert and such Independent Financial Expert and the Company Selected Expert shall select promptly, but no later than the 19th day after the Notice Date, a third Independent Financial Expert to make the relevant valuation determination. The determination of the finally selected Independent Financial Expert shall be final and conclusive, and the fees and expenses of any such Independent Financial Experts shall be borne by the Company. The relevant determination shall be completed no later than the date that is 30 days after the date the Company receives notice from the Required Warrant Holders pursuant to Section 5.1(f)(vi)(A) above.

(C) Within two Business Days after completion of the determination of the Independent Financial Expert pursuant to Section 5.1(f)(vi)(B) above, the Company shall cause the complete written report of the Independent Financial Expert as to such determination to be delivered to the Holders.

(g) Adjustment to Shares Obtainable Upon Exercise. Whenever the Exercise Price is adjusted as provided in Section 5.1(a), (b), (c), (d) or (e), the number of Common Shares into which a Warrant is exercisable shall simultaneously be adjusted by multiplying such number of Common Shares into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

(h) Changes in Common Shares. In case at any time or from time to time after the Original Issue Date while any Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting: (1) a merger of the Company into, a direct or indirect sale of all of the Company’s equity to, a consolidation, amalgamation or similar transaction of the Company with, or a sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to, any other Person in which the previously outstanding Common Shares shall be (either directly or upon subsequent liquidation) cancelled, reclassified or converted or changed into or

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exchanged for securities or other property (including cash) or any combination of the foregoing, or (2) any merger of another Person into the Company or any recapitalization, reclassification or change of the Common Shares, in each case, in which the previously outstanding Common Shares shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) of the Company or another Person or any combination of the foregoing (any such transaction or series of related transactions in clauses (1) or (2), a “Transaction”) then:

(i) in the case of any Transaction other than a Cash Transaction, as a condition to the consummation of such Transaction, the Company shall or shall cause such other Person, as the case may be, to execute and deliver to the Warrant Agent a written instrument providing that:

(A) so long as any Warrant remains outstanding in whole or in part (including after giving effect to the changes specified under clause (B) below), such Warrant, upon the exercise thereof at any time on or after the consummation of such Transaction, shall be exercisable (on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Agreement) into, in lieu of the Common Shares issuable upon such exercise prior to such consummation, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that would have been receivable upon such Transaction by a holder of the number of Common Shares into which such Warrant was exercisable immediately prior to such Transaction (“Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Common Share is entitled to receive); provided that (I) if the Transaction causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Shares and (II) the Quoted Price and Current Market Price shall be calculated based on the value of a unit of Reference Property, as determined by the Board of Directors of the Company acting in good faith and in a commercially reasonable manner; and

(B) the rights and obligations of such other Person and the Holders in respect of Reference Property shall be substantially unchanged to be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Shares hereunder as set forth in Section 3.1 hereof;

(ii) with respect to any Transaction other than a Cash Transaction, such written instrument under clause (i) above shall provide for adjustments which, for events subsequent to the effective date of such written instrument shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions of this Section 5.1(h) shall similarly apply to successive Transactions; or

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(iii) if such Transaction is a Cash Transaction, then, at the effective time of the consummation of such Cash Transaction any Warrants not exercised prior to the closing of such Cash Transaction shall automatically terminate and become void and shall be cancelled for no further consideration.

(i) Compliance with Governmental Requirements. The Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Common Shares at any applicable adjusted Exercise Price.

(j) Optional Tax Adjustment. The Company may at its option, at any time during the term of the Warrants, increase the number of Common Shares into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e) as deemed advisable by the Board of Directors of the Company, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients of such dividend of stock or stock rights.

(k) Warrants Deemed Exercisable. For purposes solely of this Section 5, the number of Common Shares which the holder of any Warrant would have been entitled to receive had such Warrant been exercised in full at any time or into which any Warrant was exercisable at any time shall be determined assuming such Warrant was exercisable in full at such time.

(l) Notice of Adjustment. Upon the occurrence of each adjustment of the Exercise Price or the number of Common Shares into which a Warrant is exercisable pursuant to this Section 5.1, the Company at its expense shall promptly:

(i) compute such adjustment in accordance with the terms hereof;

(ii) after such adjustment becomes effective, deliver to all Holders, in accordance with Section 11.1(b) and Section 11.2 (including by means of a current report on Form 8-K), a notice setting forth such adjustment and showing in detail the facts upon which such adjustment is based; and

(iii) deliver to the Warrant Agent a certificate of the Chief Financial Officer of the Company setting forth the Exercise Price and the number of Common Shares into which each Warrant is exercisable after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Shares was determined). As provided in Section 10, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any Adjustment Event set forth in this Section 5.1. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an Adjustment Event has occurred or to calculate any of the adjustments set forth herein.

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(m) Statement on Warrant Certificates. Irrespective of any adjustment in the Exercise Price or amount or kind of shares into which the Warrants are exercisable, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price initially applicable or amount or kind of shares initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement.

5.2 Fractional Interest. The Company shall not be required upon the exercise of any Warrant (including, without limitation, under Section 3.7) to issue any fractional Common Shares, but may, in lieu of issuing any fractional Common Shares make an adjustment therefore in cash on the basis of the Current Market Price per Common Share on the date of such exercise. If Warrant Certificates evidencing more than one Warrant shall be presented for exercise at the same time by the same Holder, the number of full Common Shares which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised. The Holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a Common Share or a stock certificate representing a fraction of a Common Share if such amount of cash is paid in lieu thereof. If the Company shall decide that cash will be provided instead of fractional shares, then the Company shall inform the Warrant Agent of the amount to be paid upon the fractional exercise of the Warrant. Further, if the Company shall decide that cash will be provided instead of fractional shares, then the Company shall provide an initial funding of two thousand dollars ($2000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, Computershare may request additional funding to cover fractional payments. Computershare shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

5.3 No Other Adjustments. Except in accordance with Section 5.1, the applicable Exercise Price and the number of Common Shares obtainable upon exercise of any Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, including, without limitation

(i) upon the issuance of any other securities by the Company on or after the Original Issue Date, or upon the issuance of Common Shares upon the exercise of any such securities;

(ii) upon the issuance of any Common Shares or other securities or any payments pursuant to any management or other equity incentive plan of the Company;

(iii) upon the issuance of any Common Shares pursuant to the exercise of the Warrants; or

(iv) upon the issuance of any Common Shares or other securities of the Company in connection with a business acquisition transaction.

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6.	Loss or Mutilation.

If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Holder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Holder and a request thereby for a new replacement Warrant Certificate, and (B) such open penalty surety bond and/or indemnity bond as may be required by them to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be imposed by the Company or Warrant Agent as permitted by Section 8-405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code or bona fide purchaser, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Holder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. At the written request of such registered Holder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Holder, and shall be deemed for purposes of Section 3.2(d)(i)(y)(II) to have been surrendered for exercise on the date the conditions specified in clauses (A) or (B) of the preceding sentence were first satisfied. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

Upon the issuance of any new Warrant Certificate under this Section 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 6 in lieu of any lost, wrongfully taken or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

The provisions of this Section 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.

7.	Reservation and Authorization of Common Shares.

The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Shares solely for issuance and delivery upon the exercise of the Warrants and free of preemptive rights, such number of Common Shares and other securities, cash or property as from time to time shall be issuable upon the exercise in full of all outstanding Warrants for cash. The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of Common Shares if at any time the authorized number of Common Shares remaining unissued would otherwise be insufficient to allow delivery of all the Common Shares then deliverable upon the exercise in full of all outstanding Warrants. The Company covenants that all Common Shares issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer and will be free from all liens and

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charges in respect of the issue thereof. The Company shall take all such actions as may be necessary to ensure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any U.S. national securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all Common Shares will, at all times that Warrants are exercisable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Shares are then listed. The Company covenants that the stock certificates issued to evidence any Common Shares issued upon exercise of Warrants, if any, will comply with the Yukon Business Corporations Act and any other applicable law.

The Company hereby authorizes and directs its current and future transfer agents for the Common Shares at all times to reserve stock certificates for such number of authorized shares, to the extent as, and if, required. The Company will supply such transfer agents with duly executed stock certificates for such purposes, to the extent as, and if, required.

8.	Warrant Transfer Books.

The Warrant Agent will maintain an office or offices (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of transfer or exchange and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby, which office is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112 on the Original Issuance Date. The Warrant Agent will give prompt written notice to all Holders of Warrant Certificates of any change in the location of such office.

The Warrant Certificates evidencing the Warrants shall be issued in registered form only. The Company shall cause to be kept at the office or offices of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

Upon surrender for registration of transfer of any Warrant Certificate at the Corporate Agency Office, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee or transferees, one or more new Warrant Certificates evidencing a like aggregate number of Warrants.

At the option of the Holder, Warrant Certificates may be exchanged at the office or offices of the Warrant Agent upon payment of the charges hereinafter provided for other Warrant Certificates evidencing a like aggregate number of Warrants. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same number of Warrants as evidenced by the Warrant Certificates surrendered by the Holder making the exchange.

All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

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Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be: (i) duly endorsed and containing a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, or (ii) be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing, also containing a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Further, to effect such transfer or exchange, all other necessary information or documentation shall be provided as the Warrant Agent may reasonably request.

No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the Common Shares as the Company may reasonably request. The Warrant Agent shall, upon reasonable advance notice, also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may reasonably request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.

The Warrant Agent shall keep copies of this Agreement and any notices given to Holders hereunder available for inspection, upon reasonable advance notice, by the Holders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

9.	Warrant Holders.

9.1 No Voting or Dividend Rights.

(a) No Holder of a Warrant Certificate evidencing any Warrant shall have or exercise any rights by virtue hereof as a holder of Common Shares of the Company, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Shares or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Shares.

(b) The consent of any Holder of a Warrant Certificate shall not be required with respect to any action or proceeding of the Company.

(c) Except as provided in Section 4, no Holder of a Warrant Certificate, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Shares prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant.

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(d) No Holder of a Warrant Certificate shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrant Certificate held by such Holder.

9.2 Rights of Action. All rights of action against the Company in respect of this Agreement, except rights of action vested in the Warrant Agent, are vested in the Holders of the Warrant Certificates, and any Holder of any Warrant Certificate, without the consent of the Warrant Agent or the Holder of any other Warrant Certificate, may, in such Holder’s own behalf and for such Holder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder’s right to exercise such Holder’s Warrants in the manner provided in this Agreement.

9.3 Treatment of Holders of Warrant Certificates. Every Holder, by virtue of accepting a Warrant Certificate, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant Certificate that, prior to due presentment of such Warrant Certificate for registration of transfer, the Company and the Warrant Agent may treat the Person in whose name the Warrant Certificate is registered as the owner thereof for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.

10.	Concerning the Warrant Agent. Sections 10.1(d), 10.2, 10.3, 10.4, 10.5 and 10.6 shall survive termination or removal of the Warrant Agent.

10.1 Rights and Duties of the Warrant Agent.

(a) The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions set forth in this Agreement and in the Warrant Certificates or as the Company and the Warrant Agent may hereafter agree, by all of which the Company and the Holders of Warrant Certificates, by their acceptance thereof, shall be bound; provided, however, that the terms and conditions contained in the Warrant Certificates are subject to and governed by this Agreement or any other terms and conditions hereafter agreed to by the Company and the Warrant Agent. The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust for or with any of the Holders or any beneficial owners of Warrants.

(b) The Warrant Agent shall not, by countersigning Warrant Certificates or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, (iv) the

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correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives; or (v) any of the statements of act or recitals contained in this Warrant Agreement. The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of shares or other securities or any property issuable to Holders upon the exercise of Warrants required from time to time. The Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Common Shares or stock certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof. The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(c) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(d) The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(e) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof, provided, however, that the selection and the continued employment of any such attorney, agent or employee was not a result of gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction).

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(f) The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

(g) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(h) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

(i) The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(j) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(k) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(l) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant Certificate or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(m) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Chief Financial Officer or the Secretary of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement, and will be held harmless for such reliance, and shall not be held liable in connection with any delay in receiving such statement.

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10.2 Limitation of Liability.

(a) The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction). Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twenty four (24) months immediately preceding the event for which recovery from Warrant Agent is being sought. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(b) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant. The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 5 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and non-assessable.

10.3 Indemnification.

(a) The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable and documented fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

(b) Instructions. From time to time, the Company may provide the Warrant Agent with instructions, by Company Order or otherwise, concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the

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Warrant Agent under this Warrant Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken, suffered or omitted to be taken by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

10.4 Right to Consult Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in accordance with the opinion or advice of such counsel.

10.5 Compensation and Reimbursement. The Company agrees to pay the Warrant Agent from time to time compensation for all fees and expenses relating to its services hereunder as the Company and the Warrant Agent may agree from time to time and to reimburse the Warrant Agent for reasonable expenses and disbursements, including reasonable counsel fees incurred in connection with the execution and administration of this Agreement.

10.6 Warrant Agent May Hold Company Securities. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity. Nothing herein shall preclude the Warrant Agent or any Countersigning Agent from acting in any other capacity for the Company or for any other legal entity.

10.7 Resignation and Removal; Appointment of Successor.

(a) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence or willful misconduct) after giving 30 days’ prior written notice to the Company. The Company may remove the Warrant Agent upon 30 days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 11.1(b) to the Company of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of 30 calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. The new Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the reasonable expense of the Company and

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shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 10.7(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.

(b) Any Person into which the Warrant Agent or any new Warrant Agent may be merged, or any Person resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 11.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.

10.8 Appointment of Countersigning Agent.

(a) The Warrant Agent may appoint a Countersigning Agent or Agents which shall be authorized to act on behalf of the Warrant Agent to countersign Warrant Certificates issued upon original issue and upon exchange, registration of transfer or pursuant to Section 6, and Warrant Certificates so countersigned shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. Wherever reference is made in this Agreement to the countersignature and delivery of Warrant Certificates by the Warrant Agent or to Warrant Certificates countersigned by the Warrant Agent, such reference shall be deemed to include countersignature and delivery on behalf of the Warrant Agent by a Countersigning Agent and Warrant Certificates countersigned by a Countersigning Agent.

(b) Any Person into which a Countersigning Agent may be merged or any corporation resulting from any consolidation to which such Countersigning Agent shall be a party, shall be a successor Countersigning Agent without any further act; provided, that, such corporation would be eligible for appointment as a new Countersigning Agent under the provisions of Section 10.8(a), without the execution or filing of any paper or any further act on the part of the Warrant Agent or the Countersigning Agent. Any such successor Countersigning Agent shall promptly cause notice of its succession as Countersigning Agent to be given in accordance with Section 11.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.

(c) A Countersigning Agent may resign at any time by giving 30 days’ prior written notice thereof to the Warrant Agent and to the Company. The Warrant Agent may at any time terminate the agency of a Countersigning Agent by giving 30 days’ prior written notice thereof to such Countersigning Agent and to the Company.

(d) The Warrant Agent agrees to pay to each Countersigning Agent from time to time reasonable compensation for its services under this Section 10.8 and the Warrant Agent shall be entitled to be reimbursed for such payments, subject to the provisions of Section 10.5.

(e) Any Countersigning Agent shall have the same rights and immunities as those of the Warrant Agent set forth Section 10 and this Agreement.

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11.	Notices.

11.1 Notices Generally.

(a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Holder shall be sufficient for every purpose hereunder if in writing (including telecopy communication) and telecopied, sent via trackable or first-class mail or delivered by hand (including by courier service) as follows:

if to the Company, to:

Ultra Petroleum Corp.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

Attention: Chief Financial Officer

   Chief Accounting Officer

   Legal Department

Facsimile:

with a copy which shall not constitute notice to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Matthew R. Pacey

Facsimile: (713) 836-3601

if to the Warrant Agent, to:

Computershare Inc.

250 Royall Street

Canton, MA 02021

Facsimile: (781) 575-2549

Attention: Corporate Actions

with a copy which shall not constitute notice to:

Computershare Inc.

480 Washington Boulevard, 29th Floor

Jersey City, New Jersey 07310

Facsimile: (201) 680-4610

Attention: Legal Department

or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 11.1(a).

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All such communications shall be effective when sent.

Any Person that telecopies any communication hereunder to any Person shall, on the same date as such telecopy is transmitted, also send, by trackable or first class mail, postage prepaid and addressed to such Person as specified above, an original copy of the communication so transmitted.

(b) Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, by trackable or first-class mail, to each Holder affected by such event, at the address of such Holder as it appears in the Warrant Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made by a method approved by the Warrant Agent as one which would be most reliable under the circumstances for successfully delivering the notice to the addressees shall constitute a sufficient notification for every purpose hereunder.

Where this Agreement provides for notice of any event to a Holder of a Global Warrant Certificate, such notice shall be sufficiently given if given to the Depositary (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

11.2 Required Notices to Holders. In the event the Company shall:

(a) take any action that would result in an adjustment to the Exercise Price and/or the number of Common Shares issuable upon exercise of a Warrant pursuant to Section 5.1 or

(b) consummate any Transaction (each of (a) or (b), an “Action”);

then, in each such case, unless the Company has made a filing with the Commission, including pursuant to a Current Report on Form 8-K, which filing discloses such Action, the Company shall cause to be delivered to the Warrant Agent and shall give to each Holder of a Warrant Certificate, in accordance with Section 11.1(b) hereof, a written notice of such Action, including, in the case of an action pursuant to Section 11.2(a), the information required under Section 5.1(k)(ii). Such notice shall be given promptly after taking such Action.

If at any time the Company shall cancel any of the Actions for which notice has been given under this Section 11.2 prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 11.1(b), unless the Company has made a filing with the Commission, including pursuant to a current report on Form 8-K, which filing discloses the cancellation of such Actions.

33

If at any time the Board of Directors of the Company shall determine (I) the fair market value of any non-cash property distributed on the Common Shares pursuant to Section 5.1(d), (II) the value of any non-cash consideration payable in a tender or exchange offer pursuant to Section 5.1(e), (III) the Current Market Price pursuant to clause (ii) of the definition thereof or (IV) the value of a unit of Reference Property pursuant to Section 5.1(h)(i)(A), the Company shall provide written notice of such determination to each Holder of a Warrant Certificate promptly after making such determination.

In addition, in the event the Company enters into any definitive agreement with respect to any Transaction, unless the Company has made a filing with the Commission, including pursuant to a Current Report on Form 8-K, which filing discloses such agreement, the Company shall cause to be delivered to the Warrant Agent and shall give to each Holder of a Warrant Certificate, in accordance with Section 11.1(b), a notice of the entering into such definitive agreement.

12.	Inspection.

The Warrant Agent shall cause a copy of this Agreement to be available at all reasonable times at the office of the Warrant Agent for inspection by any Holder of any Warrant Certificate. The Warrant Agent may require any such Holder to submit its Warrant Certificate for inspection by the Warrant Agent.

13.	Amendments.

(a) This Agreement may be amended by the Company and the Warrant Agent with the consent of the Required Warrant Holders.

(b) Notwithstanding the foregoing, the Company and the Warrant Agent may, without the consent or concurrence of the Holders of the Warrant Certificates, by supplemental agreement or otherwise, amend this Agreement for the purpose of making any changes or corrections in this Agreement that (i) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained or (ii) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement; provided, however, that in either case such amendment shall not adversely affect the rights or interests of the Holders of the Warrant Certificates hereunder in any material respect.

(c) Notwithstanding anything to the contrary herein, the consent of each Holder of any Warrant Certificate evidencing any Warrants affected thereby shall be required for any supplement or amendment to this Agreement or the Warrants, or any waiver thereof, that would: (i) increase the Exercise Price or decrease the number of Common Shares receivable upon exercise of Warrants, in each case other than as provided in Section 5.1; (ii) change the Expiration Date to an earlier date; (iii) modify the provisions contained in Section 5.1 in a manner adverse to the Holders of Warrant Certificates generally with respect to their Warrants; (iv) modify the provisions of this Section 13; (v) modify the provisions of Section 3.2(b); or (vi) make any change that adversely affects the exercise rights of the Warrants.

34

(d) The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery; provided, that, as a condition precedent to the Warrant Agent’s execution of any amendment to this Agreement, the Company shall deliver to the Warrant Agent a certificate from an Appropriate Officer that states that the proposed amendment is in compliance with the terms of this Section 13. Upon execution and delivery of any amendment pursuant to this Section 13, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

(e) Promptly after the execution by the Company and the Warrant Agent of any such amendment, unless the Company has made a filing with the Commission, including pursuant to a current report on Form 8-K, which filing discloses such adjustment, the Company shall give notice to the Holders of Warrant Certificates, setting forth in general terms the substance of such amendment, in accordance with the provisions of Section 11.1(b). Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

14.	Waivers.

The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Warrant Holders, as required pursuant to Section 13, subject to Section 13(c).

15.	Successor to Company.

So long as Warrants remain outstanding, the Company will not consolidate with, amalgamate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person, other than in a Cash Transaction, unless the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of Canada or any of its Provinces, the United States of America, any State thereof or the District of Columbia, and shall expressly assume by a supplemental agreement, executed and delivered to the Warrant Agent, in form reasonably satisfactory to the Warrant Agent, the due and punctual performance of every covenant of this Agreement on the part of the Company to be performed and observed and shall have provided for exercise rights in accordance with Section 5.1(h)(i). Upon the consummation of such assumption, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such Successor Company had been named as the Company herein.

16.	Headings.

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

35

17.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

18.	Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided, that, if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.	No Redemption.

The Warrants shall not be subject to redemption by the Company or any other Person; provided, that, the Warrants may be acquired by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Agreement.

20.	Persons Benefiting.

This Agreement shall be binding upon and inure to the benefit of the Company, the Warrant Agent and the Holders from time to time. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Holders any rights or remedies under or by reason of this Agreement or any part hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and of the Holders. Each Holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto.

21.	Applicable Law; Submission to Jurisdiction; Service of Process; Waiver of Immunity.

THIS AGREEMENT, EACH WARRANT CERTIFICATE ISSUED HEREUNDER, EACH WARRANT EVIDENCED THEREBY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

36

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Warrants and the Warrant Agent, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Warrant Agreement or the Warrants may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Warrant Agreement brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The Company irrevocably appoints [    ] as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Warrant Agreement or the Warrants, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to Ultra Petroleum Corp., 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112, Attention: Legal Department, shall be deemed in every respect effective service of process upon the Company in any such action, suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such appointment of such agent in full force and effect for as long as any Warrants remain outstanding. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Warrant Agent a copy of the new agent’s acceptance of that appointment within five Business Days of such acceptance. Nothing herein shall affect the right of the Warrant Agent, any agent or any Holder to serve process in any other manner permitted by law. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under any Warrant.

22.	Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.

23.	Force Majeure.

Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, disruptions in public utilities, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

37

24.	Further Assurances.

Each of the parties hereto shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by such other party for the carrying out or performing by such party of the provisions of this Agreement.

25.	Information Rights.

Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company shall (a) make available to the Holders without cost to any Holder any reports or other information delivered to the holders of Common Shares solely in their capacity as stockholders by the Company or its Subsidiaries at the same time such reports or other information are delivered or made available to such holders of Common Shares solely in their capacity as stockholders, and (b) provide Holders access to conference calls, webcasts or similar electronic communications to which holders of Common Shares are provided access by the Company or its Subsidiaries solely in their capacity as stockholders, if any, at the same time such conference calls, webcasts or similar communications are made accessible to such holders of Common Shares solely in their capacity as stockholders.

26.	Confidentiality.

The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

27.	Tax Treatment.

The Warrant Agent and the Company intend to treat, for U.S. federal income tax purposes, the issuance of the Warrants as a contribution of such Warrants by the Company to Ultra Resources, Inc., a Delaware corporation, followed by the delivery of such Warrants by Ultra Resources, Inc. to the recipients party to the Exchange Agreement. The parties hereto shall not take any action inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

[Remainder of Page Intentionally Left Blank]

38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ULTRA PETROLEUM CORP.

By:
Name:
Title:

COMPUTERSHARE INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE OF WARRANT CERTIFICATE]3

ULTRA PETROLEUM CORP.

WARRANT CERTIFICATE

EVIDENCING

WARRANTS TO PURCHASE COMMON SHARES

[FACE]

No. [ ]	CUSIP No. [ ]

[UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ULTRA PETROLEUM CORP. (THE “COMPANY”), THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.]4

[3]

To be removed in the versions of the Definitive Warrant Certificates printed in multiple copies for use by the Warrant Agent in preparing Definitive Warrants Certificates for issuance and delivery from time to time to holders.

[4]	Include only on Global Warrant Certificate.

A-1

ULTRA PETROLEUM CORP.

No. [ ]	[ , , ] Warrants

CUSIP No. [    ]

THIS CERTIFIES THAT, for value received, [                ], or registered assigns, is the registered owner of the number of Warrants to purchase Common Shares of Ultra Petroleum Corp., a corporation incorporated under the Yukon Business Corporations Act (the “Company”, which term includes any successor thereto under the Warrant Agreement) specified above [or such lesser number as may from time to time be endorsed on the “Schedule of Decreases in Warrants” attached hereto]5, and is entitled, subject to and upon compliance with the provisions hereof and of the Warrant Agreement, at such Holder’s option, at any time when the Warrants evidenced hereby are exercisable, to purchase from the Company one Common Share of the Company for each Warrant evidenced hereby, at the purchase price of $0.01 per share (as adjusted from time to time, the “Exercise Price”), payable in full at the time of purchase, the number of Common Shares into which and the Exercise Price at which each Warrant shall be exercisable each being subject to adjustment as provided in Section 5 of the Warrant Agreement.

All Common Shares issuable by the Company upon the exercise of Warrants shall, upon such issuance, be duly and validly issued and fully paid and nonassessable. The Company shall pay any and all documentary, issuance, registration, stamp and similar taxes that may be payable in respect of the issue or delivery of Common Shares on exercise of Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of Common Shares in book-entry form or any certificates for Common Shares or payment of cash to any Person other than the Holder of the Warrant Certificate evidencing the exercised Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any Common Shares in book-entry form or any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or to the Company, (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid or (c) the receipt of any other such information as set forth in the Warrant Agreement.

Subject to and upon compliance with the terms and conditions set forth herein, each Warrant evidenced hereby may be exercised by the Holder hereof at the Exercise Price then in effect on any Business Day from and after the Original Issue Date until 5:00 p.m., New York time, on the Expiration Date in the Warrant Agreement; provided, however, that no such Holder may exercise any Warrant evidenced hereby until the Current Market Price of the Common Shares has equaled or exceeded $2.50 per share (subject to adjustment in the same manner as the Exercise Price) on any Trading Day. For the avoidance of doubt, the Warrants evidenced hereby shall be exercisable from and after any Trading Day on which the Current Market Price of the Common Shares has equaled or exceeded $2.50 per share (subject to adjustment in the same manner as the Exercise Price), regardless of the Current Market Price of the Common Shares on the applicable Exercise Date.

Subject to the provisions hereof and of the Warrant Agreement, the Holder of this Warrant Certificate may exercise all or any whole number of the Warrants evidenced hereby by, in the case of a Global Warrant Certificate, complying with the Applicable Procedures of the Depositary to provide notice of the number of Warrants being exercised and, if applicable, whether Cashless Exercise is being elected with respect thereto, and delivering such Warrants by book-entry transfer through the facilities of the Depositary to the Warrant Agent in accordance with the Applicable Procedures and otherwise complying with the Applicable Procedures in respect of the exercise of

[5]	Include only on Global Warrant Certificate.

A-2

such Warrants or, in the case of a Definitive Warrant Certificate, delivery to the Warrant Agent of the Exercise Form on the reverse hereof, setting forth the number of Warrants being exercised and, if applicable, whether Cashless Exercise is being elected with respect thereto, and otherwise properly completed and duly executed by the Holder thereof to the Warrant Agent, and surrendering this Warrant Certificate to the Warrant Agent at its office maintained for such purpose (the “Corporate Agency Office”), together with payment in full of the Exercise Price as then in effect for each Common Share receivable upon exercise of each Warrant being submitted for exercise unless Cashless Exercise is being elected with respect thereto. Any such payment of the Exercise Price is to be by wire transfer in immediately available funds to such account of the Company at such banking institution as the Company shall have designated from time to time for such purpose.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless this Warrant Certificate has been countersigned by the Warrant Agent by manual signature of an authorized officer on behalf of the Warrant Agent, this Warrant Certificate shall not be valid for any purpose and no Warrant evidenced hereby shall be exercisable.

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed under its corporate seal.

Dated: [            ], 20[    ]

ULTRA PETROLEUM CORP.

[SEAL]		By:

ATTEST:

Countersigned:

Computershare Trust Company, N.A., as Warrant Agent		[ ]
OR

By:		By:
Authorized Agent		as Countersigning Agent
By:
Authorized Officer

A-3

Reverse of Warrant Certificate

ULTRA PETROLEUM CORP.

WARRANT CERTIFICATE

EVIDENCING

WARRANTS TO PURCHASE COMMON SHARES

The Warrants evidenced hereby are one of a duly authorized issue of Warrants of the Company designated as its Warrants to Purchase Common Shares (“Warrants”), limited in aggregate number to 11,800,000 issued under and in accordance with the Warrant Agreement, dated as of [October] [DAY], 2018 (the “Warrant Agreement”), between the Company, Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”, which term includes any successor thereto permitted under the Warrant Agreement), to which the Warrant Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Warrant Agent, the Holders of Warrant Certificates and the owners of the Warrants evidenced thereby and of the terms upon which the Warrant Certificates are, and are to be, countersigned and delivered. A copy of the Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Holder hereof.

The Warrant Agreement provides that, in addition to certain adjustments to the number of Common Shares into which a Warrant is exercisable and the Exercise Price required to be made in certain circumstances, in the case of any Transaction (other than a Cash Transaction) the Company shall cause the other Person involved in such Transaction to execute and deliver to the Warrant Agent a written instrument providing that (i) the Warrants evidenced hereby, if then outstanding, will be exercisable thereafter, during the period the Warrants evidenced hereby shall be exercisable as specified herein, only into the Reference Property that would have been receivable upon such Transaction by a holder of the number of Common Shares that would have been issued upon exercise of such Warrant if such Warrant had been exercised in full immediately prior to such Transaction (upon certain assumptions specified in the Warrant Agreement); and (ii) the rights and obligations of the other Person involved in such Transaction and the holders in respect of Reference Property shall be substantially unchanged to be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Shares.

Except as provided in the Warrant Agreement, all outstanding Warrants shall expire and all rights of the Holders of Warrant Certificates evidencing such Warrants shall automatically terminate and cease to exist, as of 5:00 p.m., New York time, on the Expiration Date. The “Expiration Date” shall mean the earliest to occur of (x) July 14, 2025; (y) the date of consummation of a Cash Transaction to which clause (iii) of Section 5.1(h) of the Warrant Agreement applies; and (z) a Winding Up.

In the event of the exercise of less than all of the Warrants evidenced hereby, a new Warrant Certificate of the same tenor and for the number of Warrants which are not exercised shall be issued by the Company in the name or upon the written order of the Holder of this Warrant Certificate upon the cancellation hereof.

A-4

The Warrant Certificates are issuable only in registered form in denominations of whole numbers of Warrants. Upon surrender at the office of the Warrant Agent and payment of the charges specified herein and in the Warrant Agreement, this Warrant Certificate may be exchanged for Warrant Certificates in other authorized denominations or the transfer hereof may be registered in whole or in part in authorized denominations to one or more designated transferees; provided, however, that such other Warrant Certificates issued upon exchange or registration of transfer shall evidence the same aggregate number of Warrants as this Warrant Certificate. The Company shall cause to be kept at the office or offices of the Warrant Agent the Warrant Register in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

Prior to due presentment of this Warrant Certificate for registration of transfer, the Company, the Warrant Agent and any agent of the Company or the Warrant Agent may treat the Person in whose name this Warrant Certificate is registered as the owner hereof for all purposes, and neither the Company, the Warrant Agent nor any such agent shall be affected by notice to the contrary.

The Warrant Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the Required Warrant Holders.

Until the exercise of any Warrant, subject to the provisions of the Warrant Agreement and except as may be specifically provided for in the Warrant Agreement, (i) no Holder of a Warrant Certificate evidencing any Warrant shall have or exercise any rights by virtue hereof as a holder of Common Shares of the Company, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of, or attend meetings of, stockholders or any other proceedings of the Company; (ii) the consent of any such Holder shall not be required with respect to any action or proceeding of the Company; (iii) except as provided with respect to a Winding Up of the Company, no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions (except as specifically provided in the Warrant Agreement), paid, allotted or distributed or distributable to the stockholders of the Company prior to or for which the relevant record date preceded the date of the exercise of such Warrant; and (iv) no such Holder shall have any right not expressly conferred by the Warrant or Warrant Certificate held by such Holder.

This Warrant Certificate, each Warrant evidenced thereby and the Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York.

A-5

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

A-6

Exercise Form

[Warrant Agent]

Address

Attention: Transfer Department

Re: Ultra Petroleum Corp. Warrant Agreement, dated as of [October] [DAY], 2018

In accordance with and subject to the terms and conditions hereof and of the Warrant Agreement, the undersigned registered Holder of this Warrant Certificate hereby irrevocably elects to exercise                     Warrants evidenced by this Warrant Certificate and represents that for each of the Warrants evidenced hereby being exercised such Holder either has (please check one box only):

☐	tendered the Exercise Price in the aggregate amount of $ by wire transfer in immediately available funds to such account of the Company at such banking institution as the Company shall have designated from time to time for such purpose; or

☐	elected a “Cashless Exercise”.

The undersigned requests that the Common Shares issuable upon exercise be in fully registered form in such denominations and registered in such names and delivered, together with any other property receivable upon exercise, in such manner as is specified in the instructions set forth below.

If the number of Warrants exercised is less than all of the Warrants evidenced hereby, (i) if this Warrant Certificate is a Global Warrant Certificate, the Warrant Agent shall endorse the “Schedule of Decreases in Warrants” attached hereto to reflect the Warrants being exercised or (ii) if this Warrant Certificate is a Definitive Warrant Certificate, the undersigned requests that a new Definitive Warrant Certificate representing the remaining Warrants evidenced hereby be issued and delivered to the undersigned unless otherwise specified in the instructions below.

A-7

Dated:	Name:
(Please Print)
(Insert Social Security or Other Identifying Number of Holder)	Address:

Signature
(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a U.S. national securities exchange.)

Signature Guaranteed:

Instructions (i) as to denominations and names of Common Shares issuable upon exercise and as to delivery of such securities and any other property issuable upon exercise and (ii) if applicable, as to Definitive Warrant Certificates evidencing unexercised Warrants:

Assignment

(Form of Assignment To Be Executed If Holder Desires To Transfer Warrant Certificate)

FOR VALUE RECEIVED                     hereby sells, assigns and transfers unto

Please insert social security or

other identifying number

(Please print name and address including zip code)

the Warrants represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint                      Attorney, to transfer said Warrant Certificate on the books of the within-named Company with full power of substitution in the premises.

Dated:	Signature

(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a U.S. national securities exchange.)

A-8

[SCHEDULE A

SCHEDULE OF DECREASES IN WARRANTS

The following decreases in the number of Warrants evidenced by this Global Warrant Certificate have been made:

Date	Amount of decrease in number of Warrants evidenced by this Global Warrant Certificate	Number of Warrants evidenced by this Global Warrant Certificate following such decrease	Signature of authorized signatory][6]

[6]	Include only on Global Warrant Certificate.

A-9

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

Lock-Up Agreement

[Date]

Ultra Petroleum Corp.

16 Inverness Drive East, Suite 400,

Englewood, Colorado 80112

Attention: Legal Department

Computershare Trust Company N.A.

250 Royall Street

Canton, MA 02021

Re: Ultra Petroleum Corp. - Lock-Up Agreement

Ladies and Gentlemen:

In accordance with the Warrant Agreement, dated as of [October] [DAY], 2018 (the “Warrant Agreement”), by and among Ultra Petroleum Corp., a corporation incorporated under the Yukon Business Corporations Act (and any Successor Company that becomes successor to the Company in accordance with Section 15) (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (and any successors of such Warrant Agent appointed in accordance with the terms hereof) (collectively, the “Warrant Agent”), on or about the date first set forth above, the undersigned has exercised Warrants to purchase [                    ] Common Shares (the “Issued Shares”). Terms capitalized but not otherwise defined in this Lock-Up Agreement shall have the meanings ascribed to such terms in the Warrant Agreement.

In consideration of the issuance by the Company of the Issued Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 60 days after such date, the undersigned will not sell any of the Issued Shares.

Notwithstanding the foregoing, the undersigned may transfer the Issued Shares (i) pursuant to an order of a court or regulatory agency or to comply with any regulations related to the undersigned’s ownership of Common Shares, (ii) as a distribution or transfer to general partners, limited partners, members or stockholders of the undersigned, (iii) to the undersigned’s subsidiaries, affiliates, or to any investment fund or other entity which controls or manages or is controlled or managed by, or under common control or management with, the undersigned, (iv) in connection with a tender or exchange offer, (v) in the event of a merger, (vi) by operation of law, (vii) by way of foreclosure on a pledge of the Issued Shares, (viii) with the prior written consent of the Company or (ix) if the undersigned is given a client order to close the account that holds the Issued Shares and such order is bona fide and is not given for the purpose of avoiding the restrictions under this Agreement. The undersigned is expressly permitted to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Common Shares other than the Issued Shares.

B-1

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

B-2

Exhibit C-1

List of Security Documents

1.	That certain Second Lien Guaranty and Collateral Agreement, dated as of the Closing Date, among the Note Parties (as defined therein) and the Collateral Agent.

2.	Financing statements in respect of the foregoing.

C-1-1

Exhibit C-2

Form of Guaranty and Collateral Agreement

SECOND LIEN GUARANTY AND COLLATERAL AGREEMENT

THIS SECOND LIEN GUARANTY AND COLLATERAL AGREEMENT (as it may be amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), is entered into as of [October] [DAY], 2018, by and among each of the undersigned identified on the signature pages hereto as Grantors (together with any other entity that may become a party hereto as provided herein, each a “Grantor”, and collectively, the “Grantors”) in favor of Wilmington Trust, National Association in its capacity as collateral agent (the “Collateral Agent”) for and on behalf of the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

A. On April 12, 2017, Ultra Resources, Inc., a Delaware corporation (the “Company”), as borrower thereunder, entered into that certain Credit Agreement with the Revolving Administrative Agent and the Revolving Lenders (as amended, restated, amended and restated, replaced, modified or supplemented from time to time, the “Revolving Credit Agreement”) pursuant to which the Revolving Lenders agreed to make loans and other extensions of credit to the Company for the purposes set forth therein.

B. On April 12, 2017, the Company, as borrower thereunder, entered into that certain Term Loan Agreement with the Term Loan Administrative Agent and the Term Loan Lenders (as amended, restated, amended and restated, replaced, modified or supplemented from time to time, the “Term Loan Agreement”) pursuant to which the Term Loan Lenders agreed to make term loans to the Company for the purposes set forth therein.

C. On the date hereof, the Company, as issuer, Wilmington Trust, National Association, in its capacity as trustee (in such capacity, the “Trustee”), and the Collateral Agent entered into that certain Indenture, (the “Indenture”) pursuant to which the Company will issue to Holders (as defined in the Indenture) up to $[•] aggregate principal amount of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Notes”).

D. The Grantors, upon the terms and conditions stated herein, agree to guarantee the obligations of the Company under the Indenture and other Note Documents.

E. The Collateral Agent and the other Secured Parties have conditioned their entry into the Note Documents upon the execution and delivery by the Grantors of this Agreement, and the Grantors have agreed to enter into this Agreement to secure all obligations owing to the Secured Parties under the Indenture and other Note Documents and to grant a lien, junior only to the lien granted to secure the Senior Obligations, on substantially all of their assets in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

F. Each Grantor has determined that valuable benefits will be derived by it as a result of each Indenture and the extensions of credit made (and to be made) by the respective Holders thereunder.

ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby act and agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC (even if such terms are capitalized herein and are not capitalized in the UCC).

1.2. Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the introductory paragraph hereto and in the Preliminary Statements, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” means a Person who is obligated on an Account.

“Amendment” shall have the meaning set forth in Section 6.4 hereof.

“Applicable Agent” means the First Lien Collateral Agent or, after the Discharge of Senior Obligations, the Collateral Agent.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“As-extracted Collateral” shall have the meaning set forth in Article 9 of the UCC.

“Assigned Contracts” means, collectively, all of the Grantors’ rights and remedies under, and all moneys and claims for money due or to become due to any Grantor under all written contracts, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of the Grantors now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing contracts; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing contracts; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Annex 1 hereto.

“Chattel Paper” and “Electronic Chattel Paper” shall have the meanings set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Section 3.1.

“Collateral Account” means any Deposit Account under the sole dominion and control of the Collateral Agent established by the Collateral Agent as provided in Section 9.1.

“Collateral Agent” means Wilmington Trust, National Association, solely in its capacity as Collateral Agent under the Indenture, together with any successors in such capacity.

“Collateral Equity Interests” means (a) the Pledged Equity and (b) any Equity Interests other than Pledged Equity that constitute Collateral hereunder.

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“Commercial Tort Claim” means a commercial tort claim (as that term is defined in Article 9 of the UCC).

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Account Control Agreement” means an agreement, in form satisfactory to the Collateral Agent, among any Note Party, a commodity intermediary holding such Note Party’s assets, including funds and commodity contracts, and the Collateral Agent with respect to collection and control of all deposits, commodity contracts (and the application of value on account of such commodity contracts) and other balances held in a Commodity Account maintained by any Note Party with such commodity intermediary (it being agreed that any agreement requiring the Collateral Agent in its individual capacity to indemnify the commodity intermediary shall not be satisfactory to the Collateral Agent).

“Company” has the meaning assigned to such term in the recitals.

“Company Obligations” means all obligations and liabilities of the Company which may arise under or in connection with any Secured Transaction Document (including, without limitation, Article II of this Agreement), whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party under any Secured Transaction Document).

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Control Agreement” means a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as context may require.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; and (c) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Deposit Account Control Agreement” means an agreement, in form satisfactory to the Collateral Agent, among any Note Party, a banking institution holding such Note Party’s funds, and the Collateral Agent with respect to collection and control of all deposits and balances, and the direction of disposition of funds, held in a Deposit Account maintained by any Note Party with such banking institution (it being agreed that any agreement requiring the Collateral Agent in its individual capacity to indemnify the banking institution shall not be satisfactory to the Collateral Agent).

“Discharge of Senior Obligations” has the meaning assigned to “Discharge of Senior Obligations” in the Intercreditor Agreement.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Effective Date” means (a) with respect to the Company and each other Grantor party hereto on the date hereof, the “Issue Date” as defined in the Indenture, and (b) with respect to each other Grantor, the “Effective Date” as defined in the Assumption Agreement by means of which such Grantor becomes a party hereto.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” means any “event of default” under a Secured Transaction Document.

“Excluded Account” means (a) any Deposit Account, Commodity Account or Securities Account so long as the average daily maximum balance in each such account, individually, does not exceed $1,000,000 over any 30-day period and the aggregate daily maximum balance of all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $10,000,000, (b) any Deposit Account that is a zero balance account or a deposit account for which the balance of such Deposit Account is transferred at the end of each date to a deposit account that is not an Excluded Account, (c) fiduciary accounts, (d) trust and suspense accounts of any Note Party holding royalty obligations, (e) accounts constituting cash collateral accounts permitted under the Revolving Credit Agreement and Term Loan Credit Agreement, (f) the Professional Fee Escrow Account (as defined in the Plan of Reorganization) (as defined in the Revolving Credit Agreement and the Term Loan Credit Agreement) and (g) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Grantors.

“Excluded Assets” means:

(a) any motor vehicle and other vehicles subject to certificates of title in which a lien can only be perfected by action with respect to a certificate of title;

(b) any Patents, Copyrights, Trademarks or Licenses;

(c) any contract, license, agreement, instrument or other document to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Grantor to terminate (or materially modify) or requires any consent not obtained under, any such contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law;

(d) any assets to the extent the grant of security interests in such assets would (i) be prohibited by a Permitted Contractual Obligation binding on the assets (including permitted liens, leases or licenses) or applicable law (in each case, except to the extent such prohibition (A) could be waived by the Company or any Subsidiary, (B) is the result of an attempt to circumvent the collateral requirements of the Note Documents, or (C) is unenforceable after giving effect to applicable provisions of the UCC or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibitions), (ii) require obtaining the consent of any governmental authority, or (iii) result in material and adverse tax consequences to the Company, any Subsidiary or the Parent Guarantor (as defined in the Indenture) that is a Note Party, in each case as reasonably determined by the Company in writing delivered to the Collateral Agent;

(e) those assets with respect to which, in the reasonable judgment of the Company and, so long as the Senior Obligations remain outstanding, the reasonable judgment of the First Lien Collateral Agent, the burdens, costs or consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom; and

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(f) Excluded Equity Interests;

provided, however, that “Excluded Assets” shall (1) not include any right to receive proceeds from the sale or other disposition of Excluded Assets or any proceeds, substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would constitute Excluded Assets) and (2) with respect to the exclusions set forth in clause (c) above, not be construed to limit, impair or otherwise affect the Collateral Agent’s continuing security interests in the Company’s or any Grantor’s rights to or interests of the Company or any Grantor in (x) monies due or to become due under any such contract, license, agreement, instrument or other document (to the extent not prohibited by such contract, license, agreement, instrument or other document and applicable law), or (y) any proceeds from the sale, license, lease or other disposition of any such contract, license, agreement, instrument or other document. References in this Agreement to Collateral and to Goods, Equipment, Investment Property, and other categories or types of Collateral do not include Excluded Assets.

“Excluded Equity Interests” means (a) Excluded Foreign Equity Interests, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law, (c) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Permitted Contractual Obligations existing on the Effective Date or at the time such Subsidiary is acquired (provided that such Permitted Contractual Obligations have not been entered into in contemplation of such Subsidiary being acquired) and (d) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company.

“Excluded Foreign Equity Interests” means, with respect to each Foreign Subsidiary, Equity Interests issued by such Foreign Subsidiary to the extent necessary to prevent the Collateral from including more than the lesser of (a) 66-2/3% of the total outstanding Equity Interests issued by such Foreign Subsidiary, and (b) if a pledge of 66-2/3% of such Equity Interests would result in adverse tax consequences to any Secured Party, then the maximum percentage that would not result in such adverse consequences.

“Excluded Payments” shall have the meaning set forth in Section 6.6(b)(iii) hereof.

“Exhibit” refers to a specific exhibit to this Agreement (unless another document is specifically referenced) as from time to time supplemented by any Assumption Agreements.

“First Lien Collateral Agent” has the meaning assigned to “First Lien Collateral Agent” in the Intercreditor Agreement, together with any successor in such capacity.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantor” shall have the meaning set forth in the recitals hereto.

“Grantor Claims” shall have the meaning set forth in Section 14.1 hereof.

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“Guarantor Obligations” means with respect to any Guarantor, the collective reference to (a) the Company Obligations (b) all obligations and liabilities of such Guarantor which may arise under or in connection with any Secured Transaction Document to which such Guarantor is a party (including, without limitation, Article II of this Agreement), in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party under any Secured Transaction Document) and (c) the Guarantor Obligations of each other Guarantor.

“Guarantors” means, collectively, each Grantor other than the Company.

“Guaranty” means the guarantee made by each Note Party in Section 2.1.

“Holders” shall have the meaning set forth in the Indenture.

“Indenture” shall have the meaning set forth in the recitals hereto.

“Issuer” shall have the meaning set forth in Section 13.1.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” shall have the meaning set forth in Article 9 of the UCC.

“Intercreditor Agreement” has the meaning set forth in Section 12.1.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest as a licensor in and to any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks.

“Merger” means (a) a merger, (b) a consolidation, or (c) the acquisition by an entity of a significant portion of the assets of, or of a division of, another entity.

“Notes” shall have the meaning set forth in the recitals hereto.

“Note Documents” shall have the meaning set forth in the Indenture.

“Note Party” means the Issuer and each Guarantor.

“Obligations” means: (a) in the case of the Company, the Company Obligations and (b) in the case of each Guarantor, its Guarantor Obligations.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest (other than as a licensee) in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; and (d) all rights corresponding to any of the foregoing throughout the world.

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“Payment in Full” means the (a) irrevocable and indefeasible payment in full of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding), on all Secured Obligations outstanding under the Note Documents and (b) the payment in full of all other obligations outstanding under and in respect of the Note Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification and other contingent obligations not yet due or for which no claim or demand for payment has been made).

“Permitted Contractual Obligation” means any enforceable contractual obligation of the Company or any Subsidiary that is permitted by the terms of the Note Party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Equity” means (a) the Equity Interests described or referred to on Exhibit D and all other Equity Interests at any time owned by any Grantor in any other Grantor, (b) all Equity Interests issued by any Foreign Subsidiary of the Company or of a Guarantor (other than, in each case, Excluded Equity Interests), (c) the certificates or instruments, if any, representing such Equity Interests, (d) all dividends (cash, stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, (e) all replacements, additions to and substitutions for any of the property referred to in this definition, including, without limitation, claims against third parties, (f) the proceeds, interest, profits and other income of or on any of the property referred to in this definition and (g) all books and records relating to any of the property referred to in this definition.

“Proceeds” shall have the meaning set forth in Article 9 of the UCC and, in any event shall include, without limitation, all dividends or other income from the Pledged Equity or other Collateral, collections thereon or distributions or payments with respect thereto.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Revolving Administrative Agent” means Bank of Montreal in its capacity as the “Administrative Agent” under the Revolving Credit Agreement, together with any successors in such capacity.

“Revolving Lenders” shall have the meaning given to the term “Lenders” in the Revolving Credit Agreement.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations”, with respect to any Grantor, has the meaning assigned to the term “Obligations” herein.

“Secured Parties” shall have the meaning assigned to “Junior Priority Parties” in the Intercreditor Agreement.

“Secured Transaction Documents” means the collective reference to the Indenture, the other Note Documents and any other document made, delivered or given in connection with any of the foregoing.

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“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account Control Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, among any Note Party, a securities intermediary holding such Note Party’s assets, including funds, securities, financial assets, and the Collateral Agent with respect to collection and control of all deposits, securities and other balances (including direction of transfer or redemption of financial assets in which such Note Party has a security entitlement) held in a Securities Account maintained by any Note Party with such securities intermediary (it being agreed that any agreement requiring the Collateral Agent in its individual capacity to indemnify the securities intermediary shall not be satisfactory to the Collateral Agent).

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Senior Debt Documents” has the meaning assigned to “Senior Debt Documents” in the Intercreditor Agreement.

“Senior Obligations” has the meaning assigned to “Senior Obligations” in the Intercreditor Agreement.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Subsidiary” and “subsidiary” shall each have the meaning given to such term in the Indenture.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Term Loan Administrative Agent” means Barclays Bank PLC in its capacity as the “Administrative Agent” under the Term Loan Agreement, together with any successors in such capacity.

“Term Loan Lenders” shall have the meaning given to the term “Lenders” in the Term Loan Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest (other than as a licensee) in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing; (c) all renewals of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Trustee” shall mean Wilmington Trust, National Association, solely in its capacity as Trustee under the Indenture, together with any successors in such capacity.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s or any Secured Party’s Lien (as defined in the Indenture) on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

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ARTICLE II

GUARANTY

2.1. Guaranty.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and each of their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations and the performance by the Company of each of the covenants and other obligations under the Indenture and the other Note Documents, including, without limitation, all Secured Obligations (each such Guarantor’s guarantee contained in this Article II, collectively, this “Guaranty”). This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in any other Note Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Note Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the Guaranty or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d) Each Guarantor agrees that if the maturity of any of the Company Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty without demand or notice to such Guarantor. This Guaranty shall remain in full force and effect until Payment in Full of the Company Obligations shall have occurred.

(e) No payment made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Company Obligations or any payment received or collected from such Guarantor in respect of the Company Obligations), remain liable for the outstanding Secured Obligations up to the maximum liability of such Guarantor hereunder until Payment in Full of the Company Obligations shall have occurred.

2.2. Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in dollars at the offices of the Collateral Agent for the benefit of the Trustee and the Collateral Agent and the ratable benefit of the Holders, without set-off, deduction or counterclaim, in U.S. dollars, in immediately available funds, at the offices of the Collateral Agent specified in Section 12.2 of the Indenture (or from time to time designated in accordance with the terms thereof).

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ARTICLE III

GRANT OF SECURITY INTEREST

3.1. Grant of Security Interest. Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in, lien on and right of setoff against, with the priority described in Section 5.1 of this Agreement, all of its right, title and interest in, to and under all of the following items, categories and types of personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Documents;

(d) all Equipment;

(e) all General Intangibles;

(f) all Goods (other than consumer goods);

(g) all Instruments;

(h) all Inventory;

(i) all Investment Property;

(j) all cash in possession of the Collateral Agent;

(k) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(l) all Deposit Accounts;

(m) all Commercial Tort Claims listed on Exhibit G hereto;

(n) all Securities Accounts;

(o) all Commodity Accounts;

(p) all Assigned Contracts and all Swap Agreements;

(q) all Pledged Equity;

(r) all Fixtures;

(s) all As-extracted Collateral;

(t) and all accessions to, substitutions for and replacements, Proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

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to secure the prompt and complete payment and performance of its Secured Obligations; provided, however, that “Collateral” shall not include any Excluded Assets; and provided further, that if and when any property shall cease to be an Excluded Asset, such property shall be deemed at all times from and after such date to constitute Collateral.

ARTICLE IV

ACKNOWLEDGEMENTS, WAIVERS AND CONSENTS

4.1. Acknowledgments, Waivers and Consents.

(a) Each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee and/or the provision of collateral security for such Grantor’s own obligations and the obligations of Persons other than such Grantor and that such Grantor’s guarantee and/or provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Secured Transaction Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to any guarantee made by such Grantor hereby and the collateral security provided by such Grantor herein) and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Collateral Agent and the other Secured Parties under this Agreement and the other Secured Transaction Documents shall not be affected, limited, reduced, discharged or terminated in any way, notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, any of the following occur:

(i) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party shall be rescinded by the Collateral Agent or such other Secured Party and any of the Secured Obligations shall be continued;

(ii) the Secured Obligations, the liability of any Grantor or any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, shall be, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, settled, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Collateral Agent or any other Secured Party;

(iii) the Secured Transaction Documents and any other documents executed and delivered in connection therewith shall be amended, modified, supplemented or terminated, in whole or in part in accordance with the Indenture and the Intercreditor Agreement;

(iv) the Company, any other Grantor or any other Person shall from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to, any Secured Transaction Document, all or any part of the Secured Obligations or any Collateral now or in the future serving as security for the Secured Obligations;

(v) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations shall be sold, exchanged, waived, surrendered or released;

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(vi) any change in the time, manner or place of payment of or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Secured Transaction Document or any other agreement or instrument governing or evidencing any Secured Obligations, including any increase or decrease in the rate of interest thereon; and

(vii) any other event shall occur which constitutes a defense or release of sureties generally, other than the payment and performance in full of all Secured Obligations.

(b) Each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of,

(i) any default, failure or delay, willful or otherwise, in the payment or performance of the Secured Obligations;

(ii) the illegality, invalidity or unenforceability of the Secured Transaction Documents, any other agreement or instrument governing or evidencing any of the Secured Obligations, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party;

(iii) any defense, set-off or counterclaim (in any case, whether based on contract, tort or any other theory), other than a defense of payment or performance, which may at any time be available to or be asserted by any Grantor or any other Person against the Collateral Agent or any other Secured Party;

(iv) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Collateral Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of the any Grantor, or any changes in the equity owners of any Grantor;

(v) the fact that any Collateral or liens or security interests contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other lien or security interest, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations;

(vi) any failure of the Collateral Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Secured Transaction Document;

(vii) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency which (A) provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal, (B) reduces, amends, restructures or otherwise affects any term of any Secured Transaction Document or the Secured Obligations or (C) purports to prohibit the payment of the Company, any other Grantor, any other Note Party or any other guarantor of the Secured Obligations of the principal or interest on the Secured Obligations;

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(viii) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement;

(ix) any change in the corporate existence, structure or ownership of the Company, any other Grantor, any other Note Party or any other guarantor of any of the Secured Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, any other Grantor, any other Note Party or any other guarantor of the Secured Obligations, or any of their assets or any resulting release or discharge of any obligation of the Company, any other Grantor, any other Note Party or any other guarantor or any of the Secured Obligations; or

(x) any other circumstance or act whatsoever by the Company, any other Note Party, any other guarantor of the Secured Obligations, the Collateral Agent, any Lender or any other Person, other than a defense of payment or performance, including any action or omission of the type described in Section 4.1(a) (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Company for the Secured Obligations, or of such Grantor under the Guaranty or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance;

except in each case to the extent that any written amendment, settlement, compromise, waiver or release expressly modifies or terminates the obligations of such Grantor.

(c) Each Grantor hereby waives to the extent permitted by law: (i) except as expressly provided otherwise in any Secured Transaction Document, all notices to such Grantor, or to any other Person, including but not limited to, notices of the acceptance of this Agreement, the Guaranty or the provision of collateral security provided herein, or the creation, renewal, extension, modification, accrual of any Secured Obligations, or notice of or proof of reliance by the Collateral Agent or any other Secured Party upon the Guaranty or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Collateral Agent or any other Secured Party and enforcement of any right or remedy with respect thereto; or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty and the collateral security provided herein and no notice of creation of the Secured Obligations or any extension of credit already or hereafter contracted by or extended to the Company need be given to any Grantor; and all dealings between the Company and any of the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Guaranty and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the Secured Obligations, the Guaranty and the provision of collateral security herein; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(d) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Company, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the

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Company, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any lien or security interest at any time held by it as security for the Secured Obligations or for the Guaranty or any property subject thereto.

4.2. No Subrogation, Contribution or Reimbursement. Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Collateral Agent or any other Secured Party, until the Payment in Full of the Secured Obligations, no Grantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Company or any other Grantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Company or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases and agrees not to exercise any such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Company, any other Grantor or against any collateral or security or guarantee or right of offset held by the Collateral Agent or any other Secured Party shall be junior and subordinate to any rights the Collateral Agent and the other Secured Parties may have against the Company and such Grantor and to all right, title and interest the Collateral Agent and the other Secured Parties may have in any collateral or security or guarantee or right of offset. Subject to the Intercreditor Agreement, the Collateral Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as provided in this Agreement without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

4.3. Release. Each Guarantor consents and agrees that the Collateral Agent may (but shall not be obligated to) at any time, or from time to time, in compliance with the Secured Transaction Documents and the Intercreditor Agreement and otherwise in its discretion:

(a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations; and

(b) exchange, release and/or surrender all or any of the Collateral (including the Pledged Equity), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Collateral Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Collateral Agent may deem proper, and without notice to or further assent from any Grantor that is a Guarantor, it being hereby agreed that each such Guarantor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in each of the Indenture, or any other agreement governing any Secured Obligations.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that:

5.1. Title; Perfected Second Priority. The representations and warranties of the Parent (as defined in the Indenture) and the Company in the Indenture concerning each Grantor, this Agreement, and the Collateral are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties are true and correct in all material respects as of such specified earlier date. When financing statements have been filed in the appropriate offices against each Grantor in the locations listed on Exhibit E, the Collateral Agent will have a validly perfected security interest in that Collateral of the Grantor in which a security interest may be perfected by the filing of financing statements, subject only to liens or security interests granted to the First Lien Collateral Agent to secure the Senior Obligations, subject in all respects to the provisions of the Intercreditor Agreement.

5.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A. Except as may be set forth in Exhibit A or in an applicable Assumption Agreement, such Grantor has not had any other entity type, jurisdiction of organization or organizational number, and has not been a party to any Merger, during the past five years prior to its becoming a Grantor hereunder; provided that if Grantor has been a party to such a Merger, Exhibit A or the applicable Assumption Agreement sets forth the information required by this Section 5.2 for each constituent party to such Merger.

5.3. Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A.

5.4. Deposit Accounts, Commodity Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts, Commodity Accounts and Securities Accounts as of the Effective Date are listed on Exhibit B and any Excluded Accounts as of the Effective Date are identified as such on Exhibit B.

5.5. Exact Names. Such Grantor’s name in which it has executed this Agreement is the exact legal name of such Grantor as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the Effective Date. Except as may be described in Exhibit A or in an applicable Assumption Agreement, such Grantor has not, during the past five years prior to its becoming a party hereto, had any other name or been a party to any merger or consolidation; provided that if Grantor has been a party to such a Merger, Exhibit A or the applicable Assumption Agreement sets forth the information required by this Section 5.2 for each constituent party to such Merger.

5.6. Letter-of-Credit Rights and Chattel Paper on Effective Date. Exhibit C lists all Letter-of-Credit Rights and Chattel Paper owned by such Grantor as of the Effective Date, if any, with a value in excess of $1,000,000. All action by such Grantor necessary or desirable to protect and perfect the Collateral Agent’s lien and security interest on each item listed on Exhibit C that can be accomplished by the filing of the financing statements in accordance with the second sentence of Section 5.1 has been duly taken.

5.7. No Financing Statements, Security Agreements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements naming the Collateral Agent as the secured party, (b) financing statements with respect to liens or security interests permitted by Section 6.1(e), (c) financing statements being terminated concurrently with the execution hereof, (d) financing statements filed as a precaution to describe personal property leased to a Grantor and (e) other liens permitted to exist on the Collateral by the Indenture or this Agreement, and in the case of the security interests granted to secure the Senior Obligations permitted under the Indenture, subject in all respects to the provisions of the Intercreditor Agreement.

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5.8. Pledged Equity.

(a) Exhibit D sets forth a complete and accurate list of all Pledged Equity owned by such Grantor as of the Effective Date. Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Equity listed on Exhibit D as being owned by it, free and clear of any liens or security interests except the security interest created by this Agreement, or granted to the First Lien Collateral Agent to secure the Senior Obligations (subject to the provisions in the Intercreditor Agreement) or as disclosed on Schedule 6.1(e). Such Grantor further represents and warrants that (i) all Pledged Equity owned by it is duly authorized and validly issued and, if such Pledged Equity is stock in a corporation, is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Applicable Agent or a Person designated by the Applicable Agent representing Pledged Equity, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the Company or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent and, if the Applicable Agent is the Collateral Agent, such Grantor shall take steps to perfect its security interest therein as a General Intangible, and (iii) no Pledged Equity is held by a securities intermediary in, or carried in or credited to, a Securities Account Control Agreement.

(b) In addition, except for any that have been obtained, as of the Effective Date, no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Equity pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor.

(c) Except as set forth in Exhibit D, as of the Effective Date such Grantor owns 100% of the issued and outstanding Equity Interests in each issuer that has issued Pledged Equity to such Grantor.

5.9. Instruments, Securities and Documents. Exhibit D lists all Instruments, Securities (other than Pledged Equity) and Documents constituting or evidencing Collateral owned by such Grantor as of the Effective Date, if any, that such Grantor is required to deliver to the Applicable Agent or a Person designated by the Applicable Agent pursuant to Section 6.4 hereof.

5.10. Benefit to the Guarantor. The Company is a member of an affiliated group of companies that includes each Guarantor, and the Company and the Guarantors are engaged in related businesses. The Company is a subsidiary of the Parent and each Guarantor (other than the Parent) is a Subsidiary of the Company and each Guarantor’s guarantee and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Company.

ARTICLE VI

COVENANTS

From the date of this Agreement, and thereafter until Payment in Full of the Company Obligations shall have occurred, each Grantor agrees that:

6.1. General.

(a) Reserved.

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Collateral Agent to file financing statements and other documents describing the Collateral as may be necessary in order to perfect the security interests created hereby. Each Grantor hereby agrees

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to deliver or file such financing statements, and to take such other actions, from time to time, as are necessary, or as reasonably requested by the Collateral Agent, in order to maintain the perfection and priority described in Section 5.1 and, if applicable and subject to the limitations herein, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) describe such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office’s acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. The grant of authority to the Collateral Agent under this Section 6.1 shall not relieve each Grantor from its obligation of filing or recording financing statements, continuation statements or other documents necessary to perfect or maintain the perfection of the Collateral Agent’s security interest in the Collateral.

(c) Further Assurances. Such Grantor will, if so reasonably requested by the Collateral Agent, furnish to the Collateral Agent, as often as the Collateral Agent reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Collateral Agent may reasonably request, all in such detail as the Collateral Agent may reasonably specify. Such Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend, and effectuate and maintain, the security interest of the Collateral Agent (for the benefit of the Secured Parties) in its Collateral and the priority thereof against any lien or security interest not expressly permitted hereunder.

(d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it in violation of the Indenture or the other Note Documents.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any lien or security interest on the Collateral owned by it except (i) the security interest created by this Agreement, (ii) granted to the First Lien Collateral Agent to secure the Senior Obligations (subject to the provisions in the Intercreditor Agreement) and (iii) other liens or security interests permitted under the Secured Transaction Documents.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for (i) financing statements naming the Collateral Agent as the secured party, (ii) financing statements with respect to liens or security interests permitted by Section 6.1(e), (iii) granted to the First Lien Collateral Agent to secure the Senior Obligations (subject to the provisions in the Intercreditor Agreement) and (iv) financing statements filed as a precaution to describe personal property leased to a Grantor. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Collateral Agent as secured party without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC; provided, however, that nothing in this subsection 6.1(f) shall relieve each Grantor of its obligations under this Agreement, the Indenture or under any other Note Document to perfect and maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral.

6.2. Electronic Chattel Paper. Such Grantor shall take all steps necessary to grant the Applicable Agent Control of such Grantor’s electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act to the extent necessary to ensure that the aggregate value of all electronic chattel paper of all Grantors for which Control has not been granted to the Applicable Agent does not exceed $1,000,000.

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6.3. Inventory and Equipment. Each Grantor will perform its obligations with respect to Inventory and Equipment under Section 8.06 of each of the Revolving Credit Agreement and Term Loan Agreement and under any deed of trust or mortgage that it grants to the Collateral Agent.

6.4. Delivery of Instruments, Certificated Securities, Chattel Paper and Documents. Subject to the terms of the Intercreditor Agreement, such Grantor will (a) deliver to the Applicable Agent, (i) immediately upon the Effective Date, the originals of all certificated Securities (together with stock or securities powers duly indorsed in blank by an effective indorsement), (ii) within 30 days after the Effective Date (or such later date as the Applicable Agent may agree in its sole discretion) deliver to the Applicable Agent the originals of all Instruments (together with note powers or other instruments of transfer duly indorsed in blank by an effective indorsement) and all tangible Chattel Paper, in each case, constituting Collateral owned by it on the Effective Date, and (iii) thereafter, deliver to the Applicable Agent any such tangible Chattel Paper and Instruments (together with note powers or other instruments of transfer duly indorsed in blank by an effective indorsement) constituting Collateral, in each case, to the extent necessary to ensure that the aggregate value of all Chattel Paper and other Instruments constituting Collateral and owned by the Grantors for which the originals have not been delivered to the Applicable Agent does not exceed $1,000,000, (b) deliver to the Applicable Agent any tangible negotiable Document evidencing or constituting Collateral to the extent necessary to ensure that the aggregate value of all Documents constituting Collateral and owned by the Grantors for which the Documents have not been delivered to the Applicable Agent does not exceed $1,000,000, (c) with respect to any Subsidiary of such Grantor that becomes a Subsidiary after the Effective Date, deliver to the Applicable Agent within fifteen Business Days (or such later date as the Applicable Agent may agree in its sole discretion) after the formation or acquisition of such Subsidiary, the certificates representing the Pledged Equity issued by such Subsidiary (if such Pledged Equity constitutes certificated securities under the UCC) together with stock or securities powers duly indorsed in blank by an effective indorsement, (d) following the Effective Date, upon receipt thereof, deliver to the Applicable Agent any certificated Securities constituting Collateral (other than certificated Securities of Subsidiaries described in clause (c) immediately above), together with stock or securities powers duly indorsed in blank by effective indorsement, to the extent necessary to ensure that the aggregate value of all certificated Securities described in this clause (d) constituting Collateral and owned by the Grantors for which originals have not been delivered to the Applicable Agent does not exceed $1,000,000, and (e) deliver to the Applicable Agent a duly executed amendment to this Agreement (an “Amendment”), substantially in the form of Exhibit F hereto, pursuant to which such Grantor will identify and ratify the pledge of such additional Collateral. Such Grantor hereby authorizes the Applicable Agent to attach each Amendment to this Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

6.5. Uncertificated Collateral Equity Interests. If as of the Effective Date, any Collateral Equity Interest constitutes an uncertificated security (within the meaning of Article 8 of the UCC), such Grantor thereof, pursuant to the Intercreditor Agreement, shall within 30 days following the Effective Date (or such later date as the Applicable Agent may agree in its sole discretion), cause the issuer thereof to enter into a control agreement with such Grantor and the Applicable Agent wherein such issuer agrees to comply with instructions with respect to such Collateral Equity Interest originated by the Applicable Agent without further consent of such Grantor or any other Person, such agreement to be in form satisfactory to the Applicable Agent and sufficient to cause the Applicable Agent’s security interest in such Collateral Equity Interest to be perfected by control within the meaning of Article 8 of the UCC (it being agreed that any agreement requiring the Collateral Agent in its individual capacity to indemnify the issuer shall not be satisfactory to the Collateral Agent). If, after the Effective Date, any Grantor acquires any Collateral Equity Interest constituting an uncertificated security, such Grantor shall cause the issuer thereof, within 30 days

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(or such later date as the Applicable Agent may agree in its sole discretion) to enter into a control agreement as described in the preceding sentence with respect to such uncertificated Collateral Equity Interest (and making the agreements described in the preceding sentence), such agreement to be in form satisfactory to the Applicable Agent and sufficient to cause the Applicable Agent’s security interest in such Collateral Equity Interests to be perfected by control within the meaning of Article 8 of the UCC (it being agreed that any agreement requiring the Collateral Agent in its individual capacity to indemnify the issuer shall not be satisfactory to the Collateral Agent).

6.6. Collateral Equity Interests.

(a) Registration of Collateral Equity Interests. After an Event of Default has occurred and is continuing, such Grantor will permit any registerable Collateral Equity Interest owned by it to be registered in the name of the Applicable Agent or its nominee at any time at the option of the Applicable Agent.

(b) Exercise of Rights in Collateral Equity Interests.

(i) Subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Collateral Equity Interest owned by it for all purposes not inconsistent with this Agreement, the Indenture or any other Secured Transaction Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Applicable Agent in respect of such Collateral Equity Interest.

(ii) Such Grantor will permit the Applicable Agent or its nominee at any time during the continuance of an Event of Default to exercise, and such Grantor hereby grants the Applicable Agent during the continuance of an Event of Default the exclusive right to exercise, all voting rights or other rights relating to the Collateral Equity Interest owned by such Grantor, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Collateral Equity Interest as if it were the absolute owner thereof.

(iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Collateral Equity Interest owned by it to the extent not in violation of the Indenture; provided that, to the extent, if any, that any Collateral Equity Interest is issued by a Person other than a Note Party, the following distributions and payments (collectively referred to as the “Excluded Payments”) shall be delivered to the Applicable Agent as and to the extent required in the following subsection (iv): (A) dividends and interest paid or payable other than in cash in respect of such Collateral Equity Interest, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any such Collateral Equity Interest; (B) dividends and other distributions paid or payable in cash in respect of such Collateral Equity Interest in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Collateral Equity Interest; provided however, that until actually paid, all rights to such distributions shall remain subject to the liens and security interests created by this Agreement; and

(iv) All Excluded Payments, whenever paid or made, shall be delivered to the Applicable Agent to hold as Pledged Equity and shall, if received by such Grantor, be received in trust for the benefit of the Applicable Agent (on behalf of the Secured Parties), be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Agent as Pledged Equity in the same form as so received (with any necessary indorsement).

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(c) Securities; Partnership and Limited Liability Company Interests. Each Grantor agrees that:

(i) with respect to any Collateral Equity Interest owned by it that constitutes a security under Article 8 of the UCC (including any such interest in any limited partnership or limited liability company), such Grantor shall not, without the Collateral Agent’s prior consent, cause or (to the extent such Grantor controls the issuer of such Collateral Equity Interest) allow such Collateral Equity Interest to cease to constitute a security under Article 8 of the UCC;

(ii) with respect to any Collateral Equity Interest that constitutes a “certificated security” under Article 8 of the UCC (including any such interest in a limited partnership or limited liability company), such Grantor will not, without the Collateral Agent’s prior consent, cause or (to the extent such Grantor controls the issuer of such Collateral Equity Interest) allow such Collateral Equity Interests to become an “uncertificated security” within the meaning of Article 8 of the UCC;

(iii) with respect to any Collateral Equity Interest that constitutes an “uncertificated security” under Article 8 of the UCC (including any such interest in a limited partnership or limited liability company), such Grantor will not, without the Collateral Agent’s prior consent, cause or (to the extent such Grantor controls the issuer of such Collateral Equity Interests) allow such Collateral Equity Interest to become a “certificated security” within the meaning of the UCC;

(iv) with respect to any Collateral Equity Interest owned by it that constitutes an interest in a limited partnership or limited liability company that is not a security (within the meaning of Article 8 of the UCC) such Grantor shall not, without the Collateral Agent’s prior consent, cause or (to the extent such Grantor controls the issuer of such Collateral Equity Interest) allow the issuer of such Collateral Equity Interest to elect or otherwise take any action that would cause such Collateral Equity Interest to constitute a security for purposes of Article 8 of the UCC; and

(v) with respect to any Pledged Equity owned by it such Grantor will not, without the Collateral Agent’s prior consent, allow or cause such Pledged Equity to be deposited in, carried in or credited to a Securities Account.

6.7. Commercial Tort Claims. Such Grantor shall promptly notify the Collateral Agent of any commercial tort claim (as defined in the UCC) acquired by it that is the subject of pending litigation and that could reasonably be expected to result in a judgment or settlement in such Grantor’s favor in excess of $1,000,000 and such Grantor shall enter into an Amendment substantially in the form of Exhibit F hereto, granting to the Collateral Agent (on behalf of the Secured Parties) a second priority security interest, junior only to the lien granted to secure the Senior Obligations, in such Commercial Tort Claim.

6.8. Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a face amount in excess of $1,000,000, it shall promptly notify the Collateral Agent thereof and shall make reasonable commercial efforts to cause the issuer and/or confirmation bank to (a) consent to the assignment of the related Letter-of-Credit Rights to the Applicable Agent and (b) agree to direct all payments thereunder to a Deposit Account subject to a Deposit Account Control Agreement, all in form satisfactory to the Collateral Agent.

6.9. Control Agreements. Within the time period set forth in Section 11.2(c) of the Indenture, for each Deposit Account, Securities Account and Commodity Account (other than Excluded Accounts) that such Grantor at any time maintains, such Grantor will cause (or, at any time prior to the Discharge of Senior Obligations, while and to the extent an agreement granting “control” to the First Lien Collateral Agent over any such Deposit Account, Securities Account or Commodity Account is in effect, will make

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commercially reasonable efforts to cause) at all times, pursuant to a Control Agreement in form satisfactory to the Collateral Agent, the depository bank that maintains such Deposit Account, the securities intermediary that maintains such Securities Account, or the commodities intermediary that maintains such Commodity Account, as applicable, to agree to comply at any time (a) with entitlement orders from the Collateral Agent to such securities intermediary with regard to a Securities Account, (b) with instructions from the Collateral Agent to such depository bank, directing the disposition of funds from time to time in such Deposit Account, and (c) with directions of the Collateral Agent to such commodity intermediary for the application of value on account of commodity contracts carried in such Commodity Account, in each case without further consent of such Grantor and sufficient to grant the Collateral Agent with “control” within the meaning of Section 8-106 of the UCC, Section 9-104 of the UCC and Section 9-106 of the UCC, as applicable, and Grantor shall take such other action as is necessary, or as the Collateral Agent may reasonably request, in order to perfect the Collateral Agent’s (on behalf of the Secured Parties) security interest in such Deposit Account, Securities Account or Commodity Account, including by control as aforesaid; provided that, such Grantor shall not cause or permit any Excluded Account to cease to constitute an “Excluded Account” (other than as a result of the closing of such Excluded Account) unless such Deposit Account, Securities Account or Commodity Account, as applicable, is subject to a Control Agreement in favor of the Collateral Agent in form satisfactory to the Collateral Agent. Notwithstanding the foregoing or the terms of any Control Agreement, unless an Event of Default is continuing the Collateral Agent will not enforce the terms of any Control Agreement in order to take possession of, or prevent or limit the ability of any Grantor to direct the disposition of, the funds and other assets held in any Deposit Account, Securities Account or Commodity Account. The Company agrees to provide to the Collateral Agent each notice that the Company provides to the First Lien Collateral Agent (at the time such notice is provided to the Revolving Administrative Agent) regarding the opening of a Deposit Account, Securities Account or Commodity Account (other than an Excluded Account). Notwithstanding the foregoing, it is understood and agreed that, if at any time the Senior Obligations are outstanding, (i) if a Control Agreement for a Deposit Account that would otherwise be subject to this Section 6.9 is reasonably acceptable to the First Lien Collateral Agent then it shall be deemed to be acceptable the Collateral Agent for purposes of complying with this Section 6.9 and (ii) if the Grantors shall have delivered a Control Agreement to the First Lien Collateral Agent for a Deposit Account that would otherwise be subject to this Section 6.9, the form of the Control Agreement (subject to customary modification to reflect the Applicable Agent’s interest in such Deposit Accounts) delivered to the First Lien Collateral Agent shall be deemed acceptable to the Collateral Agent for purposes of complying with this Section 6.9; provided, however, that no Control Agreement shall be deemed to be acceptable to the Collateral Agent if it requires the Collateral Agent in its individual capacity to indemnify the commodity intermediary, banking institution or securities intermediary (as applicable).

6.10. Change of Name or Location; etc. Such Grantor shall ensure that the Company, promptly, but in any event within ten (10) Business Days after the occurrence thereof, gives written notice to the Collateral Agent of any change in (i) the Company’s or any Guarantor’s corporate name, (ii) the jurisdiction in which the Company or any Guarantor is incorporated, formed, or otherwise organized, (iii) the location of the Company’s or any Guarantor’s chief executive office, (iv) the Company’s or any Guarantor’s identity or corporate, limited liability or partnership structure, or (v) the Company’s or any Guarantor’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number.

6.11. Additional Grantors. Each Grantor agrees to cause each of its Subsidiaries that is required to become a party to this Agreement pursuant to Section 3.11 of the Indenture to become a Grantor for all purposes of this Agreement by executing and delivering an Assumption Agreement substantially in the form of Annex 1 hereto.

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Notwithstanding anything to the contrary contained herein, in respect of any delivery of any document or the taking of any other action required to be taken by a Grantor hereunder, the required date for such delivery or action may be extended solely with the consent of the Applicable Agent but in no event to a date that is later than 90 days after the initial applicable date by which such delivery or action is required.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1. Remedies. During the continuation of an Event of Default:

(a) the Collateral Agent shall be entitled (but not obligated) to exercise any or all of the following rights and remedies to the fullest extent permitted under applicable law:

(i) those rights and remedies provided in this Agreement or any other Secured Transaction Document; provided that, this Section 7.1(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the other Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) the right to give notice of sole control or any other instruction, directive or entitlement order under any Control Agreement and take any action therein with respect to such Collateral, and the right to indorse and collect any cash proceeds of the Collateral;

(iv) without notice, demand or advertisement of any kind to any Grantor or any other Person (except as specifically provided in Section 10.1 or elsewhere herein or in the UCC), the right to enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process), the right to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as are commercially reasonable;

(v) concurrently with written notice to the applicable Grantor, the right to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral Equity Interest, and, whether or not such Collateral Equity Interest has been registered in the name of the Applicable Agent or its nominee, the rights to exchange certificates or instruments representing or evidencing Collateral Equity Interests for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect, receive and retain all dividends, Stock Rights and other distributions made thereon and to otherwise act with respect to the Collateral Equity Interests as though the Applicable Agent was the outright owner thereof; and

(vi) the right to discharge past due taxes, assessments, charges, fees or liens or security interests on the Collateral (except for such liens or security interests as are specifically permitted hereunder).

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(b) The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) Upon any such public sale or sales or any such private sale or sales, the Collateral Agent shall have the right (but not the obligation), to the extent permitted by law, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right (but not the obligation), as provided under applicable law, to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving or protecting the Collateral or its value, enforcing this Agreement or perfecting and maintaining the perfection and priority of the Collateral Agent’s security interest in the Collateral. The Collateral Agent may (but shall not be obligated to), if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agents and the other Secured Parties), with respect to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Collateral Equity Interests and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit any Grantor or the issuer of the Collateral Equity Interests to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

7.2. Grantor’s Obligations Upon Default. Upon the request of the Collateral Agent during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, each Grantor will:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at a Grantor’s premises or elsewhere; and

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

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7.3. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article VII at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense, during the continuance of an Event of Default, any intellectual property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

ARTICLE VIII

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

8.1. Account Verification and Collection. During the continuation of an Event of Default, the Collateral Agent shall have the right (but not the obligation) at any time at the Grantors’ expense to (a) verify the validity, amount or any other material information relating to any Accounts, including verification with the relevant Account Debtors, and (b) enforce collection of any such Accounts and to adjust, settle or compromise the amount of payment thereof, in each case to the full extent permitted by applicable law.

8.2. Authorization for Secured Party to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time and appoints the Collateral Agent as its attorney in fact to do all acts and things necessary or desirable in the Collateral Agent’s sole discretion to preserve and protect the Collateral and perfect and maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Agreement, the Indenture or under any other Note Document.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and other Secured Parties, under this Section 8.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent agrees that it shall not exercise any power or authority granted to it under this Section 8.2 unless an Event of Default has occurred and is continuing.

8.3. Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT TO TAKE THOSE ACTIONS WITH RESPECT TO ITS PLEDGED EQUITY THAT ARE DESCRIBED IN SECTION 6.6(b)(ii), INCLUDING THE RIGHT TO VOTE SUCH PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED EQUITY, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED EQUITY WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED EQUITY

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ON THE RECORD BOOKS OF THE COMPANY THEREOF) BY ANY PERSON (INCLUDING THE COMPANY OF SUCH PLEDGED EQUITY OR ANY OFFICER OR AGENT THEREOF). NOTWITHSTANDING THE FOREGOING, THE COLLATERAL AGENT MAY EXERCISE THE RIGHTS AND POWERS PROVIDED IN THIS SECTION 8.3 ONLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

8.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VIII IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 10.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE IX

COLLECTION AND APPLICATION OF RECEIVABLES AND OTHER COLLATERAL PROCEEDS

9.1. Collection and Application of Receivables and Other Collateral Proceeds. The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Collateral Agent may (but shall not be obligated to) curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default (but not at any other time). If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any Proceeds constituting collections of such Receivables, when collected by such Grantor, (a) shall be forthwith (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided below in this Section, and (b) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds constituting collections of Receivables while held by the Collateral Account bank (or by any Grantor in trust for the benefit of the Secured Parties) shall continue to be collateral security for the Secured Obligations of the applicable Grantor and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default has occurred and is continuing, at the Collateral Agent’s election, the Collateral Agent may (but shall not be obligated to) apply all or any part of the funds on deposit in the Collateral Account established by the relevant Grantor to the payment of the Secured Obligations of such Grantor then due and owing, such application to be made as set forth below in this Section. In addition to the rights of the Secured Parties specified above with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds of Collateral received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Secured Parties segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent

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in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided below in this Section. At any time after the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s election, the Collateral Agent may (but shall not be obligated to) apply all or any part of Proceeds of any Grantor held in any Collateral Account in payment of the Secured Obligations of such Grantor in such order as the Collateral Agent may elect in compliance with the Secured Transaction Documents, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for such Secured Obligations shall be paid over from time to time by the Collateral Agent to the Company or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

ARTICLE X

GENERAL PROVISIONS

10.1. Waivers. As provided in Section 9-612 of the UCC adopted in the State of New York, any notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be deemed sent within a reasonable time if sent to the Grantors, addressed as set forth in Article XI, after the occurrence of an Event of Default and at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or under the power of sale conferred by this Agreement, or applicable law. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

10.2. Limitation on Collateral Agent’s and any Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

10.3. Compromises and Collection of Collateral. The Grantors and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

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10.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may during the continuance of an Event of Default perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 10.4. The Grantors’ obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be included in the Secured Obligations and payable on demand.

10.5. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained herein will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees that the covenants of the Grantors contained herein shall be specifically enforceable against the Grantors.

10.6. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any other Secured Party to exercise any right or remedy granted under this Agreement or under any other Secured Transaction Document shall impair such right or remedy or be construed to be a waiver of any default thereunder or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever (other than any Amendment or Assumption Agreement) shall be valid unless in writing signed by the Collateral Agent and then only to the extent in such writing specifically set forth. In addition, all such waivers or amendments shall be effective only if authorized pursuant to the applicable provisions under the Indenture, the other Note Documents or the Intercreditor Agreement. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the termination of this Agreement in accordance with its terms.

10.7. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

10.8. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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10.9. Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the lien and security interest granted to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, hereunder.

10.10. Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

10.11. Taxes and Expenses. In addition to, but not in qualification or limitation of, any similar obligations under other Secured Transaction Documents, any taxes payable or ruled payable by Federal or State authority in respect of this Agreement shall be paid by the Grantors, together with interest and penalties, if any, upon and pursuant to the terms set forth in Section 2.18 of the Indenture. The Grantors shall reimburse the Collateral Agent for any and all out-of-pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement, in each case upon and pursuant to the terms set forth in Section 2.18 of the Indenture. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

10.12. Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

10.13. Termination. This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until all of the events described in the last sentence of Section 2.1(d) hereof have occurred.

10.14. Entire Agreement. This Agreement and the other Secured Transaction Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersede all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.

10.15. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT, IN EITHER CASE, SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR ANY SECURED PARTY OR GRANTOR TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION.

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10.17. WAIVER OF JURY TRIAL. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

10.18. Indemnity. Sections 7.7 and 11.10 (j) of the Indenture is hereby incorporated by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of each Grantor.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Concerning the Collateral Agent. Wilmington Trust, National Association is entering into this Agreement solely in its capacity as Collateral Agent under the Indenture and not in its individual capacity. In acting hereunder, the Collateral Agent shall be entitled to all of the rights, privileges and immunities set forth in the Indenture as if such rights, privileges and immunities were set forth herein.

ARTICLE XI

NOTICES

11.1. Notices Generally. All notices and other communications provided for herein shall be given in a manner and subject to the terms of Section 12.2 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Exhibit A.

11.2. Effectiveness of Facsimile Documents and Signatures. This Agreement may be transmitted and/or signed by facsimile to the recipient’s facsimile number set forth on Exhibit A hereto. The effectiveness of this Agreement and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on parties hereto. The Collateral Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

11.3. Change of Address, Etc. Any party hereto may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

11.4. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely and act upon any notices purportedly given by any Grantor even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Company shall indemnify the Collateral Agent from all losses, costs, expenses and liabilities resulting from the reliance by the Collateral Agent on each notice purportedly given by or on behalf of the Grantors. All telephonic notices to and other telephonic communications with the Collateral Agent may be recorded by the Collateral Agent, and each of the parties hereto hereby consents to such recording.

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11.5. Change in Address for Notices. Each of the Grantors and the Collateral Agent may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE XII

THE INTERCREDITOR AGREEMENT

12.1. Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interest granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of Montreal, as collateral agent (or permitted successor collateral agent), pursuant to or in connection with (1) the Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Bank of Montreal, as Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (2) the Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of [MONTH] [DAY], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of Montreal, as First Lien Collateral Agent, Wilmington Trust, National Association, as Second Lien Collateral Agent, the Borrower, the Parent Guarantor and the Subsidiaries of the Parent Guarantor from time to time party thereto and affiliated and other entities from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

ARTICLE XIII

CONSENT TO PLEDGED EQUITY

13.1. Consent of Issuer. Each Grantor, in its respective capacity as an issuer of Pledged Equity (in such capacity, an “Issuer”), hereby (a) consents to the grant by each other Grantor to the Collateral Agent, for the benefit of the Secured Parties, of a security interest in and lien on all of the Pledged Equity, (b) represents to the Collateral Agent that it has no rights of setoff or other claims against any of the Pledged Equity, (c) acknowledges and agrees that it shall, upon demand by the Collateral Agent, pay to the Collateral Agent, for the benefit of the Secured Parties, any dividends and distributions due to any Grantor in accordance with the terms hereof, and (d) consents to the transfer of such Pledged Equity to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

13.2. Compliance by Issuer. Each Grantor hereby authorizes and instructs each Issuer to comply with any instruction received by it from the Collateral Agent in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor.

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ARTICLE XIV

SUBORDINATION OF INDEBTEDNESS

14.1. Subordination of All Grantor Claims. As used herein, the term “Grantor Claims” means all debts and obligations of the Company or any other Grantor to any Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, upon the written direction of the Collateral Agent, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Grantor Claims.

14.2. Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Collateral Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Grantor Claims. Each Grantor hereby assigns such dividends and payments to the Collateral Agent for the benefit of the Secured Parties for application against the Company Obligations as provided under Section 4.01 of the Intercreditor Agreement. Should the Collateral Agent or any other Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Grantor Claims, then upon payment in full of the Secured Obligations, the intended recipient shall become subrogated to the rights of the Collateral Agent and the other Secured Parties to the extent that such payments to the Collateral Agent and the other Secured Parties on the Grantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Collateral Agent and the other Secured Parties had not received dividends or payments upon the Grantor Claims.

14.3. Payments Held in Trust. In the event that notwithstanding Section 14.1 and Section 14.2, any Grantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Collateral Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Collateral Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Collateral Agent.

14.4. Liens Subordinate. Each Grantor agrees that, until Payment in Full of the Company Obligations shall have occurred, any liens or security interests securing payment of the Grantor Claims shall be and remain inferior and subordinate to any liens or security interests securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Collateral Agent or any other Secured Party presently exist or are hereafter created or attach. Until Payment in Full of the Company Obligations shall have occurred, no Grantor shall, without the prior written consent of the Collateral Agent, (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Grantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien or security interest held by it.

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14.5. Notation of Records. Upon the request of the Collateral Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Grantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Agreement as of the date first above written.

GRANTORS:	ULTRA RESOURCES, INC., a Delaware corporation

ULTRA PETROLEUM CORP., a Yukon corporation

UP ENERGY CORPORATION, a Delaware corporation

KEYSTONE GAS GATHERING, LLC, a Delaware limited liability company

ULTRA WYOMING, LLC, a Delaware limited liability company

UPL PINEDALE, LLC, a Delaware limited liability company

UPL THREE RIVERS HOLDINGS, LLC, a Delaware limited liability company

ULTRA WYOMING LGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page

Second Lien Guaranty and Collateral Agreement

COLLATERAL AGENT:	Wilmington Trust, National Association, solely in its capacity as Collateral Agent

By:
Name:
Title:

Signature Page to

Second Lien Guaranty and Collateral Agreement

Annex 1 to

Second Lien Guaranty and Collateral Agreement

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of [October] [DAY], 2018, by [                    ], a [                    ] (the “Additional Grantor”), in favor of [NAME], as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement referred to below.

PRELIMINARY STATEMENTS

A. Ultra Resources, Inc. as issuer (the “Company”), and Wilmington Trust, National Association, as trustee and as collateral agent, have entered into a Indenture, dated as of [October] [DAY], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).

B. In connection with the Indenture, the Company and/or certain other Note Parties are party to that certain Second Lien Guaranty and Collateral Agreement, dated as of [October] [DAY], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), in favor of the Collateral Agent for the benefit of the Secured Parties.

C. The Indenture requires the Additional Grantor to become a party to the Agreement.

D. The Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Agreement.

ACCORDINGLY, IT IS AGREED:

1. Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 6.11 of the Agreement, hereby becomes a party to the Agreement as a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder and (a) grants a security interest to the Collateral Agent, as provided therein, in all of its right, title and interest in and to the Collateral (as defined in the Agreement) to secure the prompt and complete payment and performance of the Secured Obligations and (b) guarantees the prompt and complete payment and performance by the Company and Guarantors when due. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the appropriate Exhibits to the Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article V of the Agreement is, as to itself, true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Annex 1 - 1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1 - 2

ANNEX I-A

TO

ASSUMPTION AGREEMENT

I.	ENTITY INFORMATION FOR ADDITIONAL GRANTOR

Provide the information required to be shown on Exhibit A to the Agreement.

II.	DEPOSIT ACCOUNTS, COMMODITY ACCOUNTS, SECURITY ACCOUNTS

Provide the information required to be shown on Exhibit B to Agreement.

III.	LETTER OF CREDIT RIGHTS; CHATTEL PAPER

Provide the information required to be shown on Exhibit C to Agreement.

IV.	PLEDGED EQUITY, INSTRUMENTS, SECURITIES AND DOCUMENTS

Provide the information required to be shown in Exhibit D to Agreement.

V.	FILING OFFICES

Provide the information required to be shown in Exhibit E to Agreement.

VI.	AMENDMENT

If the Amendment is to be utilized under Section 6.4 or Section 6.7 of the Agreement, utilize the form in Exhibit F to the Agreement.

VII.	COMMERCIAL TORT CLAIMS

Provide information required to be shown in Exhibit G to the Agreement.

Annex 1 - 3

Exhibit C-3

Form of Mortgages

WHEN RECORDED OR FILED, PLEASE RETURN TO: Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY Attention: [ ]`
Space above for County Recorder’s Use

SECOND LIEN MORTGAGE, DEED OF TRUST,

ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT,

FIXTURE FILING AND FINANCING STATEMENT

FROM EACH OF

ULTRA RESOURCES, INC.,

UPL PINEDALE, LLC,

and

ULTRA WYOMING, LLC,

as the Mortgagors

TO

Wilmington Trust, National Association,

as Mortgagee, as Collateral Agent for the Secured Parties

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS

SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGORS UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBIT HERETO. EACH MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE PERSONAL PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBIT ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. EACH MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.

i

Exhibit A Oil and Gas Properties

ii

THIS SECOND LIEN MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Mortgage”) is entered into as of [October] [DAY], 2018 (the “Effective Date”) by:

Ultra Resources, Inc., a Delaware corporation (the “Company”);

UPL Pinedale, LLC, a Delaware limited liability company (“UPL Pinedale”); and

Ultra Wyoming, LLC, a Delaware limited liability company (“Ultra Wyoming” and together with the Company and UPL Pinedale, the “Mortgagors” and each, individually, a “Mortgagor”),

in favor of Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”) for the Secured Parties (together with its successors and assigns in such capacity, the “Mortgagee”), with respect to all Mortgaged Properties and with respect to all UCC Collateral.

R E C I T A L S

A. On April 12, 2017, the Company, as borrower thereunder, entered into that certain Credit Agreement with the Revolving Administrative Agent and the Revolving Lenders (as amended, restated, amended and restated, replaced, modified or supplemented from time to time, the “Revolving Credit Agreement”) pursuant to which the Revolving Lenders have agreed to make loans and other extensions of credit to the Company for the purposes set forth therein.

B. On April 12, 2017, the Company, as borrower thereunder, entered into that certain Term Loan Agreement with the Term Loan Administrative Agent and the Term Loan Lenders (as amended, restated, amended and restated, replaced, modified or supplemented from time to time, the “Term Loan Agreement”) pursuant to which the Term Loan Lenders have agreed to make term loans to the Company.

C. On the date hereof, the Company, as issuer, Wilmington Trust, National Association, in its capacity as trustee (in such capacity, the “Trustee”) and the Collateral Agent entered into that certain Indenture, (the “Indenture”) pursuant to which the Company will issue to Holders (as defined in the Indenture) up to $[•] aggregate principal amount of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Notes”).

D. On the date hereof, each Mortgagor (as a “Grantor”) and the other Grantors party thereto entered into that certain Second Lien Guaranty and Collateral Agreement with the Collateral Agent (as amended, restated, replaced, modified or supplemented from time to time, the “GCA”), pursuant to which the Grantors (other than the Company), as Guarantors, upon the terms and conditions stated therein, agreed to guarantee the obligations of the Mortgagors and the other Note Parties under the Secured Transaction Documents, and the Grantors granted to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in the “Collateral” (as defined therein) to secure the Secured Obligations.

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E. The Holders and other Secured Parties have conditioned their obligations to extend credit under the Secured Transaction Documents upon the execution and delivery by the Mortgagors of this Mortgage, and the Mortgagors have agreed to enter into this Mortgage to secure the Secured Obligations.

F. Each Mortgagor and each of the other Note Parties has determined that valuable benefits will be derived by it as a result of the Indenture and the extensions of credit made (and to be made) by the respective Holders thereunder.

G. Therefore, in order to comply with the terms and conditions of the Secured Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagors hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE PROVISIONS

Section 1.01. Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

Section 1.02. UCC and Other Defined Terms. Each capitalized term used in this Mortgage shall, unless otherwise defined in the Mortgage, have the meaning ascribed to such term in the GCA. Terms defined in the UCC which are not otherwise defined in this Mortgage are used herein as defined in the UCC (even if such terms are capitalized herein and are not capitalized in the UCC).

Section 1.03. Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Mortgage.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral.

“Collateral Agent” shall have the meaning given such term in the recitals hereto.

“Company” shall have the meaning given such term in the recitals hereto.

“Discharge of Senior Obligations” has the meaning assigned to “Discharge of Senior Obligations” in the Intercreditor Agreement.

“Event of Default” has the meaning ascribed to such term in Section 5.01.

“Excluded Property” means all property and assets required to be excluded from Collateral pursuant to Section 2.06 (provided, that, “Excluded Property” shall not include any property or asset described in the final two provisos to Section 2.06).

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“First Lien Mortgage” shall mean that certain Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of April 12, 2017, from Mortgagors to Bank of Montreal, as collateral agent and mortgagee for the Secured Parties (as defined therein), together with any amendments, restatements, amendments and restatements, supplements, refinancings and any other modifications thereto, recorded against the Mortgaged Property and the UCC Collateral in the applicable land records to secure the Senior Obligations.

“Future Advances” means future obligations and future advances that the Mortgagee or any other Secured Party may make pursuant to any Secured Transaction Document.

“GCA” shall have the meaning given such term in the recitals hereto.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holders” shall have the meaning set forth in the Indenture.

“Hydrocarbon Interests” means all rights, titles, interests and estates and the lands and premises covered or affected thereby now or hereafter acquired by any Mortgagor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, in each case, which are described on Exhibit A; provided that, it is the intent of each Mortgagor that all of its interests be subject to the Lien of this Mortgage even if (i) its interests on Exhibit A shall be incorrectly described or a description of a part or all of such property or such Mortgagor’s interests therein be omitted or limited to particular lands, specified depths or particular types of property interests or (ii) such properties or interests may be hereafter acquired.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Mortgagors (or any of them), including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.

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“Indemnified Parties” means the Mortgagee and each other Secured Party and their officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Intercreditor Agreement” has the meaning ascribed to such term in Section 6.15.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.01(a) through Section 2.01(e).

“Note Documents” shall have the meaning set forth in the Indenture.

“Notes” shall have the meaning given such term in the recitals hereto.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any of the Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Oil and Gas Properties; (e) all Hydrocarbons; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all properties, rights, titles, interests and estates described or referred to above whether now owned or hereinafter acquired, including any and all property, real or personal, immoveable or moveable, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

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“Payment In Full” means the time at which all of the following have occurred: (i) the payment in full and discharge of all Secured Obligations (other than unasserted contingent indemnification obligations) and (ii) the termination or expiration of all commitments to extend credit under all Secured Transaction Documents and the cancellation or termination or cash collateralization of all outstanding letters of credit issued pursuant to any Secured Transaction Documents.

“Permitted Encumbrances” means all Liens permitted to be placed on the Mortgaged Properties under Section 3.6 of the Indenture.

“Post-Default Rate” means the interest rate applicable from time to time under the Indenture or any Note to past due payments, but in no event to exceed the Highest Lawful Rate.

“Priority Lien Debt” shall have the meaning set forth in the Indenture.

“Secured Parties” has the meaning ascribed to such term in the GCA.

“Senior Lien” shall have the meaning assigned to “Senior Lien” in the Intercreditor Agreement.

“UCC Collateral” means the property and other assets described in Section 2.02.

ARTICLE II

GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01. Grant of Liens. To secure payment of the Secured Obligations, each Mortgagor does by these presents hereby GRANT, BARGAIN, SELL, WARRANT, MORTGAGE, ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE and CONVEY AND, to the extent permitted by applicable law, GRANT A POWER OF SALE to the Mortgagee, for its benefit and the benefit of the Agents and the other Secured Parties, with mortgage covenants, and upon the statutory mortgage condition for the breach of which this Mortgage may be subject to foreclosure as provided by applicable law, all the following properties, rights and interests which are located in (or cover or relate to properties located in) the State of Wyoming:

(a) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to the Oil and Gas Properties described on Exhibit A

(b) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning the Oil and Gas Properties, the Hydrocarbons or any other item of property which are in the possession of the Mortgagors, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to all Hydrocarbons.

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(d) Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by such Mortgagor or by anyone on such Mortgagor’s behalf; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder.

(e) All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by such Mortgagor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of such Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by such Mortgagor in and to the such related rights, titles, interests or estates.

Notwithstanding any provision in this Mortgage to the contrary, in no event (a) is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage, or (b) is any Excluded Property included in the definition of Mortgaged Property or UCC Collateral and no Excluded Property is encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004, and (v) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

With respect to each Mortgagor, any fractions or percentages specified on Exhibit A in referring to such Mortgagor’s interests are solely for purposes of the warranties made by such Mortgagor pursuant to Section 4.01 and Section 4.05 and shall in no manner limit the quantum of interest affected by this Section 2.01 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

Section 2.02. Grant of Security Interest. To further secure the payment of Secured Obligations when due, each Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the other Secured Parties, a security interest in and to all of the following (whether now or hereafter acquired by operation of law or otherwise):

(a) all Accounts;

(b) all General Intangibles related to the Oil and Gas Properties (including, without limitation, rights in and under any Payment Intangible, Swap Agreement or any Commodity Contract) and all rights under insurance contracts and rights to insurance proceeds;

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(c) all As-Extracted Collateral from or attributable to the Oil and Gas Properties;

(d) all books and records pertaining to the Oil and Gas Properties and other Collateral;

(e) all Fixtures;

(f) all Hydrocarbons;

(g) to the extent not otherwise included, any other property from, attributable or pertaining to the Oil and Gas Properties insofar as it consists of personal property of any kind or character defined in and subject to the Applicable UCC; and

(h) to the extent not otherwise included, all products of any and all of the foregoing and all collateral security, guarantees and other supporting obligations given with respect to any of the foregoing and all Proceeds of any and all of the foregoing.

Notwithstanding any provision in this Mortgage to the contrary, in no event are any Excluded Assets included in the definition of UCC Collateral and no Excluded Assets are encumbered by this Mortgage.

Section 2.03. Secured Obligations. This Mortgage is executed and delivered by the Mortgagors to secure and enforce the Secured Obligations. The maximum principal amount of the Secured Obligations shall not exceed [one billion five hundred million dollars ($1,500,000,000).]

Section 2.04. Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral (all minerals including oil and gas and the Accounts resulting from the sale thereof at the wellhead or minehead located on the Oil and Gas Properties described or to which reference is made herein or on Exhibit A) and all other Hydrocarbons; (iii) this Mortgage is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iv) the Mortgagors are the record owners of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

Section 2.05. Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Mortgagee and the other Secured Parties to secure the Secured Obligations for so long as same remains unpaid and thereafter until Payment In Full has occurred.

Section 2.06. Excluded Property. Notwithstanding anything herein to the contrary, in no event shall the Mortgaged Property include, and each Mortgagor shall be deemed not to have granted a Lien in, any of such Mortgagor’s right, title or interest (a) in any contract, license, agreement, instrument or other document to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Mortgagor to terminate (or materially modify) or requires any consent not obtained under, any such contract, license, agreement,

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instrument or other document, or (b) in any assets to the extent the grant of security interests in such assets would (i) be prohibited by a Permitted Contractual Obligation binding on the assets (including permitted liens, leases or licenses) or applicable law (in each case, except to the extent such prohibition (A) could be waived by the Company or any of its Subsidiaries, (B) is the result of an attempt to circumvent the collateral requirements of the Note Documents, or (C) is unenforceable after giving effect to applicable provisions of the Applicable UCC or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Applicable UCC or other applicable law notwithstanding such prohibitions) or (ii) require obtaining the consent of any Governmental Authority; provided that any of the foregoing exclusions in Section 2.06(a) or (b) shall not apply if (x) such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a Lien in such asset or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the Applicable UCC or any other Governmental Requirement; and provided further that immediately upon the ineffectiveness, lapse or termination of any such exclusion, such Mortgagor shall be deemed to have granted a Lien in all its rights, title and interests in and to such contract, agreement or other asset.

ARTICLE III

ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 3.01. Assignment.

(a) Each Mortgagor has absolutely and unconditionally assigned, transferred, conveyed and granted a security interest, and does hereby absolutely and unconditionally assign, transfer, convey and grant a security interest unto the Mortgagee in and to:

(i) all of its As-Extracted Collateral located in or relating to the Mortgaged Properties located in each county where this Mortgage is filed, including without limitation, all As-Extracted Collateral relating to the Hydrocarbon Interests, the Hydrocarbons and all products obtained or processed therefrom;

(ii) the revenues and proceeds now and hereafter attributable to such Mortgaged Properties, including the Hydrocarbons, and said products and all payments in lieu, such as “take or pay” payments or settlements; and

(iii) all amounts and proceeds hereafter payable to or to become payable to such Mortgagor or now or hereafter relating to any part of such Mortgaged Properties and all amounts, sums, monies, revenues and income which become payable to such Mortgagor from, or with respect to, any of the Mortgaged Properties, present or future, now or hereafter constituting a part of the Hydrocarbon Interests.

(b) The Hydrocarbons and products are to be delivered into pipe lines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the other Secured Parties, free and clear of all taxes, charges, costs and expenses; and all such revenues and proceeds shall be paid directly to the Mortgagee, at its offices in Houston, Texas, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter.

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(c) Each Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be reasonably required or desired by the Mortgagee, after receipt of a written request from the Mortgagee, in order to have said proceeds and revenues so paid to the Mortgagee. In addition to any and all rights of a secured party under Sections 9-607 and 9-609 of the Applicable UCC, the Mortgagee is fully authorized (but not obligated) to receive and receipt for said revenues and proceeds; to indorse and cash any and all checks and drafts payable to the order of such Mortgagor or the Mortgagee for the account of such Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a Deposit Account with the Mortgagee, a Lender or other acceptable commercial bank as additional collateral securing the Secured Obligations; and to execute transfer and division orders in the name of such Mortgagor, or otherwise, with warranties binding such Mortgagor. All proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14.

(d) The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but the Mortgagee shall have the right (but not the obligation), at its election after written notice is provided to the Mortgagor, in the name of such Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or such Mortgagor, with all out-of-pocket costs, expenses and attorneys’ fees incurred in connection therewith being paid by such Mortgagor.

(e) Such Mortgagor hereby appoints the Mortgagee as its attorney-in-fact to pursue any and all rights of such Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. In addition to the Liens granted to the Mortgagee in
Section 2.01(e), such Mortgagor hereby further transfers and assigns to the Mortgagee any and all such Liens, security interests, financing statements or similar interests of such Mortgagor attributable to its interest in the As-Extracted Collateral, any other Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise. The power of attorney granted to the Mortgagee in this Section 3.01, being coupled with an interest, shall be irrevocable until Payment In Full has occurred, at which time such power of attorney shall automatically terminate without any further action by the Mortgagor.

Section 3.02. No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of any Mortgagor to make prompt payment of all amounts constituting Secured Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Secured Obligations. Nothing in this Article III is intended to be an acceptance of collateral in satisfaction of the Secured Obligations.

Section 3.03. Rights and Title of Consignee. In addition to the rights, titles and interests hereby conveyed pursuant to Section 2.01 of this Mortgage, each Mortgagor hereby grants to the Mortgagee those Liens given to interest owners, as secured parties, to secure the obligations of the first purchaser of Hydrocarbons to pay the purchase price therefore under applicable law.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Mortgagor hereby represents, warrants and covenants as follows:

Section 4.01. Title. To the extent of the undivided interests specified on Exhibit A, such Mortgagor has good and defensible title to and is possessed of the Hydrocarbon Interests and has good title to the UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

Section 4.02. Defend Title. This Mortgage is, and always will be kept, a subsisting second priority Lien upon the Collateral, junior only to the Senior Liens; provided that Permitted Encumbrances may exist, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence. The Mortgagors will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances. Other than any Permitted Encumbrances, the Mortgagors will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until Payment In Full has occurred. If (i) an adverse claim be made against or a cloud develops upon the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Mortgage (except to the extent set forth in the Intercreditor Agreement), then the Mortgagors agree to promptly defend against such adverse claim, take appropriate action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the sole cost and expense of the Mortgagors. Each Mortgagor further agrees that the Mortgagee may (but shall not be obligated to) take such other action as it deems reasonably advisable to protect and preserve their interests in the Collateral, and in such event the Mortgagors will indemnify the Mortgagee against any and all cost, attorneys’ fees and other expenses, to the extent the Mortgagor would be required to do so pursuant to the Indenture which they may incur in defending against any such adverse claim or taking action to remove any such cloud.

Section 4.03. Not a Foreign Person. No Mortgagor is a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. no Mortgagor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 4.04. Power to Create Lien and Security. Each Mortgagor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is qualified to do business in and is in good standing in the State of Wyoming, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted. Each Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a security interest in all of the Collateral in the manner and form herein provided. No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other party or parties whomsoever is required in connection with the execution and delivery by the Mortgagors of this Mortgage.

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Section 4.05. Revenue and Cost Bearing Interest. The ownership of the Mortgagors in the Hydrocarbon Interests and the undivided interests therein as specified on Exhibit A will, after giving full effect to all Permitted Encumbrances, afford the Mortgagors not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbon Interest specified as Net Revenue Interest (as defined and specified on Exhibit A) on attached Exhibit A and will cause the Mortgagors to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as “Working Interest” on Exhibit A, of the costs of drilling, developing and operating the wells identified on Exhibit A except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

Section 4.06. Rentals Paid; Leases in Effect. All rentals and royalties due and payable in accordance with the terms of any leases or subleases comprising a part of the Mortgaged Property have been duly paid or provided for, and all leases or subleases comprising a part of the Oil and Gas Property are in full force and effect.

Section 4.07. Failure to Perform. Each Mortgagor agrees that if it fails to perform any act or to take any action which it is required to perform or take hereunder or pay any money which such Mortgagor is required to pay hereunder, the Mortgagee, in such Mortgagor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by it and any money so paid by it shall be a demand obligation owing by such Mortgagor to the Mortgagee and the Mortgagee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment.

ARTICLE V

RIGHTS AND REMEDIES

Section 5.01. Event of Default. An “Event of Default” (as such term is defined in the GCA) shall be an Event of Default under this Mortgage.

Section 5.02. Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, to the extent provided by applicable law, the Mortgagee shall have the right and option (but not the obligation) to proceed with foreclosure and sell all or any portion of such Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.02 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Each Mortgagor hereby irrevocably appoints the Mortgagee, with full power of substitution, to be the attorney-in-fact of such Mortgagor and in the name and on behalf of such Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments,

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assurances and notices which such Mortgagor ought to execute and deliver and do and perform any and all such acts and things which such Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of such Mortgagor in the exercise of all or any of the powers hereby conferred on the Mortgagee. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (each Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Mortgagee immediately upon its demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Mortgagee shall contain a general warranty of title, binding upon the Mortgagors and their successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, each Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against each Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under any Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral or (ii) the Mortgagee may (but shall not be obligated to) proceed as to any Collateral (including UCC Collateral) in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Mortgagee under any other provision of this Mortgage or under any other Note Document or any Secured Transaction Document. Written notice mailed to the Mortgagors as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

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Section 5.03. Substitute Agents. The Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Mortgagee. If the Mortgagee shall have given notice of sale hereunder, any successor or substitute mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute mortgagee agent conducting the sale.

Section 5.04. Judicial Foreclosure; Receivership. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall have the right and power (but not the obligation) to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Mortgagors hereby expressly promise to pay) owing by the Mortgagors to the Mortgagee and shall bear interest from the date of making such advance by the Mortgagee until paid at the Post-Default Rate.

Section 5.05. Foreclosure for Installments. The Mortgagee shall also have the option (but not the obligation) to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Secured Obligations then due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Secured Obligations.

Section 5.06. Separate Sales. The Collateral may be sold in one or more parcels and to the extent permitted by the Intercreditor Agreement and by applicable law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.07. Possession of Mortgaged Property. With respect to each Mortgagor, if an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Mortgagee shall have the right and power (but not the obligation) to enter into and upon and take possession of all or any part of the Collateral in the possession of such Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude such Mortgagor, its successors or assigns, and all persons claiming under such Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as

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such Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of such Mortgagor, in the name, place and stead of such Mortgagor, or otherwise as the Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by the Mortgagee in administering, managing, operating and controlling the Mortgaged Property shall constitute a demand obligation (which obligation the Mortgagors expressly promise to pay) owing by the Mortgagors to the Mortgagee and shall bear interest from the date of expenditure until paid at the Post-Default Rate.

Section 5.08. Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale any Mortgagor or the heirs, devisees, representatives, successors or assigns of, or any other person claiming any interest in the Collateral by, through or under, any Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 5.09. Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Mortgagee or any other Secured Party in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

Section 5.10. Discontinuance of Proceedings. If the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Secured Transaction Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Secured Obligations, this Mortgage, the other Secured Transaction Documents, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Mortgagee, as applicable, shall continue as if same had never been invoked.

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Section 5.11. No Release of Obligations. No Mortgagor, no Guarantor and no other Person hereafter obligated for payment of all or any part of the Secured Obligations shall be relieved of such obligation by reason of: (a) the failure of the Mortgagee to comply with any request of any Mortgagor, or any Guarantor or any other Person so obligated to foreclose the Lien of this Mortgage or to enforce any provision hereunder or under any Secured Transaction Document; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to any Mortgagor, any Guarantor or any such other Person, and in such event each Mortgagor, each Guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (d) by any other act or occurrence save and except the occurrence of Payment In Full.

Section 5.12. Release of and Resort to Collateral. Subject to the requirements of the GCA and the Indenture, the Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or the priority of such Lien in and to the Collateral (taking into account Priority Lien Debt and Permitted Encumbrances) and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Secured Obligations. For payment of the Secured Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee in such order and manner as the Mortgagee may elect.

Section 5.13. Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, each Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to such Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of the Mortgagee’s or any other secured Person’s intention to accelerate maturity of the Secured Obligations or of any election to exercise or any actual exercise of any right, remedy or recourse provided for hereunder or under any Secured Transaction Document or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which any Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

Section 5.14. Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied in accordance with Section [    ] of the Intercreditor Agreement.

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Section 5.15. Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or any Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon such Mortgagor is divested of its title to any of the Collateral, the Mortgagee shall have the right (but not the obligation) to request any operator of any Mortgaged Property which is either such Mortgagor or any Affiliate of such Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by such Mortgagor of any such request, such Mortgagor shall, subject to the terms of such joint operating agreements, resign (or cause such other Person to resign) as operator of such Collateral.

Section 5.16. Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY ANY MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF ANY MORTGAGOR. EACH MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER. EACH MORTGAGOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF EACH INDEMNIFIED PARTY WITH RESPECT TO THE MORTGAGED PROPERTY TAKEN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS MORTGAGE. THE LIABILITIES OF EACH MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Instrument Construed as Mortgage, Etc. This Mortgage may be construed as a mortgage, deed of trust, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

Section 6.02. Releases.

(a) Full Release. Upon Payment In Full and subject to the requirements of the GCA and the Indenture, this Mortgage shall be automatically satisfied and discharged and, upon request by the Mortgagors, the Mortgagee shall execute and deliver, at the Mortgagors’ expense, such instruments or releases as the Mortgagors reasonably request to evidence the satisfaction and discharge of the Mortgage. Otherwise, this Mortgage shall remain and continue in full force and effect.

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(b) Partial Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by a Mortgagor in a transaction permitted by the Intercreditor Agreement and the Secured Transaction Documents, then the Mortgagee, subject to the GCA and the Indenture, at the request and sole expense of such Mortgagor, shall promptly execute and deliver to such Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property.

(c) Possession of Notes. Each Mortgagor acknowledges and agrees that possession of any Note (or any replacements of any said Note or other instrument evidencing any part of the Secured Obligations) at any time by the Company, any Mortgagor or any other guarantor shall not in any manner extinguish the Secured Obligations or this Mortgage, and the Company shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Secured Obligations or the Lien of this Mortgage.

Section 6.03. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee and the other Secured Parties in order to effectuate the provisions hereof. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 6.04. Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

Section 6.05. Satisfaction of Prior Encumbrance. To the extent that proceeds of the Revolving Credit Agreement or the Term Loan Agreement are used to pay indebtedness secured by any outstanding Lien against the Mortgaged Property then the parties agreement that: (a) such proceeds have been advanced at the Note Parties’ request, and (b) the Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released. It is expressly understood that, in consideration of the payment of such other indebtedness, each Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Mortgagee and its successors and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 6.06. Application of Payments to Certain Obligations. If any part of the Secured Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the Lien hereof to the full extent of the Secured Obligations, then all payments made shall be applied on said Secured Obligations first in discharge of that portion thereof which is not secured by this Mortgage.

Section 6.07. Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

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Section 6.08. Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by registered or certified United States mail, postage prepaid, or by personal service (including express or courier service) at the addresses specified in Section 6.12 (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery at the address and in the manner provided herein, upon receipt; provided that, service of notice as required by the laws of any state in which portions of the Mortgaged Property may be situated shall for all purposes be deemed appropriate and sufficient with the giving of such notice.

Section 6.09. Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Complete copies of this Mortgage containing the entire Exhibit A have been retained by the Mortgagee.

Section 6.10. Governing Law. Insofar as permitted by otherwise applicable law, this Mortgage shall be construed under and governed by the laws of the State of New York; provided, however, that, with respect to any portion of the Mortgaged Property located outside of the State of New York, the laws of the place in which such property is located in, or offshore area adjacent to (and State law made applicable as a matter of Federal law), shall apply to the extent of procedural and substantive matters relating only to the creation, perfection, foreclosure of Liens and enforcement of rights and remedies against the Mortgaged Property.

Section 6.11. Financing Statement; Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property and is to be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said fixtures) are situated. This Mortgage shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value which may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, UCC records or other appropriate records of each jurisdiction where any part of the Mortgaged Property is situated.

Section 6.12. Execution of Financing Statements. Pursuant to the Applicable UCC, each Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Agreement. Each Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of

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similar effect. Each Mortgagor shall pay all costs associated with the filing of such instruments. The grant of authority to the Mortgagee under this Section 6.12 shall not relieve each Mortgagor from its obligation of filing or recording financing statements, continuation statements or other documents necessary to perfect or maintain the perfection of the Mortgagee’s security interest in the Collateral.

In that regard, each Mortgagor represents and warrants the following information is correct:

Name of Debtor 1:	Ultra Resources, Inc.
Address of Debtor	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
State of Formation/Location	Delaware
Organizational ID Number	6357887
Facsimile:	281-876-2831
Telephone:	281-876-0120

Principal Place of Business of Debtor 1:	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
Name of Debtor 2:	UPL Pinedale, LLC
Address of Debtor	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
State of Formation/Location	Delaware
Organizational ID Number	5585850
Facsimile:	281-876-2831
Telephone:	281-876-0120

Principal Place of Business of Debtor 2:	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
Name of Debtor 3:	Ultra Wyoming, LLC
Address of Debtor	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
State of Formation/Location	Delaware
Organizational ID Number	6357889
Facsimile:	281-876-2831
Telephone:	281-876-0120

Principal Place of Business of Debtor 3:	400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060
Name of Secured Party:	Wilmington Trust, National Association, as Mortgagee
Address of Secured Party:	15950 N. Dallas Parkway, Suite 550
Dallas, TX 75248
Attention: Ultra Resources, Inc. Notes Administrator
Facsimile:	888-316-6238

Owner of Record of Real Property:	Ultra Resources, Inc., UPL Pinedale, LLC and Ultra Wyoming, LLC

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Section 6.13. Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 6.14. References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

Section 6.15. Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interest granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of Montreal, as collateral agent (or permitted successor collateral agent), pursuant to or in connection with (1) the Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Bank of Montreal, as Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (2) the Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other

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guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of [October] [DAY], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of Montreal, as First Lien Collateral Agent, Wilmington Trust, National Association, as Second Lien Collateral Agent, the Borrower, the Parent Guarantor and the Subsidiaries of the Parent Guarantor from time to time party thereto and affiliated and other entities from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of Intercreditor Agreement shall govern.

Section 6.16. Concerning the Collateral Agent. Wilmington Trust, National Association is entering into this Mortgage solely in its capacity as Collateral Agent under the Indenture and not in its individual capacity. In acting hereunder, the Mortgagee shall be entitled to all of the rights, privileges and immunities of the Collateral Agent set forth in the Indenture as if such rights, privileges and immunities were set forth herein.

ARTICLE VII

STATE SPECIFIC PROVISIONS

Section 7.01. State Specific Provisions Generally. The state specific provisions detailed in this Article VII apply to (1) Mortgaged Property located in that state and (2) UCC Collateral subject to the applicable law of that state.

Section 7.02. Special Wyoming Provisions. WARNING: THIS MORTGAGE CONTAINS A POWER OF SALE AND UPON DEFAULT MAY BE FORECLOSED BY STATUTORY ADVERTISEMENT AND SALE PURSUANT TO WYO. STAT. 34-4-101 et. seq. IN FORECLOSURE BY ADVERTISEMENT AND THE SALE OF THE MORTGAGED PROPERTY IN CONNECTION THEREWITH, NO HEARING IS REQUIRED AND NOTICE SHALL BE GIVEN AS REQUIRED UNDER WYOMING LAW.

[SIGNATURES BEGIN NEXT PAGE]

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EXECUTED this [    ] day of [October], 2018, to be effective as of the Effective Date.

ULTRA RESOURCES, INC.

Name:	Garland R. Shaw
Title:	Senior Vice President and CFO

UPL PINEDALE, LLC

Name:	Garland R. Shaw
Title:	Senior Vice President and CFO

ULTRA WYOMING, LLC

Name:	Garland R. Shaw
Title:	Senior Vice President and CFO

Wyoming Mortgage

STATE OF COLORADO		§
§
COUNTY OF ARAPAHOE	§

This instrument was acknowledged before me on this [    ] day of [October] 2018, by Garland R. Shaw, in his capacity as Senior Vice President and Chief Financial Officer of ULTRA RESOURCES, INC., a Delaware corporation, on behalf of said corporation.

Notary Public

Seal:

STATE OF COLORADO		§
§
COUNTY OF ARAPAHOE	§

This instrument was acknowledged before me on this [•] day of [October] 2018, by Garland R. Shaw, in his capacity as Senior Vice President and Chief Financial Officer of UPL PINEDALE, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public

Seal:

STATE OF COLORADO		§
§
COUNTY OF ARAPAHOE	§

This instrument was acknowledged before me on this [•] day of [October] 2018, by Garland R. Shaw, in his capacity as Senior Vice President and Chief Financial Officer of ULTRA WYOMING, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public

Seal:

Wyoming Mortgage

EXHIBIT A

to

MORTGAGE, DEED OF TRUST,

ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT,

FIXTURE FILING AND FINANCING STATEMENT

Introduction

The capitalized terms used but not defined in this Exhibit A are used as defined in the Mortgage. For purposes of this Exhibit A the capitalized terms not defined in the Mortgage are as follows:

1. “Working Interest” or “Gross Working Interest” and “W.I.” or “G.W.I.” means an interest owned in an oil, gas and mineral lease that determines the cost bearing percentage of the owner of such interest.

2. “Net Revenue Interest” or “N.R.I.” means an interest (expressed as a percentage or decimal fraction), determined net of all royalties, overriding royalties, production payments or other burdens payable out of production, in and to all Hydrocarbons produced and saved from or attributable to a Well. In the case of any Well listed in Exhibit A, the Net Revenue Interest specified for such Well shall mean the sum of the percentage or decimal fraction set forth after the words “Net Revenue Interest” in the portion applicable to such Well plus, in the case of any Well with respect to which a royalty interest and/or overriding royalty is stated in this Exhibit A and applicable to such Well, the percentage or decimal fraction set forth after the words “Royalty Interest” or “Overriding Royalty Interest” in each such portion of Exhibit A.

3. “Before Payout” or “BPO” means the Working Interest and/or Net Revenue Interest of a party before the point in time when the Well has recovered from production all costs as specified in underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

4. “After Payout” or “APO” means the Working Interest and/or Net Revenue Interest of a party after the point in time when the Well has recovered from production all costs as specified in the underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

5. “Well” means (i) any existing well identified in Exhibit A, including replacement well drilled in lieu thereof from which gas is now or hereafter produced and (ii) any well at any time producing or capable of producing gas attributable to the Hydrocarbons as defined above, including any well which has been shut-in, has temporarily ceased production or on which workover, reworking, plugging and abandonment or other operations are being conducted or planned.

Exhibit A – Page 1

All references contained in this Exhibit A to the Oil and Gas Properties are intended to include references to (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county in the State of Wyoming where each such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county records regardless of whether such amendments are expressly described herein. A special reference is here made to each such lease or other instrument and the record thereof for a more particular description of the property and interests sought to be affected by the Mortgage and for all other purposes.

For recording purposes, in regards to each county portion to this Exhibit A, this Introduction may be attached to an original executed copy of the Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement to be separately filed of record in each county.

Exhibit A – Page 2

Exhibit D

Form of Intercreditor Agremeent

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

dated as of [    ]

among

BANK OF MONTREAL,

as Revolving Administrative Agent and as Collateral Agent for the

Senior Secured Parties,

BARCLAYS BANK PLC,

as Term Loan Administrative Agent,

Wilmington Trust, National Association,

as the Second Lien Collateral Agent for the

Junior Priority Parties

and acknowledged and agreed to by

ULTRA RESOURCES, INC.,

as the Borrower

and

the other Grantors party hereto

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF MONTREAL, as Collateral Agent for the Senior Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”) and as Administrative Agent under the First Lien Revolving Credit Agreement (in such capacity and together with its successors in such capacity, the “Revolving Administrative Agent”), BARCLAYS BANK PLC, as Administrative Agent under the First Lien Term Loan Credit Agreement (in such capacity and together with its successors in such capacity, the “Term Loan Administrative Agent”), Wilmington Trust, National Association, as Collateral Agent for the Junior Priority Parties (in such capacity and together with its successors in such capacity, the “Second Lien Collateral Agent”), and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”) and the other Grantors (as defined below) from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the Senior Secured Parties) and the Second Lien Collateral Agent (for itself and on behalf of the Junior Priority Parties) agree as follows:

ARTICLE I

Definitions

Section 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Revolving Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Debt Documents” means the Senior Debt Documents and the Junior Priority Debt Documents.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of Junior Obligations” means:

(a) payment in full in cash of the principal of and interest, on all Indebtedness outstanding under the Junior Priority Debt Documents and constituting Junior Obligations; and

(b) payment in full in cash of all other Junior Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than Junior Obligations consisting of indemnity obligations not yet due and payable for which no claim or demand for payment, whether oral or written, has been made at such time).

“Discharge of Senior Obligations” means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Senior Debt Documents and constituting Senior Obligations but excluding, for the avoidance of doubt, any Excess Senior Obligations;

(b) payment in full in cash of all other Senior Obligations (including any amounts described in clauses (b) and (c) of the definition of “Obligations” in the Revolving Credit Agreement, unless such Obligations (x) are no longer secured by the Collateral pursuant to the terms of the Senior Debt Documents or (y) have been cash collateralized on terms reasonably satisfactory to the applicable counterparty (or other arrangements reasonably satisfactory to the counterparty have been made)) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than Senior Obligations consisting of indemnity obligations not yet due and payable for which no claim or demand for payment, whether oral or written, has been made at such time);

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations (including with respect to any Senior Obligations described in clauses (b) and (c) of the definition of “Obligations” in the Revolving Credit Agreement, unless such Obligations (x) are no longer secured by the Collateral pursuant to the terms of the Senior Debt Documents or (y) have been cash collateralized on terms reasonably satisfactory to the applicable counterparty (or other arrangements reasonably satisfactory to the counterparty have been made)); and

(d) termination or cash collateralization (in an amount and manner reasonably satisfactory to the Revolving Administrative Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all Letters of Credit issued under the Senior Debt Documents and constituting Senior Obligations.

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Shared Collateral, or otherwise exercise or enforce remedial rights with respect to Shared Collateral under the Debt Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Shared Collateral, conduct the liquidation or disposition of Shared Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Shared Collateral;

(c) receive a transfer of Shared Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Shared Collateral at law, in equity, or pursuant to the Senior Debt Documents or Junior Priority Debt Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Shared Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Shared Collateral); or

(e) effectuate or cause the sale or other disposition of Shared Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the Senior Debt Documents or the Junior Priority Debt Documents with the consent of the First Lien Collateral Agent (or the Senior Secured Parties) or the Second Lien Collateral Agent (or the Junior Priority Parties).

“Excess Revolving Credit Agreement Obligations” means (a) the amount, if any, by which the aggregate principal amount of Loans and drawn Letters of Credit and the face amount of undrawn Letters of Credit under the Revolving Credit Agreement exceeds the Revolving Credit Agreement Cap Amount plus (b) any interest, fees, prepayment penalties, make-whole payments or other premiums accrued on or with respect to the amount determined in clause (a).

“Excess Senior Obligations” means either (a) the Excess Revolving Credit Agreement Obligations or (b) the Excess Term Loan Credit Agreement Obligations, as applicable.

“Excess Term Loan Credit Agreement Obligations” means (a) the amount, if any, by which the aggregate principal amount of Loans under the Term Loan Credit Agreement exceeds the Term Loan Credit Agreement Cap Amount plus (b) any interest, fees, prepayment penalties, make-whole payments or other premiums accrued on or with respect to the amount determined in clause (a).

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Collateral Agency Agreement.

“Grantors” means the Borrower, the Parent Guarantor, the other Guarantors, and each of their respective Subsidiaries and each direct or indirect parent company of the Borrower, in each case that has granted a security interest pursuant to any Collateral Documents to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” means the Parent Guarantor and each other Subsidiary of the Borrower that guarantees the Secured Obligations.

“Holder” has the meaning assigned to such term in the Second Lien Notes Indenture.

“Indebtedness” means and includes all Obligations that constitute “Debt” under the Revolving Credit Agreement or Term Credit Agreement or “Indebtedness” under the Second Lien Notes Indenture, as applicable.

“Insolvency or Liquidation Proceeding” means:

(1) a voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Borrower or any other Grantor;

(2) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to the Borrower or any other Grantor or a material portion of the property of the Borrower or any other Grantor;

(3) a liquidation, dissolution, reorganization, or winding up of the Borrower or any other Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Junior Obligations” means the “Secured Obligations” (or similar term) as defined in the applicable Junior Priority Collateral Documents and any equivalent term in any Refinancing thereof.

“Junior Priority Collateral” means any “Collateral” (or similar term) as defined in any Junior Priority Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Obligation, which Lien is, at any time of determination, a valid and perfected Lien that has not been avoided, disallowed, set aside, invalidated, or subordinated pursuant to Chapter 5 of the Bankruptcy Code.

“Junior Priority Collateral Documents” means the “Note Security Documents” as defined in the Second Lien Notes Indenture and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Junior Priority Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Junior Priority Debt Documents” means the Second Lien Notes Indenture and the other “Note Documents” as defined in the Second Lien Notes Indenture, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Junior Priority Enforcement Date” means, with respect to the Second Lien Collateral Agent, the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Second Lien Notes Indenture) and (ii) the First Lien Collateral Agent’s receipt of written notice from the Second Lien Collateral Agent that (x) an Event of Default (under and as defined in the Second Lien Notes Indenture) has occurred and is continuing, (y) the Junior Obligations are currently due and payable in full (whether as a result of acceleration thereof, at final maturity thereof or otherwise) in accordance with the terms of the Junior Priority Debt Documents and (z) the Second Lien Collateral Agent intends to exercise any rights or remedies; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the First Lien Collateral Agent has commenced and is actively pursuing in a commercially reasonable manner any enforcement action with respect to all or any material portion of such Shared Collateral or (2) at any time with respect to enforcement actions against any Grantor that has granted a security interest in such Shared Collateral, if such Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Parties under Junior Priority Collateral Documents.

“Junior Priority Parties” means the Second Lien Collateral Agent, the Second Lien Notes Trustee, the Holders and the other holders of Junior Obligations.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Majority Noteholders” means the Holders of a majority in principal amount of the Second Lien Notes issued under the Second Lien Notes Indenture then outstanding.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Parent Guarantor” means UP Energy Corporation, a Delaware corporation.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by the First Lien Collateral Agent or any other Senior Secured Party from a Junior Priority Party in respect of Shared Collateral pursuant to this Agreement and all other Proceeds (as defined in the New York UCC) of Shared Collateral.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Revolving Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Revolving Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Revolving Credit Agreement Cap Amount” means (a) prior to any Refinancing of the Revolving Credit Agreement, $425,000,000 and (b) for any Refinancing of the Revolving Credit Agreement, the sum of (i) $425,000,000 and (ii) any additional Indebtedness incurred to pay interest, premiums, or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses incurred in connection therewith.

“Revolving Credit Agreement Obligations” means the “Obligations” as defined in the Revolving Credit Agreement and any equivalent term in any Refinancing thereof.

“Revolving Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Trustee under the Second Lien Guaranty and Collateral Agreement.

“Second Lien Guaranty and Collateral Agreement” means that certain Second Lien Guaranty and Collateral Agreement, dated as of the date hereof, among the Borrower, each other Grantor party thereto and the Second Lien Collateral Agent, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes” has the meaning assigned to such term in the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means that certain Indenture, dated as of the date hereof, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as trustee and the Second Lien Collateral Agent, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes Trustee” means Wilmington Trust, National Association, as trustee under the Second Lien Notes Indenture, and shall include any successor Trustee under the Second Lien Notes Indenture.

“Secured Obligations” means the Senior Obligations and the Junior Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Parties.

“Senior Collateral” means any “Collateral” (or similar term) as defined in any Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations. “Senior Collateral” shall not include any assets on which no Lien was granted or on which the parties did not intend to grant a Lien.

“Senior Collateral Documents” means the “Security Instruments” as defined in the Revolving Credit Agreement and/or the Term Loan Credit Agreement and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Senior Debt Documents” means the Revolving Loan Documents and the Term Loan Documents, in each case, as may be amended, restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Senior Facilities” means the Revolving Credit Agreement and the Term Loan Credit Agreement.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Revolving Credit Agreement Obligations and the Term Loan Credit Agreement Obligations; provided that Senior Obligations shall not include any Excess Senior Obligations.

“Senior Secured Parties” means the Revolving Credit Agreement Secured Parties and the Term Loan Credit Agreement Secured Parties.

“Shared Collateral” means assets that are both Senior Collateral and Junior Priority Collateral.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” will be deemed to refer to a Subsidiary of the Parent Guarantor (other than the Borrower).

“Term Loan Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Term Loan Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Term Loan Credit Agreement Cap Amount” means (a) at any time prior to any Refinancing of the Term Loan Credit Agreement, $975,000,000 minus any payments or prepayments of the principal under the Term Loan Credit Agreement, including in connection with any sales of assets and excluding only payments with proceeds of permitted Refinancing of the Term Loan Credit Agreement and (b) for any Refinancing of the Term Loan Credit Agreement, the sum of (i) the amount calculated at such time in accordance with the immediately preceding clause (a) and (ii) any additional Indebtedness incurred to pay interest, premiums, or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses incurred in connection therewith.

“Term Loan Credit Agreement Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement and any equivalent term in any Refinancing thereof.

“Term Loan Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Debt Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

Section 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second Lien Collateral Agent or any other Junior Priority Parties on the Shared Collateral or of any Liens granted to the First Lien Collateral Agent or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any applicable jurisdiction, any applicable law, any Junior Priority Document or any Senior Debt Document or any other circumstance whatsoever, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Obligations and (b) any Lien on the Shared Collateral securing any Junior Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Junior Priority Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Obligations for all purposes, whether or not such Liens securing any Senior Obligations are contractually subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

Section 2.02 Nature of Senior Lender Claims. The Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, acknowledges that (a) a portion of the Revolving Credit Agreement Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) subject to the limitations in the definitions of “Excess Revolving Credit Agreement Obligations” and “Excess Term Loan Credit Agreement Obligations”, the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Lien Collateral Agent or the other Junior Priority Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Priority Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Priority Document with respect to the incurrence of additional Senior Obligations.

Section 2.03 Prohibition on Contesting Liens. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of the First Lien Collateral Agent or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and that the First Lien Collateral Agent, for itself and on behalf of each other Senior Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Obligations held (or purported to be held) by or on behalf of the Second Lien Collateral Agent or any of the other Junior Priority Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or Second Lien Collateral Agent to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents or Junior Priority Debt Documents.

Section 2.04 No Other Liens. The parties hereto (including the Borrower, on behalf of the Grantors) agree that it is their intention that the Senior Collateral and Junior Priority Collateral be identical, except to the extent otherwise expressly set forth herein. The parties hereto further agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Junior Priority Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations (however, the refusal or failure of the First Lien Collateral Agent to accept such Lien will not prevent the Second Lien Collateral Agent or the other Junior Priority Parties from taking the Lien), and (b) if the Second Lien Collateral Agent or any other Junior Priority Party shall hold any Lien on any assets or property of any Grantor securing any Junior Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, the Second Lien Collateral Agent or Junior Priority Party (i) shall notify the First Lien Collateral Agent promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the First Lien Collateral Agent, for the benefit of the Senior Secured Parties, as security for the Senior Obligations, shall assign such Lien to the First Lien Collateral Agent as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the First Lien Collateral Agent (however, the refusal or failure of the First Lien Collateral Agent to accept such Lien will not prevent the Second Lien Collateral Agent or the other Junior Priority Parties from taking the Lien), shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Collateral Agent or any other Senior Secured Party, the Second Lien Collateral Agent agrees, for itself and on behalf of the other Junior Priority Debt Parties, that any amounts received by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02. The parties hereto further agree that, so long as the Discharge of Junior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Junior Obligations (however, the refusal or failure of the Second Lien Collateral Agent to accept such Lien will not prevent the First Lien Collateral Agent or the other Senior Secured Parties from taking the Lien), and (b) if the First Lien Collateral Agent or any other Senior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the Liens securing all Junior Obligations under the Junior Priority Collateral Documents, the First Lien Collateral Agent or Senior Secured Party shall notify the Second Lien Collateral Agent promptly upon becoming aware thereof and such Grantor shall promptly grant a similar Lien on such assets to the Second Lien Collateral Agent (except with respect to any Lien with respect to which the Second Lien Collateral Agent has declined or failed to accept such grant on behalf of the Junior Priority Parties) for the benefit of the Second Lien Collateral Agent and the other Junior Priority Parties as security for the Junior Obligations. The First Lien Collateral Agent and Second Lien Collateral Agent agree that the documents and agreements creating or evidencing the Senior Collateral and the Junior Priority Collateral and guarantees for the Senior Obligations and the Junior Obligations shall be in all material respects the same forms of documents other than with respect to the senior and junior lien nature of the Obligations thereunder.

Section 2.05 Perfection of Liens. Except for the limited agreements of the First Lien Collateral Agent pursuant to Section 5.05 hereof, the First Lien Collateral Agent and the other Senior Secured Parties shall not be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Lien Collateral Agent or the other Junior Priority Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Parties and shall not impose on the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent, the other Junior Priority Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Revolving Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.08(j) of the Revolving Credit Agreement (or any corresponding successor provisions) shall be applied as specified in the Revolving Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

Section 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither the Second Lien Collateral Agent nor any Junior Priority Party will (w) file or commence any Insolvency or Liquidation Proceeding against the Borrower or any other Guarantor, (x) exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Junior Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action, (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the First Lien Collateral Agent or any other Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the First Lien Collateral Agent or any other Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the First Lien Collateral Agent or any other Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise expressly provided for herein, the First Lien Collateral Agent and the Senior Secured Parties shall have the exclusive right to take an Enforcement Action (including the rights to set off or credit bid their debt) with respect to the Shared Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any other Junior Priority Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Second Lien Collateral Agent may file a claim, proof of claim, or statement of interest with respect to the Junior Obligations, (B) the Second Lien Collateral Agent may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the First Lien Collateral Agent or the other Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) the Second Lien Collateral Agent and the other Junior Priority Parties may exercise their rights and remedies as unsecured creditors, solely to the extent provided in Section 5.04, (D) the Junior Priority Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Priority Parties or the avoidance of any Junior Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) the Junior Priority Parties may vote with respect to any Plan of Reorganization in a manner that is consistent with and otherwise in accordance with this Agreement (including without limitation, Section 6.10(b)), and (F) subject to the following proviso, from and after the Junior Priority Enforcement Date, the Second Lien Collateral Agent may exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Junior Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action; provided that, notwithstanding the occurrence of the Junior Priority Enforcement Date, at any time prior to the commencement by the Second Lien Collateral Agent of the exercise of any such rights or remedies with respect to all or a material portion of the Shared Collateral following the Junior Priority Enforcement Date, in the event that the First Lien Collateral Agent has commenced and is actively pursuing in a commercially reasonable manner any Enforcement Action with respect to all or a material portion of such Shared Collateral, the

Second Lien Collateral Agent shall not be permitted to exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Junior Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action (in each case of (A) through (F) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement). In exercising rights and remedies with respect to the Senior Collateral, the First Lien Collateral Agent and the other Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all of the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, agrees that it will not, in any context, including without limitation in its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the sole right of the Second Lien Collateral Agent and the other Junior Priority Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that neither the Second Lien Collateral Agent nor any other Junior Priority Party will take any action that would hinder any exercise of remedies undertaken by the First Lien Collateral Agent or any other Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby waives any and all rights it or any Junior Priority Party may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the other Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or any other Senior Secured Party is adverse to the interests of the Junior Priority Parties.

(d) The Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the other Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), the First Lien Collateral Agent shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Lien Collateral Agent shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral, and the Second Lien Collateral Agent shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Parties with respect to the Shared Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Lien Collateral Agent, or for the taking of any other action authorized by the Junior Priority Collateral Documents.

Section 3.02 [Reserved].

Section 3.03 Actions upon Breach. Should the Second Lien Collateral Agent or any other Junior Priority Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First Lien Collateral Agent or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower or any other Grantor may obtain relief against the Second Lien Collateral Agent or such other Junior Priority Party by injunction, specific performance or other appropriate equitable relief. The Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Lien Collateral Agent or any other Junior Priority Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages, (ii) agrees that the Borrower’s and the other Grantors’ damages from the actions of the Second Lien Collateral Agent or any other Junior Priority Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower or any other Grantor cannot demonstrate damage or be made whole by the awarding of damages, and (iii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Collateral Agent, any other Senior Secured Party, or the Borrower or any other Grantor.

ARTICLE IV

Payments

Section 4.01 Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral or upon the exercise of any other remedies shall be applied by the First Lien Collateral Agent to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, the First Lien Collateral Agent shall deliver promptly to the Second Lien Collateral Agent any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Junior Obligations in such order as specified in the relevant Junior Priority Debt Documents until the Discharge of Junior Obligations has occurred. Upon the Discharge of Junior Obligations, the Second Lien Collateral Agent shall deliver promptly to the First Lien Collateral Agent any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the First Lien Collateral Agent to the Excess Senior Obligations in such order as specified in the applicable Senior Debt Documents until such Excess Senior Obligations have been paid in full in cash. Upon the payment in full in cash of the Excess Senior Obligations, any Shared Collateral or Proceeds thereof shall be distributed to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed.

Section 4.02 Payments Over. Subject to Article VI hereof, unless and until the Discharge of Senior Obligations has occurred, (a) regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by the Second Lien Collateral Agent or any other Junior Priority Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, and (b) any distributions received by the Second Lien Collateral Agent or any other Junior Priority Party with respect to its secured claims pursuant to an Insolvency or Liquidation Proceeding, shall, in the case of clauses (a) and (b), be segregated and held in trust for the benefit of and forthwith paid over to the First Lien Collateral Agent for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements (as reasonably determined by the First Lien Collateral Agent), or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any other Junior Priority Party. This authorization is coupled with an interest and is irrevocable. For the avoidance of doubt, this Agreement provides for Lien priorities as between the Senior Secured Parties with respect to the Senior Obligations, on the one hand, and the Junior Priority Parties with respect to the Junior Obligations, on the other hand, and does not subordinate the Junior Obligations to the Senior Obligations in right of payment. Notwithstanding anything to the contrary herein, to the extent that the Second Lien Collateral Agent or any other Junior Priority Party is required to pay over any Shared Collateral or Proceeds thereof as a result of any avoidance or invalidation of or defect with respect to any Senior Lien, the Second Lien Collateral Agent and the Junior Priority Parties shall only be required to pay over any such Shared Collateral or Proceeds in excess of the amount that the Second Lien Collateral Agent or the Junior Priority Parties would have received and been entitled to but for such avoidance, invalidation or defect.

ARTICLE V

Other Agreements

Section 5.01 Releases and Related Matters.

(a) The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that, in the event of (i) a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Parent Guarantor) or (ii) a termination and release of a Subsidiary Guarantor from its obligations under its guaranty of Senior Obligations, in each case, (A) by, or with the consent of, both of the First Lien Collateral Agent and the Second Lien Collateral Agent, (B) permitted under both of the Senior Debt Documents and the Junior Priority Debt Documents or (C) pursuant to an Enforcement Action, the Liens granted to the Second Lien Collateral Agent and the other Junior Priority Parties upon such Shared Collateral to secure Junior Obligations and/or the obligations of such Subsidiary Guarantor under its guaranty of the Junior Obligations, as applicable, shall (whether or not any Insolvency or Liquidation Proceeding is pending at such time) terminate and be released, immediately and automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations and/or the termination and release of all obligations of such Subsidiary Guarantor under its guaranty of Senior Obligations, as applicable; provided that the Liens securing the Senior Obligations and the Junior Obligations will attach to the Proceeds of the sale, transfer or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Obligations pursuant to this Agreement. Upon delivery to a Second Lien Collateral Agent of an executed certificate of a Responsible Officer stating that any such termination and release of Liens on the Shared Collateral securing the Senior Obligations and/or such termination and release of such Subsidiary Guarantor from its obligations under its guaranty of Senior Obligations, as the case may be, has become effective and is in compliance with this Agreement (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Parties and the Second Lien Collateral Agent and/or such termination and release of such Subsidiary Guaranty under its guaranty of Junior Obligations, as applicable, and will be in compliance with this Agreement), and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, the Second Lien Collateral Agent will promptly execute, deliver or acknowledge, at the Borrower’s or the other applicable Grantor’s sole cost and expense, such instruments reasonably requested by the Borrower or any other Grantor to evidence such termination and release of the Liens or of such Subsidiary Guarantor from its obligations under its guaranty of Junior Obligations. Nothing in this Section 5.01(a) will be deemed to affect any agreement of the Second Lien Collateral Agent, for itself and on behalf of the other Junior Priority Parties, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Other than for purposes of clause (A) of Section 5.01(a), the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or other

Junior Priority Party or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release. The First Lien Collateral Agent hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) Unless and until the Discharge of Senior Obligations has occurred, the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Lien Collateral Agent or the other Junior Priority Parties to receive proceeds in connection with the Junior Obligations not otherwise in contravention of this Agreement; provided further, that the immediately preceding proviso shall not apply and such proceeds shall be subject to Section 4.02 in the event the Second Lien Collateral Agent or any Junior Priority Party receives proceeds of Shared Collateral in connection with the exercise by the Second Lien Collateral Agent of its rights under Section 3.01(a)(ii)(F).

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor to (i) make any payments in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the First Lien Collateral Agent or any other Senior Secured Party, on the one hand, and the Second Lien Collateral Agent or any other Junior Priority Party, on the other hand, such Grantor may, until the Discharge of Senior Obligations has occurred, comply with such requirement under any applicable Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First Lien Collateral Agent or other Senior Secured Party; provided, notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or event of default to exist under any Senior Debt Document or any Junior Priority Document.

Section 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the First Lien Collateral Agent and the other Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, to (a) adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the First Lien Collateral Agent for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Second Lien Collateral Agent for the benefit of the Junior Priority Parties pursuant to the terms of the applicable Junior Priority Debt Documents, (iii) third, after the occurrence of the Discharge of Junior Obligations, to the First Lien Collateral Agent for the benefit of the Senior Secured Parties pursuant to the Senior Debt Documents for the payment of any Excess Senior Obligations until such Excess Senior Obligations have been paid in full in cash, and (iv) fourth, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Second Lien Collateral Agent or any other Junior Priority Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.02 to be applied in accordance with the immediately preceding sentence.

Section 5.03 Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, and/or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Junior Priority Party, so long as permitted by the Junior Priority Debt Documents, all without affecting the Lien priorities provided for herein and the other provisions hereof; provided, however, that, without the consent of the Majority Noteholders, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall (i) contravene the provisions of this Agreement or (ii) contractually restrict or otherwise directly and adversely affect the payment at or following (and, for the avoidance of doubt, solely at or following, and not prior to) maturity of the Second Lien Notes.

(b) Without the prior written consent of the First Lien Collateral Agent, no Junior Priority Document may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, or otherwise modified, or entered into, and no Indebtedness under the Junior Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Priority Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled (other than mandatory prepayments) dates for payment of principal (including the final maturity date) on Indebtedness under such Junior Priority Document or cause any additional scheduled payments (other than mandatory prepayments) of principal on Indebtedness to be paid, in each case, only to the extent such payment is scheduled to be paid prior to the final maturity date of any applicable Senior Obligation, or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the amount of such Senior Obligations permitted to be incurred in accordance with the terms of the

Junior Priority Debt Documents in effect on the date hereof or such later date to the extent such amount has been increased. No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(c) The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that the Borrower shall cause each Junior Priority Collateral Document to include the following language (or language to similar effect reasonably approved by the First Lien Collateral Agent and reasonably acceptable to the Second Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Lien Collateral Agent] pursuant to this Agreement are expressly subject and subordinate to the liens and security interest granted in favor of the Senior Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below), including liens and security interests granted to Bank of Montreal, as collateral agent (or permitted successor collateral agent), pursuant to or in connection with (1) the Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Bank of Montreal, as Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (2) the Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Lien Collateral Agent] hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Bank of Montreal, as First Lien Collateral Agent, Wilmington Trust, National Association, as Second Lien Collateral Agent, the Borrower, the Parent Guarantor and the Subsidiaries of the Parent Guarantor from time to time party thereto and affiliated and other entities from time to time party thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(d) In the event that the First Lien Collateral Agent and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the First Lien Collateral Agent, the other Senior Secured Parties, the Borrower or any other Grantor thereunder (excluding any amendment, waiver or consent resulting in the release of any Liens in Senior Collateral or having a substantially similar effect of a release), then such amendment, waiver or consent shall, unless such amendment, waiver or consent would be prejudicial to the rights of the Junior Priority Parties to a greater extent than to the rights of the Senior Secured Parties (other than with respect to the Lien priorities with respect to the Junior Priority Parties and the Senior Secured Parties set forth herein), apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of the Second Lien Collateral Agent or any other Junior Priority Party and without any action by the Second Lien Collateral Agent, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Priority Liens or release any such Liens, except to the extent that such release is required by Section 5.01(a) or under the Junior Priority Documents and provided that there is a release of the corresponding Senior Liens, (B) amend, modify or otherwise affect the rights, privileges, immunities or duties of the Second Lien Collateral Agent in its role as Second Lien Collateral Agent without its prior written consent or (C) permit any additional Liens on any Shared Collateral that are not permitted under the terms of the Junior Priority Documents or ARTICLE VI of this Agreement, and (ii) written notice of such amendment, waiver or consent shall have been given by the Borrower to the Second Lien Collateral Agent within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Borrower agrees to deliver to each of the First Lien Collateral Agent and the Second Lien Collateral Agent copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Junior Priority Debt Documents and (ii) any new Senior Debt Documents or Junior Priority Debt Documents promptly after effectiveness thereof.

Section 5.04 Rights as Unsecured Creditors. Except as otherwise expressly provided for herein, the Second Lien Collateral Agent and the other Junior Priority Parties may exercise any rights and remedies as unsecured creditors they may have against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any other Junior Priority Party of the required payments of principal, premium, interest, fees, indemnities, expenses and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Lien Collateral Agent or any other Junior Priority Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement or is not otherwise subject to turnover pursuant to Section 4.02. In the event the Second Lien Collateral Agent or any other Junior Priority Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations and any DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Lien Collateral Agent or the other Senior Secured Parties may have with respect to the Senior Collateral.

Section 5.05 Gratuitous Bailee for Perfection.

(a) The First Lien Collateral Agent acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral (including for avoidance of doubt, deposit accounts subject to control agreements) that can be perfected by the possession, control (including as defined in Section 9-104 of the UCC) or notation of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notated in the name of, such First Lien Collateral Agent, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the First Lien Collateral Agent shall also hold, control or notate such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the Second Lien Collateral Agent, in each case solely for the purpose of perfecting the Liens granted under the Junior Priority Collateral Documents or granting rights or access to any Shared Collateral subject to such landlord waiver or bailee’s letter or any similar agreement or arrangement and subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the First Lien Collateral Agent and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Second Lien Collateral Agent and the other Junior Priority Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c) The First Lien Collateral Agent and the other Senior Secured Parties shall have no obligation whatsoever to the Second Lien Collateral Agent or any other Junior Priority Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.05 shall be limited solely to holding, controlling or being notated on the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the Second Lien Collateral Agent for purposes of perfecting the Lien held by the Second Lien Collateral Agent on behalf of the Junior Priority Parties.

(d) The First Lien Collateral Agent shall not have, by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of the Second Lien Collateral Agent or any other Junior Priority Party, and the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby waives and releases the First Lien Collateral Agent from all claims and liabilities arising pursuant to the First Lien Collateral Agent’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Senior Obligations, the First Lien Collateral Agent shall, at the Grantors’ sole cost and expense, (i)(A) deliver to the Second Lien Collateral Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such First Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, or the notation of, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements or notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Second Lien Collateral Agent is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First Lien Collateral Agent for any loss or damage suffered by the First Lien Collateral Agent as a result of such transfer, except for any loss or damage suffered by any such Person that is determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Person or (to the extent involved in or aware of such transfer) any of its Controlling Persons or Controlled Affiliates or any of the officers, directors, employees, partners or agents of any of the foregoing. The First Lien Collateral Agent shall have no obligations to follow instructions from the Second Lien Collateral Agent or any other Junior Priority Party in contravention of this Agreement.

(f) None of the First Lien Collateral Agent nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to the First Lien Collateral Agent or any other Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Junior Priority Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising. Without limiting any of the foregoing, the Second Lien Collateral Agent, on behalf of itself and each Junior Priority Party, hereby agrees that it will not, and hereby waives any right to, assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

Section 5.06 When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary consummates any Refinancing of or incurs any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such consummation or incurrence as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein, and the agent, representative or trustee for the holders of such Senior Obligations shall be a First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new First Lien Collateral Agent) from the Borrower and the new First Lien Collateral Agent under the agreement governing such Senior Obligations, the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new First Lien Collateral Agent shall reasonably request in writing in order to provide the new First Lien Collateral Agent the rights of a First Lien Collateral Agent contemplated hereby, (b) deliver to such First Lien Collateral Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Second Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, or the notation, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, (c) notify any applicable insurance carrier that the new First Lien Collateral Agent is entitled to be the loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new First Lien Collateral Agent is entitled to approve any awards granted in such proceeding.

Section 5.07 Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of any Senior Obligations in accordance with the terms of the applicable Senior Debt Document, (b) a payment Event of Default (under and as defined in the Senior Debt Document governing any Senior Facility as of the date hereof) at or following final maturity of such Senior Facility, or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the first of any such Purchase Event to occur, one or more of the Junior Priority Parties may request, and the Senior Secured Parties hereby offer the Junior Priority Parties the option on a ratable basis consistent with their respective Junior Priority Obligations, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus (to the extent received by the Junior Priority Parties within ninety (90) days after the consummation of such purchase) any premium that would be applicable upon prepayment of the Senior Obligations (including as a result of the occurrence of such Purchase Event, and in the case of any Swap Agreements, on a per Secured Swap Provider basis, the positive amount that is payable by the Borrower or relevant Guarantor thereunder reflecting any unpaid amount then due or amount owing in connection with the termination (or early termination) on or prior to the date of the consummation of such purchase after giving effect to offset and netting arrangements in respect of such Secured Swap Provider, but excluding any rights of the Senior Secured Parties with respect to indemnification and other obligations of the Company and Guarantors under the Senior Debt Documents that are expressly stated to survive the termination of the Senior Debt Documents and any prepayment penalties or premiums), the cash collateral to be furnished to the Senior Secured Parties providing letters of credit under the Senior Debt Document in accordance with the terms thereof and accrued and unpaid interest, fees and expenses, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption). If less than all Junior Priority Parties have exercised such purchase right within thirty (30) days of such Purchase Event, the purchase right with respect to the Senior Obligations that were initially offered to such non-accepting Junior Priority Parties may be exercised, on a ratable or greater than ratable basis, within an additional ten (10) days by the Junior Priority Parties that have exercised such purchase right. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Junior Priority Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the purchasing Junior Priority Parties, in each case, at no cost or expense to the Grantors. If none of the Junior Priority Parties exercises such right within thirty (30) days of such Purchase Event, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement. Each Grantor and the First Lien Collateral Agent, on behalf of each Senior Secured Party, irrevocably consents to any assignment effected to one or more Junior Priority Parties pursuant to this Section 5.07 (so long as such Junior Priority Parties meet all eligibility standards contained in all relevant Senior Debt Documents) and authorizes the purchasing Junior Priority Parties to execute all required assignment documentation on their behalf for purposes of all Senior Debt Documents and hereby agrees that no further consent from such Grantor or any Senior Secured Party shall be required.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.01 Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent or any other Senior Secured Party shall consent (or not object) to the use of cash or the sale or use of other collateral or consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that it will raise no objection to and will not otherwise contest (a) such use of such cash or other collateral, unless the First Lien Collateral Agent shall oppose or object to such use of cash collateral (in which case, no Second Lien Collateral Agent nor any other Junior Priority Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); (b) such DIP Financing, so long as (1) the Second Lien Collateral Agent retains its Liens on the Junior Priority Collateral, for the benefit of the Junior Priority Parties, with the same priority relative to the Senior Obligations as is set forth in Section 2.01, (2) the sum of (A) the aggregate principal amount of such DIP Financing plus (B) the aggregate principal amount of the Senior Obligations does not exceed an amount equal to 120% of the aggregate principal amount of the Senior Obligations as of the date of filing with respect to such Insolvency or Liquidation Proceeding, (3) such DIP Financing is secured by a Lien on the Shared Collateral which is pari passu with or senior in priority to the Lien securing the Senior Obligations and (4) such DIP Financing does not compel any Grantor to seek to sell all or substantially all of its assets or seek confirmation of a specific Plan of Reorganization with respect to which all or a material portion of the material terms are set forth in the cash collateral order or DIP Financing documents (provided that, for the avoidance of doubt, plan terms regarding the liquidation of non-material assets or providing for payment in full in cash of the Senior Obligations are not material terms), and unless the First Lien Collateral Agent shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent the Junior Priority Parties from proposing, subject to the final sentence of this Section 6.01, any other DIP Financing to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Collateral Agent; (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations or the Shared Collateral made by the First Lien Collateral Agent or any other Senior Secured Party; (d) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or under Section 363(k) of the Bankruptcy Code or other applicable law; (e) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (f) any order (including orders to retain professionals or set bid procedures) relating to a sale or other disposition of any Shared Collateral of any Grantor to which the First Lien Collateral Agent has consented or not objected; provided that (1) the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement and (2) in the event that the proceeds of any such sale or other disposition shall not be applied (to the extent applicable) in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing, the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, may object to or contest such use of proceeds to the extent applied other than in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing (but not, for the avoidance of doubt, to such sale or disposition itself); provided, however, that the Junior Priority Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice. Notwithstanding anything herein to the contrary, the Junior Priority Parties shall be permitted to offer, propose and provide to the Borrower or any other Grantor any DIP Financing as long as (x) no then existing liens held by or on behalf of any Junior Priority Party on any of the Shared Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, may be “rolled up” or shall have a ranking in priority that is pari passu or higher in ranking to the liens securing the Senior Obligations, and shall have the same relative priority with respect to such liens as existed prior to the commencement of the case under the Bankruptcy Code (unless the proceeds of such DIP Financing are used to Discharge of Senior Obligations) and (y) the receipt by the Senior Secured Parties of adequate protection subject to Section 6.03.

Section 6.02 Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the First Lien Collateral Agent; provided that in the event that the First Lien Collateral Agent, for itself and on behalf of the other Senior Secured Parties, is granted relief from the automatic stay or any other such stay, then the Second Lien Collateral Agent, for itself and on behalf of the other Junior Priority Parties, may seek relief from such stay, solely on terms substantially identical to those granted to the First Lien Collateral Agent and subject to the terms of this Agreement (including without limitation, Section 3.01(a)).

Section 6.03 Adequate Protection. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by the First Lien Collateral Agent or any other Senior Secured Parties for adequate protection in any form, (b) any objection by the First Lien Collateral Agent or any other Senior Secured Parties to any motion, relief, action or proceeding based on the First Lien Collateral Agent’s or other Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First Lien Collateral Agent or any other Senior Secured Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Shared Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing all Senior Obligations and all adequate protection Liens granted to the Senior Secured Parties, on the same basis as the other Liens securing the Junior Obligations are subordinated to the Liens securing Senior Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Junior Priority Parties are subordinated to the claims of the Senior Secured Parties under this Agreement; provided that each Junior Priority Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any Plan of Reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event the Second Lien Collateral Agent, for itself and on behalf of the other Junior Priority Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agree that the First Lien Collateral Agent shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the Senior Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the Junior Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Obligations are subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Priority Parties shall be subject to Section 4.02), and/or (iii) in the event the Second Lien Collateral Agent, for itself and on behalf of the other Junior Priority Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, agree that the First Lien Collateral Agent shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Priority Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Party pursuant to or as a result of any such superpriority claim so granted to the Junior Priority Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition interest, fees and expenses, and/or other cash payments, then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Priority Parties.

Section 6.04 Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

Section 6.05 Separate Grants of Security and Separate Classifications. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Obligations are fundamentally different from the Senior Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or

Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Junior Obligations, and the Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, hereby acknowledges and agrees to turn over to the First Lien Collateral Agent amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Parties.

Section 6.06 No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the First Lien Collateral Agent or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Party, including the seeking by any Junior Priority Party of adequate protection or the assertion by any Junior Priority Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

Section 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights set forth herein as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08 Other Matters. To the extent that the Second Lien Collateral Agent or any other Junior Priority Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, agrees not to assert any such rights, except as expressly provided in this Agreement, without the prior written consent of the First Lien Collateral Agent, provided that if requested by the First Lien Collateral Agent, the Second Lien Collateral Agent shall timely exercise such rights in the manner requested by the First Lien Collateral Agent, including any rights to payments in respect of such rights.

Section 6.09 506(c) Claims. Until the Discharge of Senior Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10 Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization, on account of both the Senior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Except as otherwise provided in Section 6.03, no Junior Priority Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the lien priorities set forth in this Agreement or in violation of any express provision of this Agreement, other than with the prior written consent of the First Lien Collateral Agent or to the extent any such plan (i) pays off, in cash, in full, the Senior Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) or (ii) is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.

Section 6.11 Section 1111(b) of the Bankruptcy Code. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, shall not object to, oppose, support any objection to, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Second Lien Collateral Agent, for itself and on behalf of each other Junior Priority Party, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

Section 6.12 Post-Petition Interest.

(a) None of the Second Lien Collateral Agent or any other Junior Priority Party shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims held by the Junior Priority Parties).

(b) None of the First Lien Collateral Agent or any or other Senior Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any other Junior Priority Party for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of the Junior Priority Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

Reliance; Etc.

Section 7.01 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, acknowledges that it and such other Junior Priority Parties have, independently and without reliance on the First Lien Collateral Agent or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement; provided, that the foregoing shall not impose any obligation on the Second Lien Collateral Agent to make any such credit analysis.

Section 7.02 No Warranties or Liability. The Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, acknowledges and agrees that neither the First Lien Collateral Agent nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Collateral Agent and the Junior Priority Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First Lien Collateral Agent nor any other Senior Secured Party shall have any duty to the Second Lien Collateral Agent or any other Junior Priority Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Facilities or any other Senior Debt Document or of the terms of the Second Lien Notes Indenture or any other Junior Priority Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) the Second Lien Collateral Agent or other Junior Priority Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.01 Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Document, the provisions of this Agreement shall govern.

Section 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Lien Collateral Agent or any other Junior Priority Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the Revolving Credit Agreement, Term Loan Credit Agreement or Second Lien Notes, as applicable). Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties, the Junior Priority Parties and the Grantors and their respective successors and assigns; provided that any such amendment, supplement or waiver which is materially adverse to the interests of the Borrower or which by the terms of this Agreement expressly requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower.

Section 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries. Without imposing any duty on the First Lien Collateral Agent or the Second Lien Collateral Agent beyond what is set forth in the applicable Debt Documents, the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Guarantor, the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Obligations. The First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Collateral Agent, any other Senior Secured Party, the Second Lien Collateral Agent or any other Junior Priority Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05 Subrogation. The Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Section 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate and consistent and in accordance with the terms of the Senior Debt Documents. Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07 Additional Grantors. The Borrower agrees that, if any Restricted Subsidiary that is not an Excluded Subsidiary shall become a Grantor after the date hereof pursuant to the requirements set forth in Section 8.14 of the Revolving Credit Agreement, Section 8.14 of the Term Loan Credit Agreement and Section 3.11 of the Second Lien Notes Indenture, it will promptly cause such Restricted Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Restricted Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Second Lien Collateral Agent and the First Lien Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.08 Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the reasonable written request of such Representative, such Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of a Responsible Officer stating that all conditions precedent, if any, expressly provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with or waived, except (a) that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished or (b) for conditions that require the approval or satisfaction of any other Person or require actions not in the Borrower’s or any Grantor’s control.

Section 8.09 [Reserved.]

Section 8.10 [Reserved].

Section 8.11 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the other Secured Parties for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided that nothing in this Agreement shall affect any right that any Representative or Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any Collateral Document against any Grantor or its properties in the courts of any jurisdiction;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any other Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

Section 8.12 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to any Borrower or any other Grantor, to the Borrower, at its address at:

Ultra Resources, Inc.

116 Inverness Drive E. #400

Englewood, CO 80112

Attention: Garrett Smith

Email: gsmith@ultrapetroleum.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Mary Kogut Brawley

Email: mary.kogut@kirkland.com

(ii)	if to the First Lien Collateral Agent, to it at:

Bank of Montreal

700 Louisiana Street, Suite 200

Houston, Texas 77002

Attention: Gumaro Tijerina

Email: gumaro.tijerina@bmo.com

With copies to:

Simpson Thacher & Barlett LLP

600 Travis Street, Suite 5400

Houston, Texas 5400

Attention: Richard Sitton

Email: rsitton@stblaw.com

if to the Second Lien Collateral Agent to it at:

Wilmington Trust, National Association

15950 North Dallas Parkway, Suite 550

Dallas, Texas 75248

Attention: Ultra Resources Second Lien Administrator

Facsimile: (888) 316-6238

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:  Damian S. Schaible

 Eli J. Vonnegut

Email:       damian.schaible@davispolk.com

        eli.vonnegut@davispolk.com

and (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Attention: Marie C. Pollio, Esq.

Fax: (860) 251-5212

Email: mpollio@goodwin.com

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).

Section 8.13 Further Assurances. The First Lien Collateral Agent, on behalf of itself and each other Senior Secured Party, the Second Lien Collateral Agent, on behalf of itself and each other Junior Priority Party, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested), at the Borrower’s sole cost and expense, as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.14 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.15 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent, the other Junior Priority Parties, the Borrower, the other Grantors party hereto, and their respective successors and assigns.

Section 8.16 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.17 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.18 Authorization. By its signature, each Person (other than an individual) executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement, and by accepting the benefits of this Agreement, each Senior Secured Party and Junior Priority Party shall be deemed to have authorized the First Lien Collateral Agent or the Second Lien Collateral Agent, as applicable, to enter into this Agreement and perform its obligations hereunder. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the Senior Secured Parties. The Second Lien Collateral Agent represents and warrants that this Agreement is binding upon the Junior Priority Parties.

Section 8.19 No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the First Lien Collateral Agent, the other Senior Secured Parties, the Second Lien Collateral Agent and the other Junior Priority Parties, the Grantors, and their respective permitted successors and assigns, and no other Person (including any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the rights or obligations of the Borrower or any other Grantor, which obligations are absolute and unconditional, to pay the Senior Obligations and the Junior Obligations as and when the same shall become due and payable in accordance with their terms.

Section 8.20 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.21 Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Revolving Credit Agreement and collateral agent for the Senior Secured Parties and the provisions of Article XI of the Revolving Credit Agreement and Article XI of the Term Loan Credit Agreement applicable to the Agents (as defined in the Revolving Credit Agreement) thereunder shall also apply to the First Lien Collateral Agent hereunder and (b) the Second Lien Collateral Agent is entering into this Agreement in its capacity as collateral trustee under the Junior Priority Debt Documents and the provisions of Article VII and Article XI of the Second Lien Notes Indenture applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Second Lien Collateral Agent hereunder. It is understood that any determination, request, direction, consent or election, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any right or duty under this Agreement to be made by the Second Lien Collateral Agent shall be pursuant to written direction from the Second Lien Notes Trustee or the requisite percentage of Holders under the Second Lien Notes Indenture.

Section 8.22 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Facilities, any other Senior Debt Document, the Second Lien Notes Indenture or any other Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured

Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Facilities, any other Senior Debt Document, the Second Lien Notes Indenture or any other Junior Priority Document.

Section 8.23 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF MONTREAL, as Revolving Administrative Agent and First Lien Collateral Agent

By:
Name:
Title:

BARCLAYS BANK PLC, as Term Loan Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Notes Trustee and Second Lien Collateral Agent

By:
Name:
Title:

[First Lien/Second Lien Intercreditor Agreement]

Acknowledged and Agreed to by:

ULTRA RESOURCES, INC., as a Grantor

By:
Name:
Title:

[First Lien/Second Lien Intercreditor Agreement]

Acknowledged and Agreed to by:

[ ] as a Grantor

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[First Lien/Second Lien Intercreditor Agreement]

ANNEX I

SUPPLEMENT NO. [     ] (“Supplement”) dated as of [                    ], 20[    ], to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ] (the “First Lien/Second Lien Intercreditor Agreement”), among BANK OF MONTREAL, as Revolving Administrative Agent and as First Lien Collateral Agent under the Senior Facilities, BARCLAYS BANK PLC, as Term Loan Administrative Agent, Wilmington Trust, National Association, as Second Lien Collateral Agent under the Junior Priority Debt Documents, and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”), UP ENERGY CORPORATION, a Delaware corporation (the “Parent Guarantor”), and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien/Second Lien Intercreditor Agreement. Pursuant to the Revolving Credit Agreement, the Term Loan Credit Agreement and the Second Lien Notes Indenture, as applicable, certain newly acquired or organized Restricted Subsidiaries that are not Excluded Subsidiaries are required to enter into the First Lien/Second Lien Intercreditor Agreement. Section 8.07 of the First Lien/Second Lien Intercreditor Agreement provides that such Restricted Subsidiaries that are not Excluded Subsidiaries may become party to the First Lien/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary that is not an Excluded Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement, the Term Loan Credit Agreement, and the Second Lien Notes Indenture, as applicable.

Accordingly, the First Lien Collateral Agent, the Second Lien Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the First Lien/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants on the date hereof to the First Lien Collateral Agent, the Second Lien Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the First Lien Collateral Agent and the Second Lien Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Annex I-1

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien/Second Lien Intercreditor Agreement.

SECTION 8. The New Grantor agrees to reimburse each of the First Lien Collateral Agent and the Second Lien Collateral Agent for its reasonable out-of-pocket and documented expenses in connection with this Supplement (including the reasonable and out-of-pocket and documented fees, other charges and disbursements of counsel for the First Lien Collateral Agent and the Second Lien Collateral Agent), in each case, to the extent required by the applicable Senior Debt Documents and Junior Priority Debt Documents, respectively.

[remainder of page intentionally left blank]

Annex I-2

IN WITNESS WHEREOF, the New Grantor, the First Lien Collateral Agent and the Second Lien Collateral Agent have duly executed this Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as First Lien Collateral Agent

By:
Name:
Title:

[ ], as Second Lien Collateral Agent

By:
Name:
Title:

Annex I-3

Exhibit E

Form of Director Nomination Agreement

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement is made and entered into as of [MONTH] [DAY], 2018 (this “Agreement”) by and among Ultra Petroleum Corp. (the “Company”) and the holders signatory hereto (the “Holders”) of the 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Notes”) of Ultra Resources, Inc., a Delaware corporation (the “Issuer”).

WHEREAS, the Company and the Holders are parties to that certain Exchange Agreement, dated as of as of October 17, 2018 (the “Exchange Agreement”), by and among the Issuer, the Company, the subsidiary guarantors party thereto, the Holders and certain other holders of the Notes; and

WHEREAS, the Company and the Holders wish to set forth certain understandings among themselves, including with respect to certain matters relating to the composition of the board of directors of the Company (the “Board”); and

WHEREAS, the Holders and Fir Tree Value Master Fund, LP, Fir Tree Capital Opportunity Master Fund, LP, Fir Tree Capital Opportunity Master Fund III, LP, FT COF (E) Holdings, LLC, FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC and FT SOF VII Holdings, LLC (“Fir Tree”) are parties to a letter agreement dated as of [MONTH] [DAY], 2018 setting forth certain understandings among themselves, including with respect to the voting by Fir Tree of its Voting Securities on such matters.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each of the Holders agree as follows:

1. Board Observer. The Majority Holders (as such group is determined on the Closing Date (as defined in the Exchange Agreement)) may, at any time on or after the Closing Date and prior to termination of this Agreement pursuant to Section 8(a) (the “Term”), designate one (1) non-voting observer that meets the Independent Director Criteria (as defined herein) (the “Board Observer”); provided that such right shall be suspended at any time during which a New Independent Director (as defined herein) has been elected or appointed to the Board pursuant to Section 2. The Company shall appoint such Board Observer as soon as practicable following his or her designation by the Majority Holders, and such Board Observer will have the right, in such Board Observer’s capacity as such, to attend meetings of the Board and to receive all materials distributed to members of the Board; provided that (i) the Board Observer will only be allowed to observe meetings of the full Board and of the Board’s executive committee or other committee serving a similar function, if any, thereof and not any meetings of any other committee thereof, (ii) the Board Observer will in no circumstances have any right to vote, consent to or take any action in his or her capacity as Board Observer or on behalf of the Board or any committee thereof; (iii) the Board Observer may be excluded from any meeting of the Board (or any executive committee or other committee serving a similar function, if any, thereof) or portion thereof and may be prohibited from receiving any related materials if (x) the Board determines in good faith that such exclusion is necessary to preserve attorney-client, work product or similar privilege, or to comply with applicable law, or (y) if the Board determines in good faith that there exists, with respect to the subject matter of any such meeting or the related materials, an actual or potential conflict of interest between the Board Observer or any Affiliate of the Board Observer and the Company; and (iv) the Board Observer shall agree, pursuant to a confidentiality agreement that is consistent with, and no more restrictive than, the terms described herein (including, without limitation, the terms and conditions set forth in Sections 4(b) and (c) of this Agreement) and otherwise in form and substance acceptable to the Company in its reasonable discretion (each, a “Confidentiality Agreement”), to keep confidential any Confidential Information (as defined herein) prior to receiving any such material or attending any such meetings.

2. Board Representative.

(a) At the 2019 Annual Meeting of Shareholders of the Company, and at each subsequent Applicable Meeting during the Term, until the amendment of the Company’s Articles to implement the Charter Amendment (as defined herein), the Company shall (i) propose an amendment (the “Charter Amendment”) to the Company’s Articles to increase the maximum number of directors of the Company by one (1) director from seven (7) directors to eight (8) directors and (ii) subject to the approval of the Shareholders by special resolution of the Charter Amendment, nominate one (1) director to serve as the New Independent Director, which nominee shall (A) meet the Independent Director Criteria, (B) have been designated by the Majority Holders (as such group is determined ten (10) days prior to the Notification Date) and notified to the Company prior to the Notification Date and (C) have been approved by the Board, such approval not to be unreasonably withheld. Upon approval of the Charter Amendment, the Company shall cause such New Independent Director to be nominated for election to the Board at such Applicable Meeting and shall recommend to holders of Voting Securities that such New Independent Director be elected to the Board at such Applicable Meeting (and shall not nominate, recommend or otherwise endorse any competing nominee to fill the vacancy on the Board created by the Charter Amendment). If the Company’s Articles are amended to implement the Charter Amendment but a New Independent Director is not approved by the Shareholders such that a vacancy is created on the Board, the Majority Holders may propose to the Board another nominee for election to the Board, pursuant to the procedures set forth in Section 2(b), and the Company shall appoint such New Independent Director as a director to fill such vacancy.

(b) For each Applicable Meeting during the Term at which the term of any New Independent Director then on the Board will expire or at which no New Independent Director is then on the Board (other than by reason of the failure of the Company to amend its Articles to implement the Charter Amendment in accordance with Section 2(a)): (i) the Majority Holders may propose to the Board one (1) nominee for election or appointment to the Board, which nominee shall (A) meet the Independent Director Criteria, (B) have been designated by the Majority Holders (as such group is determined ten (10) days prior to the Notification Date) and notified to the Company prior to the Notification Date, and (C) have been approved by the Board, such approval not to be unreasonably withheld. The Company shall cause such nominee (the “New Independent Director”) to be nominated for election to the Board at such Applicable Meeting, and shall cause the Board to recommend to holders of Voting Securities that such New Independent Director be elected to the Board at such Applicable Meeting (and shall not nominate, recommend or otherwise endorse any

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competing nominee to fill the applicable seat on the Board). Notwithstanding anything to the contrary in this Agreement, no director or officer of the Company shall, and the Company shall not be required to compel any director or officer to, take any action that such director or officer of the Company determines, in his or her sole discretion, may violation such officer or director’s fiduciary duties to the Company.

(c) If the Charter Amendment is approved and becomes effective, any nominee nominated by the Company in accordance with Section 2(a) or Section 2(b) hereof that has been approved by the Shareholders of the Company at any Applicable Meeting to be the New Independent Director shall be elected or appointed to the Board as soon as practicable.

(d) The election or appointment of a New Independent Director pursuant to Section 2(a) or Section 2(b) will be subject to such New Independent Director having executed and agreed to comply with all director onboarding materials (which onboarding materials will be no more onerous than the onboarding materials provided to other non-executive directors of the Board and which shall include a Confidentiality Agreement) provided to such New Independent Director prior to such Applicable Meeting. Should the Board and the Majority Holders be unable to mutually agree upon a New Independent Director pursuant to Section 2(a) or Section 2(b), the Majority Holders will be entitled to continue to recommend different nominees that meet the Independent Director Criteria, until a New Independent Director is so mutually agreed upon and nominated for election to the Board, provided that, for the avoidance of doubt, there shall be no requirement to notify the Company of such additional proposals prior to the Notification Date.

(e) At all times while serving as a member of the Board (and as a condition to such service), the New Independent Director shall (i) comply with all policies, codes and guidelines applicable to Board members (subject to Section 4(b)) (the “Director Policies”) and (ii) otherwise qualify as “independent” of the Company pursuant to the applicable securities laws and stock exchange requirements; provided that none of the Holders shall be responsible for any breach of this Section 2(e) by the New Independent Director.

(f) Should the New Independent Director resign from the Board or become unable to serve as a director of the Company due to death, disability or other reasons prior to the expiration of his or her term, the Majority Holders (as such group is determined on the date of resignation of the New Independent Director) will have the right to recommend for appointment to the Board one (1) nominee that meets the Independent Director Criteria as a replacement director, subject to the approval by the Board, such approval not to be unreasonably withheld (each, a “Replacement”). The appointment of a Replacement for a New Independent Director will be subject to such Replacement having executed and agreed to comply with all director onboarding materials (which onboarding materials will be no more onerous than and in substantially the same form as the onboarding materials provided to other non-executive directors of the Board and which shall include a Confidentiality Agreement) provided to such Replacement, interviews with members of the Board (to be conducted within ten (10) Business Days of the Majority Holders’ recommendation of such Replacement), and a customary background check. The Company will complete its approval process within ten (10) Business Days of the later of its receipt of the Replacement’s executed director onboarding materials and the date of such interview. The

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Company shall appoint a Replacement to the Board if (and only if), taking into account the Replacement’s skillset and experience (only if such replacement is a Replacement for the New Independent Director), it finds a Replacement to be reasonably acceptable. Promptly after a determination that a Replacement is reasonably acceptable, the Board and all applicable committees of the Board shall take all necessary actions to cause the Replacement to be appointed as a director of the Company and, if the Replacement is qualified under applicable securities laws and stock exchange requirements, as a member of those Board committees on which the New Independent Director being replaced served. In the event the Board reasonably finds that a Replacement is not acceptable, such Majority Holders will be entitled to recommend different nominees which meet the Independent Director Criteria, and such nominees will be subject to the foregoing approval process. For the avoidance of doubt, such Majority Holders will be entitled to continue to recommend different nominees which meet the foregoing criteria until a Replacement is appointed. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “New Independent Director” will include such Replacement, as applicable. Except as otherwise expressly permitted herein, the Company and the Board shall not take any action to remove or seek the removal of any of the New Independent Director during the Term other than for Cause (as defined herein).

(g) On each date that a New Independent Director or a Replacement is nominated pursuant to this Agreement, each member of the Holder Group shall deliver to the Board a certificate certifying that such Holder beneficially owns the applicable Requisite Amount of Notes (which Notes, for the avoidance of doubt, may have been acquired in the Exchange or thereafter by such Holder).

3. Resignation. Prior to the appointment of any New Independent Director to the Board, such New Independent Director shall deliver to the Company an irrevocable resignation letter pursuant to which such New Independent Director shall resign from the Board and all applicable committees thereof as of the expiration of the Term. When such New Independent Director’s resignation is effected in accordance with this Section 3, the Company shall have no further obligations under Section 1 of this Agreement.

4. Confidentiality.

(a) Each New Independent Director shall be required to comply with the Company’s Code of Ethics and Business Conduct, as in effect on the date of this Agreement, including provisions relating to the confidentiality, disclosure and use of, including trading or influencing the actions of any Person based on, any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”).

(b) Notwithstanding the foregoing, each New Independent Director, if he or she is an Affiliate of any of the Holders or their respective Affiliates (or their Replacement, if an Affiliate of any of the Holders or their respective Affiliates), may, if he or she wishes to do so, provide Confidential Information to the Holders and their respective controlled Affiliates, officers, directors, employees, agents, representatives and advisors (including legal, tax, accounting and financial advisors and excluding, for the avoidance of doubt, any

4

New Independent Director) (collectively, “Holder Representatives”) solely to the extent that provision of any such information is made in compliance with applicable securities laws; provided, that the Holders (i) shall inform each Holder Representative of the confidential nature of the Confidential Information and (ii) shall not, and shall cause each Holder Representative not to, and shall instruct each other Holder Representative not to, disclose any Confidential Information to any Person other than Holder Representatives in compliance with this Section 4(b). The Company acknowledges that any such disclosure to any Holder or Holder Representative is in the necessary course of business for the Company. Each Holder shall be responsible for the breach of this Section 4(b) by any Holder Representative of such Holder. Notwithstanding the foregoing, neither any of the Holders nor any Holder Representative will be required to keep confidential or not disclose any information that (i) is already in the possession of such Holder or such Holder Representative from a source other than the Company; provided, that such information is not known by such Holder, at the time of disclosure, to be subject to a confidentiality agreement with, or other obligation of confidentiality to, the Company; (ii) is or becomes generally known to the public other than as a result of a disclosure by any of the Holders or any Holder Representative in breach of this Section 4; (iii) is or becomes available or known to any of the Holders or any Holder Representative on a non-confidential basis from a source other than the Company; provided, that such source is not known by such Holder to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company; (iv) is or was independently developed by any of the Holders or any Holder Representative without any use of Confidential Information; or (v) is approved for disclosure by written authorization from the Company.

(c) In the event that any of the Holders or any Holder Representative is required by applicable subpoena, legal process, securities regulation or other legal requirement, or formally requested in an audit or examination by a regulator or self-regulatory organization with jurisdiction to regulate or oversee any aspect of its business (each, a “Legal Requirement”), to disclose any of the Confidential Information, such Holder or Holder Representative shall, to the extent legally permissible and practicable, promptly notify the Company in writing in advance (including by email) so that the Company may seek a protective order or other appropriate remedy, at its sole cost and expense. Following notification by such Holder or Holder Representative to the Company (or before such notification if prior notification is not legally permissible or practicable), such Holder or Holder Representative may honor any such Legal Requirement if and solely to the extent that (i) such Person produces or discloses only that portion of the Confidential Information which its legal counsel advises it is legally required to be so produced or disclosed and such Person informs the recipient of such Confidential Information of the existence of the confidentiality obligations under this Section 4 and the confidential nature of the Confidential Information or (ii) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to a Legal Requirement. In no event shall the Holders oppose action by the Company to obtain a protective order or other relief to prevent the production, disclosure or use of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. Notwithstanding any other provision of this Agreement to the contrary, if any of the Holders or any Holder Representative is subject to routine examination that is not targeted towards to the Company or the Confidential Information by a governmental

5

regulatory agency having authority to regulate such Person, as applicable, such Holders or Holder Representative may disclose such Confidential Information as is requested by such agency in the course of any such examination without prior notice to the Company; provided, that such Holders or Holder Representative, as applicable, shall advise the regulatory agency of the confidential nature of such information.

(d) The confidentiality provisions contained in this Section shall terminate on the later of the date (the “Termination Date”) that is twelve (12) months after the date that the New Independent Director or any Replacement ceases to serve on the Board.

5. Securities Laws. Each of the Holders acknowledges that it is aware, and agrees that it shall advise each Holder Representative who receives Confidential Information pursuant to Section 4(b), that applicable securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person unless in compliance with such laws. The Holders represent and warrant that they respectively maintain customary policies and procedures designed to prevent unauthorized trading and misuse of material, non-public information in violation of applicable securities laws.

6. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles); and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7. Director Compensation. Each of the Holders represents and warrants and agrees that neither they nor any of their respective Affiliates have provided or agreed to provide, and shall not provide, any compensation in cash or otherwise to any New Independent Director in connection with such New Independent Director’s nomination and appointment to, or service on, the Board (other than any New Independent Director’s regular compensation as an employee of or investor in such Holder or its Affiliate, as applicable).

8. Termination.

(a) This Agreement shall terminate in its entirety: (i) on the date on which no Holder beneficially owns the applicable Requisite Amount of Notes, whether such Notes were acquired in the Exchange or thereafter; or (ii) by delivery of written notice to the Company by the Holders beneficially owning at least a majority in principal amount of the Notes beneficially owned by the Holder Group on such date, requesting the termination of this Agreement.

(b) Notwithstanding the provisions of Section 8(a), the provisions of Sections 5 and 6 shall survive the termination of this Agreement indefinitely.

6

9. Certain Defined Terms. For purposes of this Agreement:

(a) “2019 Annual Meeting” means the annual meeting to be held in 2019.

(b) “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

(c) “Applicable Meeting” means each annual and special meeting of Shareholders and any other meeting of Shareholders at which any director is being nominated for election or reelection.

(d) “Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

(e) “Cause” means the termination of the New Independent Director by the Company by reason of: (i) the conviction of the New Independent Director by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the commission by the New Independent Director of a material act of fraud upon the Company or any Affiliate, or any customer or supplier thereof; (iii) the misappropriation of any funds or property of the Company or any Affiliate, or any customer or supplier thereof; (iv) the engagement by the New Independent Director in any direct and material conflict of interest with the Company or any Affiliate without compliance with the Company’s or Affiliate’s conflict of interest policy, if any, then in effect; (v) the failure of the New Independent Director to continue to meet the Independent Director Criteria; or (vi) the failure of the New Independent Director to comply with the Director Policies.

(a) “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(f) “Common Shares” means the common shares of the Company.

(g) “Exchange” has the meaning ascribed thereto in the Exchange Agreement.

(h) “Holder Group” means, together, each Holder that beneficially owns the applicable Requisite Amount of Notes (which Notes, for the avoidance of doubt, may have been acquired in the Exchange or thereafter by such Holder).

(i) “Independent Director Criteria” means that such Person (i) has substantial expertise and experience in exploration and production in the oil and gas industry, (ii) has the relevant financial and business experience to be a director of the Company and (iii) otherwise qualifies as “independent” of the Company pursuant to the applicable securities laws and stock exchange requirements.

(j) “Majority Holders” means, at the relevant time specified in this Agreement, members of the Holder Group that beneficially own at least a majority of the principal amount of the Notes beneficially owned by the Holder Group as a whole at such time (which Notes, for the avoidance of doubt, may have been acquired in the Exchange or thereafter by such member).

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(k) “Notification Date” means sixty (60) days prior to the Applicable Meeting of Shareholders, whether an annual meeting or otherwise.

(l) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(m) “Requisite Amount” means, with respect to each Holder, at least 50% of the aggregate principal amount of the Notes held by such Holder on the Closing Date.

(n) “Shareholder” means a holder of Voting Securities.

(o) “Voting Securities” shall mean the Common Shares and any other securities of the Company entitled to vote in the election of directors

10. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any dispute.

11. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

13. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

116 Inverness Drive East, Suite 400,

Englewood, Colorado 80112

Attention: Chief Executive Officer

                 Corporate Secretary

with copies to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey

        Brooks Antweil

Facsimile: (713) 836-3786

Email:       matt.pacey@kirkland.com

        brooks.antweil@kirkland.com

if to the Holders:

As set forth on each Holder’s signature page hereto.

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible

        Eli J. Vonnegut

Email:     damian.schaible@davispolk.com

                eli.vonnegut@davispolk.com

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14. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

16. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

17. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

18. Amendments. This Agreement may only be amended pursuant to a written agreement executed by the members of the Holder Group and the Company.

19. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

20. Specific Performance. Each of the parties hereto acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company, on the one hand, and any of the Holders, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 20 is not the exclusive remedy for any violation of this Agreement.

21. Judgment Currency. The Company agrees to indemnify each Holder, its directors, officers, affiliates and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Holder Indemnified Party”), against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a

10

currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person; provided that the Company shall have no obligation to indemnify any Holder Indemnified Party against any such loss if the judgment or order is being made pursuant to an action brought by the Company or any of its Affiliates against such Holder Indemnified Party. The foregoing indemnity shall constitute a separate and independent obligation of the Company shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

ULTRA PETROLEUM CORP.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

NAME OF HOLDER:

[NAME], on behalf of funds and/or accounts managed and/or advised by it and/or its affiliates

By:
Name:
Title:

Address:

Email:

[Signature Page to Director Nomination Agreement]

Exhibit F

Form of Corporate Opinion of Kirkland & Ellis LLP to the Holders

[MONTH] [DAY], 2018

To each of the Holders

named in Schedule I of the Exchange Agreement

Re:	Senior Secured Second Lien PIK Notes due 2024 of Ultra Resources, Inc. and Warrants to Purchase One Share of Common Stock at $0.01 per share of Ultra Petroleum Corp.

Ladies & Gentlemen:

We have acted as special legal counsel to Ultra Resources, Inc., a Delaware corporation (the “Issuer”), Ultra Petroleum Corp., a company incorporated under the laws of the territory of Yukon, Canada (the “Company”) and UP Energy Corporation, Keystone Gas Gathering, LLC, Ultra Wyoming, LLC, UPL Pinedale LLC, UPL Three Rivers Holdings, LLC and Ultra Wyoming LGS, LLC (the “Delaware Guarantors” and together with the Company, the “Guarantors”). We are delivering this letter in response to the requirement in Section 2.2(a)(iii)(F) of the Exchange Agreement, dated October 17, 2018 (the “Exchange Agreement”), between the Issuer, the Guarantors and each of the Holders named in Schedule I thereto (collectively, “you” or the “Holders”), relating to the exchange by the Holders of the Issuer’s (i) 6.875% Senior Notes due 2022 (the “2022 Notes”) and (ii) 7.125% Senior Notes due 2025 (together with the 2022 Notes, the “Old Notes”), which were issued pursuant to the Indenture, dated as of April 12, 2017 (the “Old Indenture”), between the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), for (a) new Senior Secured Second Lien PIK Notes due 2024 of the Issuer (the “New Notes”) and the related Guarantees of the New Notes by the Guarantors (the “Guarantees”), which are being issued pursuant to an Indenture dated [October] [DAY], 2018 (the “New Indenture”), among the Issuer, the Guarantors, the Trustee and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”), and (b) new warrants each entitling the holder thereof to purchase one common share of the Company, at a price of $0.01 per share (the “Warrants”), in accordance with the terms of the Warrant Agreement, dated [October] [DAY], 2018 (the “Warrant Agreement”), by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The common shares to be issued upon valid exercise of the Warrants are collectively referred to as the “Warrant Shares.” The New Notes, the Guarantees and the Warrants are collectively referred to herein as the “Securities.”

In connection with the preparation of this letter, we have, among other things, read:

(a) an executed copy of the Exchange Agreement;

To each of the Holders

named in Schedule I of the Exchange Agreement

(b) an executed copy of the New Indenture;

(c)	a specimen certificate of the New Notes to be delivered on the date hereof;

(d)	an executed copy of the Warrant Agreement;

(e)	a specimen certificate evidencing the Warrants to be delivered on the date hereof;

(f)	an executed copy of the Supplemental Indenture to the Old Indenture, dated the date hereof (the “Supplemental Indenture”);

(g)	an executed copy of the Nomination Agreement, dated the date hereof, among the Company, Fir Tree Capital Management LP and the Holders party thereto (the “Nomination Agreement”);

(h)	the certificate of certain officers of the Issuer, dated the date hereof, certifying as to the receipt of consents to enter into the Supplemental Indenture;

(i)

an executed copy of the Intercreditor Agreement, dated as of [MONTH] [DAY], 2018, between by and among the Issuer, Bank of Montreal, as Revolving Administrative Agent and as Collateral Agent for the Senior Secured Parties, Barclays Bank plc, as Term Loan Administrative Agent, Wilmington Trust, National Association, as Second Lien Notes Trustee and Second Lien Collateral Trustee for the Junior Priority Parties, and the other Grantors party thereto (the “Intercreditor Agreement”);

(j)	executed copies of the Security Documents (as defined in the Exchange Agreement) (together with the Intercreditor Agreement, the “Security Documents”);

(k)	a certified copy of the Certificate of Incorporation of the Company (the “Issuer Certificate”);

(l)	a certified copy of the Bylaws of the Issuer (together with the Issuer Certificate, the “Issuer Organizational Documents”);

(m)

certified copies of the certificates of formation, certificates of incorporation, limited liability company agreements and bylaws, as applicable, of the Delaware Guarantors (the “Delaware Guarantors’ Organizational Documents”);

(n)	a certified copy of the resolutions of the board of directors of the Issuer, dated as of [October] [DAY], 2018;

To each of the Holders

named in Schedule I of the Exchange Agreement

(o)	certified copies of the resolutions adopted by the members, manager or boards of directors, as the case may be, of each of the Delaware Guarantors;

(p)	a certificate, dated as of [MONTH] [DAY], 2018, from the Secretary of State of the State of Delaware as to the good standing of the Issuer (the “Issuer Good Standing Certificate”);

(q)

certificates, dated as of [MONTH] [DAY], 2018, from the Secretary of State of the State of Delaware as to the good standing of the Delaware Guarantors (collectively, the “Delaware Guarantor Good Standing Certificates”);

(r)	the documents listed on Exhibit A hereto (the “Specified Contracts”);

(s)	copies of all certificates and other documents delivered in connection with the Exchange Agreement; and

(t)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

The term “Transaction Documents” is used in this letter to refer collectively to the Exchange Agreement, the New Indenture, the New Notes, the Guarantees, the Warrant Agreement, the Warrants, the Supplemental Indenture, the Security Documents and the Nomination Agreement.

Subject to the assumptions, qualifications and limitations which are identified in this letter, we advise you that:

1.	Based solely on our review of the Issuer Good Standing Certificate, the Issuer is in good standing and has a legal corporate existence under the General Corporation Law of the State of Delaware.

2.

Based solely on our review of the Delaware Guarantors’ Good Standing Certificates, the Delaware Guarantors are each in good standing and each have a legal corporate or limited liability company existence under the General Corporation Law or the Limited Liability Company Act of the State of Delaware, as applicable.

3.

The Issuer and each Delaware Guarantor has power and authority, corporate or other, to execute and deliver, and perform their respective obligations under, the Transaction Documents to which they are a party and issue the Securities.

4.

The Exchange Agreement has been duly authorized, executed and delivered by the Issuer and each Delaware Guarantor. Assuming the due authorization, execution and delivery of the Exchange Agreement by the Company and each Holder party thereto, the Exchange Agreement is a valid and binding obligation of the Issuer and the Guarantors and is enforceable against the Issuer and each of the Guarantors in accordance with its terms.

To each of the Holders

named in Schedule I of the Exchange Agreement

5.

The New Indenture has been duly authorized, executed and delivered by the Issuer and each Delaware Guarantor. Assuming due the authorization, execution and delivery of the New Indenture by the Trustee and the Company, the New Indenture is a valid and binding obligation of the Issuer and the Guarantors and is enforceable against the Issuer and each of the Guarantors in accordance with its terms.

6.

The New Notes have been duly authorized and executed and, when delivered by the Issuer and exchanged with the Old Notes in accordance with the terms of the Exchange Agreement (assuming the due authorization, execution and delivery of the New Indenture by the Trustee and the Company and the due authentication and delivery of the New Notes by the Trustee in accordance with the New Indenture), will be valid and binding obligations of the Issuer, will be enforceable against the Issuer in accordance with their terms, and the holders of record of the New Notes will be entitled to the benefits afforded by the New Indenture.

7.

The Guarantees have been duly authorized by each of the Delaware Guarantors and, assuming the due authorization, execution and delivery of the Guarantees by the Company, when the New Notes are exchanged with the Old Notes in accordance with the terms of the Exchange Agreement (assuming the due authorization, execution and delivery of the New Indenture by the Trustee and the Company and the due authentication and delivery of the New Notes by the Trustee in accordance with the New Indenture), each of the Guarantees will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

8.

Assuming the due authorization, execution and delivery of the Warrant Agreement by the Warrant Agent and the Company, the Warrant Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms.

9.

Assuming the Warrants have been duly authorized and executed by the Company, the Warrants, when delivered by the Company and exchanged for the Old Notes pursuant to the terms of the Exchange Agreement (assuming the due authorization, execution and delivery of the Warrant Agreement by the Warrant Agent and the execution and delivery of the Warrants by the Warrant Agent in accordance with the Warrant Agreement), will be valid and binding obligations of the Company, will be enforceable against the Company in accordance with their terms, and the holders of record of the Warrants will be entitled to the benefits afforded by the Warrant Agreement.

10.

The Supplemental Indenture has been duly authorized, executed and delivered by the Issuer and each Delaware Guarantor. Assuming due the authorization, execution and delivery of the Supplemental Indenture by the Trustee and the Company, the Supplemental Indenture is a valid and binding obligation of the Issuer and the Guarantors and is enforceable against the Issuer and each of the Guarantors in accordance with its terms.

To each of the Holders

named in Schedule I of the Exchange Agreement

11.

Assuming due the authorization, execution and delivery of the Nomination Agreement by the Company and the other parties thereto, the Nomination Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

12.

Each of the Security Documents has been duly authorized, executed and delivered by [the Issuer and each of the Delaware Guarantors]. Assuming due execution and delivery of each of the Security Documents by the Collateral Agent and the Company [ (in each case, to the extent a party thereto)], each of the Security Documents is a valid and binding obligation of [the Issuer] and the Guarantors and is enforceable against [the Issuer] and each of the Guarantors in accordance with its terms.

13.

The execution and delivery of the Transaction Documents by the Issuer and each Guarantor party thereto, the performance by the Issuer and each Guarantor of their respective obligations thereunder (including the granting of any security interests pursuant to thereto) and the issuance and exchange of the Securities in accordance with the terms of the Exchange Agreement do not and will not (i) conflict with or violate any of the terms or provisions of the Issuer Organizational Documents or the Delaware Guarantors’ Organizational Documents, (ii) result in any breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, any Specified Contract (it being expressly understood that in each case we express no opinion as to compliance with any financial covenant or test or cross-default provision in any Specified Contract), (iii) violate or conflict with any judgment, decree or order identified to us by the Issuer [(we note that none were identified)] of any court or any judicial, regulatory or other legal or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, and (iv) violate any Specified Law (as defined below), except in the case of clause (ii), for any such conflict, breach, violation or default which has been waived by the party or parties with power to waive such conflict, breach, violation or default. (The advice in this paragraph is referred to herein as the “No Conflicts Opinion.”)

14.

No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under any Specified Law is required to be obtained by the Company, the Issuer and the Delaware Guarantors with respect to the execution and delivery of the Transaction Documents by the Issuer and each Guarantor party thereto and the issuance and exchange of the Securities in accordance with the terms of the Exchange Agreement and the performance by the Issuer and each Guarantor of their respective obligations under the Transaction Documents (including the granting of any security interests pursuant thereto). (The advice in this paragraph is referred to herein as the “No Consent Opinion.”)

To each of the Holders

named in Schedule I of the Exchange Agreement

15.

The Issuer and the Guarantors are not, and after giving effect to the issuance and exchange of the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

16.

With your consent, assuming the accuracy of the representations and warranties of the Company, the Issuer, the Guarantors and each of the Holders contained in the Exchange Agreement, it is not necessary in connection with the issuance and exchange of the Securities pursuant to the terms of the Exchange Agreement to register the Securities under the Securities Act of 1933, as amended, or to qualify the New Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent offer or resale of any Securities.

*********

We have not undertaken any search of court records for purposes of this letter. We have assumed for purposes of this letter: (i) each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto including (except to the extent we specifically opine in paragraphs 4 through 12) the Issuer and the Guarantors had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of parties and that such documents were duly executed and delivered by each party thereto including (except to the extent we specifically opine in paragraphs 4 through 12) the Issuer and the Guarantors; (ii) that the Transaction Documents and every other agreement we have examined for purposes of this letter constitutes a valid and binding agreement of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no such assumption in this clause (ii) with respect to the Issuer and the Guarantors); and (iii) that you have acted in good faith and without notice of any fact which has caused you to reach any conclusion contrary to any of the advice provided in this letter.

In preparing this letter, we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Exchange Agreement and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Issuer or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit any disclosure necessary to prevent such information from being misleading. For purposes of numbered paragraphs 1 and 2, we have relied exclusively upon certificates issued by governmental authorities in the relevant jurisdictions and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

To each of the Holders

named in Schedule I of the Exchange Agreement

We note that, on the date hereof, we are delivering to you a legal opinion as to the creation and perfection of certain security interests under the Security Documents (such opinion, the “Security Interest Opinion”). We note that our opinions as to the validity, binding effect or enforceability of any Transaction Document in this letter do not constitute opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest are given to the extent provided, if at all, only in the Security Interest Opinion.

While we have reviewed certain corporate records and other documents specifically identified at the beginning of this letter as having been read by us, we have not undertaken any other investigation to determine the facts upon which the advice in this letter is based. We can, however, confirm that we do not have knowledge that has caused us to conclude that our reliance and assumptions cited in this letter are unwarranted. Whenever this letter provides advice about (or based upon) our knowledge of any particular information, such advice is based entirely on the actual knowledge at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis LLP who have represented or are representing the Issuer and the Guarantors in the issuance of the Securities after consultation with other lawyers with Kirkland & Ellis LLP who have represented the Issuer and the Guarantors on other substantive matters.

Each opinion in this letter that any particular contract constitutes a valid and binding agreement or is enforceable in accordance with its terms (each, an “enforceability opinion”) is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: (A) principles limiting the availability of specific performance and injunctive relief; (B) principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; (C) principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; (D) principles which may permit a party to cure a material failure to perform its obligations; and (E) principles affording equitable defenses such as waiver, laches and estoppel. We express no opinion regarding the enforceability of the provisions of Section [10.2(a)] of the New Indenture (each, a so-called “fraudulent conveyance savings clause” or “fraudulent transfer savings clause”) and any similar provision in any other document or agreement to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party

To each of the Holders

named in Schedule I of the Exchange Agreement

by the terms in that contract which are covered by our enforceability opinion. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses any of the following types of provisions (or the enforceability thereof) which may be contained in the Transaction Documents: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; (iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws, rules or regulations; or (v) requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents).

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, and the federal laws of the United States (except that we do not opine as to the federal securities laws with respect to the No Conflicts Opinion and the No Consent Opinion), without our having made any investigation as to the applicability of any specific law unless such advice specifically references a specific law (the “Specified Laws”), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. None of the opinions or other advice contained in this letter considers or covers, and the term “Specified Law” does not include: (i) any antifraud laws, rules or regulations; (ii) any state securities (or “blue sky”) laws, rules or regulations; (iii) laws, rules or regulations with respect to any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial or accounting information or oil and gas reserve information; (iv) any laws, rules or regulations of the Financial Industry Regulatory Authority, Inc.; and (v) any laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter or are not generally applicable to transactions of the kind covered by the Exchange Agreement, including any regulatory laws or requirements specific to the industry in which you, the Issuer or the Guarantors is engaged.

We express no opinion as to what law might be applied by any courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

To each of the Holders

named in Schedule I of the Exchange Agreement

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

This letter may be relied upon by you solely in your capacity as Holders in connection with the closing under the Exchange Agreement. Without our written consent: (i) no person (including any person that acquires securities from you) other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, offering memorandum, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Very truly yours,

Exhibit A

1.	An executed copy of the Old Indenture;

2.

An executed copy of the [Amended and Restated Senior Secured Term Loan Agreement, dated as of [MONTH] [DAY], 2018, between the Company and UP Energy Corporation, as parent guarantors, the Issuer, as borrower, Barclays Bank PLC, as administrative agent and the lenders and other parties party thereto] (the “Term Loan Agreement”);

3.

An executed copy of the [Consent, dated as of [MONTH] [DAY], 2018, of the requisite lenders under the Term Loan Agreement to the consummation of the transactions contemplated by the Transaction Documents];

4.

An executed copy of the [Credit Agreement, dated as of April 12, 2017, among the Company and UP Energy Corporation, as parent guarantors, the Issuer, as borrower, Bank of Montreal, as administrative agent, and the lenders and other parties party thereto, as amended and supplemented to date] (the “Credit Agreement”);

5.

An executed copy of the [Consent, dated as of [MONTH] [DAY], 2018, of the requisite lenders under the Credit Agreement to the consummation of the transactions contemplated by the other Transaction Documents];

6.	Guaranty and Collateral Agreement dated as of April 12, 2017, among Ultra Petroleum Corp. and the other parties signatory thereto, as grantors, and Bank of Montreal, as collateral agent; and

7.	Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization.

Exhibit G

Form of Collateral Opinion of Kirkland & Ellis LLP to the New Notes Trustee and the Holders

601 Lexington Avenue New York, NY 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

[October] [DAY], 2018

Each of the Noteholders named on Schedule I of the Exchange Agreement (the “Holders”)

Wilmington Trust, National Association

15950 N. Dallas Parkway, Suite 550

Dallas, Texas 75248

Re:	Senior Secured Second Lien PIK Notes due 2024 of Ultra Resources, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of Ultra Resources, Inc., a Delaware corporation (the “Issuer”), Ultra Petroleum Corp., a company incorporated under the laws of the territory of Yukon Canada (the “Parent Guarantor”) and the entities listed in Exhibit A hereto (the “Delaware Guarantors” and together with the Parent Guarantor, the “Guarantors”). References herein to the “Opinion Parties” shall mean the Issuer and the Guarantors. This opinion is provided in response to the requirement in Section 2.2(a)(iii)(F) of the Exchange Agreement (the “Exchange Agreement”), dated October 17, 2018, by and among the Issuer, the Guarantors and each of the Holders party thereto relating to the exchange by the Holders of Issuer’s (i) 6.875% Senior Notes due 2022 and (ii) 7.125% Senior Notes due 2025, which were issued pursuant to the Indenture, dated as of April 12, 2017 (the “Old Indenture”), between the Issuer, the Guarantors and the Trustee, for new Senior Secured Second Lien PIK Notes due 2024 of the Issuer (the “New Notes”) and the related Guarantees of the New Notes by the Guarantors (the “Guarantees”), which are being issued pursuant to an Indenture (the “New Indenture”) dated as of the date hereof, between the Issuer, the Guarantors, Wilmington Trust, National Association, as trustee (the “Trustee”) and as Collateral Agent (the “Collateral Agent”, and together with the Trustee, “you”).

Beijing    Boston    Chicago    Dallas    Hong Kong     Houston    London    Los Angeles    Munich    Palo Alto    San Francisco    Shanghai     Washington, D.C.

Wilmington Trust, National Association

October [    ], 2018

The opinions expressed herein are being provided pursuant to Section 2.2(a)(iii)(F) of the Exchange Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Exchange Agreement, the New Indenture and the Second Lien Collateral and Guaranty Agreement, dated as of the date hereof, made by the Issuer and the other grantors party thereto in favor of the Collateral Agent (the “Collateral Agreement”) as applicable (with references herein to the Exchange Agreement and each document defined therein meaning the Exchange Agreement and each such document as executed and delivered on the date hereof, or if executed and delivered on an earlier date, as the same is in effect on the date hereof).

In connection with the preparation of this letter, we have, among other things, reviewed the executed New Indenture and the Exchange Agreement. We have also reviewed the executed Collateral Agreement. For purposes hereof, the New Indenture and the Exchange Agreement, each in the form reviewed by us for purposes of this opinion letter are referred to herein collectively as the “Operative Documents” and the New Indenture and the Collateral Agreement, each in the form reviewed by us for purposes of this opinion letter, are referred to herein collectively as the “Note Documents”.

We have also reviewed unfiled copies of UCC Form-1 Financing Statements naming each Opinion Party, as debtor, and the Collateral Agent, as secured party, copies of which are attached hereto on Exhibit B (the “Delaware Financing Statements”), to be filed in the Uniform Commercial Code filing office of the Secretary of State of Delaware (the “Delaware Filing Office”).

References in this opinion letter to the “New York UCC” mean the Uniform Commercial Code as in effect on the date hereof in the State of New York.” The term “Organizational Documents” whenever used in the letter means the certificate or articles of incorporation (or the equivalent thereof), as applicable, of each Opinion Party, and the by-laws or limited liability company agreement (or the equivalent thereof), as applicable, of each Opinion Party, as in effect on the date hereof.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:

1.

The Collateral Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Collateral Agreement) in the Code Collateral of each Opinion Party which is a party thereto described therein in which a security interest may be created under Article 9 of the New York UCC (the “Code Collateral”).

Wilmington Trust, National Association

October [    ], 2018

2.

Upon the filing in the Delaware UCC Filing Office of the Delaware Financing Statements, together with the payment of all filing and recordation fees associated therewith, the Collateral Agent will have a perfected security interest (for the benefit of the Secured Parties) in that portion of the Code Collateral of each Delaware Guarantor under the Collateral Agreement in which a security interest can be perfected by filing of a Uniform Commercial Code financing statement in the Delaware Filing Office.

With your consent, we have assumed for purposes of this letter and the opinions herein:

(a) that each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any document have the legal capacity to do so;

(b) that each Operative Document and every other agreement we have examined for purposes of this letter has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and binding obligation of each party to that document, enforceable against each such party in accordance with its respective terms and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement and that each party to any Operative Document is in good standing and duly incorporated or organized under the laws of its jurisdiction of organization;

(c) there are no agreements or understandings among the parties, written or oral (other than the Operative Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Operative Documents;

(d) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities;

In addition, for purposes of this letter and the opinions herein we have also assumed with your consent: (i) each Opinion Party has the requisite rights to any Collateral of such Opinion Party existing on the date hereof and will have the requisite rights to each item of Collateral of such Opinion Party arising after the date hereof, (ii) value (as defined in Section 1-204) of the New York UCC) has been given by you to the Opinion Parties for the security interests and other rights in and assignments of Collateral described in or contemplated by the Operative Documents and (iii) all information regarding the secured party on the Delaware Financing Statements is, in each case, accurate and complete in all respects.

Wilmington Trust, National Association

October [    ], 2018

In preparing this letter, we have relied without any independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Operative Documents; (iii) factual information provided to us in a support certificate signed by each of the Opinion Parties; and (iv) factual information we have obtained from such other sources as we have deemed reasonable; and we have examined the originals or copies certified to our satisfaction, of such Organizational Documents and other corporate and limited liability company records of the Opinion Parties, as applicable, as we deem necessary for or relevant to our opinions. We have assumed without investigation that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis LLP at that time who spent substantial time representing the Opinion Parties in connection with the Operative Documents (herein called our “Designated Transaction Lawyers”).

Each opinion (an “enforceability opinion”) in this letter that any particular contract is a valid and binding obligation, is enforceable in accordance with its terms or creates a security interest is subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) an implied covenant of good faith and fair dealing; and (iv) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

Each enforceability opinion is further subject to the effect of rules of law that may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Operative Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Opinion Parties which is substantially and materially different from that presently contemplated by the Operative Documents, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor.

Wilmington Trust, National Association

October [    ], 2018

We also express no opinion regarding the enforceability of any so-called “fraudulent conveyance or fraudulent transfer savings clauses” and any similar provisions in any Operative Document, to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We render no opinion regarding the validity, binding effect or enforceability of any Operative Document with respect to any Opinion Party to the extent such Operative Document involves any obligation (including any guaranty) of such Opinion Party with respect to any “swap” (as such term is defined in the Commodity Exchange Act) if such Opinion Party is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such obligation is incurred by such Opinion Party.

We render no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Operative Documents.

Our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-315 of the New York UCC and (ii) certain provisions of the Bankruptcy Code, including Section 547 with respect to preferential transfers and Section 552 with respect to any Collateral acquired by an Opinion Party subsequent to the commencement of a case under the Bankruptcy Code with respect to such Opinion Party.

We express no opinion (i) as to the priority of any security interest (ii) as to what law governs perfection of the security interests granted in the Collateral, (iii) regarding the perfection of any security interest in money, letter of credit rights, Collateral of a type represented by a certificate of title, any property for which a federal statute or treaty provides for registration or specifies a place of filing different from that specified in Section 9-501 of any applicable Uniform Commercial Code, commercial tort claims, crops, farm products, timber to be cut, as-extracted collateral, or consumer goods and (iv) the effectiveness of any supergeneric description of the Collateral in the Collateral Agreement.

Except as expressly otherwise set forth in this letter, our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Operative Documents between the Opinion Parties, on the one hand, and you, on the other hand (but without our having made any special investigation

Wilmington Trust, National Association

October [    ], 2018

as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which any Opinion Party may be subject as a result of your legal or regulatory status, your sale or transfer of the loans or interests therein or your involvement in the transactions contemplated by the Operative Documents.

Our opinions in paragraphs 1 and 2 are limited to Article 9 of the New York, or Article 9 of the Uniform Commercial Code as adopted in Delaware.

For purposes of the opinions expressed in paragraph 2, we have reviewed the statutory provisions of the Uniform Commercial Code as adopted in Delaware, as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through September 18, 2018 (the “Guide”) and our opinions in such paragraph 2 are based solely on such review and on the assumption that such statutory provisions are given the same interpretation and application in Delaware as the corresponding provisions of the New York Uniform Commercial Code are given in New York.

None of the opinions or other advice contained in this letter considers or covers: (i) any federal or state securities (or “blue sky”) laws or regulations or Federal Reserve Board margin regulations or (ii) federal or state antitrust and unfair competition laws and regulations, pension and employee benefit laws and regulations, compliance with fiduciary duty requirements, federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations, federal and state laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, and other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

We also express no opinion regarding any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

Wilmington Trust, National Association

October [    ], 2018

We note that on the date hereof, each of us, Lackowicz & Hoffman as special Yukon counsel and Bennett Jones LLP as special Canadian counsel, are delivering to you a legal opinion as to the enforceability, and certain other matters with respect to, of each of the Operative Documents (collectively, the “Corporate Opinions”). For purposes of this opinion, we have assumed the matters opined upon in the Corporate Opinions. In making such assumption, we note that the Corporate Opinions contained assumptions, exceptions and qualifications with respect to such opinions, and such assumptions, exceptions and qualifications are incorporated by reference herein.

We express no opinion as to what law might be applied by any other courts to resolve any issue addressed in this letter. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

Wilmington Trust, National Association

October [    ], 2018

You may rely upon this letter only for the purpose served by the provision in the Exchange Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

EXHIBIT A

Delaware Guarantors

UP Energy Corporation

Keystone Gas Gathering, LLC

Ultra Wyoming, LLC

UPL Pinedale, LLC

UPL Three Rivers Holdings, LLC

Ultra Wyoming LGS, LLC

EXHIBIT B

Delaware Financing Statements

(See attached.)

Exhibit H-1

Form of Corporate Opinion of Lackowicz & Hoffman LLP

[October] [DAY], 2018

[NAMES]

As Holders under the

Exchange Agreement described below

Dear Sirs/Mesdames:

Re:	Senior Secured Second Lien PIK Notes due 2024 of Ultra Resources, Inc. and Warrants to Purchase One Share of Common Stock at $0.01 per share of Ultra Petroleum Corp.

We have acted as Yukon counsel to Ultra Petroleum Corp., a corporation incorporated under the laws of the territory of Yukon, Canada (the “Corporation”) in relation to an Exchange Agreement dated October 17, 2018 (the “Exchange Agreement”) between the Corporation, Ultra Resources, Inc., a Delaware corporation (the “Issuer”), and UP Energy Corporation, Keystone Gas Gathering, LLC, Ultra Wyoming, LLC, UPL Pinedale LLC, UPL Three Rivers Holdings, LLC and Ultra Wyoming LGS, LLC (together with the Corporation, the “Guarantors”) and each of the Holders named in Schedule I thereto (collectively, “you” or the “Holders”), relating to the exchange by the Holders of the Issuer’s (i) 6.875% Senior Notes due 2022 (the “2022 Notes”) and (ii) 7.125% Senior Notes due 2025 (together with the 2022 Notes, the “Old Notes”), which were issued pursuant to the Indenture, dated as of April 12, 2017 (the “Old Indenture”), between the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), for (a) new Senior Secured Second Lien PIK Notes due 2024 of the Issuer (the “New Notes”) and the related Guarantees of the New Notes by the Guarantors (the “Guarantees”), which are being issued pursuant to an Indenture dated [MONTH] [DAY], 2018 (the “New Indenture”), between the Issuer, the Guarantors, the Trustee and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”), and (b) new warrants each entitling the holder thereof to purchase one common share of the Corporation, at a price of $0.01 per share (the “Warrants”), in accordance with the terms of the warrant agreement by and between the Corporation, Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The common shares to be issued upon valid exercise of the Warrants are collectively referred to as the “Warrant Shares.” The New Notes, the Guarantees and the Warrants are collectively referred to herein as the “Securities.”

This opinion letter is being delivered to you pursuant to Section 2.2(a)(iii)(G) of the Exchange Agreement. Terms capitalized and not defined herein, are as defined in the Exchange Agreement. The term “Transaction Documents” is used in this letter to refer collectively to the Exchange Agreement, the New Indenture, the New Notes, the Guarantees, the Warrant Agreement, the Warrants, the Supplemental Indenture (as defined below), the Security Documents (as defined below) and the Nomination Agreement.

Scope of Review

For the purpose of this opinion letter, we have examined pdf copies of the following documents:

1. the Exchange Agreement;

2. the New Indenture;

3. a specimen certificate of the New Notes to be delivered on the date hereof;

4. the Warrant Agreement;

5. a specimen certificate evidencing the Warrants to be delivered on the date hereof;

6. an executed copy of the Supplemental Indenture to the Old Indenture, dated the date hereof (the “Supplemental Indenture”);

7. an executed copy of the Intercreditor Agreement, dated as of [MONTH] [DAY], 2018, between the Company and [NAME] (the “Intercreditor Agreement”);

8. an executed copy of the [Security Agreement], dated as of [MONTH] [DAY], 2018, between the Company and [NAME] (the “Security Agreement” and together with the Intercreditor Agreement, the “Security Documents”);

9. the Director Nomination Agreement, dated the date hereof, among the Corporation and the Holders (the “Nomination Agreement”);

10. a Secretary’s Certificate dated September [DAY], 2018 certifying, among other things, resolutions of the directors of the Corporation dated September [DAY], 2018 authorizing the transaction described herein; and

11. the original of a certificate of status dated September [DAY], 2018 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the “Act”)

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and the Articles of Incorporation and Bylaws of the Corporation contained in the minute book of the Corporation maintained by our office, and such other examinations or investigations that we have deemed relevant and necessary in connection with the opinions hereinafter set forth, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

a.	The genuineness of all signatures;

b.	The authenticity and completeness of all documents submitted to us as originals;

c.

The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.

The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

e.	Each of the Transaction Documents creates legal, valid and binding obligations of, and is enforceable in accordance with its terms against, each of the parties thereto;

f.	The acknowledgements, representations and warranties of the Holders set forth in the Exchange Agreement are true, correct and accurate in all respects as of the time of delivery of this opinion;

g.	None of the Holders are resident in Yukon and none of the Securities will be offered, exchanged or delivered to a Yukon resident; and

h.	The Corporation does not engage in the railway, steamship, air transport, canal, telegraph, telephone or irrigation business.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion (“Yukon Law”).

We act only as the Registered Office for the Corporation in Yukon and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof.

Opinion

1. The Corporation is incorporated and is a valid and subsisting corporation under Yukon Law with the corporate power and capacity to: (a) own its properties and conduct its business; and (b) execute, deliver and perform its obligations under the Transaction Documents.

2. The Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents.

3. The Guarantee of the Notes by the Corporation, the execution and delivery by the Corporation of the Transaction Documents and the performance by the Corporation of its obligations thereunder do not and will not result in any violation of the provisions of the Articles of Incorporation or Bylaws of the Corporation or violate, conflict with or violate any Yukon Law.

4. The Warrants have been duly authorized and when delivered by the Corporation and exchanged for the Old Notes pursuant to the terms of the Exchange Agreement, will be validly issued.

5. The Warrant Shares have been duly reserved and authorized for issuance and when issued and delivered upon the valid exercise of the Warrants and payment of the applicable exercise price, in accordance with the Warrant Agreement, will be validly issued, fully paid, and nonassessable shares in the capital of the Corporation, and neither the Corporation’s Articles of Incorporation, as amended, nor any provision in the Act provides for a preemptive right upon the issuance of such Warrant Shares.

6. With the exception of the authorization referred to in opinion 7 below, and the due filing by the Corporation with the Yukon Superintendent of Securities of a report in Form 45-106F1 – Report of Exempt Distribution, as and within the time periods prescribed by NI 45-106, no consent, approval, authorization, or order from or filing, registration or qualification with any governmental agency or body, regulatory authority, court, tribunal, or other similar authority having jurisdiction in Yukon is required for the execution and delivery by the Corporation of the Transaction Documents or the performance by the Corporation of its obligations therein, including the offering, exchange and delivery of the Securities.

7. The Corporation has obtained an authorization for the Trustee to act as trustee under the New Indenture pursuant to the requirements of Part 7 of the Act.

8. In any proceeding in a court of competent jurisdiction in Yukon (the “Court”) for the enforcement of the Transaction Documents, the Court would apply the laws of the State of New York or Delaware, as applicable (the “Foreign Law” and the “Foreign Jurisdiction”), in accordance with the parties’ choice of the Foreign Law in each Transaction Documents to all issues which under the conflict of laws rules of Yukon are to be determined in accordance with the chosen law of the contract, provided that:

(a)

the parties’ choice of the Foreign Law in each Transaction Document is bona fide and legal and there is no reason for avoiding the choice on the grounds of Yukon public policy, as the case may be, as such term is interpreted under Yukon Law (“Public Policy”); and

(b)	in any such proceeding, and notwithstanding the parties’ choice of the Foreign Law, the Court:

(i)	will not take judicial notice of the provisions of the Foreign Law, but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will not apply any Foreign Law and will apply Yukon Law to matters which would be characterized under Yukon Law as procedural;

(iii)	will apply provisions of Yukon Law that have overriding effect;

(iv)

will not apply any Foreign Law if such application would be characterized under Yukon Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law or if its application would be contrary to Public Policy; and

(v)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.

9. The Court would give a judgment based upon a final and conclusive in personam judgment of (i) a New York State or federal court, for a sum certain, obtained against the Corporation with respect to a claim arising out of the Exchange Agreement, the New Indenture, the New Notes, the Guarantees, the Warrant Agreement, the Warrants and the Supplemental Indenture (a “New York Judgment”) or (ii) the Delaware Court of Chancery or Delaware State court, for a sum certain, obtained against the Corporation with respect to a claim arising out of the Nomination Agreement (a “Delaware Judgment”; each New York Judgment and Delaware Judgment, a “US Judgment”), without reconsideration of the merits:

(a)	provided that:

(i)	an action to enforce the US Judgment must be commenced in the Court within any applicable limitation period;

(ii)

the Court has discretion to stay or decline to hear an action on the US Judgment if the US Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(iii)	the Court will render judgment only in Canadian dollars; and

(iv)	an action in the Court on the US Judgment may be affected by bankruptcy, insolvency or other laws affecting the enforcement of the rights of creditors generally; and

(b)	subject to the following defences:

(i)	the US Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(ii)	the US Judgment is for a claim which under Yukon Law would be characterized as based on a foreign revenue, expropriatory, penal or other public law;

(iii)

the US Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and

(iv)	the US Judgment has been satisfied or is void or voidable under the Foreign Law.

10. The submission by the Corporation to the non-exclusive jurisdiction or exclusive jurisdiction, as applicable, of the courts in the Foreign Jurisdiction under each Transaction Document would be recognized by the Court as conferring jurisdiction on the courts of the Foreign Jurisdiction within the meaning of opinion 9, above.

This opinion is being furnished solely for the benefit of the addressees in connection with the execution and delivery of the Exchange Agreement and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without our prior written consent.

Yours very truly,

Exhibit H-2

Form of Collateral Opinion of Lackowicz & Hoffman LLP

SUITE 300, 204 BLACK STREET WHITEHORSE, YUKON Y1A 2M9 TELEPHONE: 867-668-5252 FAX: 867-668-5251 E-MAIL: lackowicz.hoffman@yukonlaw.com

Reply Attention To: Paul W. Lackowicz

DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 39609

[October] **, 2018

Wilmington Trust, National Association, as Collateral Agent under the Guarantee Agreement and Trustee under the Indenture

Holders named in Schedule * to the Indentrue

Dear Sirs/Mesdames:

Re:	Ultra Petroleum Corp.

We have acted as Yukon counsel to Ultra Petroleum Corp. a corporation organized under the laws of Yukon, Canada (the “Corporation”) in connection with a Second Lien Guaranty and Collateral Agreement, dated as of [October] **. 2018 (the “Guarantee and Collateral Agreement”), by and among Ultra Resources, Inc., a Delaware corporation (the “Ultra Resources”), the Corporation, UP Energy Corporation, a Delaware corporation (“UP Energy”, together with the Corporation, collectively the “Parent Guarantor”), Keystone Gas Gathering, LLC, a Delaware limited liability company, Ultra Wyoming, LLC a Delaware limited liability company, UPL Pinedale, LLC, a Delaware limited liability company, UPL Three Rivers Holdings, LLC, a Delaware limited liability company and Ultra Wyoming LGS, LLC, a Delaware limited liability company (together with the Parent Guarantor, the “Grantors”) in favor of Wilmington Trust, National Association, in its capacity as collateral agent (the “Collateral Agent”) for and on behalf of the Holders, as defined in the Indenture, wherein the Grantors guaranteed to obligations (and granted a lien to secure such obligations) of Ultra Resources, as issuer, to Wilmington Trust, National Association, in its capacity as trustee (in such capacity, the “Trustee”) [and to the Collateral Agent] under an Indenture, (the “Indenture”) dated [October] *, 2018. pursuant to which Ultra Resources will issue to Holders up to $[•] aggregate principal amount of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Notes”).

For the purpose of this opinion letter, we have examined pdf copies (or originals as stated below) of the following documents:

1. an execution copy of the Guarantee and Collateral Agreement; and

2. an execution copy of the Indenture;

the documents described in paragraphs 1 and 2 being collectively, the “Documents”);

3. an Officer’s Certificate dated [October] *, 2018 certifying, among other things, resolutions of the directors of the Corporation dated [October] *, 2018 authorizing the transaction described herein;

4. the original of a certificate of status dated [October] **, 2018 for the Corporation issued pursuant to the Business Corporations Act (Yukon); and

5. Verification Statement number ******* confirming registration of a PPSA Financing Statement in the Yukon Personal Property Security Registry (the “Registry”).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and the Articles of Incorporation and Bylaws of the Corporation contained in the minute book of the Corporation maintained by our office, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

a.	The genuineness of all signatures;

b.	The authenticity and completeness of all documents submitted to us as originals;
c.

The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.

The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

e.	The Corporation does not engage in the railway, steamship, air transport, canal, telegraph, telephone or irrigation business.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws other than the laws of Yukon and the federal laws of Canada applicable therein (and regulations adopted under the foregoing laws) in effect as at the date of this opinion (such laws of Yukon and Canada and regulations being, collectively, “Yukon Law”).

We express no opinion as to the laws of any other jurisdiction. Without limiting the generality of the immediately preceding sentence, we express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection, priority or enforcement of the security interests created by the Guarantee and Collateral Agreement as a result of the application of conflict of laws rules of the Yukon, including without limitation, sections 4 to 7 of the Personal Property Security Act (Yukon) (the “PPSA”).

We act only as the Registered Office for the Corporation in Yukon and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof.

Opinion

1. The Corporation is incorporated and is a valid and subsisting corporation under Yukon Law with the corporate power and capacity (a) to own its properties and conduct its business, and (b) to execute, deliver and perform its obligations under each of the Documents, and to grant the security pursuant to the Guarantee and Collateral Agreement.

2. The Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Documents, including the granting of security thereunder.

3. The execution and delivery by the Corporation of the Documents the performance by the Corporation of its obligations thereunder, including the granting of security thereunder, do not and will not result in any violation of the provisions of the Articles of Incorporation or Bylaws of the Corporation or contravene, violate or conflict with any Yukon Law applicable to the Corporation.

4. No consent, approval, authorization, or order from or filing or registration with any governmental agency or body, regulatory authority, court, tribunal, or other similar authority having jurisdiction in Yukon is required for the execution and delivery by the Corporation of the Documents or the performance by the Corporation of its obligations therein, including the granting of security thereunder, except for the filing described in paragraph 8 below.

5. In any proceeding in a court of competent jurisdiction in Yukon (the “Court”) for the enforcement of any of the Documents, the Court would apply the laws of the State of New York (the “Foreign Law”), in accordance with the parties’ choice of the Foreign Law in the Documents to all issues which under the conflict of laws rules of Yukon are to be determined in accordance with the chosen law of the contract, provided that:

(a)

the parties’ choice of the Foreign Law in the Documents is bona fide and legal and there is no reason for avoiding the choice on the grounds of Yukon public policy, as the case may be, as such term is interpreted under Yukon Law (“Public Policy”); and

(b)	in any such proceeding, and notwithstanding the parties’ choice of Foreign Law, the Court:

(i)	will not take judicial notice of the provisions of the Foreign Law, but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will not apply any Foreign Law and will apply Yukon Law to matters which would be characterized under Yukon Law as procedural;

(iii)	will apply provisions of Yukon Law that have overriding effect;

(iv)

will not apply any Foreign Law if such application would be characterized under Yukon Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law or if its application would be contrary to Public Policy; and

(v)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed..

6. The Court would give a judgment based upon a final and conclusive in personam judgment of a New York State or federal court (a “New York Court”), for a sum certain, obtained against the Corporation with respect to a claim arising out of any of the Documents (a “New York Judgment”), without reconsideration of the merits:

(a)	provided that:

(i)

an action to enforce the New York Judgment must be commenced in the Court within any applicable limitation period (which under Yukon Law is ten years from the date of the judgment of the New York Court);

(ii)

the Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(iii)	the Court will render judgment only in Canadian dollars; and

(iv)	an action in the Court on the New York Judgment may be affected by bankruptcy, insolvency or other laws affecting the enforcement of the rights of creditors generally; and

(b)	subject to the following defences:

(i)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(ii)	the New York Judgment is for a claim which under Yukon Law would be characterized as based on a foreign revenue, expropriatory, penal or other public law;

(iii)

the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and

(iv)	the New York Judgment has been satisfied or is void or voidable under the Foreign Law.

7. The submission by the Corporation to the non-exclusive jurisdiction of the New York Court under any of the Documents would be recognized by the Court as conferring jurisdiction on the New York Court within the meaning of paragraph 6, above, and provided that the provisions of the relevant Document respecting service of process on the Corporation have been complied with.

8. Registration has been made in all public offices provided for under the laws of the Yukon Territory where such registration is necessary to perfect the security interests created by Article 3 of the Guarantee and Collateral Agreement in the assets of the Corporation and the particulars of the registration is set forth in Schedule “A”. No further registrations are necessary in the Yukon Territory, except for those set out in Schedule “B”.

This letter and the opinions expressed herein are being furnished pursuant to the Guarantee and Collateral Agreement, and in connection with the completion of the offering of the Notes, for the sole benefit of the addressees hereof and may not be relied upon or distributed to any other person or used for any other purpose without our prior express written consent

Yours very truly,

SCHEDULE “A”

A PPSA Financing Statement (the “Registration”) claiming Wilmington Trust, National Association, As Collateral Agent, (the “Secured Party”) security interest in all of Ultra Petroleum Corp.’s (the “Corporation”) present and after acquired property was registered in the Registry for a period of 20 years under number *********** .

The Registration can be renewed prior to expiry or they may be re-registered after expiry. Re-registration after expiry will result in the loss of priority to any secured party filing a PPSA Verification Statement or making a further advance under a security agreement after expiry and prior to re-registration.

SCHEDULE “B”

No other registrations are necessary or desirable in the Yukon Territory in order to perfect, protect and preserve the security interest in the assets of the Corporation located in the Yukon Territory except;

a)

if the Corporation changes its name without prior notice to the Secured Party an amendment to the Registration (“Financing Change Statement”) must be registered by the Secured Party by the later of 15 days after becoming aware of the proposed change or the actual date of change in order to maintain perfection of the security interest with respect to that Corporation;

b)

if the Corporation changed its name with prior notice to the Secured Party a Financing Change Statement must be registered by the Secured Party by the later of 15 days after becoming aware of the proposed change or the actual date of change in order to maintain perfection of the security interest with respect to that Corporation;

c)

if the Corporation transfers its interest in the Collateral or any part thereof without prior notice to the Secured Party a Financing Change Statement must be registered by the Secured Party within 15 days of becoming aware of such transfer in order to maintain perfection of the security interest with respect to such transferred items;

d)

if the Corporation transfers its interest in the Collateral or any part thereof with the consent of the Secured Party a Financing Change Statement must be registered by the Secured Party on or before the actual date of the transfer in order to maintain perfection of the security interest with respect to such transferred items;

e)

if the Corporation proposes to transfer their interest in the Collateral or any part thereof with prior notice to the Secured Party a Financing Change Statement must be registered by the Secured Party by the later of 15 days after becoming aware of the proposed transfer or the actual date of the transfer in order to maintain perfection of the security interest with respect to such transferred items; and

f)	on or before [April 6, 2037] a Financing Change Statement must be registered to renew the Registration registered on behalf of the Secured Party.

Exhibit I

Form of Opinion of Bennett Jones LLP

[October] [DAY], 2018

Holders named in Schedule I to the Exchange Agreement

(the “Holders”)

Ultra Petroleum Corp.

Ultra Resources, Inc.

Ladies and Gentlemen:

Re:	Exchange Agreement dated October 17, 2018 by and among Ultra Resources Inc., Ultra Petroleum Corp, the Obligers and the Holders named in Schedule I (the “Exchange Agreement”)

We have acted as Canadian counsel to Ultra Petroleum Corp. (the “Company”) and its subsidiary, Ultra Resources, Inc. (the “Issuer”), in connection with the Exchange Agreement whereby (i) the Issuer will issue $[•] aggregate principal amount of [•]% Senior Secured Second Lien PIK Notes due 2024 of the Issuer (the “New Notes”) in accordance with the provisions of an indenture (the “New Indenture”), dated as of [October] [DAY], 2018, among the Issuer, the Company, the Guarantors (as defined therein) and Wilmington Trust, National Association, as trustee (the “Trustee”), and as collateral agent (the “Collateral Agent”), (ii) the Company and the Subsidiary Guarantors will provide related guarantees of the New Notes (the “Guarantees”) and (iii) the Company will issue of an aggregate [•] warrants (each a “Warrant”) entitling the holder thereof to purchase one common share of the Company (each such share, a “Warrant Share”) at a price of $0.01 per share in accordance with the terms of a warrant agreement dated [October] [DAY], 2018 between the Company, Computershare Inc. and Computershare Trust Company N.A., as warrant agent (the “Warrant Agent”) (the “Warrant Agreement”), to the Holders in exchange for US$[•] aggregate principal amount of 6.875% Senior Notes due 2022 of the Issuer and of US$[•] aggregate principal amount of 7.125% Senior Notes due 2025 of the Issuer (collectively, the “Old Notes”). The New Notes and Warrants are collectively referred to as the “Securities”. To the extent that any terms are not otherwise defined herein, they shall have the respective meanings set out in the Exchange Agreement.

This opinion letter is being delivered to you pursuant to the Exchange Agreement.

Scope of Review

For the purpose of this opinion letter, we have examined the following documents:

(a)	the Exchange Agreement;

(b)	the New Indenture (including the Guarantees set forth therein);

(c)	the Warrant Agreement, including the form of Warrant certificate; and

(d)	the form of New Notes.

In this opinion letter, the foregoing documents are referred to collectively as the “Exchange Documents” and individually as an “Exchange Document”.

Assumptions

In providing the opinions expressed herein, we have assumed the following:

(a)	the genuineness of all signatures;

(b)

the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies;

(c)	the legal existence, power and capacity of all parties to the Exchange Documents;

(d)	the legal capacity and authority of all individuals;

(e)	the due authorization, execution and delivery of the Exchange Documents by all parties;

(f)	the due execution and delivery of the Exchange Documents by each of the parties thereto;

(g)	each of the Exchange Documents constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms;

(h)	the acknowledgements, representations and warranties of the Holders set forth in the Exchange Agreement are true, correct and accurate in all respects as of the time of delivery of this opinion;

(i)

each Holder in Alberta, British Columbia and Ontario is (i) an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or, in respect of a Holder in Ontario, an “accredited investor” within the meaning of the Securities Act (Ontario), and (ii) acquiring the Securities as principal or is deemed to be purchasing the Securities as principal and not for further distribution;

(j)

no order, ruling or decision of any court, tribunal, securities commission or other regulatory or administrative body is or has been in effect at any material time that restricts any trades or distributions in securities of the Company or the Issuer or that affects any person or company (including the Company and Issuer) that engages in such trade or distribution;

(k)	the Company does not engage or hold itself out as engaging in the business of trading in securities;

(l)

no “offering memorandum” within the meaning of Applicable Securities Laws or other disclosure document has been delivered in connection with the trade of the Securities to any acquiror of the Securities;

(m)	no selling or promotional expenses have been paid or incurred in connection with any trade of Securities or Warrant Shares;

(n)

Holders who reside in one jurisdiction and who have requested that the certificates representing their Securities be registered in the name of or delivered to (or both) a person with an address in another jurisdiction have done so only for safekeeping or pursuant to a bare trusteeship with respect to such Securities in accordance with their normal business practices, which does not create a nexus between the acquiror and such other jurisdiction sufficient to make the securities laws of such other jurisdiction in any manner applicable to the offering, sale and delivery of Securities to such Holder.

Applicable Law

We are solicitors qualified to practice law in British Columbia, Alberta and Ontario (the “Provinces”) and we do not express any opinion on any laws other than the laws of the Provinces and the federal laws of Canada applicable therein.

For the purposes of this opinion letter: (i) the term “Alberta Securities Laws” means the Securities Act (Alberta) and the regulations and rules thereunder and the blanket rulings and orders issued by the Alberta Securities Commission; (ii) the term “British Columbia Securities Laws” means the Securities Act (British Columbia) and the regulations, rules and forms thereunder and the blanket rulings and orders issued by the British Columbia Securities Commission; (iii) the term “Ontario Securities Laws” means the Securities Act (Ontario) (the “OSA”) and the regulations and rules thereunder and the blanket rulings and orders issued by the Ontario Securities Commission; and (iv) the term “Applicable Securities Laws” means, collectively, the Alberta Securities Laws, the British Columbia Securities Laws and the Ontario Securities Laws.

Opinions

Based and relying upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

1.

The offer, exchange and issuance of the New Notes by the Issuer and the Warrants by the Company and, upon exercise of the Warrants in accordance with the Warrant Agreement, the issuance of the Warrant Shares, by the Company to the Holders resident in the Provinces are exempt from the prospectus requirements of the Applicable Securities Laws and no filing, proceeding, approval, permit, consent or authorization of any securities regulatory authority is required to be made, taken or obtained under Applicable Securities Laws to permit the offering, issue, sale and delivery of the Securities to the Holders or such acquirors resident in the Provinces other than the filing by the Company with the applicable securities regulatory authority of a report in Form 45-106F1 – Report of Exempt Distribution, as and within the time periods prescribed by NI 45-106, prepared, executed and delivered in accordance with Applicable Securities Laws, accompanied by any applicable prescribed fees.

2.

The first trade, if any, by a person resident in the Provinces, of the Warrants issued in accordance with the Exchange Agreement and the Warrant Agreement, or the Warrant Shares issued in accordance with the Warrant Agreement, as applicable, other than a trade that is otherwise exempt from the Applicable Securities Laws of the Provinces, will be a distribution and will be subject to the prospectus requirements of such laws unless:

(a)

at the time of such first trade, the Company is and has been a “reporting issuer” (as defined under Applicable Securities Laws) in a “jurisdiction of Canada” (as defined in NI 14-101) for the four months immediately preceding such first trade;

(b)	at the time of such first trade, at least four months have elapsed from the “distribution date” as defined in NI 45-102;

(c)

the certificate(s) representing the Warrants and any Warrant Shares issued within the first four months following the issuance of the Warrants, as applicable, carries a legend, or the ownership statement issued under a direct registration system or other electronic book-entry system acceptable to the regulators, bears a legend restriction notation, stating:

“Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after [•], 2018 [NOTE: Insert closing date.]”,

and if the Holder did not directly receive a certificate representing the Warrants or Warrant Shares, as applicable, the Holder received written notice containing such legend;

(d)	the trade is not a “control distribution” as defined in NI 45-102;

(e)	no unusual effort is made to prepare the market or to create a demand for the Warrants or the Warrant Shares, as applicable, subject to such trade;

(f)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(g)

if the seller of the Warrants or Warrant Shares, as applicable, is an “insider” or “officer” of the Company (as those terms are defined in Applicable Securities Laws), the seller has no reasonable grounds to believe the Company is in default of any requirement of “securities legislation” (as defined in NI 14-101).

3.

There are no stamp or other issuance, registration, documentary or other excise or property taxes or duties or other similar fees or charges required to be paid by or on behalf of the Holders under the current laws and regulations of Canada or any political subdivision or taxing authority thereof in connection with the execution and delivery of the Exchange Agreement, the Securities, the Indenture or the offer, exchange and issuance of the Securities.

We express no opinion with respect to any insider or other similar report which may be required to be filed under Applicable Securities Laws, as applicable, by the Holders or any subsequent purchaser of the Securities or Warrant Shares or with respect to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection and Electronic Documents Act (Ontario), the Personal Information Protection Act (Alberta) or any privacy laws of any other jurisdiction.

Reliance

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as of such date. We undertake no duty to modify this opinion to reflect subsequent facts or developments in the law occurring after the date hereof.

This letter and the opinions expressed herein are being furnished pursuant to the Exchange Agreement, and in connection with the completion of the offering of the Notes, for the sole benefit of the addressees hereof and may not be relied upon or distributed to any other person or used for any other purpose without our prior express written consent.

Yours truly,

Exhibit J

Form of Consent to Supplemental Indenture

October [DAY], 2018

Pursuant to Section 9.2 of the indenture, dated as of April 12, 2017 (the “Indenture”), among Ultra Resources, Inc., a Delaware corporation (the “Issuer”), Ultra Petroleum Corp., a company incorporated under the laws of the territory of Yukon, Canada (the “Company”), the subsidiary guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) providing for the issuance of the Company’s (i) 6.875% Senior Notes due 2022 (the “2022 Notes”) and (ii) 7.125% Senior Notes due 2025 (together with the 2022 Notes, the “Notes”), the undersigned Holders, holding greater than a majority of the aggregate principal amount of the 2022 Notes outstanding and greater than a majority of the aggregate principal amount of the 2025 Notes outstanding, hereby consent to the amendments to the Indenture provided for in the First Supplemental Indenture (the “Amendments”), dated as of the date of this consent (this “Consent”), among the Issuer, the Company, the Guarantors and the Trustee, in the form attached hereto as Annex A (the “First Supplemental Indenture”). Capitalized terms used, but not defined, in this Consent shall have the meaning defined in such First Supplemental Indenture.

In order to be adopted, the Amendments must be consented to by the Holders of at least a majority of the outstanding aggregate principal amount of each of the 2022 Notes and the 2025 Notes (the “Requisite Consents”). In the event that the Issuer does not receive the Requisite Consents prior to the termination of the Exchange Agreement, dated October 17, 2018, between the Company, the Issuer and certain of the Holders, in accordance with the terms and conditions thereof, the Indenture will remain in effect in its current form, and this Consent will be deemed to have been automatically revoked as of such date and will be of no further force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the date first above written.

NAME OF HOLDER:

[NAME]

By:
Name:
Title:

Annex A

Form of Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [October] [DAY], 2018, is among ULTRA RESOURCES, INC., a Delaware corporation (the “Issuer”), ULTRA PETROLEUM CORP., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors party hereto (together with the Parent Guarantor, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended or supplemented to the date hereof, the “Indenture”), dated as of April 12, 2017, providing for the issuance of 6.875% Senior Notes due 2022 (the “2022 Notes”) and 7.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Existing Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, subject to certain exceptions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities of a series and the related Guarantees without notice to any Securityholder but with the consent of the Holders of a majority in principal amount of the Securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities of such series);

WHEREAS, the Issuer and the Guarantors have entered into an Exchange Agreement, dated as of October 17, 2018 (the “Exchange Agreement”) with certain Holders (the “Exchanging Holders”), pursuant to which the Exchanging Holders agreed to consent to certain proposed amendments (the “Amendments”) to the Indenture and the Existing Notes;

WHEREAS, the Exchanging Holders hold approximately 79.5% in aggregate principal amount of the 2022 Notes outstanding and approximately 53.4% in aggregate principal amount of the 2025 Notes outstanding;

WHEREAS, (i) pursuant to the Exchange Agreement, the Issuer and the Guarantors have received the consent to the Amendments of (x) the Holders of a majority in principal amount of the outstanding 2022 Notes and (y) the Holders of a majority in principal amount of the outstanding 2025 Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 and Section 12.4 of the Indenture and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article IX of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Existing Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I, DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Existing Notes that are deleted pursuant to the Amendments as set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Existing Notes, and all textual references in the Indenture and the Existing Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Existing Notes are hereby amended by:

(a) deleting Sections 3.2 (Limitation on Indebtedness and Preferred Stock), 3.3 (Limitation on Restricted Payments), 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 3.5 (Limitation on Sales of Assets and Subsidiary Stock), 3.6 (Limitation on Liens), 3.8 (Limitation on Affiliate Transactions), 3.9 (Purchase of Securities Upon a Change of Control Triggering Event), 3.10 (Provision of Financial Information), 3.11 (Future Subsidiary Guarantors), 3.15 (Compliance Certificate) and 3.18 (Covenant Termination) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such Sections 3.2 through 3.6, 3.8 through 3.11, 3.15 and 3.18 of the Indenture with the phrase “[Intentionally Omitted]”;

(b) deleting clauses (2) and (3) of Section 4.1(a) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (2) and (3) of Section 4.1(a) with the phrase “[Intentionally Omitted]”; and

(c) deleting clauses (4) through (6) and (9) of Section 6.1(a) (Events of Default) of the Indenture and replacing all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (4) through (6) and (9) of Section 6.1(a) with the phrase “[Intentionally Omitted]”.

SECTION 2.02. Any and all additional provisions of the Indenture and the Existing Notes are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

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ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Upon the execution and delivery of this Supplemental Indenture by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Article 2 hereof shall not become operative, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Supplemental Indenture shall continue to govern, unless and until the date set forth in a notice from the Issuer to the Trustee, stating that the Closing Date (as defined in the Exchange Agreement) has occurred or shall occur simultaneously therewith. For the avoidance of doubt, in no event shall this Supplemental Indenture become effective or operative, and the Amendments will not bind any Holder or the Trustee, or any other person, prior to the Closing Date.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Existing Notes, including, without limitation, provisions of the Existing Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 4.02. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

SECTION 4.03. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

SECTION 4.04. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Existing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.05. All covenants and agreements in this Supplemental Indenture by the Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.06. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.07. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Existing Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

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SECTION 4.08. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.09. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.11. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

ULTRA RESOURCES, INC.

By:
Name:
Title:

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:
Name:
Title:

Subsidiary Guarantors:

UP ENERGY CORPORATION

By:
Name:
Title:

KEYSTONE GAS GATHERING, LLC

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

ULTRA WYOMING, LLC

By:
Name:
Title:

UPL PINEDALE, LLC

By:
Name:
Title:

UPL THREE RIVERS HOLDINGS, LLC

By:
Name:
Title:

ULTRA WYOMING LGS, LLC

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

Exhibit K

Form of Qualification Certificate

TO:	Ultra Petroleum Corp. (the “Company”) and Ultra Resources, Inc. (the “Issuer”)
RE:	Exchange Agreement dated October 17, 2018 between the Company, the Issuer and the Holders, among others (“Exchange Agreement”)

Instructions: Please complete this Qualification Certificate, including Schedule A.

In connection with the Exchange Agreement, the undersigned Holder hereby represents and warrants to the Issuer and the Company that:

1.	The undersigned is (and at the time of purchase will be) resident in the jurisdiction in which the “Subscriber’s Address” set forth below is located, and is not a resident of any other jurisdiction;

2.

The undersigned is (or is deemed under applicable securities laws to be) acquiring Notes and Warrants as principal for its own account, and not on behalf of or for the account or benefit of any other person, for investment purposes only and not with a view to the resale or distribution of all or any of such securities;

3.

The undersigned is (and at the time of purchase will be) an “accredited investor” within the meaning of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) of the Canadian Securities Administrators by virtue of satisfying the indicated criterion as set out in Schedule A attached to this certificate;

4.	This Qualification Certificate (including Schedules A and B hereto) shall be incorporated into and form a part of the Exchange Agreement;

5.	All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Exchange Agreement.

Without limiting any other acknowledgments and consents set forth in the Exchange Agreement of which this certificate forms a part, the undersigned: (i) acknowledges that the Company and Issuer may be required to file with applicable securities regulatory authorities reports or forms that disclose the Holder’s name, address and contact information, and the number and purchase price of the Securities acquired; (ii) consents to such disclosure; and (iii) acknowledges that such information is or may be made available to the public in accordance with applicable securities laws and regulatory policy.

DATE:                             , 2018.

(Name of Holder - please print)

By:
(Authorized Signature)

(Official Capacity or Title - please print)

(Print name of individual whose signature appears above if different than name of Holder printed above.)

(Holder’s Address – including postal code)

(Daytime Telephone Number) (E-Mail Address)

(Social Insurance Number / Business Number / Other Tax ID Number)

SCHEDULE A TO QUALIFICATION CERTIFICATE

Accredited Investor Status – Canada

Section 2.3 of National Instrument 45-106 of the Canadian Securities Administrators / Section 73.3 of the Securities Act (Ontario)

INSTRUCTION TO INVESTOR: Complete this Schedule A by placing your initials beside each provision of the following definition that truly and accurately describes you.

The investor certifies being an “Accredited Investor” within the meaning of National Instrument 45-106 of the Canadian Securities Administrators on the basis of being:

(d)	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer;

(e)	an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);

(e.1)	an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000; [Note—If this is the basis on which you are an “accredited investor” you must also complete and deliver Exhibit II.]

(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000;

(k)	an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year; [Note—If this is the basis on which you are an “accredited investor” you must also complete and deliver Exhibit II.]

(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000; [Note—If this is the basis on which you are an “accredited investor” you must also complete and deliver Exhibit II.]

(m)	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;

(n)	an investment fund that distributes or has distributed its securities only to (i) a person that is or was an accredited investor at the time of the distribution, (ii) a person that acquires or acquired securities in the circumstances referred to in section 2.10 [Minimum amount investment] of NI 45-106 or 2.19 [Additional investment in investment funds] of NI 45-106, or (iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment] of NI 45-106;

(o)	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

(p)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

(q)	a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

(t)	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors;

(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser;

(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor; or

(w)	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

All monetary references in this Schedule A are in Canadian dollars.

For the purposes of this Schedule A:

“financial assets” means (i) cash, (ii) securities, or (iii) a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“foreign jurisdiction” means a country other than Canada or a political subdivision of a country other than Canada;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” means a mutual fund or a non-redeemable investment fund (and, for greater certainty, in British Columbia includes an employee venture capital corporation that does not have a restricted constitution, and is registered under Part 2 of the Employee Investment Act (British Columbia) and whose business objective is making multiple investments, and a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia) whose business objective is making multiple investments);

“jurisdiction” means a province or territory of Canada (except when used in the term “foreign jurisdiction”);

“person” includes (i) an individual, (ii) a corporation, (iii) a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“related liabilities” means (i) liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or (ii) liabilities that are secured by financial assets; and

“spouse” means, an individual who (i) is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual, (ii) is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or (iii) in Alberta, is an individual referred to in clause (i) or (ii), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta).

Exhibit L

Form of Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [October] [DAY], 2018, is among ULTRA RESOURCES, INC., a Delaware corporation (the “Issuer”), ULTRA PETROLEUM CORP., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors party hereto (together with the Parent Guarantor, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended or supplemented to the date hereof, the “Indenture”), dated as of April 12, 2017, providing for the issuance of 6.875% Senior Notes due 2022 (the “2022 Notes”) and 7.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Existing Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, subject to certain exceptions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities of a series and the related Guarantees without notice to any Securityholder but with the consent of the Holders of a majority in principal amount of the Securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities of such series);

WHEREAS, the Issuer and the Guarantors have entered into an Exchange Agreement, dated as of October 17, 2018 (the “Exchange Agreement”) with certain Holders (the “Exchanging Holders”), pursuant to which the Exchanging Holders agreed to consent to certain proposed amendments (the “Amendments”) to the Indenture and the Existing Notes;

WHEREAS, the Exchanging Holders hold approximately 79.5% in aggregate principal amount of the 2022 Notes outstanding and approximately 53.4% in aggregate principal amount of the 2025 Notes outstanding;

WHEREAS, (i) pursuant to the Exchange Agreement, the Issuer and the Guarantors have received the consent to the Amendments of (x) the Holders of a majority in principal amount of the outstanding 2022 Notes and (y) the Holders of a majority in principal amount of the outstanding 2025 Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 and Section 12.4 of the Indenture and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article IX of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Existing Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I, DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Existing Notes that are deleted pursuant to the Amendments as set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Existing Notes, and all textual references in the Indenture and the Existing Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Existing Notes are hereby amended by:

(a) deleting Sections 3.2 (Limitation on Indebtedness and Preferred Stock), 3.3 (Limitation on Restricted Payments), 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 3.5 (Limitation on Sales of Assets and Subsidiary Stock), 3.6 (Limitation on Liens), 3.8 (Limitation on Affiliate Transactions), 3.9 (Purchase of Securities Upon a Change of Control Triggering Event), 3.10 (Provision of Financial Information), 3.11 (Future Subsidiary Guarantors), 3.15 (Compliance Certificate) and 3.18 (Covenant Termination) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such Sections 3.2 through 3.6, 3.8 through 3.11, 3.15 and 3.18 of the Indenture with the phrase “[Intentionally Omitted]”;

(b) deleting clauses (2) and (3) of Section 4.1(a) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (2) and (3) of Section 4.1(a) with the phrase “[Intentionally Omitted]”; and

(c) deleting clauses (4) through (6) and (9) of Section 6.1(a) (Events of Default) of the Indenture and replacing all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses (4) through (6) and (9) of Section 6.1(a) with the phrase “[Intentionally Omitted]”.

SECTION 2.02. Any and all additional provisions of the Indenture and the Existing Notes are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

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ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Upon the execution and delivery of this Supplemental Indenture by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Article 2 hereof shall not become operative, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Supplemental Indenture shall continue to govern, unless and until the date set forth in a notice from the Issuer to the Trustee, stating that the Closing Date (as defined in the Exchange Agreement) has occurred or shall occur simultaneously therewith. For the avoidance of doubt, in no event shall this Supplemental Indenture become effective or operative, and the Amendments will not bind any Holder or the Trustee, or any other person, prior to the Closing Date.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Existing Notes, including, without limitation, provisions of the Existing Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 4.02. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

SECTION 4.03. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

SECTION 4.04. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Existing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.05. All covenants and agreements in this Supplemental Indenture by the Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.06. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.07. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Existing Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

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SECTION 4.08. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.09. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.11. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

ULTRA RESOURCES, INC.

By:
Name:
Title:

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:
Name:
Title:

Subsidiary Guarantors:

UP ENERGY CORPORATION

By:
Name:
Title:

KEYSTONE GAS GATHERING, LLC

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

ULTRA WYOMING, LLC

By:
Name:
Title:

UPL PINEDALE, LLC

By:
Name:
Title:

UPL THREE RIVERS HOLDINGS, LLC

By:
Name:
Title:

ULTRA WYOMING LGS, LLC

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

Exhibit M

Form of Transferee Joinder

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands the Exchange Agreement (the “Agreement”), dated as of October 17, 2018 among Ultra Resources, Inc., Ultra Petroleum Corp., certain subsidiary guarantors party thereto and [Transferor’s Name] and the other holders party thereto and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Transferee was a Holder thereunder, and shall be deemed a “Holder” under the terms of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date:

[Transferee’s Name]

By:
Name:
Title:

Aggregate Amount of Exchanged Notes held by the Transferee:

[Address]
Attention: [ ]
Fax: [ ]
Email: [ ]

M-1